   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1996
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                             PACIFIC TELESIS GROUP
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ---------------
         NEVADA                      4811                   94-2919931
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                               130 KEARNY STREET
                            SAN FRANCISCO, CA 94108
                           TELEPHONE: (415) 394-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                              WILLIAM E. DOWNING
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                             PACIFIC TELESIS GROUP
                               130 KEARNY STREET
                            SAN FRANCISCO, CA 94108
                           TELEPHONE: (415) 394-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                                           COPIES TO:
Elizabeth K. Roemer, Esq.         Therese A. Mrozek, Esq.            J. Gordon Hansen, Esq.              James C. Kitch, Esq.
Pacific Telesis Group             Tamara L. Thompson, Esq.           Scott R. Carpenter, Esq.            Cooley Godward Castro
Legal Department                  Michelle Ramirez, Esq.             Parsons Behle & Latimer                Huddleson & Tatum
130 Kearny Street                 Brobeck, Phleger & Harrison LLP    One Utah Center                     One Maritime Plaza
San Francisco, CA 94108           Two Embarcadero Place              201 South Main Street               20th Floor
(415) 394-3533                    2200 Geng Road                     Salt Lake City, UT 84111            San Francisco, CA 94111
                                  Palo Alto, CA 94303                (801) 532-1234                      (415) 693-2000
                                  (415) 812-2583

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the conditions to closing, as described in the Stock Purchase Agreement dated as of November 9, 1995 between the Registrant and the other parties thereto, attached as Appendix A to the Prospectus/Proxy Statement forming a part of this Registration Statement, are satisfied.


  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                              PROPOSED        PROPOSED
                                              MAXIMUM          MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF     AMOUNT TO BE  OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER UNIT(2)   OFFERING PRICE(2)  FEE(2)(3)
----------------------------------------------------------------------------------------
 Common Stock(4)........       3,250,000       $.003           $9,750            $0

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Represents the maximum amount of Pacific Telesis Group Common Stock estimated to be issued upon consummation of the Stock Purchase Agreement dated as of November 9, 1995 between the Registrant and the other parties thereto attached as Appendix A to the Prospectus/Proxy Statement forming a part of this Registration Statement.
(2) Pursuant to Rule 457(f)(2), and solely for the purpose of calculating the registration fee, the proposed maximum offering price is one-third of the par value of the securities being acquired.
(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $10,400 paid on October 15, 1996, upon the filing under the Securities Exchange Act of 1934 of preliminary copies of Transworld Telecommunications, Inc.'s proxy materials included herein.
(4) Preferred Stock Purchase Rights are attached to and trade with the Pacific Telesis Group Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Pacific Telesis Group Common
    Stock.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  [TTI LOGO]

                                       , 1996

Dear Shareholder:

  You are cordially invited to attend an important Special Meeting of the Shareholders of Transworld Telecommunications, Inc. ("TTI") to be held at the
Hilton Hotel located at 150 West 500 South, Salt Lake City, Utah 84101 on    ,
at 9:00 a.m. local time (the "Special Meeting"). At the Special Meeting you will be asked to consider and vote on a proposal to approve a Stock Purchase Agreement (the "Acquisition Agreement") which provides, among other things, for the acquisition (the "Acquisition") by a wholly owned subsidiary of Pacific Telesis Group ("Pacific Telesis") of all of TTI's ownership interest in Wireless Holdings, Inc. ("WHI") and Videotron (Bay Area) Inc. ("VBAI"), in exchange for shares of Pacific Telesis Common Stock. TTI's ownership interest in WHI and VBAI represents substantially all of TTI's assets. As a part of the approval of the Acquisition Agreement, the shareholders of TTI will also be asked to approve the liquidation and dissolution (the "Liquidation") of TTI, in accordance with the terms and conditions of a Plan of Complete Liquidation (the "Liquidation Plan"). The Acquisition and Liquidation are collectively referred to in this letter as the "TTI Transaction". Details of the proposed TTI Transaction and other important information concerning TTI and Pacific Telesis, including certain financial information, appear in the accompanying Prospectus/Proxy Statement. A copy of the Acquisition Agreement is attached as Appendix A thereto and a copy of the Liquidation Plan is attached as Appendix B thereto. Please give this material your careful attention.

  Wasserstein, Perella & Co., Inc., an investment banking firm retained by TTI's Board of Directors to act as TTI's financial advisor in connection with the Acquisition, has rendered its opinion that, subject to the satisfaction of the conditions set forth therein, the consideration to be received by TTI in the Acquisition is fair from a financial point of view to TTI. The analysis, support and limitations of this opinion are discussed in the accompanying Prospectus/Proxy Statement, with the opinion itself attached as Appendix C thereto.

  Parsons Behle & Latimer, TTI's legal counsel, has rendered its opinion that the TTI Transaction will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, in which case neither TTI nor TTI's shareholders will recognize any gain or loss on the TTI Transaction. The analysis, support and limitations of this tax opinion are also discussed in the accompanying Prospectus/Proxy Statement, with the opinion itself attached as Appendix D thereto.

  The TTI Board of Directors unanimously approved the TTI Transaction and the transactions related thereto on November 9, 1995.

  ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

  Thank you for your continued support of TTI.

                                          Very truly yours,

                                          Lance V. D'Ambrosio,
                                          Chief Executive Officer

                                  [TTI LOGO]

                         102 WEST 500 SOUTH, SUITE 320
                          SALT LAKE CITY, UTAH 84101

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

  A Special Meeting of Shareholders (the "Special Meeting") of Transworld
Telecommunications, Inc. ("TTI") will be held on    , 1996, at the Hilton
Hotel located at 150 West 500 South, Salt Lake City, Utah 84101 at 9:00 a.m., local time, for the following purposes:

    (1) To approve and adopt the Stock Purchase Agreement dated as of November 9, 1995 by and among TTI, Pacific Telesis Group ("Pacific Telesis") and certain other parties, providing, among other things, for the acquisition by a wholly owned subsidiary of Pacific Telesis of all of TTI's ownership interest in Wireless Holdings, Inc. and Videotron (Bay Area) Inc., in exchange for shares of Pacific Telesis Common Stock, and to approve the liquidation and dissolution of TTI in accordance with the terms and conditions of a Plan of Complete Liquidation, pursuant to which TTI's assets (including the shares of Pacific Telesis Common Stock received by TTI under the terms of the Stock Purchase Agreement), net of liabilities, will be distributed to TTI's shareholders, all as described further in the accompanying Prospectus/Proxy Statement; and

    (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  The Board of Directors of TTI has fixed the close of business on    , 1996
as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of TTI Common Stock at the close of business on such date shall be entitled to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the matters described in paragraph (1) above requires the affirmative vote of the holders of a majority of the outstanding shares of TTI Common Stock entitled to vote at the Special Meeting.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          By Order of the Board of Directors

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED, SIGNED AND DATED AND RETURNED IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU INTEND TO ATTEND THE
SPECIAL MEETING. THE PROXY CARD SHOULD BE RETURNED TO TTI NO LATER THAN    ,
1996.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1996
                             PACIFIC TELESIS GROUP

                                   PROSPECTUS

                                  -----------

                      TRANSWORLD TELECOMMUNICATIONS, INC.

                                PROXY STATEMENT

                                  -----------

  This Prospectus/Proxy Statement and the accompanying appendices and other materials are being furnished to the shareholders of Transworld Telecommunications, Inc., a Pennsylvania corporation ("TTI"), in connection with the solicitation of proxies by the Board of Directors of TTI from holders of outstanding shares of the Common Stock of TTI, par value $.001 per share (the "TTI Common Stock"), for use at the Special Meeting of Shareholders of TTI scheduled to be held at the Hilton Hotel located at 150 West 500 South, Salt
Lake City, Utah 84101, on    , 1996, at 9:00 a.m., local time, and at any
adjournment or postponements thereof (the "Special Meeting").

  Pacific Telesis Group, a Nevada corporation ("Pacific Telesis"), has filed a Registration Statement on Form S-4 (including exhibits and amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of its Common Stock, $0.10 par value (the "Pacific Telesis Common Stock"), to be issued in connection with the proposed acquisition (the "Acquisition") of Wireless Holdings, Inc., a Delaware corporation ("WHI"), Videotron (Bay Area) Inc., a Florida corporation ("VBAI"), Videotron USA, Inc., a Delaware corporation ("Videotron USA"), and, indirectly, their respective subsidiaries (collectively, the "Acquired Companies" and individually, an "Acquired Company").

  This Prospectus/Proxy Statement constitutes (a) the Proxy Statement of TTI relating to the solicitation of proxies on behalf of the Board of Directors of TTI from holders of the outstanding TTI Common Stock in connection with the Special Meeting of TTI and (b) the Prospectus of Pacific Telesis filed as part of the Registration Statement. All information herein with respect to TTI, the TTI Special Meeting and the liquidation or dissolution of TTI (the "TTI Liquidation") in accordance with its Plan of Complete Liquidation (the "Liquidation Plan") has been furnished by TTI, all information herein with respect to an Acquired Company has been furnished by the respective Acquired Company, and all information herein with respect to Pacific Telesis has been furnished by Pacific Telesis.

  This Prospectus/Proxy Statement and the accompanying appendices and form of
proxy are first being mailed to shareholders of TTI on or about    , 1996.

THE SHARES OF PACIFIC TELESIS COMMON STOCK TO BE ISSUED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVEDBY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OFTHIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS    , 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................   1
SUMMARY....................................................................   3
  General..................................................................   3
  The Companies............................................................   5
  Special Meeting of Shareholders of TTI...................................   8
  The Acquisition..........................................................  10
  The Liquidation of TTI...................................................  12
  Arbitration Proceeding...................................................  13
  Market and Dividend Information..........................................  13
  Comparative Per Share Data...............................................  14
THE TTI SHAREHOLDERS' MEETING..............................................  16
  Date, Time, Place and Purpose............................................  16
  Record Date and Outstanding Shares.......................................  16
  Voting of Proxies........................................................  16
  Vote Required............................................................  16
  Expenses; Solicitation of Proxies........................................  17
  Dissenters' Rights.......................................................  17
  Other Matters To Be Considered...........................................  17
  Stockholder Proposals....................................................  17
  Accountants..............................................................  17
  Section 16(a) Disclosure.................................................  17
THE ACQUISITION AND RELATED TRANSACTIONS...................................  19
  Background of the Acquisition............................................  19
  Reasons for the Acquisition; Approval of the TTI Board of Directors......  21
  Financial Advisors.......................................................  22
  Certain Federal Income Tax Considerations................................  25
  Accounting Treatment.....................................................  27
  Interests of Certain Persons in the Transactions.........................  27
  The Spin-Off.............................................................  28
  The TTI Liquidation......................................................  28
  Regulatory Matters.......................................................  29
  NYSE Listing of Pacific Telesis Common Stock.............................  31
  Statutory Dissenters' Rights.............................................  31
  Procedural Matters.......................................................  31
  Resales of Pacific Telesis Common Stock; Affiliate Agreements............  31
  Minority Buyback of BAC Shares...........................................  31
THE ACQUISITION AGREEMENT..................................................  32
  General..................................................................  32
  Consideration............................................................  32
  Escrow...................................................................  32
  The Spin-Off.............................................................  32
  Representations and Warranties...........................................  33
  Conduct of the Business of the Acquired Companies Pending the
   Acquisition.............................................................  33
  Conditions to the Acquisition............................................  34
  Post-Closing Matters.....................................................  35
  Post-Closing Adjustments.................................................  36
  Indemnification..........................................................  36
  Termination; Amendment and Waiver........................................  38
  Fees and Expenses........................................................  38

THE REGULATORY ENVIRONMENT AND WIRELESS CABLE INDUSTRY.....................   39
  The Communications Act...................................................   39
  The Cable Act............................................................   39
  Other Regulations........................................................   39
  Availability of Programming..............................................   39
  Copyright................................................................   40
  Retransmission Consent...................................................   40
CERTAIN LEGAL PROCEEDINGS..................................................   41
  Videotron USA and TTI Litigation.........................................   41
  Other Litigation.........................................................   41
  Arbitration Proceeding...................................................   41
INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION............................   43
INFORMATION CONCERNING PACIFIC TELESIS.....................................   44
  Pacific Telesis--Business................................................   44
  Pacific Telesis--Proposed Merger with SBC................................   45
  Pacific Telesis--Selected Financial Information..........................   47
  Pacific Telesis--Market and Dividend Information.........................   48
INFORMATION CONCERNING TTI.................................................   49
  Introduction.............................................................   49
  Description of TTI's Business; Competition...............................   49
  General Development of TTI's Business; Competition.......................   50
  TTI--Description of Properties...........................................   53
  TTI--Dividends, Distributions and Redemptions............................   53
  TTI--Legal Proceedings...................................................   53
  TTI--Selected Financial Information......................................   53
  TTI--Management's Discussion and Analysis of Financial Condition and Re-
   sults of Operations.....................................................   53
  TTI--Changes in and Disagreements with Accountants.......................   56
  TTI--Market Prices of Common Stock; Dividends............................   56
  TTI--Officers, Directors and Key Personnel...............................   57
  TTI--Principal Shareholders..............................................   59
  TTI--Executive Compensation and Other Matters............................   61
  TTI--Related Party Transactions..........................................   62
  TTI--Compliance with Section 16(a) of the Exchange Act...................   63
INFORMATION CONCERNING WHI.................................................   64
  WHI--Business............................................................   64
  WHI--Management's Discussion and Analysis of Financial Condition and Re-
   sults of Operations.....................................................   65
  WHI--Legal Proceedings...................................................   67
  WHI--Properties..........................................................   67
INFORMATION CONCERNING VBAI................................................   68
  VBAI--Business...........................................................   68
  VBAI--Management's Discussion and Analysis of Financial Condition and Re-
   sults of Operations.....................................................   68
  VBAI--Legal Proceedings..................................................   69
  VBAI--Properties.........................................................   69
INFORMATION CONCERNING VIDEOTRON USA.......................................   71
  Videotron USA--Business..................................................   71
  Videotron USA--Management's Discussion and Analysis of Financial
   Condition and Results of Operations ....................................   71
  Videotron USA--Legal Proceedings.........................................   73
  Videotron USA--Properties................................................   73
SELECTED FINANCIAL DATA OF WIRELESS HOLDINGS, INC., VIDEOTRON USA, INC. AND
 VIDEOTRON (BAY AREA) INC..................................................   74

DESCRIPTION OF PACIFIC TELESIS CAPITAL STOCK................................  76
  Rights of Pacific Telesis Common Stock....................................  76
  Articles of Incorporation and Bylaws......................................  76
  Preferred Stock Purchase Rights...........................................  77
  Nevada Business Combination Act...........................................  80
  Certain Anti-takeover Effects.............................................  80
  Transfer Agent and Registrar..............................................  80
COMPARATIVE RIGHTS OF STOCKHOLDERS..........................................  81
  Authorized Capital Stock..................................................  81
  Number of Directors.......................................................  81
  Election of Directors.....................................................  82
  Removal of Directors......................................................  82
  Vacancies in Board of Directors...........................................  83
  Limitation on Liability of Directors and Officers.........................  83
  Indemnification...........................................................  84
  Stockholder Action by Written Consent.....................................  86
  Special Meeting of Stockholders...........................................  87
  Stockholders' Approval of Extraordinary Transactions......................  87
  Dissenters' Rights........................................................  88
  Charter and Bylaw Amendments..............................................  89
  Payment of Dividends......................................................  90
  Inspection of Books and Records...........................................  90
  State Antitakeover Statutes...............................................  91
INDEPENDENT PUBLIC ACCOUNTANTS..............................................  92
LEGAL MATTERS...............................................................  93
INDEX TO FINANCIAL STATEMENTS............................................... F-1
INDEX TO APPENDICES.........................................................   I

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PACIFIC TELESIS, ANY OF THE ACQUIRED COMPANIES OR TTI. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PACIFIC TELESIS, ANY OF THE ACQUIRED COMPANIES OR TTI SINCE SUCH DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  Pacific Telesis and TTI are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10019 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding entities, including Pacific Telesis and TTI that file electronically with the SEC. In addition, reports, proxy statements and other information concerning Pacific Telesis may be inspected at the offices of the following stock exchanges on which the Pacific Telesis Common Stock is traded: the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 La Salle Street, Chicago, Illinois 50504; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. In addition, certain reports, proxy statements and other information concerning TTI may be inspected at the offices of The Boston Stock Exchange, located at One Boston Place, Boston, Massachusetts 02108, on which exchange the TTI Common Stock was traded between October 31, 1994 and April 11, 1996. Pacific Telesis does not assume any responsibility for the accuracy or completeness of the information concerning TTI contained in such documents or for any failure by TTI to disclose events which may have occurred or may affect the significance or accuracy of any such information, and TTI does not assume any responsibility for the accuracy or completeness of the information concerning Pacific Telesis contained in such documents or for any failure by Pacific Telesis to disclose events which may have occurred or may affect the significance or accuracy of any such information.

  Pacific Telesis has filed with the SEC the Registration Statement under the Securities Act, with respect to the shares of Pacific Telesis Common Stock to be issued in the Acquisition. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement for further information with respect to Pacific Telesis and the Pacific Telesis Common Stock. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed or incorporated by reference for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by Pacific Telesis (File No. 1-8609) with the SEC pursuant to the Exchange Act are hereby incorporated herein by reference and made a part hereof: (a) Pacific Telesis' Annual Report on Form 10-K for the year ended December 31, 1995 including certain information in Pacific Telesis' Proxy Statement dated March 15, 1996 for use at Pacific Telesis' 1996 Annual Meeting of Shareowners and incorporated by reference in the Form 10-K;
(b) Pacific Telesis' Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1996; (c) the description of Pacific Telesis Common Stock included in Pacific Telesis' registration statement on Form 10 dated November 15, 1983, including any amendment filed for the purpose of updating such description; (d) the description of the Preferred Stock Purchase Rights contained in Pacific Telesis' Form 8-A filed September 25, 1989, including any amendments filed for the purpose of updating such description; (e) Pacific Telesis' Current Reports on Form 8-K dated June 10, 1996, April 1, 1996 and January 4, 1996 and; (f) Pacific Telesis' Proxy Statement dated June 3, 1996, for use at the Pacific Telesis Special Meeting of Shareowners held on July 31, 1996.

  All documents filed by Pacific Telesis pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Pacific Telesis Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus/Proxy Statement to the extent that a statement contained herein or therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded.

  THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. UPON WRITTEN OR ORAL REQUEST, PACIFIC TELESIS WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL HOLDER OF TTI COMMON STOCK, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO PACIFIC TELESIS' INVESTOR SERVICES OFFICE, 130 KEARNY STREET, SUITE 2926, SAN FRANCISCO, CALIFORNIA 94108 (TELEPHONE NUMBER (415) 394-3078). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE AT LEAST TEN BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, the Appendices attached hereto and the information and documents incorporated by reference herein, all of which should be carefully reviewed. The information contained herein with respect to Pacific Telesis, TTI, WHI, VBAI and Videotron USA has been supplied by each such respective entity. In addition, the information contained herein with respect to the Acquisition is qualified by reference to the Acquisition Agreement, the Liquidation Plan, the fairness opinion of Wasserstein Perella & Co., Inc. (the "Fairness Opinion") and the tax opinion of TTI's legal counsel, Parsons Behle & Latimer (the "Tax Opinion") attached hereto as Appendix A, B, C and D, respectively, and incorporated by reference herein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Acquisition Agreement attached hereto as Appendix A, and incorporated by reference herein. Any forward looking statements contained in this Prospectus/Proxy Statement involve risks and uncertainties which may cause actual results to differ materially from those discussed. A wide range of factors could contribute to those differences, including those discussed herein or in the documents filed by Pacific Telesis and TTI with the SEC. Reference is made to such factors.

GENERAL

  This Prospectus/Proxy Statement relates to the proposed Acquisition by subsidiaries of Pacific Telesis of the outstanding capital stock of WHI, VBAI and Videotron USA pursuant to the terms of the Stock Purchase Agreement dated as of November 9, 1995 by and among Pacific Telesis, Pacific Telesis Acquisitions, a wholly-owned subsidiary of Pacific Telesis, Pacific Telesis Purchasing, an indirect wholly-owned subsidiary of Pacific Telesis, TTI, Videotron USA (an indirect wholly-owned subsidiary of Videotron Canada), Videoway Technologies, Ltd., a Barbados corporation ("Videoway"), Le Groupe Videotron Ltee, a Quebec corporation ("Videotron Canada"), WHI, VBAI, F. Lorenzo Crutchfield, Jr. and Lance V. D'Ambrosio (the "Acquisition Agreement"), a copy of which is attached hereto as Appendix A. TTI and Videotron USA currently own all of the issued and outstanding stock of WHI and VBAI. Each of TTI and Videotron USA owns 50% of WHI, and TTI owns 20% and Videotron USA owns 80% of VBAI. Under the terms of the Acquisition Agreement, Pacific Telesis Acquisitions will acquire all of the capital stock of WHI and VBAI held by TTI, and Pacific Telesis Purchasing will acquire all of the outstanding capital stock of Videotron USA. WHI is a Delaware joint venture corporation in the business of acquiring, developing and operating wireless cable television and SMATV systems in the United States. WHI, through subsidiaries, currently owns an operating wireless cable television system located in Spokane, Washington and holds wireless cable channel rights in San Francisco, San Jose, Santa Rosa, Gilroy, San Diego and Victorville, California; Greenville, South Carolina; and Seattle, Washington. VBAI owns an operating wireless cable television system located in Tampa Bay, Florida. The Acquisition Agreement requires WHI and VBAI to dispose of certain assets (the "Spin-Off Assets") and their related liabilities (the "Spin-Off Liabilities") prior to the closing of the Acquisition (such disposition being hereinafter referred to as the "Spin-Off").

  Upon the consummation of the Acquisition, Pacific Telesis Acquisitions and Pacific Telesis Purchasing will transfer to TTI and Videoway, respectively, that number of newly issued shares of Pacific Telesis Common Stock having a value (the "Exchange Value") of (A) the sum of $170,000,000, plus 75% of the Subscriber Adjustment, plus any Assumed Interest on Shareholder Debt, plus any Approved Expenditures, minus (B) the sum of the Distribution Adjustment, plus all Outstanding Indebtedness as of the Closing Date, plus all Outstanding Liabilities as of the Closing Date, plus the Videotron Cash Amount, plus the FCC Adjustment. The number of shares of Pacific Telesis Common Stock to be issued for the Exchange Value will be calculated based upon the average closing sales price on the New York Stock Exchange Composite Tape (as reported in the Wall Street Journal) for a share of Pacific Telesis Common Stock for a period of twenty business days prior to the date the Acquisition is consummated (the "PTG Common Stock Price"). The number of shares of Pacific Telesis Common Stock issued to TTI and Videoway will be increased or decreased, as appropriate, by certain post-closing adjustments. Additionally, separate allocations of Pacific Telesis Common Stock will be made in the amounts of $5,000,000 to TTI, and, if the FCC Adjustment is less than $14,000,000, $1,120,000 to Videoway (the "Separate Allocations").

  Because the exact number of shares of Pacific Telesis Common Stock ultimately issued in the Acquisition depends upon the variables set forth above, certain of which are outside of the control of Pacific Telesis and the other parties and certain of which may not occur until after the date of the TTI Special Meeting, the number of shares of Pacific Telesis Common Stock issuable in connection with the Acquisition will not be determined until immediately prior to the consummation thereof. However, based upon current information prepared
by TTI and Videotron Canada, the parties believe that as of      , 1996, the
Subscriber Adjustment was $   ; Assumed Interest on Shareholder Debt was $    ;
Approved Expenditures were $    ; the Distribution Adjustment was $   ;
Outstanding Indebtedness was $   ; Outstanding Liabilities were $   ; the
Videotron Cash Amount was $   ; the FCC Adjustment was $   ; and the Separate
Allocations were $   to TTI and $    to Videoway. These assumed amounts (the
"Assumed Values") are subject to audit by Pacific Telesis after the Closing and to certain other post-closing adjustments. See "The Acquisition Agreement-- Post-Closing Adjustments". Additionally, certain of the amounts are subject to change prior to the consummation of the Acquisition to reflect events occurring between the date hereof and the Closing, such as additional accruals of interest and further advances to WHI and VBAI through Videotron USA. No assurance can be given that the Assumed Values will be the actual values on the Closing Date. Based upon these Assumed Values and a PTG Common Stock Price of
$    as of        , 1996, the Exchange Value would have been $     and
shares of Pacific Telesis Common Stock would have been issued had the Closing
occurred as of        , 1996.

  Under an agreement dated as of November 9, 1995 (the "Supplemental Agreement"), TTI and Videoway have agreed to allocate the cash and the number of shares of Pacific Telesis Common Stock received in the Acquisition, valued at the PTG Common Stock Price, as follows:

  First, cash will be allocated to TTI and to affiliates of Videotron Canada to pay the balances, determined as of the Closing Date, of any indebtedness
  owed to them by WHI or VBAI. As of     , 1996, the total of the balances
  owing to TTI was $   , and the total of the balances owing to affiliates of
  Videotron Canada (including the indebtedness owed to Videotron USA, net of
  its indebtedness to other affiliates of Videotron Canada) was $   . These
  balances are subject to change prior to the consummation of the Acquisition to reflect additional accruals of interest and further advances to WHI and VBAI through Videotron USA.

  Second, Pacific Telesis Common Stock will be allocated to TTI in an amount (the "Priority Amount") that will result in total allocations to TTI (including the payment of indebtedness) of $47,000,000. Based on the
  Assumed Values, the Priority Amount would have been $   had the Closing
  occurred on     , 1996.

  Third, Pacific Telesis Common Stock will be allocated to Videoway in an amount equal to (i) the quotient obtained by dividing the Priority Amount by .44, multiplied by (ii) .56, less (iii) $5,750,000. Based on the Assumed
  Values, Videoway would have received $    under this paragraph had the
  Closing occurred on     , 1996.

  Fourth, the balance of Pacific Telesis Common Stock (exclusive of the "Separate Allocations" referred to below) will be allocated between Videoway and TTI in the ratio of 44% to TTI and 56% to Videoway. Based on
  the Assumed Values, TTI would have received $    and Videoway would have
  received $    had the Closing occurred on      , 1996.

  Fifth, as also provided in the Acquisition Agreement, the Separate
  Allocations based on the Assumed Values to TTI would have been $    and to
  Videoway would have been $    had the Closing occurred on    1996.

  Based upon these allocations, the Assumed Values and a PTG Common Stock Price
of $    as of     , 1996, if the Closing had occurred on     , 1996, TTI would
have received $    in cash as payment for Outstanding Indebtedness owed by the
Acquired Companies to TTI and would have received     shares of the Pacific
Telesis Common Stock.

  Because the exact number of shares of Pacific Telesis Common Stock ultimately issued in the Acquisition will depend upon a number of variables, certain of which are outside of the control of Pacific Telesis and the other parties and certain of which may not occur until after the date of the TTI Special Meeting, the cash and number of shares of Pacific Telesis Common Stock issuable in connection with the Acquisition will not be determined until immediately prior to the consummation thereof. Because of the complicated exchange formula and the number of variables contained in such formula, it is difficult to quantify with any certainty the maximum or minimum number of shares of Pacific Telesis Common Stock which will be exchanged in the Acquisition. However, based on the Assumed Values described above, if the Acquisition were to have closed on
 , 1996, approximately    shares of Pacific Telesis Common Stock, or  % of the
total number of shares of Pacific Telesis Common Stock then outstanding, would have been issued in connection with the Acquisition, of which TTI would have
received     shares (approximately    shares of Pacific Telesis Common Stock
for each share of TTI Common Stock).

  At the consummation of the Acquisition, Videoway is obligated to deliver shares of Pacific Telesis Common Stock having a value of $11,000,000 into an escrow for a period of three years (of which, stock having a value of $5,000,000 will be released at the end of the second year), and TTI is obligated to deliver shares of Pacific Telesis Common Stock having a value of $6,000,000 into the escrow for a period ending on the later of five days after the dissolution of TTI or eleven months after the closing of the Acquisition. The escrowed shares provide security for any liability to Pacific Telesis arising under or pursuant to the indemnification and post-closing adjustment provisions of the Acquisition Agreement.

  The number of shares of Pacific Telesis Common Stock issued at the closing of the Acquisition will be adjusted after the closing (either upward or downward) in the aggregate by a number equal to the quotient of the Post-Closing Adjustment divided by the PTG Common Stock Price.

THE COMPANIES

  Pacific Telesis. Pacific Telesis was incorporated in 1983 under the laws of the State of Nevada and has its principal executive offices at 130 Kearny Street, San Francisco, California 94108 (telephone number (415) 394-3000). Pacific Telesis is one of seven regional holding companies formed in connection with the 1984 divestiture by AT&T Corp. of its 22 wholly owned operating telephone companies ("BOCs") pursuant to a consent decree settling antitrust litigation approved by the United States District Court for the District of Columbia. Pacific Telesis includes a holding company, Pacific Telesis; two BOCs, Pacific Bell and Nevada Bell; and certain diversified subsidiaries. The holding company provides financial, strategic planning, legal and general administrative functions on its own behalf and on behalf of its subsidiaries.

  SBC Communications Inc., a Delaware corporation ("SBC"), and Pacific Telesis have entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Pacific Telesis would become a wholly owned subsidiary of SBC. Under the terms of the Merger Agreement, each share of Pacific Telesis Common Stock will be converted into 0.733 shares of common stock, par value $1.00 per share, of SBC (the "SBC Common Stock"), subject to adjustment, as described in the Merger Agreement. Under the Merger Agreement, Pacific Telesis may not pay a dividend in excess of 73.3% of SBC's dividend. The transaction, which has been approved by the board of directors of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The Merger Agreement, which has been approved by each company's stockholders, is subject to certain regulatory approvals. If the Merger Agreement is consummated, shares of Pacific Telesis Common Stock issued in the Acquisition will be converted into shares of SBC Common Stock, as set forth in the Merger Agreement. If the Merger Agreement is consummated prior to the Acquisition, SBC shares will be issued in the Acquisition. No assurances can be given that the Merger Agreement will be consummated. Additional information concerning the Merger Agreement is set forth in Pacific Telesis' Proxy Statement dated June 3, 1996, for use at the Pacific Telesis Special Meeting of Shareowners held on July 31, 1996, a copy of which is incorporated by reference herein. See also "Information Concerning Pacific Telesis--Proposed Merger with SBC."

  Purchasers. Pacific Telesis Acquisitions, a California corporation, and Pacific Telesis Purchasing, a California corporation, each a direct or indirect wholly owned subsidiary of Pacific Telesis, were formed by Pacific Telesis solely for the purpose of effecting the Acquisition. The mailing address of their principal executive offices is 130 Kearny Street, San Francisco, California 94108 (telephone number (415) 394-3000). Pacific Telesis Acquisitions will acquire TTI's interest in WHI and VBAI, while Pacific Telesis Purchasing will acquire Videoway's interest in Videotron USA. Videotron USA holds the outstanding capital stock of WHI and VBAI not held by TTI.

  Transworld Telecommunications, Inc. TTI is a Pennsylvania corporation that was formed in 1987 and is engaged in the telecommunications business. TTI has its principal executive offices at 102 West 500 South, Suite 320, Salt Lake City, Utah 84101 (telephone number (801) 328-5618). The Board of Directors of TTI has adopted the Liquidation Plan, subject to the approval of the TTI shareholders at the Special Meeting.

  TTI currently has indirect interests in two existing wireless cable television systems and indirect interests in lease rights in several markets. TTI is a 20% owner of VBAI, which owns FCC licenses or lease rights to 30 channels and an operating wireless cable system located in Tampa Bay, Florida. In addition, TTI owns 50% of WHI, a Delaware corporation operated as a joint venture. The other 80% of VBAI and the other 50% of WHI is owned by Videotron USA. WHI owns wireless cable rights and an operating satellite master antenna television ("SMATV") system in San Francisco and San Jose, California, and lease rights to 32 and 26 channels, respectively, through its 94% owned subsidiary, Bay Area Cablevision, Inc. ("BAC"), and an operating wireless cable system in Spokane, Washington, through its wholly-owned subsidiary, Transworld Wireless TV--Spokane, Inc. ("TWTV Spokane"). WHI also owns (through wholly-owned subsidiaries) lease rights to 25 channels in Greenville, South Carolina; 20 channels in Victorville, California; 16 channels in Seattle, Washington; 10 channels in San Diego, California; 8 channels in Gilroy, California and 4 channels and additional agreements with applicants for new channels in Santa Rosa, California. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There is no certainty that all of these approvals will be obtained. Some channel capacity must be dedicated for educational programming. As of June 30, 1996, VBAI, BAC and TWTV Spokane had in excess of 35,900 subscribers (including approximately 18,000 subscribers served by assets that were later disposed of as part of the Spin-Off) in their operating systems on an equivalent billing unit basis.

  Prior to July 1, 1996, TTI also engaged in telephone pay-per-call services in the entertainment and information markets. This business was conducted by Carolina Communications, Inc. ("Carolina"), a wholly-owned subsidiary of TTI. Effective July 1, 1996, these operations were transferred to F. Lorenzo Crutchfield, Jr., TTI's largest shareholder ("Mr. Crutchfield"), in exchange for 2,000,000 shares of TTI's Common Stock (the "Carolina Transfer"). See "Information Concerning TTI--Introduction" below.

  Wireless Holdings, Inc. WHI is a Delaware joint venture corporation that was formed in November 1993 for the purpose of acquiring, developing and operating wireless cable television and SMATV systems in individual local markets within the United States. WHI is owned 50% by TTI and 50% by Videotron USA. WHI has its principal executive offices at 45 East Plumeria Drive, San Jose, CA (telephone number (408) 894-9977).

  WHI's operations include the following systems and channel right groupings:

    (i) TWTV Spokane Operations. In February 1994, WHI's wholly-owned subsidiary, TWTV Spokane, acquired an operating wireless cable television system (the "Spokane system") from Skyline Entertainment Network (Spokane) Limited Partnership.

    As of June 30, 1996, the Spokane system had approximately 8,800 subscribers (including approximately 950 subscribers served by a franchised cable system and SMATV related assets which were later disposed of as part of the Spin-Off) and offered 31 channels which are leased by the system. There are no competitive wireless cable systems in the market area, although five traditional hard-wire cable operators operate in the area, of which Cox Cable is the largest. The Spokane system's subscribers included single households, multiple-dwelling units and commercial buildings.

    (ii) BAC Operations. In February 1994, BAC acquired an operating SMATV system and wireless cable channel rights in the San Francisco Bay Area from Gulf American Cable Group II, a Louisiana general partnership. BAC was formed solely for the purpose of acquiring the San Francisco assets and is currently owned 94% by WHI. Other than using some channels to support SMATV operations, BAC is not currently marketing the Bay Area wireless cable systems to subscribers. At the closing of the Acquisition, WHI will be required to deliver stock certificates representing 100% of the outstanding shares of BAC.

    Pursuant to the Acquisition Agreement, BAC disposed its SMATV operations as part of the Spin-Off.

    The remaining assets of BAC consist primarily of two sets of wireless cable channel rights in the San Francisco Bay Area. Subscribers residing in the San Francisco, Oakland, Berkeley and northern peninsula area cities can be targeted for programming from one set of these channels, while subscribers residing in San Jose, Fremont, Hayward and the western peninsula communities can be targeted for programming from the other set of channel rights. Currently, BAC leases 32 channels in the San Francisco Bay Area and 26 channels in the San Jose area and has exercised options to acquire some of these channel licenses. The acquisition of these channels is subject to obtaining prior FCC approval. See "Regulatory and Governmental Approvals". FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained. BAC also has some channel leases in Santa Rosa and Gilroy, California.

    (iii) Victorville and Greenville Channel Agreements. In June 1994, WHI, through its wholly owned subsidiary, TTI Acquisition Corp. ("TTI Acquisition"), acquired lease rights for 20 channels in Victorville, California and 25 channels in Greenville, South Carolina. Neither WHI nor TTI Acquisition are currently utilizing excess airtime on these channels nor are they currently marketing the Victorville and Greenville systems to subscribers. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained.

    (iv) San Diego Channel Agreements. Pursuant to a May 1994 agreement, WHI, through its wholly owned subsidiary, WHI San Diego, Inc., acquired rights to total of 10 wireless cable channels in the San Diego market. Neither WHI nor WHI San Diego, Inc. is currently utilizing excess airtime on these channels, nor are they currently marketing the San Diego system to subscribers. The partnership which leases four of the channels to WHI San Diego, Inc. pursuant to a channel lease/put option agreement is presently controlled by a receiver, who will decide how to proceed under the channel lease/put option agreement. WHI San Diego, Inc. has demanded that the receiver perform the partnership's obligations under the channel lease/put option agreement. The receiver has not yet issued any report to the court concerning the channels. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained.

    (v) Seattle, Washington Channel Agreements. Pursuant to a July 1995 agreement, WHI acquired lease rights to 12 channels in the Seattle, Washington market and in September 1995, acquired lease rights to four additional channels. WHI is not currently utilizing excess airtime on these channels and is not currently marketing the Seattle system to subscribers. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained. Some channel capacity must be dedicated for educational programming.

  Videotron (Bay Area) Inc. VBAI owns a wireless cable system located in the Tampa Bay, Florida area. As of June 30, 1996, it had approximately 10,700 subscribers and owned or held lease rights to a total of 30 channels in the Tampa Bay area. VBAI's potential subscribers include single households, multiple-dwelling units and commercial establishments such as restaurants and office buildings. VBAI has its principal executive offices at 18940 U.S. Highway 19 North, Clearwater, FL 34624 (telephone number (813) 530-1812). FCC and other approvals are needed in order to upgrade the wireless cable system. There can be no assurance that any or all these approvals will be obtained.

  Prior to July 31, 1996, VBAI managed or owned a small franchised cable system in Hernando County and certain SMATV-related assets which served approximately 1,200 subscribers and which were later disposed of as part of the Spin-Off.

  Videotron USA. Videotron USA is a Delaware corporation organized in September 1993. Videotron USA maintains its principal executive offices at 1114 Avenue of the Americas, New York, New York 10036 (telephone number (212) 479-6120). It is wholly owned by Videoway, which is a wholly owned subsidiary of Videotron Canada, a Quebec corporation which is engaged through its subsidiaries in cable television, television broadcasting, television telephone services, and interactive multimedia services in Canada, the United Kingdom and the United States. Videotron Canada's subordinate voting shares are listed on the Montreal and Toronto stock exchanges.

  Since its inception, Videotron USA has functioned as a holding company whose only material activities have been to (i) acquire, develop and operate wireless cable television systems in the United States, (ii) organize WHI as a joint venture with TTI in November 1993, and obtain ownership of 50% and 80%, respectively, of the voting securities of WHI and VBAI, and (iii) provide financing to WHI and VBAI out of funds provided to Videotron USA as loans or equity investments by other affiliates of Videotron Canada. In connection with these activities, Videotron USA and TTI, as the sole shareholders of WHI and VBAI, have periodically negotiated with each other, entered into various agreements, and engaged in disputes, including litigation which led to their joint determination to dispose of their interests in WHI and VBAI. See "Certain Legal Proceedings."

  Videotron USA currently owns 50% of the outstanding shares of capital stock of WHI and 80% of the outstanding shares of capital stock of VBAI. The other 50% of WHI and the other 20% of VBAI are owned by TTI. Videotron USA has no material assets other than its ownership interests in and loans receivable from WHI and VBAI and has no material liabilities other than loans payable to other affiliates of Videotron.

SPECIAL MEETING OF SHAREHOLDERS OF TTI

  Time, Date, Place and Purpose. A Special Meeting of Shareholders of TTI will be held at the Hilton Hotel, 50 West 500 South, Salt Lake City, Utah 84101 on
   , at 9:00 a.m. local time (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Acquisition Agreement and the transactions contemplated thereby (including the Acquisition). As part of the approval of the Acquisition Agreement, the TTI shareholders will be asked to approve the TTI Liquidation, in accordance with the terms and conditions of the Liquidation Plan attached as Appendix B to this Prospectus/Proxy Statement. Each element of the Acquisition and Liquidation is a requirement of the Acquisition Agreement and is an integral part of the transactions contemplated thereby. Accordingly, the Acquisition and Liquidation Plan are being presented to TTI's shareholders as a single proposal and neither the Acquisition Agreement nor the Liquidation Plan will be approved and adopted unless both the Acquisition and Liquidation

Plan are approved at the Special Meeting. Approval of any items addressed at the Special Meeting other than the Acquisition and Liquidation Plan is not a condition to the consummation of the Acquisition Agreement, and any such consummation does not depend on the approval of those other matters.

  Record Date and Vote Required. Only holders of record of TTI Common Stock at
the close of business on    , 1996 (the "Record Date"), are entitled to notice
of, and to vote at, the Special Meeting. On the Record Date, there were shares of TTI Common Stock outstanding, held by approximately 430 holders of record. Each share of TTI Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of shareholders. Under the Pennsylvania Business Corporation Law (the "Pennsylvania Law"), approval and adoption of the Acquisition Agreement and the Liquidation Plan require the affirmative vote of the holders of a majority of the outstanding shares of TTI Common Stock entitled to vote thereon. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of TTI Common Stock is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as being present for purposes of determining whether a quorum is present. With respect to the proposal to approve and adopt the Acquisition Agreement and the Liquidation Plan, abstentions will have the same effect as a vote against such proposal. Under the rules of the NASD, brokers who hold shares in street name for customers will not have the authority to vote on the proposal to approve and adopt the Acquisition Agreement and the Liquidation Plan, unless they receive specific instructions from the beneficial owners of the shares they hold. While such a broker non-vote will be counted as present for purposes of a quorum, it will have the same effect as a vote against approval and adoption of the Acquisition Agreement and the Liquidation Plan.

  Shares Held by Directors, Executive Officers and Affiliates; Shareholder Agreements. As of the Record Date, directors, officers and affiliates of TTI, together with persons and entities related to or affiliated with them, held an aggregate of 15,551,015 shares of TTI Common Stock, representing 58.5% of the outstanding TTI Common Stock. Certain of these persons also hold options to acquire shares of TTI Common Stock and, if all those options were exercised in full, at or prior to the Closing Date, such persons would hold an aggregate of 16,425,284 shares of TTI Common Stock on a fully diluted basis representing 58.6% of the outstanding TTI Common Stock as of the Closing Date. See "Information Concerning TTI--Officers, Directors and Key Personnel", "Information Concerning TTI--Principal Stockholders" and "Information Concerning TTI--Executive Compensation and Other Matters." Under the terms of the Acquisition Agreement, Lance V. D'Ambrosio and F. Lorenzo Crutchfield Jr. are contractually obligated to vote in favor of approval of the Acquisition Agreement and the Liquidation Plan and, consistent with that contractual obligation, have granted members of the Pacific Telesis Board of Directors proxies to vote their shares in favor of approval of the Acquisition Agreement and the Liquidation Plan and any matter that could reasonably be expected to facilitate the Acquisition. Mr. Crutchfield and Mr. D'Ambrosio own, as of the Record Date, directly or indirectly, collectively approximately 57.6% of the outstanding TTI Common Stock. Therefore, assuming that the proxies granted to Pacific Telesis by such shareholders are voted in favor of the Acquisition Agreement and the Liquidation Plan, the Acquisition Agreement and the Liquidation Plan and the transactions contemplated thereby will be approved at the Special Meeting.

  Voting and Revocation of Proxies. Shares of TTI Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked at or prior to the Special Meeting, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES OF TTI COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE ACQUISITION AGREEMENT AND THE LIQUIDATION PLAN. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it, by the delivery of a duly executed proxy bearing a later date with the Secretary of TTI prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to TTI, 102 West 500 South,

Suite 320, Salt Lake City, Utah 84101, Attention: Secretary. A shareholder's attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

  Approval of the TTI Board of Directors. The directors of TTI unanimously approved the Acquisition Agreement on November 9, 1995.

  Dissenters' Rights. Under Pennsylvania Law, a corporation's shareholders are generally entitled to receive dissenters' or appraisal rights if the corporation sells all or substantially all of its assets outside of the normal course of business. Because the sale of substantially all of TTI's assets is being made in connection with the Liquidation of TTI, however, there are no dissenters' or appraisal rights available to shareholders of TTI under Pennsylvania Law with respect to the Acquisition.

THE ACQUISITION

  Terms of the Acquisition. Under the terms of the Acquisition Agreement, subsidiaries of Pacific Telesis will acquire all of the capital stock of WHI, VBAI and Videotron USA and Pacific Telesis will issue shares of Pacific Telesis Common Stock equaling the Exchange Value plus pay all Outstanding Indebtedness as of the Closing Date owed to TTI by WHI or VBAI. Pacific Telesis will also pay Videoway the Videotron Cash Amount and all Outstanding Indebtedness as of the Closing Date owed to affiliates of Videotron Canada from WHI or VBAI and, if certain conditions are met, will issue to Videoway an additional number of shares of Pacific Telesis Common Stock with a value equal to the Videoway portion of the Separate Allocations. In addition, Pacific Telesis will issue to TTI an additional number of shares of Pacific Telesis Common Stock with a value equal to the TTI portion of the Separate Allocations. Because of the complicated exchange formula and the number of variables comprising such formula, it is difficult to quantify with any certainty the maximum or minimum number of shares of Pacific Telesis Common Stock which will be issued in the Acquisition. However, based on the Assumed Values described under "--General"
above, if the Acquisition were to have closed on    , 1996, the number of
shares that would have been issued would have been    . In such case, the
shares would represent approximately  % of the shares of Pacific Telesis Common
Stock then outstanding. On    , 1996, the last sale price of Pacific Telesis
Common Stock as reported on the New York Stock Exchange Composite Tape was $ per share.

  Approval of the TTI Board of Directors. The Board of Directors of TTI unanimously approved the Acquisition Agreement and the Liquidation Plan on November 9, 1995.

  Financial Advisors.

  Wasserstein, Perella & Co., Inc., an investment banking firm retained by TTI's Board of Directors to act as TTI's financial advisor in connection with the Acquisition, has rendered its opinion that, subject to the satisfaction of the conditions set forth therein, the consideration to be received by TTI in the Acquisition is fair from a financial point of view to TTI. The analysis, support and limitations of this opinion are discussed below with the opinion itself attached as Appendix C hereto. See "The Acquisition and Related Transactions--Financial Advisors."

  Conditions to the Acquisition; Termination and Amendment. The consummation of the Acquisition is subject to the satisfaction of various conditions which, if not fulfilled or waived, permit termination of the Acquisition Agreement. As of the date hereof, these conditions include conditions relating to the number and status of certain of WHI's FCC licenses (or leases thereto) and other matters. TTI believes that some of these conditions may not be satisfied. Therefore, the Acquisition Agreement may not close unless Pacific Telesis affirmatively waives those conditions. Pacific Telesis has not agreed to waive any conditions and there can be no assurance that Pacific Telesis will do so. The Acquisition Agreement may also be terminated under certain other circumstances, including termination by mutual consent of the parties, termination by Pacific Telesis if there is a material adverse change (which is not cured within thirty days of notice thereof) in the Financial Status of the Acquired Companies, in the System or in any of the Tampa System, the Northern Bay Area System or the Southern Bay Area System. Further, the Acquisition Agreement may be terminated (notwithstanding the approval by the TTI shareholders of the TTI Transaction and Liquidation at the Special Meeting) by any party (provided such party has complied in all material respects with its obligations under the Acquisition Agreement) if the Acquisition is not consummated on or before November 9, 1996. See "The Acquisition Agreement--Conditions to the Acquisition."

  The Acquisition Agreement may be amended by the parties thereto (provided the amendment is in writing) at any time before or after the approval and adoption of the Acquisition Agreement by the TTI shareholders; but, after any such shareholder approval has been obtained, no amendment of any of the agreements executed in connection with the Acquisition may be made which by law requires the further approval of the TTI shareholders, without obtaining such further approval. In the event of any resolicitation of the TTI shareholders in connection with any such amendment, such resolicitation will be conducted with an updated prospectus filed as part of a post-effective amendment to the Registration Statement that will have been declared effective by the SEC. See "The Acquisition Agreement--Termination; Amendment and Waiver."

  The Spin-Off. The Acquisition Agreement requires WHI and VBAI to dispose of the Spin-Off Assets and the Spin-Off Liabilities prior to the closing of the Acquisition. The Spin-Off Assets, as more particularly described above under "The Companies--Wireless Holdings, Inc." and "--Videotron (Bay Area) Inc.", comprise the SMATV systems operated by BAC in the San Francisco area, certain franchised cable and related operations conducted by TWTV Spokane in Spokane, Washington, and certain franchised cable and SMATV-related assets of VBAI in or near Tampa, Florida. The Spin-Off Liabilities are principally the contracts and obligations associated with the Spin-Off Assets. To satisfy this condition, under the Supplemental Agreement, WHI and VBAI agreed that WHI (or its subsidiaries) and VBAI would sell the Spin-Off Assets to one or more designated affiliates of Videotron Canada for purchase prices totalling $4,300,000 and the assumption of the Spin-Off Liabilities, with adjustments to the purchase price as if the sale were completed on January 1, 1996. Commencing January 1, 1996, the Spin-Off Assets and the Spin-Off Liabilities were administered by WHI and its subsidiaries and VBAI for the benefit of the purchasers. The transfer of the Spin-Off Assets and the assumption of the Spin-Off Liabilities were completed July 31, 1996. In accordance with the Supplemental Agreement, the purchase price was paid by a reduction in the Outstanding Indebtedness of WHI and VBAI to Videotron USA. See "The Acquisition and Related Transaction--The Spin-Off."

  Shareholder Agreements. Pursuant to the Acquisition Agreement, shareholders of TTI holding in the aggregate approximately 57.6% of the outstanding TTI Common Stock as of the Record Date (approximately 55.7% of the outstanding TTI Common Stock on a fully diluted basis if all optionees under outstanding options exercise the options they hold) are contractually obligated to vote in favor of the Acquisition Agreement and the Liquidation Plan and, consistent with such contractual obligation, have granted the Pacific Telesis Board of Directors proxies to vote their shares of TTI Common Stock in favor of the Acquisition Agreement and the Liquidation Plan at the Special Meeting. See "The Acquisition and Related Transactions--Shareholder Agreements."

  Resales of Pacific Telesis Common Stock; Affiliate Agreements. Certain "affiliates" (as that term is defined for purposes of Rule 145 of the Securities Act) of TTI and the Acquired Companies have entered or will enter into agreements restricting the sale or disposition of their shares of TTI Common Stock prior to the Acquisition and the resale or other disposition of shares of the Pacific Telesis Common Stock they receive in the Acquisition and Liquidation so as to comply with the requirements of securities and tax laws. See "The Acquisition and Related Transactions--Resales of Pacific Telesis Common Stock; Affiliate Agreements."

  Certain Federal Income Tax Considerations. The TTI Exchange is intended to qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code, as amended (the "Code"), in which case neither TTI nor the TTI shareholders would recognize any gain or loss on the receipt of Pacific Telesis Common Stock in the Liquidation, and TTI shareholders would each obtain a tax basis in the Pacific Telesis Common Stock received equal to his or her respective tax basis in the TTI Common Stock surrendered. It is a condition to the obligation of each of Pacific Telesis and TTI to consummate the Acquisition that TTI receive a legal opinion of Parsons Behle & Latimer, TTI's legal counsel, to the effect that the TTI Exchange will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. BECAUSE OF THEIR INDIVIDUAL CIRCUMSTANCES, ALL TTI SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TTI EXCHANGE. See "The Acquisition and Related Transactions--Certain Federal Income Tax Considerations."

  Accounting Treatment. The Acquisition will be accounted for as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair values of the assets acquired and liabilities assumed. Any excess of such purchase price over the amounts so allocated will be allocated to goodwill. See "The Acquisition and Related Transactions--Accounting Treatment."

  Governmental and Regulatory Approvals. The consummation of the transactions contemplated by the Acquisition Agreement is subject to certain regulatory and government approvals. The notification and waiting period imposed upon Pacific Telesis, TTI and Videotron Canada under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") expired on June 2, 1996. Prior to the execution of the Telecommunications Act of 1996, Pacific Telesis was subject to the Modification of Final Judgment ("MFJ"). On November 25, 1995, the United States District Court for the District of Columbia granted Pacific Telesis' motion to modify the court's previous orders which permitted Pacific Telesis to own and operate Interexchange Facilities and related equipment to deliver video programming by extending such relief to include Interexchange Facilities used in MMDS operations.

  Prior to the closing of the Acquisition, the FCC licenses held by VBAI will be assigned to Bay Area License, Inc. ("BALI"), to the extent required by law. VBAI and BALI filed the necessary pro forma assignment applications with the FCC on June 4, 1996. There is no particular time frame in which the FCC is required to act on these applications, and the FCC has requested additional information with respect to one of the applications before it takes any action. The FCC must approve these applications in order for the Acquisition to close and there can be no assurance that it will do so; however, as of the date of this Prospectus/Proxy Statement the FCC has granted three out of the four VBAI assignment applications. See "The Acquisition and Related Transactions-- Regulatory Matters." Additionally, prior to the closing of the Acquisition, those licensees with whom the Acquired Companies have entered into agreements to acquire certain FCC licenses must obtain approval to assign the FCC licenses to Pacific Telesis or one of its subsidiaries to the extent required by the Acquisition Agreement. Pacific Telesis and these licensees filed applications for these assignments during the week of May 28, 1996. There is no particular time frame in which the FCC is required to act on these assignment applications, and the FCC may require additional information before it takes any action. As of the date of this Prospectus/Proxy Statement, the FCC has granted all but one of the licensee assignment applications. See "The Acquisition and Related Transactions--Regulatory Matters."

  Dissenters' Rights. There are no dissenters' or appraisal rights available to shareholders of TTI under Pennsylvania Law with respect to the Acquisition and the Liquidation. See "Terms of the Acquisition and Related Transactions-- Dissenters' Rights."

THE LIQUIDATION OF TTI

  As part of the approval of the Acquisition Agreement, the shareholders of TTI will be required to approve the Liquidation Plan, pursuant to which the shares of Pacific Telesis Common Stock received by TTI in the Acquisition and the other assets of TTI, if any (after payment of TTI's liabilities), will be distributed to the shareholders of TTI and TTI will be dissolved. Under the terms of the Liquidation Plan, TTI will engage an agent to act as the facilitator of the liquidation and to effectuate the delivery of any Pacific Telesis Common Stock (and other assets) not distributed to TTI's shareholders by TTI prior to its liquidation and dissolution. See "The Acquisition and Related Transactions--The TTI Liquidation."

ARBITRATION PROCEEDING

  On September 24, 1996, Pacific Telesis filed an arbitration request with a commercial arbitrator against TTI, Videotron USA and other parties relating to the Acquisition Agreement. See "Certain Legal Proceedings--Arbitration."

MARKET AND DIVIDEND INFORMATION

  Pacific Telesis. The Pacific Telesis Common Stock is listed on the New York, Pacific, Chicago, Swiss and London Stock Exchanges and is traded under the symbol "PAC" on the New York, Pacific and Chicago Stock Exchanges and under the
symbol "Pacific Telesis" on the London and Swiss exchanges. On     , 1996, the
closing price per share for the Pacific Telesis Common Stock was $   based on
New York Stock Exchange Composite Transactions. The market price of the Pacific Telesis Common Stock is subject to change.

  Set forth below are the high and low closing prices for the Pacific Telesis Common Stock based on the New York Stock Exchange Composite Transactions and the quarterly dividends per share on the Pacific Telesis Common Stock for the respective periods indicated:

                                                         HIGH     LOW   DIVIDEND
                                                        ------- ------- --------
1996
1st Quarter............................................ $35.25  $26.375  $0.545
2nd Quarter............................................  34.50   31.875   0.315
3rd Quarter............................................  35.00   32.25    0.315
4th Quarter (through October  , 1996)..................
1995
1st Quarter............................................ $31.25  $28.375  $0.545
2nd Quarter............................................  31.00   25.875   0.545
3rd Quarter............................................  30.75   25.875   0.545
4th Quarter............................................  34.25   29.75    0.545
1994
1st Quarter*........................................... $57.625 $52.625  $0.545
2nd Quarter............................................  32.375  29.875   0.545
3rd Quarter............................................  33.375  30.25    0.545
4th Quarter............................................  31.75   28.375   0.545

--------
* Reflects market prices per share prior to the April 1, 1994 spin-off of AirTouch Communications, Inc. ("Air Touch").

  The declaration and timing of all dividends are at the discretion of Pacific Telesis' Board of Directors and are dependent upon Pacific Telesis' earnings and financial requirements, general business conditions and other factors; there can be no assurances as to the amount or frequency of any future dividends on the Pacific Telesis Common Stock. In addition, under the Merger Agreement with SBC, Pacific Telesis may not pay a dividend in excess of 73.3% of SBC's dividend.

  TTI. From October 31, 1994 to April 11, 1996, TTI's Common Stock was listed on the Boston Stock Exchange and was traded under the symbol "TWL". On April 11, 1996, the TTI Common Stock was voluntarily delisted on such exchange and now trades on the over-the-counter market through the market making activities
of two brokerages under the symbol "TTIW". On      , 1996, the last bid
quotation per share of the TTI Common Stock was $   as reported on the over-
the-counter market.

  Set forth below are the high and low bid quotation per share prices for the TTI Common Stock as reported on the Boston Stock Exchange until April 10, 1996 and on the over-the-counter market from April 11, 1996 to , 1996, for each of the respective periods indicated. TTI has never declared or paid any cash dividends on the TTI Common Stock. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                                   HIGH   LOW
                                                                  ------ ------
1996 (Fiscal Year End--October 31, 1996)
1st Quarter...................................................... $1.125 $0.875
2nd Quarter......................................................  1.125  0.875
3rd Quarter .....................................................  1.063  1.688
4th Quarter (August 1 through October   , 1996)..................
1995 (Fiscal Year End--October 31, 1995)
1st Quarter...................................................... $2.375 $0.437
2nd Quarter......................................................  2.250  1.375
3rd Quarter......................................................  1.875  1.250
4th Quarter......................................................  1.875  0.875
1994 (Fiscal Year End--October 31, 1994)
1st Quarter...................................................... $6.750 $5.000
2nd Quarter......................................................  5.750  3.750
3rd Quarter......................................................  5.000  1.625
4th Quarter......................................................  2.250  1.250

  WHI, VBAI and Videotron USA. No public trading market exists for the capital stock of WHI, VBAI or Videotron USA.

COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Pacific Telesis, TTI, WHI, VBAI and Videotron USA and pro forma per share data on an unaudited pro forma basis for TTI, assuming that (i) the Acquisition had
occurred on    , 1996, (ii) an Exchange Value of $   based on the Assumed
Values had been paid, and (iii) TTI received $   of such assumed Exchange
Value. Pro forma amounts for Pacific Telesis, WHI, VBAI and Videotron USA are not meaningful. The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Pacific Telesis included in the documents described under "Incorporation of Certain Information by Reference" and the financial statements and accompanying notes of TTI, WHI, VBAI and Videotron USA included elsewhere herein.

                             PACIFIC                                  VIDEOTRON
HISTORICAL                   TELESIS   TTI       WHI         VBAI        USA
----------                   -------  ------  ----------  ----------  ----------
Net income (loss) per share
 for the year ended
 December 31, 1995 for
 Pacific Telesis,
 October 31, 1995 for TTI
 and August 31, 1995 for
 WHI, VBAI and Videotron
 USA ......................  $(5.43)  $(0.22) $(1,169.97) $(2,173.83) $(2,403.66)
 for the quarter ended June
 30, 1996 for Pacific
 Telesis, July 31, 1996 for
 TTI and May 31, 1996 for
 WHI, VBAI and Videotron
 USA.......................    0.66    (0.04)    (307.01)  (1,078.92)  (1,021.77)
Book value per share
 as of December 31, 1995
 for Pacific Telesis,
 October 31, 1995 for TTI
 and August 31, 1995 for
 WHI, VBAI and Videotron
 USA ......................    5.11     .002     (438.17)   6,150.00    7,345.67
 as of June 30, 1996 for
 Pacific Telesis, July 31,
 1996 for TTI and
 May 31, 1996 for WHI, VBAI
 and Videotron USA ........    5.75    (.044)  (1,341.02)   2,881.00    4,426.33
Dividends per share
 for the year ended
 December 31, 1995 for
 Pacific Telesis,
 October 31, 1995 for TTI
 and May 31, 1995 for WHI,
 VBAI and Videotron USA ...    2.18      -0-         -0-         -0-         -0-
 for the quarter ended June
 30, 1996 for Pacific
 Telesis, July 31, 1996 for
 TTI and May 31, 1996 for
 WHI, VBAI and Videotron
 USA.......................    0.315     -0-         -0-         -0-         -0-

PRO FORMA                                                                    TTI
---------                                                                    ---
Net income (loss) per share
 for the year ended October 31, 1995 .......................................
 for the quarter ended July 31, 1996 .......................................
Book value per share
 as of October 31, 1995 ....................................................
 as of July 31, 1996 .......................................................
Dividends per share
 for the year ended October 31, 1995 .......................................
 for the quarter ended July 31, 1996 .......................................

  The following table sets forth the bid and closing, respectively, sales price per share of TTI Common Stock and Pacific Telesis Common Stock as reported on The Boston Stock Exchange (in the case of TTI for the period prior to April 11,
1996), the over-the-counter market (in the case of TTI for the period commencing on and after April 11, 1996) and the New York Stock Exchange Composite Tape (in the case of Pacific Telesis). The equivalent per share price (as described below) of TTI Common Stock on November 28, 1995, the business date immediately preceding the public announcement of the Acquisition, and on
    , 1996, the last trading day before the time of the printing of this Prospectus/Proxy Statement is also presented. The shares of WHI, VBAI and Videotron USA are not traded on any public exchange or automated quotation system and, as a result, no market price is available for such shares as of
November 28, 1995 or    , 1996.

                                                              PACIFIC    TTI
                                                        TTI   TELESIS EQUIVALENT
                                                       COMMON COMMON  PER SHARE
                                                       STOCK   STOCK   PRICE(1)
                                                       ------ ------- ----------
November 28, 1995..................................... $1.50  $29.875   $
    , 1996............................................ $      $         $

--------
(1) The equivalent per share price of a share of TTI Common Stock is based on
    numerous assumptions including (i) a Closing Date of    , 1996; (ii) an
    Exchange Value of $   based on the Assumed Values; and (iii) TTI's
    receiving $   of such Exchange Value or, upon the TTI Liquidation, 0.
    shares of Pacific Telesis Common Stock for each share of TTI Common Stock (the "TTI Pro Forma Equivalent"). The equivalent per share price of a share of TTI Common Stock is calculated by multiplying the closing price of Pacific Telesis Common Stock on the New York Stock Exchange Composite Transactions Tape (as reported in the Wall Street Journal) on such date by
    the TTI Pro Forma Equivalent (   ). The actual PTG Common Stock Price may
    be significantly higher or lower than the prices used above. The TTI Pro
    Forma Equivalent may be more or less than .    depending upon changes in
    the foregoing assumptions.

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PACIFIC TELESIS COMMON STOCK AND TTI COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OF OR MARKETS FOR THE PACIFIC TELESIS COMMON STOCK OR THE TTI COMMON STOCK. IN ADDITION, IF THE MERGER AGREEMENT WITH SBC IS CONSUMMATED, SHARES OF PACIFIC TELESIS COMMON STOCK ISSUED IN THE ACQUISITION WILL BE CONVERTED INTO SHARES OF SBC COMMON STOCK, AS SET FORTH IN THE MERGER AGREEMENT. NO ASSURANCE CAN BE GIVEN THAT THE MERGER AGREEMENT WITH SBC WILL BE CONSUMMATED OR, IF CONSUMMATED, AS TO THE FUTURE PRICES OF OR MARKETS FOR THE SBC COMMON STOCK.

                         THE TTI SHAREHOLDERS' MEETING

DATE, TIME, PLACE AND PURPOSE

  The Special Meeting of Shareholders of TTI will be held at the Hilton Hotel
located at 150 West 500 South, Salt Lake City, Utah 84101 on    , 1996, at
9:00 a.m., local time. The purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Acquisition Agreement, providing for the sale of substantially all of TTI's assets to a wholly owned subsidiary of Pacific Telesis, and the Liquidation Plan, pursuant to which TTI will be dissolved. The TTI Shareholders are being asked to approve and adopt the Acquisition Agreement, the Liquidation Plan and the transactions related thereto as a part of one approval. The shareholders will not be entitled to separately approve and adopt the Acquisition Agreement or the Liquidation Plan.

RECORD DATE AND OUTSTANDING SHARES

  Only TTI shareholders at the close of business on the Record Date,    , 1996
are entitled to notice of, and to vote at, the TTI Special Meeting. On the Record Date, there were approximately 430 holders of record of TTI Common
Stock with    shares of TTI Common Stock issued and outstanding. Except for the shareholders identified herein under "Information Concerning TTI-- Principal Shareholders of TTI," on the Record Date there were no other persons known to the management of TTI to be the beneficial owners of more than 10% of the outstanding capital stock of TTI. Each share of TTI Common Stock is entitled to one vote at the TTI Special Meeting.

VOTING OF PROXIES

  Holders of TTI Common Stock are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of TTI Common Stock represented by properly executed proxies received by TTI and not revoked at or before the Special Meeting will be voted at the Special Meeting in accordance with the instructions contained therein. If instructions are not contained therein, proxies will be voted (i) FOR approval and adoption of the Acquisition Agreement and the Liquidation Plan, and (ii) in the discretion of the holders of the proxy with respect to any other procedural matters incident to the conduct of the Special Meeting that may properly come before the Special Meeting. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of TTI stating that the proxy is revoked or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

VOTE REQUIRED

  The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of TTI Common Stock entitled to vote will constitute a quorum at the Special Meeting. Under the Pennsylvania Law, approval and adoption of the Acquisition Agreement and the Liquidation Plan require the affirmative vote of the holders of a majority of the outstanding shares of TTI's Common Stock entitled to vote thereon. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power regarding that issue and has not received instructions from the beneficial owner) are counted for the purposes of determining the presence or absence of a quorum at the Special Meeting. However, because the affirmative vote of the holders of a majority of the outstanding shares of TTI Common Stock is required to approve the Acquisition Agreement and the Liquidation Plan, abstentions and broker non-votes will have the same effect as negative votes.

  As of the Record Date, the directors, officers and affiliates of TTI, together with persons and entities related to or affiliated with them, held an aggregate of 15,551,015 shares of TTI Common Stock, representing approximately 58.5% of the outstanding TTI Common Stock. These same persons also hold unexercised options to acquire shares of TTI Common Stock which, if exercised would have resulted in such persons holding an aggregate of approximately 16,425,284 shares of TTI Common Stock on a fully diluted basis, representing 58.6% of the outstanding TTI Common Stock. Under the terms of the Acquisition Agreement, Lance V. D'Ambrosio and F. Lorenzo Crutchfield, Jr. are contractually obligated to vote in favor of the Acquisition Agreement and the Liquidation Plan and have granted the Pacific Telesis Board of Directors, consistent with such contractual obligation, proxies to vote their shares in favor of approval of the Acquisition, the Acquisition Agreement and the Liquidation Plan and any matter that could reasonably be expected to facilitate the Acquisition. The proxies expire upon the termination of the Acquisition Agreement. Mr. Crutchfield and Mr. D'Ambrosio own, as of the Record Date, directly or indirectly, collectively approximately 57.6% of the outstanding TTI Common Stock. Therefore, assuming that the proxies granted to Pacific Telesis by such shareholders are voted in favor of the Acquisition Agreement and the Liquidation Plan, approval of the Acquisition Agreement and the Liquidation Plan is assured.

EXPENSES; SOLICITATION OF PROXIES

  This Prospectus/Proxy Statement, the accompanying notice and proxy are being
mailed on or about    , 1996 to holders of TTI Common Stock entitled to notice
of, and to vote at, the Special Meeting. Each party will bear its respective costs of preparing, assembling, printing, filing and mailing the Prospectus/Proxy Statement. Brokers, nominees and fiduciaries and other custodians have been requested to forward soliciting materials to beneficial owners of shares of TTI Common Stock held of record by them, and such custodians will be reimbursed for their expenses. Certain officers, directors and employees of TTI may solicit proxies by telephone or personal contact. Such officers, directors and employees will not be additionally compensated for such solicitation (other than their regular salaries). TTI may also engage the services of a commercial proxy solicitation organization to assist its officers, directors and employees in conducting the solicitation of proxies for the Special Meeting. The costs of such commercial solicitor is expected to be approximately $3,500.

DISSENTERS' RIGHTS

  Under the Pennsylvania Law, holders of TTI Common Stock who do not vote in favor of the Acquisition Agreement and Liquidation Plan will not have dissenters' or appraisal rights.

OTHER MATTERS TO BE CONSIDERED

  It is not anticipated that any matter other than those discussed in this Prospectus/Proxy Statement will be brought before the Special Meeting. If other matters are properly presented, proxies for TTI Common Stock will be voted in accordance with the best judgment of the proxy holders.

STOCKHOLDER PROPOSALS

  TTI will hold an Annual Meeting of Shareholders only if the Acquisition is not consummated prior to the time thereof. In the event of such a meeting, shareholder proposals must have been received by TTI no later than April 3, 1996 to be considered for inclusion in the Proxy Statement and form of proxy for the Annual Meeting of Shareholders. TTI did not receive any shareholder proposals to be considered for inclusion in the Proxy Statement for the Annual Meeting.

ACCOUNTANTS

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting and available to respond to appropriate questions and will also have the opportunity to make a statement at such time if they desire to do so.

SECTION 16(A) DISCLOSURE

  Section 16(a) of the Exchange Act requires TTI's executive officers and directors, and persons who own 10% or more of a registered class of TTI's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those persons are also required by Securities and Exchange Commission regulations to furnish TTI with copies of all Section 16(a) forms they file.

  On the basis of reports and representations submitted by the directors, executive officers and 10% or more shareholders of TTI, all Forms 3, 4 and 5 showing ownership of and changes of ownership in TTI's equity securities during TTI's fiscal year ended October 31, 1995 were timely filed with the Securities and Exchange Commission and the Boston Stock Exchange as required by Section 16(a), except as follows: (i) Maitland Wells, a former director and officer of TTI, acquired 4,000 shares of TTI Common Stock, (ii) Wallace Boyack, an outside director of TTI, acquired 3,600 shares of TTI Common Stock from R. Bret Jenkins, also an outside director of TTI, and (iii) George Sorenson, an outside director of TTI, acquired 2,500 shares of TTI Common Stock. Each of these transactions was a transaction exempt from reporting on Form 4 under Rule 16a-6 of the Exchange Act, but was required to be reported on Form 5. None of the Forms 5 was timely filed. Also, during TTI's fiscal year ended October 31, 1994, a corporation in which Mr. Sorenson is a noncontrolling shareholder was issued 80,000 shares of TTI Common Stock in exchange for a loan guarantee provided to TTI. In connection with such transaction, TTI accrued a liability relating to its obligation to issue the shares to the corporation, but the issuance of the shares was not effected until TTI's fiscal year ended October 31, 1995. The transfer of the shares to the corporation was not timely reported on Form 5.

  As a result of TTI's voluntary delisting of its common stock on the Boston Stock Exchange, TTI's officers, directors and 10% or more stockholders are no longer subject to the reporting requirements of Section 16(a). TTI's stock was delisted from the Boston Stock Exchange effective August 11, 1996.

                   THE ACQUISITION AND RELATED TRANSACTIONS

BACKGROUND OF THE ACQUISITION

  TTI and Videotron USA Contracts. In November 1993, TTI and Videotron USA formed WHI as a joint venture Delaware corporation for the purpose of acquiring, developing and operating wireless cable television and SMATV systems in certain individual markets within the United States.

  In connection with the formation of WHI, TTI and Videotron USA entered into a shareholders agreement (the "WHI Shareholders Agreement") under which Videotron USA agreed, if and to the extent required by the WHI Board of Directors prior to January 1, 1995, to loan WHI funds for financing its business. Initially, TTI had until January 1, 1995 to pay one half of those loaned amounts in order to maintain its 50% ownership in WHI. If TTI paid those amounts, all of Videotron USA's and TTI's loans to WHI were to be converted into additional WHI stock (or, if both Videotron USA and TTI agreed, maintained as loans payable to Videotron USA and TTI). If TTI failed to match those amounts on or before January 1, 1995, TTI's 50% interest in WHI was to be diluted. After January 1, 1995 (but only if TTI and Videotron USA each owned 50% of WHI) either party had the right to elect to dissolve WHI under the terms of the WHI Shareholders Agreement. WHI's assets were then to be liquidated and/or distributed to TTI and Videotron USA equally in accordance with a prescribed procedure based on market valuations and other factors.

  Under the terms of the WHI Shareholders Agreement, TTI and Videotron USA also agreed that, with certain exceptions, WHI would be the sole vehicle used by each of them in the United States for acquiring, developing and operating wireless cable television and SMATV systems until such time as WHI owned or operated wireless cable systems or SMATV systems with at least four million line-of-sight homes.

  At the same time TTI and Videotron USA formed WHI, TTI and its then-subsidiary, VBAI, agreed that VBAI would sell and issue to Videotron USA stock constituting 80% of VBAI's outstanding stock. Under the terms of Videotron USA's purchase of the VBAI stock, it also agreed (i) to meet certain funding requirements for the expansion and operation of VBAI, (ii) that TTI's 20% interest in VBAI was non-dilutable, and (iii) to purchase TTI's interest in VBAI at any time after December 31, 1994 and at TTI's request for the greater of $2.6 million or its "fair market value" as defined in the VBAI agreement.

  In December 1994, disputes arose between TTI and Videotron USA regarding the scope of WHI's business operations, and TTI filed suit against Videotron USA and certain other parties (including certain officers and directors of Videotron USA and its affiliates) in the United States District Court for the District of Utah. The suit alleged breach of fiduciary duty, tortious interference with economic relations, misappropriation of corporate opportunities, fraud, misappropriation of assets and misuse of proprietary business information, conspiracy and other matters. Concurrently with the filing of the suit, TTI filed an arbitration action in Tampa Bay, Florida, as provided in the WHI Shareholders Agreement. TTI also made demand for the dissolution of WHI pursuant to the provisions of the WHI Shareholders Agreement.

  As of March 31, 1995, TTI, Videotron USA and the other parties to the suit settled their disputes by entering into a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the parties agreed they would engage the services of Goldman, Sachs & Co. ("Goldman") for the purpose of facilitating a transaction under which WHI and VBAI would be sold, merged with or otherwise acquired by a third party. The Settlement Agreement also (i) eliminated TTI's obligation to provide matching funds to WHI in order to maintain its 50% interest in WHI, (ii) provided WHI with continuing financing from Videotron USA through October 31, 1995 and thereafter as necessary to complete any such transaction, (iii) eliminated the equity conversion features of the outstanding loans to WHI and reduced the interest rate on outstanding debt, and (iv) provided for a series of cross purchase options under which TTI or Videotron USA could acquire the other party's interest in WHI and VBAI if no other sale, merger or other disposition of WHI and VBAI was consummated with a third party pursuant to an agreement made on or before October 31, 1995.

  Auction Process. Commencing in June 1995, representatives of Goldman contacted a number of potential buyers, including Pacific Telesis, to solicit bids for WHI and VBAI or portions thereof. A number of parties entered into confidential disclosure agreements with WHI and VBAI and received information describing WHI and VBAI. On July 14, 1995, Pacific Telesis submitted its preliminary indication of interest. During July and August, Pacific Telesis conducted preliminary due diligence on WHI and VBAI. On August 24, Pacific Telesis submitted its final bid in the Goldman auction process. Goldman had also received proposals from other parties. Based on a determination by TTI and Videotron USA that the Pacific Telesis proposal was potentially superior to the other proposals because it covered the acquisition of substantially all of WHI and VBAI, was structured as a tax-free transaction for TTI and its shareholders and placed the highest valuation on WHI and VBAI, TTI and Videotron USA agreed to enter into formal acquisition negotiations with Pacific Telesis. On August 11, 1995, representatives of Pacific Telesis met with representatives of Goldman, Videotron USA and TTI in Goldman's Chicago offices to discuss generally the nature of a potential offer by Pacific Telesis. Following the meeting, on or about August 24, 1995, Pacific Telesis delivered a revised proposal as to valuation and structure to TTI and Videotron USA through Goldman. Representatives of Pacific Telesis, TTI and Videotron USA clarified the terms of this proposal in a series of telephone calls.

  Negotiations with Pacific Telesis. On August 30 and September 1, 1995, representatives of Pacific Telesis, TTI and Videotron USA met in the offices of Pacific Telesis' attorneys in Los Angeles in an effort to agree on a term sheet for the Acquisition. Negotiation of the proposed term sheet presented several issues that the parties could not agree on, and these negotiations ended unsuccessfully.

  Over the ensuing Labor Day weekend, representatives of Videotron USA discussed ways of resolving the open issues with representatives of Pacific Telesis by telephone. Following these conversations, Goldman conducted further negotiations of the open issues with Pacific Telesis by telephone. After these negotiations, on September 11, 1995, Goldman distributed a revised term sheet to Videotron USA and TTI. TTI rejected the terms proposed by Pacific Telesis in the revised term sheet, and the parties suspended their negotiations.

  On September 18, 1995, Videotron USA commenced an arbitration proceeding against TTI, seeking enforcement of the Settlement Agreement by requiring TTI to continue to negotiate with Pacific Telesis, and, on September 15, 1995, filed an action in the United States District Court for the District of Delaware (the "Delaware Action") seeking an injunction in aid of the relief sought in the arbitration proceeding. TTI filed a counterclaim alleging that Videotron USA violated the Settlement Agreement by negotiating unilaterally with Pacific Telesis.

  Commencing on September 19, 1995, Goldman and Videotron USA resumed telephone discussions regarding the term sheet with representatives of Pacific Telesis. Over the next several days the parties revised the terms of the term sheet, including certain terms relating to the proposed escrow arrangement and certain FCC matters. In the view of TTI, these changes reduced the likelihood that the Exchange Value would be adjusted downward. As a result, on September 26, 1995, TTI agreed to resume formal negotiations with Pacific Telesis and, on October 2, 1995, TTI and Videotron USA stipulated to a dismissal of the Delaware Action without prejudice.

  Commencing on September 21, 1995, TTI engaged Wasserstein Perella & Co., Inc. ("WP&Co.") to provide financial advisory services to TTI. In such role, WP&Co. advised TTI, from time to time and at the request of TTI, with respect to the proposed terms of the Acquisition. WP&Co. did not directly participate in any of the negotiations relating to the Acquisition. Representatives of Goldman participated in the negotiations with Pacific Telesis on behalf of both TTI and Videotron USA until October 31, 1995, when its engagement expired and was not extended.

  On September 29, 1995, representatives of the parties met at the offices of Pacific Telesis' attorneys in San Francisco to resume negotiations on the Acquisition and to agree on an issues list as the basis for further negotiations. During October and early November, representatives of the parties and their respective counsel negotiated the terms of the definitive Acquisition Agreement, conducted legal and business due diligence reviews and addressed a number of ancillary matters in a series of meetings and telephone calls. These activities culminated on November 9, 1995, when the parties agreed upon the terms of the Acquisition Agreement. In addition, subsequent to November 9, 1995, the parties to a proposed joint bidding agreement that was ancillary to the Acquisition Agreement, which parties were affiliates of the parties to the Acquisition Agreement, declared under penalty of perjury that such joint bidding agreement was null and void and submitted these declarations to the FCC pursuant to an FCC letter decision dated November 28, 1995 (the "Letter Decision"). The joint bidding agreement was never executed. TTI is reviewing the Letter Decision and the declarations.

  From November 9, 1995 through early April 1996, the parties engaged in the Basic Trading Area ("BTA") license auction process for the Multipoint Distribution Service and, as a result, became subject to FCC "anti-collusion" rules. As a consequence of these rules, the parties participated only in very limited communications in accordance with the FCC rules clarified by a decision issued by the FCC on November 28, 1995.

  Additional Matters. In January 1996 (effective November 9, 1995), TTI, Videotron USA and certain other parties executed the Supplemental Agreement, under which they defined the procedures necessary to complete the Acquisition Agreement. Under the terms of the Supplemental Agreement, TTI and Videotron USA amended the terms of the Settlement Agreement to provide for matters arising under the Acquisition Agreement, dismissed with prejudice certain litigation and arbitration proceedings between them and agreed upon the terms under which Videotron USA would provide WHI and VBAI with operational funding until the consummation of the Acquisition. Under the terms of the Supplemental Agreement, if the Acquisition does not close, the parties' continuing obligations with respect to WHI's and VBAI's operations will be governed by the terms of the Settlement Agreement, as amended by the Supplemental Agreement.

  The Supplemental Agreement includes various provisions for indemnity by and among TTI, Mr. Crutchfield and Videotron Canada and certain of their affiliates. Subject to certain limitations, TTI and Mr. Crutchfield agreed to indemnify Videotron Canada, Videoway and the Acquired Companies against liabilities in connection with the Registration Statement of which this Prospectus/Proxy Statement is a part, except to the extent of information included in or omitted from the Registration Statement in reliance on information provided by the indemnified parties to Pacific Telesis in writing for inclusion in the Registration Statement. Also, subject to certain limitations, Videotron Canada agreed to indemnify TTI, WHI and Mr. Crutchfield from any liability in connection with the Registration Statement attributable solely to information provided to Pacific Telesis in writing for inclusion in the Registration Statement by Videotron Canada, Videoway, Videotron USA or VBAI. Videotron Canada also agreed to indemnify TTI from any loss or liability in connection with the Vanguard litigation.

  Under a separate agreement with Mr. Crutchfield, also dated as of November 9, 1995, Videotron Canada agreed, subject to certain limitations, to indemnify Mr. Crutchfield to the extent of certain obligations he may have under the Acquisition Agreement to indemnify Pacific Telesis solely by reason of the inclusion in or omission from the Registration Statement of information concerning or relating to any of the Acquired Companies, Videoway or Videotron Canada.

  On February 23, 1996, TTI's board of directors approved the Liquidation Plan. As part of the Liquidation Plan, on March 12, 1996, the Company notified the SEC and the Boston Stock Exchange of its request to voluntarily delist the TTI Common Stock from the Boston Stock Exchange. In accordance with this notice, on March 13, 1996, the Boston Stock Exchange suspended trading of the TTI Common Stock. The SEC delisted the TTI Common Stock from the Boston Stock Exchange effective April 11, 1996. The TTI Common Stock is currently traded on the over-the-counter market.

REASONS FOR THE ACQUISITION; APPROVAL OF THE TTI BOARD OF DIRECTORS

  Pacific Telesis. The Board of Directors of Pacific Telesis approved and adopted the Acquisition Agreement because the Board believes that the Acquisition will enhance Pacific Telesis' competitive position in the wireless cable industry. The Acquisition will increase the aggregate number and size of Pacific Telesis' wireless cable television systems and channel rights at what the Board of Directors believes to be favorable acquisition costs. The Acquisition complements Pacific Telesis' planned wireless digital television service in Southern California.

  TTI. On November 9, 1995 the Board of Directors of TTI approved the Acquisition Agreement. On February 23, 1996 the Board of Directors of TTI approved the Plan of Liquidation. In reaching its determination to approve the Acquisition and Liquidation Plan, the TTI Board of Directors consulted with TTI's management, as well as legal counsel and investment/financial advisors, and considered a number of factors. These factors included (i) the nature and scope of the business of Pacific Telesis, (ii) the quality and breadth of Pacific Telesis' assets and properties, (iii) Pacific Telesis' financial condition, competitive position and prospects for future business, (iv) Pacific Telesis' current interest and investments in the wireless cable industry, (v) the evolving regulatory environment, (vi) TTI's strategic alternatives and business relationship with Videotron USA, (vii) the proposed structure of the transaction, including the fact that the Pacific Telesis Common Stock will be registered securities upon their issuance, (viii) the significant management resources of Pacific Telesis, and (ix) trends in the wireless cable industry and the industry's competitive environment. TTI's Board of Directors also concluded that consummation of the transactions contemplated in the Acquisition Agreement would provide TTI's shareholders with a vehicle for participating more fully in the wireless cable industry through ownership of equity securities in a company which has substantial financial resources, more diverse holdings than TTI and enjoys substantial competitive advantages.

  Videotron Canada and Videoway. The Board of Directors of Videotron Canada and Videoway approved the Acquisition Agreement as appropriate to carry out decisions by various subsidiaries to liquidate all interests in Videotron USA, WHI and VBAI in accordance with the procedures adopted in the Settlement Agreement.

FINANCIAL ADVISORS

  Goldman. In April 1995, Videotron Canada and TTI engaged Goldman to contact potential buyers for WHI and VBAI. Commencing in June 1995, Goldman conducted an auction with respect to the sale of the companies and provided financial advisory services to Videotron USA and TTI in connection with the auction and the potential acquisition of WHI and VBAI by Pacific Telesis. On October 31, 1995, Goldman's engagement expired and was not extended.

  WP & Co. On September 21, 1995, TTI engaged WP&Co. to provide financial advisory services to TTI. In May 1996, TTI engaged WP&Co. to provide a fairness opinion in connection with the Acquisition. On June 25, 1996, WP&Co. delivered an opinion to TTI that, as of such date, and subject to the various assumptions and considerations set forth in such opinion, the consideration to be received by TTI in the sale of its interests in WHI and VBAI is fair from a financial point of view to TTI (the "Fairness Opinion"). WP&Co. noted in the Fairness Opinion that it was not expressing any opinion on the Liquidation in accordance with the Liquidation Plan, the disposition of TTI's pay-per-call telephone operations, the Spin-Off Assets and Spin-Off Liabilities and the transfer of such in accordance with the Spin-Off, or the price at which the Pacific Telesis Common Stock will actually trade at any time.

  THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED HERETO AS APPENDIX C HERETO. HOLDERS OF TTI COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WP&CO. IN RENDERING THE FAIRNESS OPINION. REFERENCES TO THE FAIRNESS OPINION HEREIN AND THE SUMMARY OF THE FAIRNESS OPINION SET FORTH BELOW ARE QUALIFIED BY THE ACTUAL LANGUAGE OF APPENDIX C, WHICH IS INCORPORATED HEREIN BY REFERENCE.

  The Fairness Opinion is directed only to the fairness from a financial point of view to TTI of the consideration TTI is to receive pursuant to the sale of its ownership interests in WHI and VBAI, and does not address any other aspect of the Acquisition. The Fairness Opinion does not constitute a recommendation to any holder of TTI Common Stock with respect to whether to vote in favor of any matter being submitted to such shareholder, and should not be relied upon by any holder of TTI Common Stock as such.

  The Fairness Opinion was prepared and delivered based upon the conditions as they existed and could be evaluated by WP&Co. as of June 25, 1996. In arriving at its opinion, WP&Co. reviewed the Acquisition Agreement, certain publicly available financial and other information concerning TTI, WHI, VBAI, Pacific Telesis and SBC, certain financial and operating information and budgets relating to WHI and VBAI provided by managements of TTI, WHI and VBAI, and information concerning the respective businesses, operations, assets, financial conditions and future prospects of TTI, WHI and VBAI provided during discussions with the managements of TTI, WHI and VBAI and their respective FCC counsel. WP&Co., in addition, reviewed the Settlement Agreement.

  The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analysis or summary description. The preparation of a fairness opinion involves complex considerations and judgments.

  In arriving at its opinion, WP&Co. assumed and relied upon the accuracy of all the financial and other information that was provided by TTI, WHI and VBAI or publicly available to it. WP&Co. also relied upon the reasonableness and accuracy of the financial budgets and analyses supplied to it by the managements of TTI, WHI and VBAI, and has assumed that they were reasonably prepared in good faith on bases reflecting the best currently available judgments and estimates of TTI's, WHI's and VBAI's managements, and WP&Co. does not express any opinion with respect to such financial budgets and analyses. WP&Co. did not assume any responsibility for conducting a physical inspection of the respective properties of TTI, WHI or VBAI, or for making an independent evaluation or appraisal of the respective assets and liabilities of TTI, WHI and VBAI. In addition, WP&Co. was not authorized to, and did not solicit alternative offers for, TTI, WHI, VBAI or their respective assets, or investigate any other alternative transaction which may be available to TTI, WHI or VBAI.

  In performing its analysis for the Fairness Opinion, WP&Co. relied on numerous assumptions made by the managements of TTI, WHI and VBAI and made industry judgments of its own with regard to the respective performances of TTI, WHI and VBAI, industry performance, general business and economic conditions and other matters, many of which are beyond TTI's ability to control. In concurrence with the views of TTI management, WP&Co. assumed for the purposes of the Fairness Opinion that the FCC Adjustment is less than or equal to $6,250,000 and that the Pacific Telesis Common Stock to be issued to TTI but held in escrow will be fully released for the benefit of TTI on the expiration of the escrow. Analyses relating to values of companies do not purport to be appraisals or to reflect the prices at which companies may be actually sold.

  In connection with their opinion on June 25, 1996, representatives of WP&Co. considered various financial and other matters that they deemed relevant. General valuation considerations deemed to be relevant by WP&Co. included, without limitation: (i) wireless cable service and demographic trends as a whole in WHI's and VBAI's markets; (ii) TTI's, WHI's and VBAI's respective historical financial and operating performance and future prospects in the context of their respective business strategies, market positions, and current and prospective competition; (iii) the development stage nature of the wireless cable industry; (iv) TTI's, WHI's and VBAI's respective technological, marketing and product strategies; (v) respective size and asset mix of TTI, WHI and VBAI; (vi) TTI's minority ownership of VBAI, and shared control of WHI; (vii) budgets for WHI and VBAI provided by TTI management;
(viii) the breadth and depth of the potential acquisition universe for TTI;
(ix) Pacific Telesis' financial resources; (x) recent BTA auctions for wireless cable service; (xi) the success of Pacific Telesis in winning licenses in the BTA auction in WHI's and VBAI's service areas; and (xii) Pacific Telesis' announced merger agreement with SBC.

  WP&Co. arrived at a range of implied combined enterprise values for WHI and VBAI based on total proceeds to TTI as part of the transaction, including all direct payments made by Pacific Telesis to TTI and amounts to be received by TTI in the allocation of the consideration to be paid by Pacific Telesis to TTI and Videoway, the exact amount of which is subject to certain FCC and other closing adjustments, without taking into account any transaction costs incurred by either TTI, WHI, VBAI or Videotron USA. In arriving at a range of implied enterprise values of WHI and VBAI, WP&Co. ascribed a relative value of either 100% or 50% to unbuilt line-of-sight ("LOS") homes compared to built LOS homes (i.e., the number of "effective LOS homes" served by a company is calculated as the number of built LOS homes plus the product of the relative value and the number of unbuilt LOS homes). If the relative value between unbuilt LOS homes and built LOS homes is 100% (i.e. there is no difference in value between unbuilt LOS homes and built LOS homes), then based on the total proceeds to be received by TTI, the enterprise value per effective LOS homes multiple range is $34.64 to $37.47, the enterprise value per subscriber multiple range is $10,027 to $10,847, the adjusted enterprise value per net effective LOS homes multiple range is $30.15 to $33.05 (where "adjusted enterprise value" is the implied enterprise value of WHI and VBAI less the product of the number of subscribers served by WHI and VBAI and an applied value per subscriber of $1,500, and "net effective LOS homes" is the number of effective LOS homes less the number of subscribers served by WHI and VBAI divided by a 15% total target penetration rate) and the enterprise value adjusted for near-term penetration per effective LOS homes multiple range of $45.41 to $48.25 (where the "enterprise value adjusted for near-term penetration" is the implied enterprise value of WHI and VBAI plus the product of the number of additional subscribers needed to achieve a penetration rate of 2.5% and an applied cost per subscriber of $500). If the relative value between unbuilt LOS homes and built LOS homes is 50%, then based on the total proceeds to be received by TTI, the enterprise value per effective LOS homes multiple range is $51.29 to $55.49, the adjusted enterprise value per net effective LOS homes multiple range is $45.48 to $49.81, and the enterprise value adjusted for near-term penetration of LOS homes per effective LOS homes multiple range is $61.36 to $65.56.

  These reference ranges of multiples were all considered in the context of the analyses described below. Each of these analyses supports WP&Co.'s conclusion in the Fairness Opinion as to the proceeds to be received by TTI and the implied enterprise value per effective LOS homes, enterprise value per subscribers, adjusted enterprise value per net effective LOS homes and enterprise value adjusted to achieve near-term penetration per effective LOS homes ranges of multiples are within the reference ranges calculated using public company trading analysis and precedent merger and acquisition transactions analysis.

  Public Company Trading Analysis. WP&Co. reviewed, analyzed and compared certain operating, financial and trading information of eight other publicly traded companies (American Telecasting, CAI Wireless, CellularVision, Heartland Wireless, National Wireless, Peoples Choice TV, Wireless Cable of Atlanta and Wireless One), including market values, enterprise values (defined as market value plus debt, preferred stock and minority interest less cash and cash equivalents), estimated enterprise values of non-wireless cable operations, number of LOS homes, number of unbuilt LOS homes, number of built LOS homes and the number of subscribers.

  If the relative value between unbuilt LOS homes and built LOS homes is 100% (i.e., there is no difference in value between unbuilt LOS homes and built LOS homes), then based on the trading analysis of the above mentioned public companies, the enterprise value per effective LOS homes multiple range is $29.70 to $70.30, the enterprise value per subscribers multiple range is $2,381 to $37,119, the adjusted enterprise value per net effective LOS homes multiple range is $19.30 to $65.10, and the enterprise value per adjusted homes multiple range is $40.70 to $80.40.

  If the relative value between unbuilt LOS homes and built LOS homes is 50%, then based on the trading analysis of the above mentioned public companies, the enterprise value per effective LOS homes multiple range is $32.50 to $103.30, the adjusted enterprise value per net effective LOS homes multiple range is $20.80 to $97.20, and the enterprise value adjusted to achieve near-term penetration per effective LOS homes multiple range is $40.70 to $112.20.

  Precedent Merger and Acquisition Transactions. WP&Co. reviewed and analyzed selected merger and acquisition transactions involving other companies in the wireless cable industry as it deemed relevant. While there have been many transactions in the wireless cable industry, WP&Co. reviewed the following transactions, which it believed are comparable in scope and scale, and are listed by acquiror(s)/acquiree(s): Wireless One/True Vision, CS Wireless/CAI Wireless-Heartland Wireless (contribution transaction), Heartland Wireless/CableMaxx, Heartland Wireless/American Wireless Systems, Pacific Telesis/Cross Country, Bell Atlantic-NYNEX/CAI Wireless, CAI Wireless/ACS Enterprises and People's Choice TV/Preferred Entertainment.

  If the relative value between unbuilt LOS homes and built LOS home is 100% (i.e., there is no difference in value between unbuilt LOS homes and built LOS homes), then based on the selected precedent merger and acquisition transactions mentioned above, the enterprise value per effective LOS homes multiple range is $12.50 to $93.60, the enterprise value per subscribers multiple range is $2,698 to $16,408, the adjusted enterprise value per net effective LOS homes multiple range is $11.40 to $67.60, and the enterprise value adjusted to achieve near-term penetration per effective LOS homes multiple range is $24.60 to $93.70.

  If the relative value between unbuilt LOS homes and built LOS home is 50%, then based on selected precedent merger and acquisition transactions mentioned above, the enterprise value per effective LOS homes multiple range is $20.00 to $100.50, the adjusted enterprise value per net effective LOS homes multiple range is $18.30 to $72.40, and the enterprise value adjusted to achieve near-term penetration per effective LOS homes multiple range is $31.90 to $84.60.

  In addition to the above outlined analyses, WP&Co. took into account such other factors as it deemed appropriate in determining the fairness to TTI of the consideration to be received pursuant to the sale of its interests in WHI and VBAI. WP&Co. concluded, based on a full range of its analysis, that the consideration to be received by TTI pursuant to the sale of its interests in WHI or VBAI was fair from a financial point of view to TTI.

  WP&Co. is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities and private placements. WP&Co. was selected to render its opinion regarding the fairness of the consideration to be reviewed by TTI because it is a nationally recognized investment banking firm and because of its experience in the valuation of companies.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  TTI Exchange. The following discussion summarizes the material federal income tax considerations relevant to the exchange of TTI's 50% equity interest in WHI and TTI's 20% equity interest in VBAI for Pacific Telesis Common Stock pursuant to the Acquisition and the subsequent distribution of such Pacific Telesis Common Stock to TTI's shareholders in the TTI Liquidation (the "TTI Exchange"). In particular, this discussion addresses the tax consequences of the TTI Exchange generally applicable to holders of TTI Common Stock. It does not address all federal income tax considerations that may be relevant to particular TTI shareholders in light of their particular circumstances, such as shareholders who do not hold their TTI Common Stock as capital assets or persons who acquired their shares in compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the TTI Exchange (whether or not any such transactions are undertaken in connection with the TTI Exchange) including, without limitation, the sales of the Spin-Off Assets or any transactions in which shares of TTI Common Stock are acquired or any shares of Pacific Telesis Common Stock are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, TTI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TTI EXCHANGE, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM ARISING FROM THE TTI EXCHANGE.

  It is intended that the TTI Exchange qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code, in which case, subject to the limitations and qualifications referred to herein, (i) neither TTI nor any TTI shareholder will recognize any gain or loss on the receipt of the Pacific Telesis Common Stock upon the consummation of the Acquisition Agreement and the subsequent TTI Liquidation, (ii) each TTI shareholder will obtain a tax basis in the Pacific Telesis Common Stock received equal to the tax basis in his or her TTI Common Stock surrendered in exchange therefor and (iii) the holding period of the Pacific Telesis Common Stock in the hands of the TTI shareholders will include the holding period of their TTI Common Stock exchanged therefor, provided such TTI Common Stock is held as a capital asset at the effective time of the Closing of the Acquisition

Agreement. Notwithstanding Pacific Telesis' and TTI's intent to treat the TTI Exchange as a tax free reorganization, no ruling from the IRS will be issued to Pacific Telesis or TTI concerning such treatment. TTI however, has received a legal opinion from its counsel, Parsons Behle & Latimer, to the effect that the TTI Exchange will constitute a "reorganization" within the meaning of
Section 368(a)(1)(C) of the Code. A copy of the Tax Opinion is attached as Appendix D hereto. The consummation of the transactions contemplated by the Acquisition Agreement is conditioned upon the Tax Opinion not having been withdrawn or modified in any material respect. TTI shareholders should be aware that the Tax Opinion does not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary position. The Tax Opinion is subject to certain assumptions, including but not limited to the truth and accuracy of certain representations made by TTI and certain shareholders of TTI. Of particular importance are certain representations relating to the Code's "continuity of interest requirement."

  To satisfy the continuity of interest requirement, the TTI shareholders, as a group, must not, pursuant to a plan or intent existing at or prior to the TTI Exchange, dispose of or transfer so much of either (i) their TTI Common Stock in anticipation of the TTI Exchange or (ii) the Pacific Telesis Common Stock to be received in the TTI Exchange (collectively, "Planned Dispositions"), such that TTI shareholders, as a group, would no longer have a significant equity interest in the businesses of the Acquired Companies being conducted by Pacific Telesis after the TTI Exchange. TTI shareholders will generally be regarded as having a significant equity interest as long as the number of shares of Pacific Telesis Common Stock received in the TTI Exchange less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a "substantial" portion (at least 50%, according to IRS advance ruling guidelines) of the entire consideration received by the TTI shareholders in the TTI Exchange.

  If the IRS were to challenge successfully the "reorganization" status of the TTI Exchange (as a result of a failure to satisfy the continuity of interest requirement or otherwise), and the TTI Exchange were held not to constitute a tax free reorganization, then the TTI Exchange would be treated as a fully taxable sale of all the assets of TTI. As a result, TTI would recognize taxable gain to the extent the value of the consideration received by TTI (including the value of the Pacific Telesis Common Stock received) at the time of the sale exceeded TTI's tax basis in its assets, and TTI (and its shareholders, as successors in interest to TTI) would be required to pay corporate-level income tax on the gain.

  In addition, each TTI shareholder would recognize taxable gain or loss upon the TTI Liquidation equal to the difference between the value of the Pacific Telesis Common Stock distributed at liquidation and his or her tax basis in the shares of TTI Common Stock surrendered. The holders of TTI Common Stock should be aware that it is not likely that they will receive any cash in the TTI Liquidation. As a result, if a TTI Common Stock holder recognizes taxable gain on the TTI Liquidation, that holder will have to pay the associated taxes out of the holder's own funds.

  THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT SEEK TO RECHARACTERIZE THE TTI EXCHANGE AS A TAXABLE EVENT TO TTI AND/OR THE TTI SHAREHOLDERS. UNDER SUCH CIRCUMSTANCES, TTI AND/OR THE TTI SHAREHOLDERS MIGHT BE REQUIRED TO USE CERTAIN PROCEEDS OF THE TTI EXCHANGE TO SATISFY TTI TAX LIABILITIES. IN ADDITION, THE TTI SHAREHOLDERS WOULD BE REQUIRED TO RECOGNIZE ANY GAIN FROM THE SURRENDER OF THEIR SHARES OF TTI COMMON STOCK PURSUANT TO THE TTI EXCHANGE.

  An issuance by Pacific Telesis of its own stock is not a taxable event. Therefore, Pacific Telesis will not recognize any taxable gain or loss on the TTI Exchange. In addition, the existing holders of the Pacific Telesis Common Stock will have no federal income tax consequences as a result of the TTI Exchange.

  Videoway Exchange. Videoway is a foreign corporation that has no trade or business in the United States. It is not expected to receive any fixed or determinable, annual or periodic income in connection with the Acquisition, and, therefore, is not expected to incur any United States federal income tax in connection with the Acquisition.

ACCOUNTING TREATMENT

  The Acquisition will be accounted for as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of such purchase price over the amounts so allocated will be allocated to goodwill.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  Shareholders should be aware that certain members of TTI's management have interests in the Acquisition that are in addition to the interests of the TTI shareholders generally. Lance V. D'Ambrosio, TTI's President and Chief Executive Officer, will receive $100,000 from Pacific Telesis upon consummation of the Acquisition in consideration for his agreement not to compete with the Acquired Companies in certain geographic areas for a period of three years after the Closing Date. In addition, TTI has previously entered into employment agreements with certain of its key officers and employees of TTI which, among other provisions, contain provisions that commit TTI to severance payments under certain circumstances, including termination of such persons' employment within 60 days of a change of control, as defined in the agreements. The transactions contemplated by the Acquisition Agreement would constitute a change of control for purposes of the employment agreements. See "Interests of Certain Persons in the Acquisition."

  In general, under the terms of the employment agreements, TTI's officers and key employees are entitled to receive, if they are terminated or voluntarily terminate their employment within 60 days of a change of control, an amount equal to the greater of one year's base salary or the amounts of salary remaining to be paid through the end of the employment agreement's terms (with the exception of Mr. Crutchfield, who is entitled to receive an amount equal to the greater of two year's base salary or the amount of salary remaining to be paid through the end of the employment term, but who has also waived all rights to all such severance payments). The employment agreements generally terminate on October 31, 1996 (subject to automatic renewal terms of one year each), and so any termination resulting from change of control on or before that date would generally subject TTI to the contractual obligation to pay each such employee one year's base salary.

  As used in TTI's employment agreements, the term "change of control" means any transaction or series of transactions which results in (i) the sale of all or substantially all of the assets of TTI, (ii) a merger or consolidation of TTI with or into another entity, (iii) any acquisition by any person or entity of more than 25% of the issued and outstanding stock of TTI, or (iv) the acquisition by any person or entity of debt instruments or equity securities of TTI which may, at any time, be converted into 25% or more of the issued and outstanding stock of TTI. The assets to be acquired by Pacific Telesis and its subsidiaries under the terms of the Acquisition Agreement constitute substantially all of the assets of TTI. Therefore, the transactions contemplated by the Acquisition Agreement will constitute a change of control for purposes of the employment agreements. For purposes of the employment agreements, a change of control is deemed to have been "completed" upon either the date that TTI enters into a definitive and binding agreement concerning the transaction in question, or upon the date the transaction in question is actually completed, at the discretion of the employee.

  TTI anticipates that it will terminate the employment of its officers and key employees under the employment agreements upon the closing of the transactions contemplated by the Acquisition Agreement. Although it anticipates that it may employ certain of its officers and key employees to assist in the liquidation and dissolution of TTI subsequent to the closing of the Acquisition Agreement, those services will not be covered by the terms of the employment agreements. TTI and its officers and key employees have agreed that, in exchange for the waiver and release by such parties of their rights under their agreements with TTI (including the change of control provisions of their respective employment agreements), and in lieu of any severance amounts otherwise due those persons under those agreements (in the aggregate approximate amount of $565,000), TTI will reduce the exercise price of those persons' outstanding stock options from an average of $1.12 per share to $.001 per share. The amounts that TTI would have realized if such options had been exercised without an adjustment to their exercise price would have been $1,087,500. The modification of the exercise price of the options is contingent on a number of conditions, including the release of all claims any such persons may have against TTI under their employment agreements and the Closing of the Acquisition. As a result of the modification, TTI will be required to record a compensation expense. See "Information Concerning TTI--Executive Compensation and Other Matters."

THE SPIN-OFF

  The Acquisition Agreement requires WHI and VBAI to dispose of the Spin-Off Assets and the Spin-Off Liabilities prior to the closing of the Acquisition. The Spin-Off Assets, as more particularly described above under "The Companies--Wireless Holdings, Inc." and "The Companies--Videotron (Bay Area) Inc.", comprise the SMATV systems operated by BAC in the San Francisco area, certain franchised cable and related operations conducted by TWTV Spokane in Spokane, Washington, and certain franchised cable and SMATV-related assets of VBAI in or near Tampa Bay, Florida. The Spin-Off Liabilities are principally the contracts and obligations associated with the Spin-Off Assets. To satisfy this condition, under the Supplemental Agreement, WHI and VBAI agreed that WHI (or its subsidiaries) and VBAI would sell the Spin-Off Assets, effective as of January 1, 1996, to one or more designated affiliates of Videotron Canada for purchase prices totalling $4,300,000 and the assumption of the Spin-Off Liabilities, with adjustments to the purchase price as if the sale were completed on January 1, 1996. Commencing January 1, 1996, the Spin-Off Assets and the Spin-Off Liabilities were administered by WHI and its subsidiaries and VBAI for the benefit of the purchasers. The transfer of the Spin-Off Assets and the assumption of the Spin-Off Liabilities were completed July 31, 1996. In accordance with the Supplemental Agreement, the purchase price was paid by a reduction in the Outstanding Indebtedness of WHI and VBAI to Videotron USA.

THE TTI LIQUIDATION

  As part of the approval of the Acquisition Agreement, the shareholders of TTI are being asked to approve the Liquidation Plan, pursuant to which the shares of Pacific Telesis Common Stock received by TTI in the Acquisition and the remaining assets of TTI, if any, will be distributed to the shareholders
of TTI. TTI has selected         to act as liquidating agent (the "Agent") for
the purpose of effectuating the delivery of
the Pacific Telesis Common Stock and other TTI assets, if any, to TTI shareholders after the dissolution of TTI for state law purposes. Pursuant to the terms of the Liquidation Plan and the agreement between TTI and the Agent, Pacific Telesis will deliver to TTI the shares of Pacific Telesis Common Stock to be received by it in the Acquisition for sale or distribution in accordance with the terms of the Liquidation Plan. It will also deliver Pacific Telesis
Common Stock having a value of approximately $   to a third party that has
loaned funds to TTI. See "The Acquisition and Related Transactions--the TTI Liquidation," below. TTI anticipates that, upon the consummation of the Acquisition, Pacific Telesis Common Stock having an aggregate value of
approximately $   (or $   per share of TTI Common Stock) will be sold by TTI
(in the open market or otherwise) to satisfy the known and contingent claims of TTI, to pay TTI's costs of the Acquisition and to pay certain costs associated with the winddown and termination of TTI's operations, and shares of Pacific Telesis Common Stock having an aggregate value equal to
approximately $   (or $   per share of TTI Common Stock) will be available for
distribution to the TTI shareholders. Upon TTI's dissolution, under the Pennsylvania Law, any assets TTI then holds (including any shares of Pacific Telesis Common Stock) will be transferred to the Agent, which will then make provision for TTI's unresolved liabilities and distribute TTI's remaining assets (including any shares of Pacific Telesis Common Stock) to TTI's shareholders, pro rata in accordance with their respective interests.

  Upon expiration of the TTI escrow, the escrow agent will deliver to the Agent, for distribution to TTI's shareholders, shares of Pacific Telesis Common Stock having a value of $6,000,000 (based upon the PTG Common Stock Price), less any amounts retained to cover claims by Pacific Telesis, to be distributed among the TTI shareholders. No fractional shares will be issued in connection with the Liquidation. Instead, fractional shares will be liquidated by TTI or the Agent on behalf of TTI and distributed in accordance with the Liquidation Plan.

  Assuming TTI shareholders approve the Acquisition and the Liquidation Plan, promptly after the consummation of the Acquisition, TTI will send to each TTI shareholder a letter of transmittal ("Letter of

Transmittal") containing instructions regarding procedures for each TTI shareholder to receive his or her respective portion of the Pacific Telesis Common Stock (or proceeds thereof). Upon TTI's dissolution and liquidation and subject to the terms of the Letter of Transmittal, each TTI shareholder will be entitled to receive, upon return of a duly executed Letter of Transmittal, such shareholder's pro rata interest in (i) the Pacific Telesis Common Stock to be distributed, (ii) the remaining proceeds, if any, of the Pacific Telesis Common Stock after satisfaction of TTI's claims and obligations and any other remaining TTI assets, and (iii) any remaining Pacific Telesis Common Stock upon the expiration of the TTI escrow. As contemplated by the Liquidation Plan, a TTI shareholder's certificate representing TTI Common Stock will, upon the consummation of the Acquisition, be deemed to represent only the right to receive such TTI shareholder's pro rata interest in the foregoing amounts.

  Any dividends or other distributions declared on or after the Closing Date on shares of Pacific Telesis Common Stock will be payable to the holders of record of Pacific Telesis Common Stock on or after the Closing Date. TTI will be the holder of record for the Pacific Telesis Common Stock received in connection with the Acquisition at the Closing Date. In no event shall the person or entity entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or distributions. If any dividends, cash attributable to fractional shares or shares of Pacific Telesis Common Stock are to be paid or issued in a name other than that of the person entitled thereto as indicated on TTI's books and records, it shall be a condition of such exchange that the person requesting the exchange pay any transfer or other taxes required by reason of the issuance of the Pacific Telesis Common Stock in a name other than that of the person so entitled or to establish to the satisfaction of TTI (or the Agent, as applicable) that such tax has been paid or it is not applicable.

  In addition to its interests in WHI and VBAI, TTI currently owns certain other immaterial assets which are not being acquired by Pacific Telesis pursuant to the Acquisition Agreement, including office and business equipment. If any of these assets cannot be disposed of by TTI or the Agent, they may be distributed in kind to the TTI shareholders, pro rata, in accordance with their interests.

  In order to facilitate TTI's operations pending the consummation of the Acquisition Agreement and TTI's subsequent liquidation and dissolution, TTI
(i) entered into a management agreement with Carolina, pursuant to which TTI agreed to provide certain management services, assets and equipment to Carolina for the four month period from July through October, 1996 in exchange for the payment by Carolina of $100,000 per month during such period, and (ii) borrowed $2,500,000 from a third party, which was secured by certain assets of TTI (including the amounts payable to it by WHI under the terms of a promissory note in the original principal amount of approximately $2,375,000, and its rights under the terms of an agreement with Videotron USA under which Videotron USA is required to purchase, at TTI's election, TTI's 20% interest as a shareholder in VBAI for at least $2,600,000). In connection with this loan, the lender received warrants to purchase 150,000 shares of TTI Common Stock at an exercise price of $0.75 per share (the "Warrants"). For a more detailed description of the terms of TTI's disposition of the Carolina operations, see "Information Concerning TTI--Introduction" and "Information Concerning TTI--Related Party Transactions."

  Although TTI believes that it has identified and properly accounted for all of the material liabilities of TTI, there can be no assurance that potential claimants will not seek to assert claims against the assets of TTI in amounts in excess of the liabilities recorded on TTI's financial statements. In addition, TTI may be required to institute litigation to determine the amount of certain claims prior to making any distribution to TTI shareholders. Accordingly, there can be no assurance as to the amounts that will ultimately be distributable to TTI shareholders, if any, or as to the timing of any distribution. In the event that TTI makes a distribution to TTI shareholders prior to the final resolution of all claims against TTI, in certain circumstances creditors of TTI would have the right to proceed against individual TTI shareholders to recover the amounts so distributed to such shareholders.

REGULATORY MATTERS

  The Acquisition is subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Pacific Telesis, TTI and Videotron Canada made the requisite initial filings under the HSR Act on May 3, 1996, and the waiting period expired on June 2, 1996. At any time before or after consummation of the Acquisition, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Acquisition. States and private parties would also have the right to bring legal action under the antitrust laws under certain circumstances.

  Prior to the enactment of the Telecommunications Act of 1996, Pacific Telesis was subject to the Modification of Final Judgment entered on August 24, 1982 by the U.S. District Court for the District of Columbia (the "Court") in U.S. v. American Telephone & Telegraph Co. (the "MFJ"). The MFJ, among other things, prohibited Pacific Telesis from engaging in certain activities currently engaged in by the Acquired Companies. On November 25, 1995 the United States District Court for the District of Columbia granted Pacific Telesis' motion to modify the court's previous orders which permitted Pacific Telesis to own and operate Interexchange Facilities and related equipment to deliver video programming by extending such relief to include Interexchange Facilities used in MMDS operations.

  Prior to the closing of the Acquisition, the FCC licenses held by VBAI will be assigned to BALI, to the extent required by law. VBAI and BALI filed the necessary pro forma assignment applications with the FCC on June 4, 1996. There is no particular time frame in which the FCC is required to act on these applications, and the FCC has requested additional information with respect to one of the applications before it takes any action. The FCC must approve these applications in order for the Acquisition to close and there can be no assurance that it will do so; however, as of the date of this Prospectus/Proxy Statement the FCC has granted three out of the four VBAI assignment applications.

  Additionally, the Acquisition Agreement requires prior FCC approval of the assignment of the applications pursuant to which a Pacific Telesis subsidiary will acquire certain channel licenses. The parties filed these applications during the week of May 28, 1996. Applicable law requires the FCC to place the applications on public notice for 30 days during which time an interested person may file petitions to deny some or all of the applications or one or more informal objections to the assignments. After the initial 30-day notice period, and after considering petitions and objections, and replies to such responses, if any, the FCC will grant or deny the applications. The FCC places the grant or denial on public notice for an additional 30 days during which time an interested person may file either a petition for reconsideration or an application for review. After an additional ten days for the FCC to reconsider its decision(s) on its own, the FCC's grant or denial becomes final if no petition for reconsideration or an application for review is filed. These assignment applications were placed on public notice on June 7, 1996. No petitions to deny or other objections have been filed. There is no particular time frame in which the FCC is required to act on these applications, and the FCC may request additional information before it takes any action. As of the date of this Prospectus/Proxy Statement, the FCC has granted all but one of the assignment applications. The FCC has requested additional information on the other pending application.

  Except for the requirements of the HSR Act (which have been satisfied) and the approvals of the FCC to assign the VBAI licenses, (one approval of which still remains to be obtained), no other federal or state regulatory requirements must be complied with in connection with the Acquisition except for such filings as may be required under federal and state securities laws. Should any other approval or action be required, it is currently contemplated that the parties would seek such approval or action. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Acquisition.

  Pacific Telesis is subject to extensive regulation by federal and state governments as a provider of telecommunications services. Subsequent to the consummation of the Acquisition, there can be no assurances that regulatory, legislative or judicial actions will not occur that could adversely affect the conduct of Pacific Telesis' or the Acquired Companies' businesses.

NYSE LISTING OF PACIFIC TELESIS COMMON STOCK

  Pacific Telesis has agreed in the Acquisition Agreement to use its best efforts to cause the shares of Pacific Telesis Common Stock to be issued in the Acquisition to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Pacific Telesis intends to apply for listing on the New York Stock Exchange of the shares of Pacific Telesis Common Stock to be issued in connection with the Acquisition. Approval of such listing is a condition to the respective obligations of the Acquired Companies, TTI and Videoway to consummate the Acquisition.

STATUTORY DISSENTERS' RIGHTS

  There are no dissenters' or appraisal rights available to shareholders of TTI under the Pennsylvania Law with respect to the Acquisition. The Pennsylvania Law provides appraisal rights to dissenting shareholders of a corporation which engages in certain types of mergers or consolidation, share exchanges, corporate divisions and conversions, or sales of all or substantially all of the corporation's assets other than in the usual course of its business. The Pennsylvania Law contains an exception to the appraisal rights granted to dissenting shareholders in the case of the sale of all or substantially all of a corporation's assets other than in the usual course of its business if such sale takes place in connection with the liquidation of the corporation. Since the transactions contemplated by the Acquisition will be conducted in connection with TTI's liquidation and dissolution for both state corporate law and federal tax law purposes, TTI's shareholders will not be entitled to dissenters' rights.

PROCEDURAL MATTERS

  It is contemplated that the Acquisition Agreement will be consummated at a single closing at Pacific Telesis' offices in San Francisco, California, as soon as practicable after the parties have reasonable assurance that all of the conditions to Closing will have been satisfied or waived.

RESALES OF PACIFIC TELESIS COMMON STOCK; AFFILIATE AGREEMENTS

  The Pacific Telesis Common Stock to be issued in connection with the Acquisition will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" of TTI, Videoway or any of the Acquired Companies within the meaning of Rule 145 under the Securities Act. In the Acquisition Agreement, each of such persons has agreed to use its best efforts to cause each of those persons who may be deemed affiliates of such persons to deliver to Pacific Telesis on or prior to the Closing Date, a written agreement providing that such persons will not make any sale, transfer or other disposition of the Pacific Telesis Common Stock received in connection with the Acquisition in violation of the Securities Act or the rules and regulations promulgated thereunder. If any affiliate refuses to provide such an agreement, Pacific Telesis will be entitled to place appropriate legends on the Pacific Telesis shares to be received by such affiliate, and to issue stop transfer instructions to Pacific Telesis' transfer agent in regard to such shares.

MINORITY BUYBACK OF BAC SHARES

  Under the terms of the Acquisition Agreement, at the closing of the Acquisition WHI is required to deliver stock certificates representing 100% of the outstanding shares of BAC. WHI currently owns 94% of BAC. To acquire 100% ownership of the outstanding stock of BAC, on October , 1996, WHI initiated procedures to effect a short form merger pursuant to Section 1110 of the California General Corporation Law (the "California Law"). In connection with the short form merger, WHI has offered to purchase the 6% interest in BAC held by other parties (the "Minority Shareholders") for $4,000,000 (the "BAC Share Purchase Price"). The BAC Share Purchase Price will be subtracted in determining the total Exchange Value paid by Pacific Telesis, and may be increased or decreased by certain post-closing adjustments (the "Acquisition Price"). The short form merger will be closed simultaneously with or immediately prior to the closing of the Acquisition.

  Under applicable provisions of the California Law, the Minority Shareholders may make written demand upon WHI for the purchase of their shares at a price equal to the fair market value of such shares. If, after receipt of such written demand, the parties are unable to agree to the fair market value of the shares, the Minority Shareholders will have five months within which to pursue an appraisal proceeding.

                           THE ACQUISITION AGREEMENT

  The following is a summary of the terms of the Acquisition Agreement, a copy of which is attached to this Prospectus/Proxy Statement as Appendix A and incorporated by reference herein. The description of the Acquisition Agreement contained herein is qualified in its entirety by the Acquisition Agreement. Any capitalized terms not otherwise defined herein have the meaning set forth in the Acquisition Agreement.

GENERAL

  Upon consummation of the Acquisition, each of the Acquired Companies will be an indirect, wholly owned subsidiary of Pacific Telesis.

CONSIDERATION

  The total number of shares of Pacific Telesis Common Stock exchangeable for the WHI Common Stock and the VBAI Common Stock held by TTI and the Videotron USA Common Stock held by Videotron pursuant to the Acquisition Agreement shall be, subject to certain adjustments, equal to the quotient of (a) the difference between (i) the sum of (A) $170,000,000, (B) 75% of the Subscriber Adjustment, (C) any Assumed Interest on Stockholder Debt, and (D) any Approved Expenditures; and (ii) the sum of (A) the Distribution Adjustment, (B) all Outstanding Indebtedness as of the Closing Date, (C) the Outstanding Liabilities as of the Closing Date, (D) the Videotron Cash Amount, and (E) the FCC Adjustment; divided by (b) the PTG Common Stock Price. In addition, on the Closing Date, (i) Pacific Telesis will deliver to TTI additional shares of Pacific Telesis Common Stock equal to the quotient of $5,000,000 divided by the PTG Common Stock Price; and (ii) if the FCC Adjustment is less than $14,000,000, Pacific Telesis will deliver to Videoway additional shares of Pacific Telesis Common Stock equal to the quotient of $1,120,000 divided by the PTG Common Stock Price. The total number of shares of Pacific Telesis Common Stock issuable in the Acquisition is subject to a post-closing adjustment described in Section 14.03 of the Acquisition Agreement.

ESCROW

  Of the total number of shares of Pacific Telesis Common Stock to be issued in the Acquisition, shares of Pacific Telesis Common Stock having a value of $11,000,000 (based on the PTG Common Stock Price) to be issued to Videoway and shares of Pacific Telesis Common Stock having a value of $6,000,000 (based on the PTG Common Stock Price) to be issued to TTI will be deposited in escrow. The shares of Pacific Telesis Common Stock held in the escrow will be used to secure (i) the indemnification obligations of Videoway, Videotron Canada and TTI pursuant to the Acquisition Agreement and (ii) the potential requirement that Videoway and TTI may be required to return a number of such shares of Pacific Telesis Common Stock pursuant to the post-closing adjustment described in Section 14.03 of the Acquisition Agreement. Videoway's escrowed shares will be held for three (3) years, although $5,000,000 of such shares will be released at the end of the second year after the Closing Date. TTI's escrowed shares will be held for the longer of five days after TTI's dissolution or eleven months after the Closing Date.

THE SPIN-OFF

  The Acquisition Agreement requires WHI and VBAI to dispose of the Spin-Off Assets and the Spin-Off Liabilities. The Spin-Off Assets, as more particularly described above under "The Companies--Wireless Holdings, Inc." and "The Companies--Videotron (Bay Area) Inc.", comprise the SMATV systems operated by BAC in the San Francisco area, certain franchised cable and related operations conducted by TWTV Spokane in Spokane, Washington, and certain franchised cable and SMATV-related assets of VBAI in or near Tampa Bay, Florida. The Spin-Off Liabilities are principally the contracts and obligations associated with the Spin-Off Assets. To satisfy this condition, under the Supplemental Agreement, WHI and VBAI agreed that WHI (or its subsidiaries) and VBAI would sell the Spin-Off Assets to one or more designated affiliates of Videotron Canada for purchase prices totalling $4,300,000 and the assumption of the Spin-Off Liabilities, with adjustments to the purchase price as if the sale were completed on January 1, 1996. Commencing January 1, 1996, the Spin-Off

Assets and the Spin-Off Liabilities were administered by WHI and its subsidiaries and VBAI for the benefit of the purchasers. The transfer of the Spin-Off Assets and the assumption of the Spin-Off Liabilities were completed July 31, 1996. In accordance with the Supplemental Agreement, the purchase price was paid by a reduction in Outstanding Indebtedness of WHI and VBAI to Videotron USA.

REPRESENTATIONS AND WARRANTIES

  The Acquisition Agreement contains representations and warranties of Videoway, TTI, Videotron Canada, Videotron USA and Messrs. Crutchfield and Lance D'Ambrosio, officers and the principal shareholders of TTI. The representations and warranties include matters relating generally to (i) the organization of each of such parties and the Acquired Companies and similar corporate matters, if the party is not an individual, (ii) the execution and delivery of the Acquisition Agreement by such parties and the enforceability of the Acquisition Agreement against such parties, (iii) the capital structure and capitalization of such parties, if the party is not an individual, (iv) information relating to subsidiaries of the Acquired Companies, (v) the accuracy of the financial statements of the Acquired Companies and the absence of undisclosed liabilities, (vi) the absence of adverse changes and specified events, (vii) the absence of violation of any law, the charter, bylaws or any material agreement of any of the Acquired Companies or the imposition of any lien on any of their respective assets as a result of the execution of the Acquisition Agreement, (viii) governmental and other third-party consents and approvals, (ix) compliance with laws, licenses, permits and material contracts, (x) the absence of certain changes, (xi) availability of certain assets and title, (xii) validity and terms of permits, (xiii) the status of material assets, (xiv) the absence of litigation and governmental investigations, (xv) specified tax and environmental matters, (xvi) employee matters, (xvii) validity and terms of material contracts, (xviii) employee and affiliated agreements, (xix) proprietary rights, (xx) insurance, (xxi) real property, (xxii) personal property, (xxiii) personal property leases, (xxiv) disclosure, (xxv) the accuracy of information supplied, (xxvi) required filings under the HSR Act, and (xxvii) the ownership of shares of the Acquired Companies by certain of such parties. The representations and warranties relating to WHI, VBAI and their respective subsidiaries are made by Videoway, TTI and Videotron Canada. The representations and warranties relating to Videotron USA are made by Videotron USA, Videoway and Videotron Canada. The representations and warranties relating to TTI are made by TTI. Each of the representations and warranties relating to Messrs. Crutchfield and D'Ambrosio are made by Messrs. Crutchfield and D'Ambrosio, respectively.

  The representations and warranties made by Pacific Telesis, Pacific Telesis Acquisitions and Pacific Telesis Purchasing in the Acquisition Agreement include matters relating generally to (i) their organization and similar corporate matters, (ii) their capital structure, (iii) the accuracy of Pacific Telesis' filings with the SEC, (iv) the absence of adverse changes, (v) the execution and delivery of the Acquisition Agreement by such parties and the enforceability of the Acquisition Agreement against such parties, (vi) the absence of violation of the charter, bylaws or any material agreement of any of Pacific Telesis, Pacific Telesis Acquisitions or Pacific Telesis Purchasing or the imposition of any lien on any of their assets as a result of execution of the Acquisition Agreement, (vii) governmental consents and approvals,
(viii) the accuracy of Pacific Telesis' financial statements, (ix) litigation and governmental investigations, (x) disclosure, (xi) the accuracy of information supplied, and (xii) the investment intent of Pacific Telesis Acquisitions and Pacific Telesis Purchasing with respect to the acquired shares. Each of the representations and warranties relating to Pacific Telesis, Pacific Telesis Acquisitions and Pacific Telesis Purchasing are made by each such entity, respectively.

CONDUCT OF THE BUSINESS OF THE ACQUIRED COMPANIES PENDING THE ACQUISITION

  Pending consummation of the Acquisition, each of WHI and VBAI have agreed, and each of Videoway, TTI and Videotron Canada have agreed to cause WHI and VBAI, (i) to carry on the businesses of WHI, VBAI and their respective Subsidiaries in the Ordinary Course of Business except in connection with the Spin-Off Assets and Spin-Off Liabilities, and pay all obligations in a timely manner substantially in accordance with their terms;

and (ii) not to, among other things, (a) make any amendment to WHI's or VBAI's or any such Subsidiary's charter, bylaws or specified agreements, (b) make any capital expenditure or change in the business or operations of WHI, VBAI and their respective Subsidiaries or enter into any contract or commitment therefor, except in accordance with a budget or budgets approved in writing by Pacific Telesis from time to time, (c) transfer or allow any lien to be imposed on any of the properties of WHI, VBAI or any of their respective Subsidiaries, (d) with certain limited exceptions, issue or modify any securities of WHI, VBAI or any of their respective Subsidiaries, or (e) create, incur or assume any indebtedness (other than certain indebtedness to Videotron USA). Videotron USA, Videoway and Videotron Canada have made comparable agreements in the Acquisition Agreement regarding the business and operations of Videotron USA pending consummation of the Acquisition.

  The Acquisition Agreement also provides that, prior to the consummation of the Acquisition, (i) Pacific Telesis will have access to the Acquired Companies in order to verify the accuracy of the representations and warranties, compliance with the covenants and satisfaction of the conditions contained in the Acquisition Agreement; (ii) each party will promptly notify the other of any relevant litigation and diligently oppose such action; (iii) Videoway, TTI and Videotron Canada will use their Best Efforts to obtain all required consents and amendments from parties to agreements and governmental authorities; (iv) WHI and VBAI will, and Videoway, TTI and Videotron Canada will cause such companies to, operate their businesses as described in the preceding paragraph, (v) Videotron USA will, and Videoway and Videotron Canada will cause Videotron USA to, operate its business as described in the preceding paragraph, (vi) none of the Acquired Companies nor any of Videoway, TTI and Videotron Canada will solicit any offers from third parties, (vii) none of the parties will, without the approval of the others, make any press release or other announcement concerning the transactions contemplated by the Acquisition Agreement, except as and to the extent required by law; (viii) the parties will file with the FTC and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act; (ix) Pacific Telesis will receive certain monthly financial statements of the Acquired Companies and certificates related thereto; (x) Videoway, TTI and Videotron Canada will cause the acquisition of the shares of BAC's Common Stock held by Minority Shareholders of BAC; (xi) Videoway, TTI and Videotron Canada will update the Disclosure Schedule as appropriate; and
(xii) Pacific Telesis will cause the shares of Pacific Telesis Common Stock to be issued in the Acquisition to be listed on the New York Stock Exchange, upon official notice of issuance.

  The Acquisition Agreement provides that none of WHI, VBAI, their respective Subsidiaries, Videoway, TTI or Videotron Canada may solicit offers from any third party to acquire any portion of the assets or equity ownership of WHI, VBAI or their respective Subsidiaries or enter into any agreement providing for such an acquisition (except in connection with the Spin-Off). The Acquisition Agreement contains a comparable provision regarding solicitation by Videotron USA, Videoway and Videotron Canada of offers from any third party to acquire assets or equity ownership of Videotron USA.

CONDITIONS TO THE ACQUISITION

  Under the Acquisition Agreement, the obligations of Pacific Telesis to consummate the Acquisition are subject to certain conditions (any or all of which may be waived by Pacific Telesis in its sole discretion), including, but not limited to, the following: (i) the representations and warranties of the Acquired Companies, Videoway, Videotron Canada and TTI being true and correct in all material respects; (ii) all covenants, agreements and obligations of such parties in the Acquisition Agreement having been performed in all material respects; (iii) all actions necessary to authorize the execution of the Acquisition Agreement having been taken; (iv) no material adverse changes in the Financial Status of the Acquired Companies, the Tampa System, the Northern Bay Area System or the Southern Bay Area System; no loss of subscribers in the Tampa System or the Spokane System in excess of a specified number; and no lawsuits, claims or proceedings which have a reasonable likelihood of resulting in such material adverse change; (v) receipt of opinions of legal counsel; (vi) no restraints or proceedings by any governmental authority; (vii) all required consents and approvals from governmental agencies necessary to consummate the Acquisition having been obtained; (viii) all required consents from third parties having been obtained; (ix) receipt of resignations of the officers and directors of the Acquired Companies;

(x) receipt of satisfactory reports regarding liens on the assets of the Acquired Companies; (xi) the Spin-Off having been consummated; (xii) execution and delivery of certain documents; (xii) receipt of specified financial statements; (xiv) receipt of FCC approvals; (xv) WHI and its subsidiaries having a specified minimum number of Channels in San Francisco and San Jose through FCC Licenses or Channel Leases which satisfy the FCC Conditions; (xvi) the Registration Statement, of which this Proxy Statement/Prospectus is a part, having been declared effective by the SEC; (xvii) receipt by TTI of the Tax Opinion (in a form acceptable to Pacific Telesis) to the effect that the TTI Exchange is a tax-free reorganization; (xviii) withdrawal of certain arbitration proceedings between TTI and Videotron USA; (xix) repayment of specified affiliate indebtedness; and (xx) delivery of certain documents. The above list is not exhaustive and reference is made to Article X of the Acquisition Agreement for a more complete description of the conditions to Pacific Telesis' obligations under the Agreement. As of the date hereof, TTI believes that certain of these conditions (including, without limitation, conditions relating to the minimum number of channels) may not be met. Accordingly, unless these conditions are waived by Pacific Telesis, the Acquisition may not close. There can be no assurance that Pacific Telesis will waive these conditions.

  Under the Acquisition Agreement, the respective obligations of Videoway and TTI to consummate the Acquisition are subject to certain conditions (any or all of which may be waived by Videoway and TTI in their sole discretion), including, but not limited to, the following: (i) the representations and warranties of Pacific Telesis, Pacific Telesis Acquisitions and Pacific Telesis Purchasing being true and correct in all material respects, (ii) all covenants, agreements and obligations of such parties in the Acquisition Agreement having been performed in all material respects, (iii) all actions necessary to authorize the execution of the Acquisition Agreement having been taken, (iv) no restraints or proceedings by any governmental authority, (v) all required consents and approvals from governmental authorities having been obtained, (vi) receipt by TTI of opinions from counsel to Pacific Telesis,
(vii) the Registration Statement, of which this Proxy Statement/Prospectus is a part, having been declared effective by the SEC; (viii) approval of the shares of Pacific Telesis Common Stock for listing on the New York Stock Exchange having been received, (ix) receipt by TTI of the Tax Opinion to the effect that the TTI Exchange will constitute a tax-free reorganization under the Code, (x) payment by Pacific Telesis of certain outstanding indebtedness of the Acquired Companies to TTI and certain affiliates of Videotron Canada,
(xi) payment by Pacific Telesis of $100,000 to Lance D'Ambrosio in exchange for his non-compete agreement, (xii) execution and delivery of certain other agreements, (xiii) receipt of opinions of legal counsel, and (xiv) delivery of various closing certificates.

  The Acquisition Agreement requires Pacific Telesis to cause the shares of Pacific Telesis Common Stock which are to be delivered in the Acquisition to be registered under the Act. Certain affiliates of the Acquired Companies will be obligated to deliver to Pacific Telesis agreements relating to the restricted nature of the shares of Pacific Telesis Common Stock which such affiliates receive. The shares of Pacific Telesis Common Stock which Videoway receives in the Acquisition will also be subject to certain resale restrictions.

  Inasmuch as each stockholder of WHI, VBAI and Videotron USA has signed the Acquisition Agreement, no further vote or approval of such stockholders is required to consummate the Acquisition. Approval of the shareholders of TTI is required to consummate the Acquisition. Approval of the shareowners of Pacific Telesis is not required under the Nevada Revised Statutes.

POST-CLOSING MATTERS

  Pacific Telesis may employ certain employees of the Acquired Companies after the consummation of the Acquisition. With certain exceptions, each of Videoway, Videotron Canada, TTI, F. Lorenzo Crutchfield, Jr. and Lance D'Ambrosio has agreed, commencing on the date of the Acquisition Agreement and continuing for a period of six months after the Closing Date, not to encourage any employee or consultant to decline an employment or consulting arrangement with Pacific Telesis. With certain exceptions, each of such persons has also agreed, for a period of three years after the Closing Date, not to encourage or induce any employee of Pacific Telesis to leave Pacific Telesis' employ, or to take any action which would affect Pacific Telesis' efforts to acquire necessary licenses, approvals or permits or to operate the System, or to develop any of the properties of the Acquired Companies. With certain exceptions, Videoway, Videotron Canada and TTI have agreed not to use the intellectual property of the Acquired Companies or disclose such intellectual property to any other person, firm or corporation other than Pacific Telesis and Pacific Telesis' employees, agents and representatives, and Pacific Telesis has agreed to change the corporate names of VBAI and Videotron USA and not to use those and certain related names.

  In furtherance of the sale of the shares to Pacific Telesis and to more effectively protect the business and good will of the Acquired Companies, and, in the case of Lance V. D'Ambrosio, for consideration of $100,000 upon the consummation of the transactions contemplated by the Acquisition Agreement, each of Videoway, Videotron Canada, TTI and Lance V. D'Ambrosio has agreed that, for a period commencing on the Closing Date and ending on the third annual anniversary of the Closing Date, those parties and their affiliates will not: (i) directly or indirectly (whether as an employer, employee, partner, stockholder, director, representative or otherwise) anywhere within the States of California or Nevada and anywhere within a radius of 100 miles of the Collocation Sites (or with respect to Seattle, KCTS Television Tower, 18th and East Madison Street) inclusive of any BTA's in their entireties included in such 100 mile radius with respect to states other than California and Nevada organize, invest in, sponsor or promote, participate or become interested, affiliated or connected with or provide management, employment or consulting services to, any person which is engaging or intending to engage in the ownership or operation of any ITFS, MDS, LMDS or MMDS system, or other wireless cable system or other activities using the same frequencies.

  Should actions be taken that violate any of the foregoing agreed-upon provisions, the Acquisition Agreement provides that Pacific Telesis will be entitled to injunctive relief without limitations.

POST-CLOSING ADJUSTMENTS

  Within 30 days after the Closing Date, TTI and Videoway must cause to be prepared and delivered unaudited financial statements (the "Post-Closing Financial Statements"), for WHI, VBAI and Videotron USA and their respective Subsidiaries, together with a statement certified by TTI and Videoway which sets forth the Post-Closing Adjustment, if any, and the aggregate number of shares of Pacific Telesis Common Stock to be adjusted. Pacific Telesis will have 90 days after the receipt of the Post-Closing Financial Statements to review or conduct a full audit on all Financial Statements, Pre-Closing Financial Statements and Post-Closing Financial Statements of WHI, VBAI and Videotron USA and their respective Subsidiaries.

  Within 90 days after its receipt of the Post-Closing Financial Statements, Pacific Telesis may deliver to TTI and Videoway audited Post-Closing Financial Statements of WHI, VBAI and Videotron USA and their respective Subsidiaries, together with a statement setting forth the Post-Closing Adjustment and the aggregate number of shares of Pacific Telesis Common Stock to be adjusted. If TTI and Videoway do not object to such Post-Closing Financial Statements in writing within 15 days of receipt, or if no such Post-Closing Financial Statements are delivered by Pacific Telesis, then the Post-Closing Financial Statements delivered by TTI and Videoway will constitute the Final Starting Balance Sheet and the Final Closing Balance Sheet.

  If TTI and Videoway do object to the financial statements provided by Pacific Telesis and there is an unresolved dispute with respect to the financial statements, and, if Pacific Telesis and TTI and Videoway do not resolve such dispute within 20 days after the objection, Price Waterhouse or any other Big-Six Accounting Firm independent of Pacific Telesis, TTI and Videotron Canada may be selected to resolve the dispute.

INDEMNIFICATION

  The Acquisition Agreement obligates each of Videoway, Videotron Canada, TTI and Mr. Crutchfield (in specified proportions) to indemnify Pacific Telesis and the Acquired Companies against all Loss and Expense (as defined in the Acquisition Agreement) incurred by Pacific Telesis or the Acquired Companies by reason of (i) a breach by any of Videoway, Videotron Canada, TTI or the Acquired Companies (as constituted prior to the closing) of any of their respective covenants or agreements in the Acquisition Agreement, (ii) any failure of any of such parties to perform any of their respective obligations thereunder, (iii) any breach of any warranty or any inaccuracy of any representation by any of such parties therein, (iv) certain tax matters, the Spin-Off and advisors' fees, and (v) any third party claims relating to the operations of the businesses of WHI, VBAI and their Subsidiaries. Subject to certain limitations, Videotron Canada and Videoway are jointly and severally responsible for 100% of any Loss or Expense relating to VBAI, its subsidiaries and Videotron USA and for 50% of any Loss and Expense relating to WHI and its subsidiaries. TTI and Mr. Crutchfield are responsible for the remaining 50% of such Loss and Expense relating to WHI and its subsidiaries.

  The Acquisition Agreement obligates Videotron Canada and Videoway, jointly and severally, to indemnify Pacific Telesis and the Acquired Companies against all Loss and Expense incurred by Pacific Telesis or the Acquired Companies by reason of (i) a breach of any warranty or the inaccuracy of any representation of Videotron Canada, Videoway or Videotron USA (as constituted prior to the closing) contained in the Acquisition Agreement or any certificate delivered by or on behalf of any of them, (ii) certain tax matters, (iii) any third party claims relating to the operations of the business of Videotron USA, (iv) untrue statements or material omissions concerning or relating to any of the Acquired Companies or Videoway or Videotron Canada contained in the Registration Statement and (v) any action brought by a shareholder of TTI in connection with the Registration Statement, subject to certain limitations.

  The Acquisition Agreement obligates TTI and Mr. Crutchfield to indemnify Pacific Telesis and the Acquired Companies against all Loss and Expense incurred by Pacific Telesis or the Acquired Companies by reason of (i) a breach of any warranty or the inaccuracy of any representation of TTI, Mr. Crutchfield or Mr. D'Ambrosio contained or referred to in Article V or Article VA of the Acquisition Agreement or any certificate delivered by or on behalf of any of them, (ii) certain tax matters, (iii) breaches of agreements relating to the TTI Special Meeting, the voting of Messrs. D'Ambrosio and Crutchfield's TTI Common Stock or such persons' covenants not to sue and (iv) untrue statements or material omissions concerning or relating to WHI or its subsidiaries, TTI or Mr. Crutchfield contained in the Registration Statement.

  Pacific Telesis may not make any claim for indemnification under these provisions, unless the aggregate amount of Loss and Expense incurred by Pacific Telesis exceeds $1,000,000 (at which point only amounts in excess of such $1,000,000 shall be paid, except with respect to any Loss and Expense individually exceeding $500,000 in which case such individual item will be paid in full and except that the $1,000,000 threshold amount will not apply to any matters with respect to an action for fraud, intentional misrepresentation or active concealment). Furthermore, the Acquisition Agreement provides that Pacific Telesis will not be entitled to indemnification in excess of (i) $36,000,000 in the aggregate from Videotron Canada and Videoway (except with respect to matters relating to untrue statements or material omissions concerning or relating to any of the Acquired Companies, Videotron Canada or Videoway contained in this Registration Statement as described below, or actions for fraud, intentional misrepresentation or active concealment) and
(ii) $6,000,000 in the aggregate from TTI until the termination of the escrow agreement and thereafter from Mr. Crutchfield up to 50% of the value of the Pacific Telesis Common Stock distributed from the TTI escrow, except in each case with respect to untrue statements or omissions relating to TTI, WHI and its subsidiaries or Mr. Crutchfield contained in the Registration Statement of which this Prospectus/Proxy Statement forms a part, or actions for fraud, intentional misrepresentation or active concealment.

  The Acquisition Agreement provides for indemnification by Pacific Telesis of Videoway, TTI and Videotron Canada against all Loss and Expense incurred by any of them in connection with an untrue statement or material omission relating to Pacific Telesis in the Registration Statement. The Acquisition Agreement also provides that TTI and Videoway, Videotron Canada and Pacific Telesis will forever indemnify, defend and save harmless each other from and against any claims by any broker, person or entity of such person.

  Certain notice and other procedural requirements relating to the foregoing indemnification provisions are set forth in Article XV of the Acquisition Agreement.

TERMINATION; AMENDMENT AND WAIVER

  The Acquisition Agreement may be terminated at any time prior to consummation of the Acquisition, (i) by the mutual consent of Pacific Telesis, Videoway and TTI, (ii) by Pacific Telesis or TTI if at the TTI Special Meeting the requisite vote of the shareholders of TTI approving the Acquisition is not obtained, (iii) by Pacific Telesis if there is a material adverse change in the Financial Status of the Acquired Companies, the System, the Tampa System, the Northern Bay Area System or the Southern Bay Area System, or (iv) if for any reason the consummation of the Acquisition has not occurred on or before November 9, 1996, but only if the party terminating the Acquisition Agreement has complied in all material respects with its obligations under the Acquisition Agreement.

  No amendment, modification or waiver of the Acquisition Agreement will be binding unless executed in writing by the party or parties to be bound thereby.

FEES AND EXPENSES

  The Acquisition Agreement provides that each of the parties thereto will pay its own fees and expenses, including, without limitation, legal, finder's, brokerage, investment banking and accounting fees.

            THE REGULATORY ENVIRONMENT AND WIRELESS CABLE INDUSTRY

THE COMMUNICATIONS ACT

  The wireless cable industry is subject to regulation by the Federal Communications Commission pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to regulate the kind, configuration and operation of certain equipment used by wireless cable systems; and to impose certain equal employment opportunity and other requirements on wireless cable operators. The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a local franchise and is not subject to certain other requirements imposed by the 1992 Cable Act that are applicable to hard-wire cable systems.

THE CABLE ACT

  In October 1992, Congress passed the 1992 Cable Act, which imposes greater regulation on traditional hard-wire cable operators and generally permits regulation of prices in areas in which there is no "effective competition." Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the Cable Act. The 1992 Cable Act also provides for deregulation of traditional hard-wire cable in a given market once 50% of the customers in a franchise area have access to a competing multi-channel video provider, and other multi-channel video providers actually serve, in the aggregate, at least 15% of the cable franchise area. Cable systems were deregulated further by the Telecommunications Act of 1996, which provides that the mere presence of a telephone-company-owned competing video programming distributor (other than by satellite) constitutes "effective competition," regardless of the level of market penetration by the competitor. In addition, the Telecommunications Act of 1996 deregulated rates charged by small hard-wire cable systems immediately and by all hard-wire cable systems by March 1999.

  While current FCC regulations are aimed at promoting the development of a competitive multichannel video industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on Pacific Telesis's wireless cable activities. In particular, the 1992 Cable Act prohibits discriminatory or unfair practices in the sale of satellite programming to multi-channel video programming distributors that compete with hard-wire cable systems. The Telecommunications Act of 1996 extended this prohibition to programming controlled by telephone companies. Wireless cable system operators' costs to acquire satellite programming could be affected by implementation and enforcement of these statutory requirements.

OTHER REGULATIONS

  Certain municipalities have recently enacted taxes and customer-service ordinances which could increase the cost of wireless cable operations. Hard-wire cable operators are prohibited from acquiring in-region MDS or wireless cable interests unless there is effective competition. Wireless cable license holders are subject to regulation by the Federal Aviation Administration with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be other restrictions imposed by local authorities. There can be no assurance that wireless cable operators will not be required to incur additional costs in complying with such regulations and restrictions.

  Due to the regulated nature of the multichannel video industry, the wireless cable industry may be adversely impacted by the adoption of new or changes to existing laws or regulations.

AVAILABILITY OF PROGRAMMING

  Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted. Currently, with the exception of the retransmission of local off-air VHF/UHF broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator generally pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to wireless cable operators has been mitigated by the 1992 Cable Act and various FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit video programmers in which a cable operator or telephone company has an attributable interest from discriminating against competitors with respect to the price, terms and conditions of programming.

COPYRIGHT

  Under the Federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under
Section 111 of the Copyright Act of 1976, cable operators, including wireless cable television operators and others, are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the programming. In order to do so, an operator must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports and the payment of certain fees.

RETRANSMISSION CONSENT

  Broadcasters generally may require that hard-wire and wireless cable operators and other multichannel video programming distributors obtain their consent before retransmitting off-air VHF/UHF broadcasts. There can be no assurance that such consents can be obtained on satisfactory terms.

                           CERTAIN LEGAL PROCEEDINGS

VIDEOTRON USA AND TTI LITIGATION

  On or about December 31, 1994, TTI commenced a lawsuit against Videotron USA and WHI in the United States District Court for the District of Utah alleging breach of the Shareholder Agreement among WHI, TTI and Videotron USA in connection with the investment by an affiliate of Videotron USA in OpTel, Inc. ("OpTel"), a company owned by Vanguard Communications, L.P. The suit alleged breach of fiduciary duty, misappropriation of corporate opportunities, tortious interference with economic relations, fraud, misuse of proprietary information, conspiracy and other matters. As of March 31, 1995, the suit and two related arbitration proceedings were settled under the Settlement Agreement. See "The Acquisition and Related Transactions--Background of the Acquisition."

  In July 1995, TTI and Videotron USA entered into negotiations with Pacific Telesis for the acquisition of WHI and VBAI. On September 11, 1995, TTI rejected the acquisition terms proposed by Pacific Telesis and Videotron USA subsequently filed an arbitration proceeding alleging breach by TTI of the Settlement Agreement. On September 15, 1995, Videotron USA filed an action in United States District Court for the District of Delaware seeking an injunction against TTI and claiming that TTI was not negotiating in good faith pursuant to the Settlement Agreement. TTI counterclaimed, alleging that Videotron USA violated the Settlement Agreement by negotiating unilaterally with Pacific Telesis. TTI and Videotron USA subsequently negotiated a series of revisions to the Pacific Telesis proposal. On November 9, 1995, TTI and Videotron entered into the Acquisition Agreement with Pacific Telesis. Effective as of that date, TTI and Videotron USA also entered into the Supplemental Agreement, which, among other things, settled the arbitration and the disputes which gave rise to the action filed in Delaware.

OTHER LITIGATION

  Viernow Litigation. In January 1995, an action was brought in a Texas State Court against certain persons who acted as officers and directors of TTI while it engaged in business under its former name, Euripides Development Corporation, alleging fraudulent actions in connection with the plaintiff's inability to exercise Class A and Class B warrants initially sold by TTI as part of its 1989 registration statement. The suit asks for damages and a punitive award of $400,000. On January 31, 1996, the Texas State Court granted TTI's motion to transfer the case to a Utah federal district court. TTI moved for summary judgment in the matter. On August 12, 1996 the U.S. District Court for the State of Utah, Central Division, ruled in favor of TTI on its motion for summary judgement and dismissed the action with prejudice. On September 9, 1996 the Court entered an order in the matter dismissing the suit with prejudice. The plaintiff has appealed the U.S. District Court's decision to the U.S. Court of Appeal for the 10th Circuit.

  ATI Litigation. In January 1996, VBAI commenced an action against American Telecasting, Inc. ("ATI"), now pending in the United States District Court for the Middle District of Florida (C.A. 96-347), alleging breach of an agreement between the parties and seeking specific performance and damages of $113 million. VBAI alleges that ATI is obligated to cooperate with VBAI in VBAI's efforts to upgrade its wireless cable system and increase its transmitting power but that ATI is obstructing these efforts by refusing to abide by non-interference agreements and to acknowledge for the FCC that it does not object to certain applications filed by VBAI in Tampa. ATI asserts that its refusal to perform pursuant to the non-interference agreement is justified by VBAI's temporary increase of the transmitter power of its system without FCC approval. The case is set for trial on the July 1997 trial calendar.

ARBITRATION PROCEEDING

  On September 24, 1996, Pacific Telesis filed an arbitration proceeding against TTI, WHI, Messrs. D'Ambrosio and Crutchfield, VBAI, Videotron USA, Videotron Canada and Videoway relating to the Acquisition Agreement.

  In the arbitration filing, Pacific Telesis alleged that TTI and the other respondents breached their obligations under the Acquisition Agreement. The arbitration requests that the respondents be ordered to complete the transactions contemplated by the Acquisition Agreement. The filing also requests damages, interest and attorneys' fees. The respondents believe that they have substantial defenses to each of the claims set forth in the arbitration and intend to defend the action vigorously.

  On October 9, 1996, Videotron USA, Videoway and Videotron Canada filed a response, cross-claim and counter-claims against Pacific Telesis and TTI contesting Pacific Telesis' claims and asserting cross-claims against TTI and counterclaims against Pacific Telesis for any damages they sustain as a result of Pacific Telesis' and/or TTI's breaches of the Acquisition Agreement. On October 16, 1996, TTI filed counter-claims and cross-claims. In addition, Messrs. D'Ambrosio and Crutchfield individually petitioned to be dismissed from the arbitration, on the grounds that they are not signatories to the arbitration provisions of the Acquisition Agreement. Pacific Telesis has indicated that it may assert claims against the directors of TTI individually if they do not recommend the transaction to the TTI shareholders, but has not yet stated any basis for such a claim despite TTI's requests that it do so.

                INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

  Prior to the consummation of the Acquisition, no officer, director or employee of TTI, WHI, VBAI or Videotron USA was an officer, director or employee of Pacific Telesis. No officer or director of Pacific Telesis is an officer or director of TTI, WHI, VBAI or Videotron USA or holds any of such corporations' capital stock. As a condition to Pacific Telesis' obligation to consummate the Acquisition, each current officer and director of WHI, VBAI and Videotron USA will resign.

  Each of Videotron Canada, Videoway, TTI and Lance D'Ambrosio has agreed, for the benefit of Pacific Telesis and the Acquired Companies, that such persons will not, for a period of three years after the Closing Date, directly or indirectly, own, operate or participate in any business in certain geographic areas which is engaging or intending to engage in the ownership or operation of any ITFS, MDS, MMDS or LMDS system, or other wireless cable system or other activities using the same frequencies in the Pacific Telesis operating area.

  TTI shareholders should be aware that certain members of TTI's management have interests in the Acquisition that are in addition to the interests of TTI shareholders generally. Lance D'Ambrosio, TTI's President and Chief Executive Officer, will receive $100,000 from Pacific Telesis upon consummation of the Acquisition in consideration for his agreement not to compete with the Acquired Companies in certain geographic areas for a period of three years after the Closing Date.

  In addition, TTI has previously entered into employment agreements with certain key officers and employees of TTI which, among other provisions, contain provisions that commit TTI to make severance payments under certain circumstances, including termination within 60 days of a change of control, as defined in those agreements. The transactions contemplated by the Acquisition Agreement would constitute a change of control for purposes of the employment agreements. The amounts due under these severance provisions are approximately $565,000 in the aggregate. See "The Acquisition and Related Transactions-- Interests of Certain Persons in the Transaction" and "Information Concerning TTI--Executive Compensation and Other Matters."

  The Board of Directors of TTI has approved an arrangement under which, in exchange for the waiver and release by the persons subject to such employment agreements of any claims they may have against TTI for severance payments resulting from a change in control, or otherwise, TTI will reduce the exercise price of all stock options currently held by such persons to $.001 per share. The amounts TTI would have received from the exercise of such options (assuming their full exercise) prior to any modification of their exercise price would have been approximately $1,087,500 in the aggregate. TTI anticipates that all such persons will accept the modification of the exercise price of their options. See "The Acquisition and Related Transactions-- Interests of Certain Persons in the Transaction" and "Information Concerning TTI--Executive Compensation and Other Matters."

  Pacific Telesis may, in its sole discretion, offer to enter into employment or consulting agreements with employees of WHI or VBAI. The terms of any such agreements would be negotiated directly between Pacific Telesis and such employee.

                    INFORMATION CONCERNING PACIFIC TELESIS

PACIFIC TELESIS-BUSINESS

  General. Pacific Telesis was incorporated in 1983 under the laws of the State of Nevada and has its principal executive offices at 130 Kearny Street, San Francisco, California 94108 (telephone number 415/394-3000). Pacific Telesis is one of seven regional holding companies formed in connection with the 1984 divestiture by AT&T Corp. of its 22 wholly owned operating telephone companies ("BOCs") pursuant to a consent decree settling antitrust litigation approved by the United States District Court for the District of Columbia. Pacific Telesis includes a holding company, Pacific Telesis; two BOCs, Pacific Bell and Nevada Bell; and certain diversified subsidiaries. The holding company provides financial, strategic planning, legal and general administrative functions on its own behalf and on behalf of its subsidiaries.

  The Telephone Companies and their Subsidiaries. Nevada Bell and Pacific Bell and its wholly owned subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, Pacific Bell Mobile Services, Pacific Bell Internet Services, Pacific Bell Network Integration, and others, provide a variety of communications and information services in California and Nevada. These services include: (1) dialtone and usage services, including local service (both exchange and private line), message toll services within a service area, Wide Area Toll Service (WATS)/800 services within a service area, Centrex service (a central office-based switching service) and various special and custom calling services; (2) exchange access to interexchange carriers and information service providers for the origination and termination of switched and non-switched (private line) voice and data traffic; (3) billing services for interexchange carriers and information service providers; (4) various operator services; (5) installation and maintenance of customer premises wiring; (6) public communications services; (7) directory advertising; (8) selected information services, such as voice mail; (9) Internet access; and
(10) network integration services.

  . Pacific Bell Directory ("Directory") publishes the Pacific Bell SMART Yellow Pages (R). It is the oldest and largest publisher of Yellow Pages in California and is among the largest Yellow Pages publishers in the United States. As part of its ongoing small business advocacy efforts, Directory produces an award-winning publication in partnership with the U.S. Small Business Administration. "Small Business Success," now in its ninth year, addresses topics of importance to entrepreneurs.

  . Pacific Bell Information Services ("PBIS") provides business and residential voice mail and other selected information services. Current products include The Message Center for home use, Pacific Bell Voice Mail for businesses and Pacific Bell Call Management, a service that handles incoming business calls and connects computer databases to answer routine customer questions.

  . Pacific Bell Mobile Services ("PBMS") was formed in 1994 to pursue opportunities in personal communications services ("PCS"), a new generation of wireless services geared to the business and consumer markets. In 1995, Pacific Telesis Mobile Services, a wholly owned subsidiary of Pacific Telesis, obtained two licenses to offer PCS services in California and Nevada from the Federal Communications Commission ("FCC"). PBMS will design, construct, manage, and market services for the network. Management expects a widespread offering of PCS services by early 1997.

  . Pacific Bell Internet Services ("PBI") was formed in 1995 to provide Internet access services to a broad range of customers in California. PBI began providing Internet access to large businesses in the third quarter of 1995 and began providing residential service in 1996.

  . Pacific Bell Network Integration ("PBNI") was formed in 1995 to pursue opportunities in the network integration business. In 1995, PBNI began offering network design, installation and maintenance, and network management services for business data communication networks. PBNI anticipates it will expand its service offerings in 1996.

  Other Subsidiaries and Telesis Foundation. Pacific Bell Communications ("PBC") was formed in 1995 to compete in the long-distance market under the Telecommunications Act of 1996 (the "Telecommunications Act"). Although PBC must meet certain requirements before it can offer long-distance service, management expects to fulfill those requirements in the first part of 1997. In March 1996, PBC filed an application for certification to provide local and long-distance services in California with the California Public Utilities Commission ("CPUC").

  . Pacific Telesis Enterprises was formed to be the holding company for certain other subsidiaries and work groups that are pursuing entry into competitive and/or emerging markets such as wireless, traditional and interactive video, and Internet information and shopping services.

  . Pacific Telesis Enhanced Services was formed to provide support functions to certain other subsidiaries thereby allowing these subsidiaries to focus on service and customer development.

  . Pacific Bell Interactive Media ("PBIM") is the successor company to ESS Ventures, a joint venture with the Los Angeles Times. PBIM was formed to develop and offer California specific information, activity and shopping opportunities on the Internet.

  . Pacific Bell Video Services ("PBVS") was formed to provide video services.

  . Cross Country Wireless Inc. ("CCW") was acquired in July 1995. CCW has existing wireless television operations with over 40,000 video customers in and near Riverside, California and holds licenses and lease rights to provide wireless television in Los Angeles, Orange County, and San Diego.

  . Pacific Telesis Wireless Broadband Services ("PTWBS") was granted licenses in the 38 Ghz band from the FCC and has other applications pending. PTWBS is currently evaluating its strategic options for the granted licenses.

  . PacTel Capital Resources ("PTCR") has issued commercial paper and medium-term notes guaranteed by Pacific Telesis from time to time since 1987. In the future, PTCR may provide other forms of financial support for its affiliates.

  . PacTel Capital Funding may issue guarantees and other forms of financial support for its affiliates and third parties.

  . PacTel Re Insurance Companies, Inc. reinsures policies of outside insurance companies covering workers' compensation, general liability, and auto liability exposures of the Corporation and its subsidiaries and affiliates. The subsidiary also issues policies of property insurance directly to Pacific Telesis' subsidiaries and engages in property reinsurance transactions in insurance markets worldwide.

  . Pacific Telesis Group--Washington represents Pacific Telesis' interests in Washington, D.C. before the three branches of the federal government. It also acts as a liaison with other telecommunications companies, trade associations, government agencies, and a wide variety of interest groups.

  . Telesis Foundation, a private foundation organized under section 501(c)(3) of the Internal Revenue Code, makes grants in the areas of education, health and welfare, cultural, community, and civic activities. As of December 31, 1995, Telesis Foundation had total assets with an estimated market value of $56 million.

  . Pacific Telesis Financing I and Pacific Telesis Financing II, two Delaware business trusts owned by Pacific Telesis, have issued trust originated preferred securities ("TOPrS") subject to a limited guarantee from Pacific Telesis and have invested the proceeds in subordinated deferrable interest debentures of Pacific Telesis.

PACIFIC TELESIS--PROPOSED MERGER WITH SBC

  SBC and Pacific Telesis have entered into the Merger Agreement, pursuant to which Pacific Telesis would become a wholly owned subsidiary of SBC. Under terms of the Merger Agreement, each share of Pacific Telesis Common Stock will be converted into 0.733 shares of common stock, par value $1.00 per share, of SBC (the "SBC Common Stock"), subject to adjustment, as described in the Merger Agreement. Under the Merger Agreement Pacific Telesis may not pay a dividend in excess of 73.3% of SBC's dividend. The transaction, which has been approved by the board of directors and shareholders of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The Merger Agreement is subject to certain regulatory approvals. There can be no assurance that the Merger Agreement will be consummated. Details of the proposed merger with SBC, including certain financial information, appear in Pacific Telesis' Proxy Statement dated June 3, 1996, which is incorporated by reference herein.

  SBC is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. SBC's subsidiaries and affiliates provide landline and wireless telecommunications services and equipment, directory advertising, publishing and cable television services. Southwestern Bell Telephone Company is SBC's largest subsidiary, providing telecommunications services in Texas, Missouri, Oklahoma, Kansas and Arkansas.

  SBC is subject to the informational reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10019 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding entities that file electronically with the SEC, including SBC. In addition, reports, proxy statements and other information concerning SBC may be inspected at the offices of the following stock exchanges on which the common stock of SBC is traded: the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South La Salle Street, Chicago, Illinois 50504; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Pacific Telesis does not assume any responsibility for the accuracy or completeness of the information concerning SBC contained in such documents and does not warrant that there have not occurred events not yet publicly disclosed by SBC which would affect the accuracy or completeness of the information concerning SBC included therein.

  The following table sets forth for the fiscal periods indicated the high and low reported sale prices for SBC's common stock on the New York Stock Exchange.

                                                                   REPORTED
                                                                  SALE PRICE
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
      1994
        First Quarter.......................................... $42.000 $36.750
        Second Quarter.........................................  44.375  38.500
        Third Quarter..........................................  44.250  40.250
        Fourth Quarter.........................................  43.125  39.250
      1995
        First Quarter.......................................... $43.875 $39.625
        Second Quarter.........................................  47.875  41.625
        Third Quarter..........................................  55.125  45.500
        Fourth Quarter.........................................  58.500  53.125
      1996
        First Quarter.......................................... $60.250 $49.750
        Second Quarter.........................................  50.750  46.250
        Third Quarter..........................................  51.000  45.625
        Fourth Quarter (through October 9).....................  50.125  48.000

PACIFIC TELESIS-SELECTED FINANCIAL INFORMATION

  The following financial and operating data should be read in conjunction with the consolidated financial statements and related notes of Pacific Telesis and its Management's Discussion and Analysis of Results of Operations and Financial Condition included in the Pacific Telesis 1996 Proxy Statement dated as of March 15, 1996, which is incorporated by reference into this Prospectus/Proxy Statement. See "Incorporation of Certain Documents by Reference." The results of operations and other financial data for the five years ended December 31, 1995 are derived from financial statements that have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Independent Public Accountants."

                                         YEAR ENDED DECEMBER 31,
                            ----------------------------------------------------
                              1995       1994      1993       1992       1991
                            ---------  --------- ---------  ---------  ---------
                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Operating revenues........  $   9,042  $   9,235 $   9,244  $   9,108  $   9,168
Operating expenses........      7,031      7,041     8,582      7,025      7,217
Operating income..........      2,011      2,194       662      2,083      1,951
Income from continuing
 operations...............      1,048      1,136       191      1,173        931
Income (loss) from spun-
 off operations...........        --          23        29        (31)        84
Cumulative effect of
 accounting changes.......        --         --     (1,724)       --         --
Extraordinary item, net of
 tax......................     (3,360)       --        --         --         --
Net income (loss).........    $(2,312) $   1,159 $  (1,504) $   1,142  $   1,015
EARNINGS (LOSS) PER SHARE
Income from continuing
 operations...............  $    2.46  $    2.68 $    0.46  $    2.91  $    2.37
Income (loss) from spun-
 off operations...........        --        0.05      0.07      (0.08)      0.21
Cumulative effect of
 accounting changes.......        --         --      (4.16)       --         --
Extraordinary item........      (7.89)       --        --         --         --
Net income (loss).........  $   (5.43) $    2.73 $   (3.63) $    2.83  $    2.58
OTHER FINANCIAL DATA
Dividends per share.......  $    2.18  $    2.18 $    2.18  $    2.18  $    2.14
Total assets*.............    $15,841  $  20,139 $  23,437  $  21,849  $  21,226
Net assets of spun-off
 operations...............        --         --  $   2,874  $     745  $     663
Shareowners' equity.......  $   2,190  $   5,233 $   7,786  $   8,251  $   7,729
Continuing Operations**:
Book value per share......  $    5.11  $   12.34 $   11.61  $   18.53  $   17.62
Return on equity (%)......      -51.3       22.0     -26.3       16.1       13.4
Return on capital (%).....      -18.0       14.3      -8.6       12.0       10.6
Debt maturing within one
 year.....................  $   1,530  $     246 $     595  $   1,158  $     951
Long-term obligations.....  $   4,737  $   4,897 $   5,129  $   5,207  $   5,395
Debt ratio (%)............       74.1       49.6      53.8       45.9       47.3
Capital expenditures......  $   2,961  $   1,684 $   1,886  $   1,852  $   1,737
Cash from operating
 activities...............  $   2,769  $   2,947 $   2,727  $   2,807  $   2,439
OTHER OPERATING DATA
Total employees at
 December 31..............     48,889     51,590    55,355     57,023     59,037
Volume Indicators:
Toll messages
 (millions)***............      4,819      4,460     4,251      4,145      4,081
Carrier access minutes-of-
 use (millions)...........     59,193     53,486    49,674     46,800     43,872
Customer switched access
 lines in service at
 December 31 (thousands;
 1994***).................     15,782     15,315    14,873     14,551     14,262

--------
Effective third quarter 1995, management discontinued, for external financial reporting purposes, the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," an accounting standard for entities subject to traditional regulation as it related to its Pacific Bell subsidiary. Pacific Telesis' Nevada Bell subsidiary still accounts for its operations under the provisions of SFAS 71. As a result, during 1995, Pacific Telesis recorded a non-cash, extraordinary charge of $3.4 billion, or $7.89 per share, which is net of a deferred income tax benefit of $2.4 billion. As a result of the extraordinary charge, Pacific Telesis' shareowners' equity was reduced by $3.4 billion.

Effective April 1, 1994, Pacific Telesis spun off to its shareowners its domestic and international cellular, paging and other wireless operations in a one-for-one stock distribution of its 86 percent interest in these operations. As a result, Pacific Telesis' total assets and shareowners' equity were each reduced by $2.9 billion during 1994. Pacific Telesis' previous interests in the operating results and net assets of "spun-off operations" are classified separately and excluded from Pacific Telesis' revenues, expenses, and other amounts presented for "continuing operations."

Results for 1993 and 1991 reflect restructuring charges which reduced income from continuing operations by $861 million and $122 million, for each respective year, and related per share amounts by $2.08 and $.30 for each respective year. Results for 1993 also reflect the cumulative after-tax effects of applying new accounting rules for postretirement and postemployment benefits to prior years.

  * Includes net assets of spun-off operations for the years 1991-1993. ** Excludes spun-off operations.
*** Restated.

PACIFIC TELESIS-MARKET AND DIVIDEND INFORMATION

  The Pacific Telesis Common Stock is listed on the New York, Pacific, Chicago, Swiss and London Stock Exchanges and is traded under the symbol "PAC" on the New York, Pacific and Chicago Stock Exchanges and under the symbol
"Pacific Telesis" on the London and Swiss exchanges. On       , 1996, the
closing price per share for the Pacific Telesis Common Stock was $    , based
on New York Stock Exchange Composite Transactions. The market price of the Pacific Telesis Common Stock is subject to change. Set forth below are the high and low closing prices of the Pacific Telesis Common Stock based on New York Stock Exchange Composite Transactions and the quarterly dividends per share paid on the Pacific Telesis Common Stock for the respective periods indicated:

   PERIOD                                                HIGH     LOW   DIVIDEND
   ------                                               ------- ------- --------
   1996
     1st Quarter....................................... $35.25  $26.375  $0.545
     2nd Quarter.......................................  34.50   31.875   0.315
     3rd Quarter.......................................  35.00   32.25    0.315
     4th Quarter (through October   , 1996)............
   1995
     1st Quarter....................................... $31.25  $28.375  $0.545
     2nd Quarter.......................................  31.00   25.875   0.545
     3rd Quarter.......................................  30.75   25.875   0.545
     4th Quarter.......................................  34.25   29.75    0.545
   1994
     1st Quarter*...................................... $57.625 $52.625  $0.545
     2nd Quarter.......................................  32.375  29.875   0.545
     3rd Quarter.......................................  33.375  30.25    0.545
     4th Quarter.......................................  31.75   28.375   0.545

--------
* Reflects market prices per share prior to the April 1, 1994 spinoff of Air Touch.

  As of September 30, 1996 there were 690,211 holders of record of the Pacific Telesis Common Stock. The Capital Group Companies, Inc. and Capital Research and Management Company ("Capital") were known to Pacific Telesis to beneficially own 6.8% of the PTG Common Stock. The Acquisition will not have a material effect on Capital's holdings of Pacific Telesis Common Stock, beneficial ownership of which is disclaimed by Capital.

  Pacific Telesis from time to time purchases shares of its Common Stock on the open market or through privately negotiated purchases.

  The declaration and timing of all dividends are at the discretion of Pacific Telesis' Board of Directors and are dependent upon Pacific Telesis' earnings and financial requirements, general business conditions and other factors; there can be no assurances as to the amount or frequency of any future dividends on the Pacific Telesis Common Stock. In addition, under the Merger Agreement with SBC, Pacific Telesis may not pay a dividend in excess of 73.3% of SBC's dividend.

                          INFORMATION CONCERNING TTI

INTRODUCTION

  TTI is a Pennsylvania corporation which is engaged in the telecommunications business. TTI currently has indirect interests in two existing wireless cable television systems and indirect interests in lease rights in several markets. TTI is a 20% owner of VBAI, which owns an operating wireless cable system located in Tampa Bay, Florida. In addition, TTI owns 50% of WHI. Each of the other 50% of WHI and the other 80% of VBAI is owned by Videotron USA. WHI owns wireless cable rights and operating SMATV systems in San Francisco and San Jose, California, through its subsidiary BAC, and an operating wireless cable system in Spokane, Washington, through its wholly-owned subsidiary, TWTV Spokane. WHI also owns (through wholly-owned subsidiaries) lease rights to 25 channels in Greenville, South Carolina; 20 channels in Victorville, California; 16 channels in Seattle, Washington; 10 channels in San Diego, California; 8 channels in Gilroy, California and 4 channels and additional agreements with applicants for new channels in Santa Rosa, California. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There is no certainty that all of these approvals will be obtained. Some channel capacity must be dedicated for educational programming. WHI also has options to acquire some of these channel licenses subject to obtaining prior FCC approval (see "Regulatory Matters"). As of June 30, 1996, VBAI, BAC and TWTV Spokane have approximately 35,900 subscribers (including approximately 18,000 subscribers served by assets disposed of as part of the Spin-Off to affiliates of Videotron Canada on July 31, 1996 and effective as of January 1, 1996) on an equivalent billing unit basis.

  Prior to July 1, 1996, TTI also engaged, through its wholly-owned subsidiary, Carolina, in the telephone pay-per-call business. The pay-per-call operations primarily related to customer information and entertainment phone programs (using "800" and "900" telephone numbers) targeted toward the adult market. In the telecommunications industry, these types of services are generally referred to as "audiotext services." The audiotext industry is highly regulated and subject to numerous marketing and business risks.

  In February 1994, the Board of Directors of TTI voted to discontinue Carolina's operations. Effective July 1, 1996, TTI transferred its interest in Carolina to Mr. Crutchfield, TTI's largest shareholder, in retirement of 2,000,000 shares of Mr. Crutchfield's TTI Common Stock. As a result of the transaction, Mr. Crutchfield's beneficial ownership of the outstanding shares of TTI Common Stock was reduced from 50.6% (on a fully diluted basis) to approximately 47.1% (on a fully diluted basis).

  In connection with TTI's disposition of its interest in Carolina, TTI entered into a management agreement pursuant to which it will provide certain management and administrative services to Carolina during the four month period from July through October 1996 in exchange for a management fee of $100,000 per month. After the conclusion of the four month management period, Carolina may continue to use TTI's management services on terms mutually acceptable to the parties.

DESCRIPTION OF TTI'S BUSINESS; COMPETITION

  TTI's principal business is the acquisition (either on its own behalf or through WHI), development, build-out and operation of television systems utilizing microwave transmission facilities. Because no cable or wiring is used to deliver programming to subscribers in this type of system, it is commonly referred to as "wireless cable." Wireless cable programming is delivered using microwaves employing super high frequencies ("SHF") which are beamed directly to an antenna at each subscriber's residence. Transmitters are grouped together at a single transmission site, where programming channels are received by the system operator, scrambled and then retransmitted using SHF microwaves to each subscriber's home. The signal requires a "line-of-sight" transmission from the system operator's transmission tower to the subscriber's antenna. When the signal is received at the subscriber's antenna, a downconverter changes it into a normal VHF television signal. This signal is then fed to a converter/descrambler connected to the subscriber's television set. Similar to hard-wire cable television systems, wireless cable systems offer a full range of basic and premium programming options, including local off-air and on-air channels, movie channels, music channels, news channels and specialized programming.

  Wireless cable television systems typically compete with both hard-wire cable systems and satellite delivery systems. Several other technologies are under development which may significantly affect the pay television industry and which may result in new competitors. There can be no assurances that these new technologies will not have an adverse effect on the wireless cable industry.

  Wireless cable television's primary competition is from traditional hard-wire cable systems. Wireless cable systems eliminate the need for networks of cables and amplifiers, which are required in traditional hard-wire cable systems. Therefore, the fixed capital cost per installed wireless subscriber is generally less than the installation cost for a traditional hard-wire cable subscriber. This cost savings is reflected in monthly service prices, which are generally lower than those charged by traditional hard-wire cable operators. Certain hard-wire cable systems and wireless cable operators currently may set rates without regulatory limitations.

  Traditional hard-wire cable systems have been hampered in providing additional programming channels by the current analog transmission and coaxial cable technologies. New technologies are in various stages of development which would increase channel capacity. These technologies include the use of fiberoptic networks, digital compression techniques and other product developments that allow hard-wire cable franchise operators to carry more programming signals on existing coaxial cable networks. These technologies are also expected to increase the efficiency and capacity of wireless cable systems.

  Satellite broadcast systems using orbital satellites also provide services which are competitive with wireless cable systems. The primary advantages of wireless cable systems over these systems generally result from the wireless cable system's lower equipment costs and broader availability of local programming. These systems are also relatively expensive to implement (ranging from less than $1,000 to in excess of $3,000 per subscriber), and require the use of large satellite dishes.

  A number of companies have recently begun marketing high-powered transmission satellites--often called "direct broadcast systems"--to distribute high-capacity programming using antennas as small as 18 inches in diameter. The cost of constructing and launching these new satellites is substantial. These systems also generally do not provide access to local news, weather and sports, or allow the subscriber to use interactive television technologies. In addition, these systems typically require the customer to buy the antenna (at prices ranging from approximately $650 for an installed single-television system to $1,400 for an installed two-television system) as well as pay for a program decoder in order to view programming.

GENERAL DEVELOPMENT OF TTI'S BUSINESS

  Organization. TTI was organized in the Commonwealth of Pennsylvania on December 11, 1987, under the name "Euripides Development Corporation." Shortly after its organization, TTI filed a registration statement with the SEC on Form S-18 for the sale of 12,500,000 units, each composed of one Class A warrant, one Class B warrant and one share of common stock with a par value of $0.001 per share. The offering was completed in July of 1989, when TTI sold all 12,500,000 units at $.02 per unit. In early 1992, TTI effected a ten-for-one reverse stock split for all of its issued and outstanding shares of common stock, as well as its Class A warrants and the Class B warrants. The warrants were not exercisable until TTI filed a registration statement with the Securities and Exchange Commission and met other requirements. All warrants expired unissued on February 28, 1994.

 Material Business Transactions.

  (a) Transactions Prior to 1995 Fiscal Year. Between the time of TTI's organization in 1987 and early 1992, it did not engage in any active business operations. Beginning in March 1992, and continuing through TTI's 1994 fiscal year, TTI entered into the following series of transactions:

  CAROLINA AND PARK CITY TRANSACTIONS. In March 1992, TTI acquired all of the issued and outstanding stock of Carolina. Also in March 1992, TTI acquired all of the stock of Transworld Wireless Television, Inc. ("TWTV Park City"), a Nevada corporation, which holds licenses from the FCC for four MMDS channels in Park City, Utah. As a result of these transactions, Carolina and TWTV Park City became wholly-owned subsidiaries of TTI. In February 1994, TTI's Board of Directors determined to discontinue Carolina's business operations. Effective July 1, 1996, TTI transferred its interest in Carolina to F. Lorenzo Crutchfield in exchange for 2,000,000 shares of TTI Common Stock held by Mr. Crutchfield. See "Information Concerning TTI--Related Party Transactions," below. TTI's interest in TWTV Park City was transferred to Wireless Cable & Communications, Inc., a Nevada corporation ("WCCI"), as part of a transaction intended to qualify under sections 355 and 368(a)(1)(D) of the Internal Revenue Code in August 1995. TTI and WCCI are currently seeking FCC approval of this transaction. See "Auckland and Park City Transfers" below.

  VIDEOTRON TAMPA BAY AND WHI TRANSACTIONS. Effective October 31, 1992, TTI acquired WCTV Tampa Bay, Inc. ("WCTV"), a Florida corporation engaged in the wireless cable television business, through a merger into VBAI (then a newly formed wholly-owned subsidiary of TTI known as "Transworld Wireless T.V.-- Tampa Bay, Inc.").

  The purchase price for the WCTV assets was $11,749,000, including the assumption by VBAI of certain WCTV liabilities in the amount of $6,562,908. In addition, TTI issued 385,157 shares of its Class A Series A preferred stock having a face value of $10.00 per share (for a total value of $3,851,570) in exchange for debt and equity of WCTV and 583,853 shares of its common stock at a value of $1,334,522. In connection with the VBAI transaction, the parties restructured the capital and debt of WCTV. In order to accomplish that restructuring, VBAI modified the terms of $1,125,000 in debentures WCTV had previously issued to its creditors. As described in more detail in the section entitled "VBAI Preferred Stock Conversion and Debenture Exchange" below, TTI subsequently converted the Class A Series A preferred stock issued in the merger into shares of TTI Common Stock, and exchanged shares of TTI Common Stock for approximately 80% of the debentures.

  In November 1993, TTI effected two transactions with Videotron USA. On November 19, 1993, Videotron USA acquired an 80% interest in VBAI (which was then a wholly-owned subsidiary of TTI). Videotron USA invested approximately $7 million in VBAI, purchased 1,000 shares of a new series of TTI's Class A Series B preferred stock for $1.5 million cash, and agreed that TTI's 20% equity interest in VBAI could not be diluted. The agreement also gave TTI the right to require Videotron USA to purchase TTI's 20% interest in VBAI at any time after December 31, 1994 at the greater of $2.6 million or "fair market value", as determined by the agreement.

  In TTI's second transaction with Videotron USA, Videotron USA and TTI each invested approximately $4.6 million to form WHI. WHI's business purpose was to acquire, develop and operate interactive wireless cable television and SMATV systems in the United States.

  ACQUISITION OF AUCKLAND, NEW ZEALAND RIGHTS. In May, 1994 WHI acquired, through its wholly-owned subsidiary TTI Acquisition Corp., certain wireless cable leases and license rights in Victorville, California and Greenville, South Carolina held by Prescient Telecommunications International, Inc. ("PTI"). In connection with the PTI transaction, TTI acquired the lease and license rights formerly held by PTI located in Auckland, New Zealand. The rights consisted of licenses to 8 MMDS channels in the Auckland market, plus the lease rights to two additional channels. See "Auckland and Park City Transactions" below.

  VBAI PREFERRED STOCK CONVERSION AND DEBENTURE EXCHANGE. In June 1994, in a negotiated transaction with TTI, all of the holders of TTI's outstanding Class A Series A Redeemable Cumulative Convertible Preferred Stock, consisting of 317,089 shares, converted their preferred shares into 1,153,052 shares of the TTI Common Stock.

  In connection with the conversion of the preferred shares, TTI agreed to pay the former preferred shareholders approximately $400,000 for their surrender of certain call rights associated with the preferred shares that they had previously exercised. TTI paid these amounts, in part, from the proceeds of certain debenture pre-payments TTI received from VBAI, as described below.

  In conjunction with the preferred stock conversion transactions, TTI acquired $839,224 in face amount of outstanding VBAI debentures in exchange for 307,882 shares of TTI Common Stock. The debentures, which were convertible into shares of TTI Common Stock, bore interest at 8% per annum and required semiannual payments of $68,982.50 through November 1, 2002. The debentures TTI acquired in the transactions represented approximately 80% of the face amount of all such debentures.

  In October, 1994, TTI entered into an agreement with VBAI under which VBAI paid TTI $700,000 in full satisfaction of all amounts due under the debentures held by TTI. TTI used a portion of these amounts to pay the former preferred shareholders approximately $400,000 for call rights they exercised prior to the conversion of the preferred stock into TTI Common Stock.

  VIDEOTRON PREFERRED STOCK CONVERSION. In September 1994, TTI converted the 1,000 shares of its Class A Series B redeemable preferred stock held by Videotron USA into 1,000 shares of TTI Common Stock pursuant to the terms of the WHI organizational documents and the rights and privileges of the Class A Series B redeemable preferred stock.

  CONTRIBUTION OF COMMON STOCK. In August, 1994, Mr. Crutchfield surrendered
2.5 million shares of TTI Common Stock as an adjustment to the number of shares that he obtained in the transaction whereby TTI acquired Carolina as a wholly owned subsidiary in 1993. In connection with that transaction, Mr. Crutchfield also relinquished all stock options he then held to acquire shares of TTI Common Stock (in the total amount of 358,334 shares), and agreed to forgo all cash salary amounts due him under the terms of his employment contract. The shares surrendered by Mr. Crutchfield under the agreement were subsequently used by TTI to effect the conversion of its Class A Series A preferred stock without materially diluting TTI's other common shareholders' equity positions. Mr. Crutchfield relinquished his options on the condition that they also be used to replace stock options previously granted to TTI's officers and directors without materially diluting TTI's other common shareholders' equity positions.

  (b) Transactions During 1995 Fiscal Year. During TTI's 1995 fiscal year, it entered into the following transactions:

  SETTLEMENT AGREEMENT. Effective March 31, 1995, TTI, Mr. Crutchfield, Videotron USA, WHI and VBAI entered into the Settlement Agreement. See "The Acquisition and Related Transactions--Background of the Acquisition" and "Certain Legal Proceedings."

  AUCKLAND AND PARK CITY TRANSFERS. On July 26, 1995, TTI's Board of Directors voted to transfer to its shareholders two of its subsidiaries (in transactions qualifying under sections 355 and 368 (a) (1) (D) of the Internal Revenue Code of 1986). The two subsidiaries spun-off were Auckland Independent Television Services, Inc. ("AITS") which held TTI's Auckland, New Zealand wireless cable rights, and Transworld Wireless Television, Inc. ("TWTV Park City") which held certain wireless cable rights located in Park City, Utah.

  On August 1, 1995, the transfer was effected by TTI contributing its interest in AITS, TWTV Park City and certain other miscellaneous assets to a newly formed Nevada corporation, WCCI in exchange for WCCI's issuance to TTI of 3,500,000 shares of WCCI common stock. TTI and WCCI are currently seeking FCC approval of the TWTV Park City transfer. TTI then transferred these shares to an escrow agent to be held for the benefit of TTI's shareholders. The distribution of the 3,500,000 shares from the escrow agent will be delayed until TTI and WCCI have complied with certain requirements of the securities laws. At that time, the 3,500,000 shares will be distributed to TTI's shareholders of record as of August 1, 1995, on a non-pro rata basis, with the management and principal shareholder of TTI relinquishing a portion of their shares in favor of the public shareholders. The public shareholders of record on August 1, 1995 will receive approximately 1.6 shares of WCCI's common stock for each 10 shares of TTI's Common Stock they held on August 1, 1995.

  In connection with the transfer, TTI agreed to loan up to $1,000,000 to WCCI through the one-year period following the transfer for purposes of funding WCCI's ongoing business operations. The commitment is subject to a number of conditions including TTI having available resources to fund its other obligations and commitments. On June 28, 1996, TTI borrowed $2.5 million from an unrelated party to finance its operations pending the closing of the Acquisition Agreement and to meet its obligations through its subsequent liquidation under the Liquidation Plan. TTI anticipates that a portion of this financing will be used to fund its loan agreement to WCCI.

  ACQUISITION AGREEMENT. On November 9, 1995, TTI, Videotron USA and other parties entered into the Acquisition Agreement. See "The Acquisition and Related Transactions--Background of the Acquisition."

TTI--DESCRIPTION OF PROPERTIES

  TTI maintains an administrative office in approximately 2,500 square feet of leased office space at 102 West 500 South, Suite 320, Salt Lake City, Utah. The lease for the office space is with a third party, is on a month-to-month term and requires rental payments of $2,400 per month. In addition, TTI maintains an administrative office in approximately 1,241 square feet of leased office space at 706 Green Valley Road, Greensboro, North Carolina. The lease for the office space is with a third party, is on a 38 month term commencing March 15, 1994 and requires rental payments of $1,655 per month. Mr. Crutchfield (or an affiliate of Mr. Crutchfield) has agreed to assume this lease as part of the Liquidation. TTI has approximately 6 full-time employees.

TTI--DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS

  The Company has not declared or paid any dividends to the holders of TTI Common Stock or its Class A Series B preferred stock. The Company paid dividends to the holders of shares of its Class A Series A preferred stock in 1994.

TTI-LEGAL PROCEEDINGS

  See "Certain Legal Proceedings."

TTI--SELECTED FINANCIAL INFORMATION

  The following selected historical financial data as of and for the periods ended October 31, 1995 and 1994 have been derived from the audited consolidated financial statements of TTI appearing elsewhere herein. The selected historical financial data as of and for the nine months ended July 31, 1996 and 1995, respectively, have been derived from the unaudited financial statements as of July 31, 1996 and 1995, respectively, appearing elsewhere herein. The unaudited consolidated financial statements, in the opinion of management of TTI include all adjustments, consisting of normal recurring accruals, which TTI, considers necessary for a fair presentation of the results of operations for that period. Operating results for the nine months ended July 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending October 31, 1996. The selected financial data are qualified in their entirety, and should be read in conjunction with TTI's financial statements, including the notes thereto appearing elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of TTI.

                                               NINE MONTHS       YEAR ENDED
                                             ENDED JULY 31,      OCTOBER 31,
                                             ----------------  ----------------
                                              1996     1995     1995     1994
                                             -------  -------  -------  -------
                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                        AMOUNTS)
STATEMENT OF OPERATIONS:
  Net revenue............................... $   --   $   --   $   --   $   --
  Operating loss............................  (2,076)  (1,572)  (2,468)  (4,183)
  Net loss..................................  (2,102)  (3,791)  (6,175)  (3,627)
  Net loss per common share.................   (0.07)   (0.14)    (.22)    (.13)

                                                             AS OF      AS OF
                                                            JULY 31, OCTOBER 31,
                                                              1996      1995
                                                            -------- -----------
BALANCE SHEET DATA:
  Total assets.............................................  $1,698    $1,612
  Note payable.............................................   2,500       --
  Stockholders' equity (deficit)...........................  (1,163)       52

TTI-MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Historically TTI has been actively expanding its telecommunications business, primarily through acquisitions, and each fiscal period contains different compositions of the underlying acquired businesses. Therefore, TTI's management believes that a year-to-year comparison of revenues and expenses is not meaningful to an understanding of TTI's operations.

 Material Changes in Financial Condition.

  Nine Months Ended July 31, 1996. At July 31, 1996, TTI had current assets of $1,202,962, compared to $113,278 at October 31, 1995, an increase of $1,089,684. Cash increased by $932,812 from $94,391 to $1,027,203 during the nine-month period, primarily as a result of TTI obtaining a $2,500,000 loan from the Pacific Mezzanine Fund ("Pacific Loan") for the purposes of facilitating the payment of expenses associated with completing its proposed liquidation and distribution in conjunction with the Acquisition. TTI pledged its 20% interest in VBAI as collateral for the Pacific Loan. A portion of the net loan proceeds was used to pay accounts payable, accrued liabilities, a related party note payable and to fund a loan commitment to Wireless Cable & Communications, Inc., ("WCCI"). Current liabilities as of July 31, 1996, were $360,445, compared to $1,559,665 as of October 31, 1995, for a decrease of $1,199,220.

  At July 31, 1996, total assets were $1,697,913, compared to $1,611,845 as of October 31, 1995, an increase of $86,068. The increase in total assets was due to the receipt by TTI of the net proceeds from the Pacific Loan described above and partially offset by a decrease attributable to the equity in net loss of WHI and Videotron Tampa Bay, totaling $995,214 for the nine month period (which reduces investment in and advances to investee companies account) and a decrease in cash which was primarily used to reduce accounts payable and accrued liabilities. Total stockholders' equity (deficit) decreased by $1,214,712 from $52,180 at October 31, 1995, to ($1,162,532) at
July 31, 1996.

  Year Ended October 31, 1995. At October 31, 1995, TTI had current assets of $113,278, compared to $402,312 at October 31, 1994, for a decrease of $289,034. Cash decreased by $171,071 from $265,462 to $94,391 during the fiscal year, primarily as a result of TTI's payment of accounts payable and accrued liabilities. Current liabilities as of October 31, 1995, were $1,559,665, compared to $1,891,000 as of October 31, 1994, for a decrease of $331,335. The decrease in current liabilities was due to the payment of accounts payable and accrued liabilities.

  At October 31, 1995, total assets were $1,611,845, compared to $9,065,192 as of October 31, 1994, for a decrease of $7,453,347. The decrease in total assets is attributable to net loss of WHI and VBAI, totaling $5,865,766 for the fiscal year (which reduces the investment in and advances to investee companies balance sheet account), a decrease in cash which was primarily used to reduce accounts payable and accrued liabilities and a decrease in channel rights and amortization associated with the assets which were transferred to WCCI in August 1995. Total stockholders' equity decreased by $7,122,012 from $7,174,192 at October 31, 1994, to $52,180 at October 31, 1995.

 Material Changes in Results of Operations.

  Nine Months Ended July 31, 1996. TTI did not have operating revenues for either of the nine months ended July 31, 1995 or 1996. However, in the same period, TTI's discontinued operations generated revenue of $2,940,934 and $1,716,528 during 1995 and 1996, respectively. The revenue from discontinued operations decreased $1,224,406, in large part because of new regulations imposed on the audiotex industry which restrict the number of phone lines available for the business and because 1996 results are through June 30, 1996 at which time TTI disposed of its discontinued operations. During the nine months ending July 31, 1996, total operating expenses (and operating loss) were $2,076,454, compared to $1,572,017 for the same nine-month period a year earlier, for an increase of $504,437. The increase in operating loss is a result of an increase in administrative expenses and professional fees due to the expenses incurred by TTI in conjunction with the Acquisition and the expenses associated with the Pacific Loan. This increase was offset by a decrease in channel rights and amortization associated with the assets which TTI transferred to WCCI.

  During the nine months ending July 31, 1996, TTI had a net loss of $2,101,603, compared to a net loss of $3,791,255 for the same period a year earlier, for a decrease of $1,689,652. The decrease in net loss is primarily a result of the decrease in the equity in the net loss of WHI, offset by a decrease in income from discontinued operations and the increase in administrative expenses and professional fees. The equity in the net loss of WHI was lower because TTI has completely written off its investment in and advances to investee companies in WHI, and, therefore, will not continue to record WHI losses. The decrease in the income from discontinued operations was offset partially by a decrease in operating expenses primarily due to changing the clearing house parameters to screen fraudulent callers which reduced chargeback expenses. For the nine months ended July 31, 1996, there was a net loss per share of $(0.07), compared to a net loss per share of $(0.14) for the same period a year earlier.

  Year ended October 31, 1995. TTI did not have revenues for the fiscal years ended October 31, 1995 or October 31, 1994. However, Carolina had revenues of $3,714,383 and $5,810,419 for the 1995 and 1994 fiscal years, respectively, which are reduced by expenses and included in the income from discontinued operations. The decrease in Carolina's revenues is primarily due to increased regulation in the pay-per-call services industry which has resulted in a reduction of available telephone lines. Net income of Carolina as a percentage of net sales increased from 40% in fiscal 1994 to 51% in fiscal 1995. The increase was primarily attributable to a decrease in chargeback expenses due to changing the clearing house parameters to screen fraudulent callers.

  During the fiscal year ended October 31, 1995, TTI's total operating expenses (and operating loss) were $2,468,366, compared to $4,183,270 for the same period a year earlier, for a decrease of $1,714,904. The decrease is primarily a result of the decrease in contract services and salaries and related benefits and an increase in channel right payments and amortization.

  During the fiscal year ended October 31, 1995, TTI had a net loss of $6,174,509, compared to a net loss of $3,626,519 a year earlier. The increase in loss is primarily attributable to TTI's share of the losses of WHI and VBAI totaling $5,865,766 in 1995 (which are reported as equity in net loss of affiliated companies) compared to $1,405,350 in 1994. However, the net loss was also affected by an increase in interest income related to the WHI debt, a decrease in interest expense related to the conversion of TTI's Class A Series A Redeemable Cumulative Convertible Preferred Stock, and a decrease in the income from discontinued operations due to the reduction in revenue. For the fiscal year ended October 31, 1995, TTI had a net loss per share of $0.22, compared to a net loss per share of $0.13 for the same period a year earlier.

  Year ended October 31, 1994. TTI did not have revenues for the fiscal year ended October 31, 1994, as compared to $1,010,824 for the same period a year earlier. The decrease in revenue resulted from a transaction TTI closed in November 1993, whereby VBAI, then a wholly owned subsidiary of TTI, sold to Videotron USA, 800 shares of VBAI common stock. The result of the transaction was to transfer ownership of 80% control of VBAI to Videotron USA. Subsequent to that transaction, TTI has accounted for its investment in WHI and VBAI using the equity method. Summary financial data for WHI and VBAI are presented in note 2 to the Financial Statements of TTI included as part of this Prospectus/Proxy Statement.

  During the fiscal year ended October 31, 1994, TTI's total operating expenses were $4,183,270, compared to $4,131,593 for the same period a year earlier, for an increase of $51,677. TTI experienced an operating loss of $4,183,270, compared to an operating loss of $3,120,769 for a year earlier. The increase in operating loss is primarily a result of the decrease in revenues from VBAI's operations described above, an increase in administrative expenses and professional fees and an increase in compensation expense due to stock options awarded at exercise prices that were below market value. See note 5 to the Financial Statements of TTI included as part of this Prospectus/Proxy Statement.

  During the fiscal year ended October 31, 1994, TTI had a net loss of $3,626,519, compared to a net loss of $2,100,239 a year earlier. The increase in loss is primarily attributable to the increase in loss from operations and TTI's share of the losses of WHI and VBAI totaling $1,405,350 (which are reported as equity in net loss of affiliated companies). For the fiscal year ended October 31, 1994, TTI had a net loss per share of $0.13, compared to a net loss per share of $0.08 for the same period a year earlier.

 Liquidity and Capital Resources.

  In November, 1995, Pacific Telesis agreed to acquire, subject to the approval of TTI's shareholders, TTI's entire interest in WHI and VBAI pursuant to the terms of the Acquisition Agreement. As part of the Acquisition, TTI has adopted the Liquidation Plan. The Liquidation Plan is more particularly described in the section entitled "The Acquisition and Related Transactions-- The TTI Liquidation." In order to satisfy TTI's liabilities as of

April 30, 1996 and the expenses associated with completing the Acquisition, in June 1996, TTI obtained a loan from an unrelated party in the amount of $2,500,000. The loan is more particularly described in the section entitled "The Acquisition and Related Transactions--The TTI Liquidation."

  In a separate transaction, TTI transferred to Mr. Crutchfield all of its interest in Carolina (subject to its liabilities) in exchange for, and in retirement of, 2,000,000 shares of Mr. Crutchfield's TTI Common Stock, effective July 1, 1996. The net current liabilities of TTI's discontinued operations (which were $886,891 at June 30, 1996) were assumed by Mr. Crutchfield as part of the transfer. As part of this transaction, Mr. Crutchfield agreed to engage TTI to manage Carolina's operations for an initial term of four months, beginning July 1, 1996. Carolina agreed to pay TTI $100,000 per month for these services.

  TTI expects to satisfy all of its liabilities as of July 31, 1996 and any liabilities or expenses associated with the liquidation of TTI through the proceeds from the June 1996 loan, the Carolina transfer and management agreement, and the Acquisition.

TTI--CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

  On October 1, 1993, KPMG Peat Marwick LLP replaced TTI's independent certified public accountants, Burnham and Schumm, for the year ending October 31, 1993. Burnham & Schumm's termination in that capacity was not because of any, resolved or unresolved, disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

  The decision to change accountants from Burnham & Schumm to KPMG Peat Marwick LLP was recommended and approved by TTI's Board of Directors, or an audit or similar committee of TTI's Board of Directors, and were ratified by TTI's shareholders at the 1995 Annual Shareholders Meeting, held August 1, 1995.

TTI--MARKET PRICES OF COMMON STOCK; DIVIDENDS

  From October 31, 1994 to April 11, 1996, TTI's Common Stock was listed on the Boston Stock Exchange and was traded under the symbol TWL. On April 11, 1996, the TTI Common Stock was voluntarily delisted on such exchange and now trades on the over-the-counter market through the market making activities of two brokerages under the symbol TTIW. On October , 1996, the bid quotation
price per share of the TTI Common Stock was $   , as reported on the over-the-
counter market.

  Set forth below are the high and low bid quotation per share prices for the TTI Common Stock as reported on the Boston Stock Exchange until April 10, 1996 and on the over-the-counter market from April 11, 1996 to , 1996, for each of the respective periods indicated. TTI has never declared or paid any cash dividends on the TTI Common Stock. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                                   HIGH   LOW
                                                                  ------ ------
   1996 (Fiscal Year End--October 31, 1996)
     1st Quarter................................................. $1.125 $0.875
     2nd Quarter.................................................  1.125  0.875
     3rd Quarter ................................................  1.063  1.688
     4th Quarter (August 1, 1996 through October  , 1996)........
   1995 (Fiscal Year End--October 31, 1995)
     1st Quarter................................................. $2.375 $0.437
     2nd Quarter.................................................  2.250  1.375
     3rd Quarter.................................................  1.875  1.250
     4th Quarter.................................................  1.875  0.875
   1994 (Fiscal Year End--October 31, 1994)
     1st Quarter................................................. $6.750 $ 5.00
     2nd Quarter.................................................   5.75   3.75
     3rd Quarter.................................................   5.00  1.625
     4th Quarter.................................................   2.25   1.25

TTI--OFFICERS, DIRECTORS AND KEY PERSONNEL

  TTI's directors and executive officers, and their respective ages and positions with TTI, are set forth below in tabular form. Biographical information for each of the directors and executive officers is set forth following the tabular information. There are no family relationships between any of TTI's, directors or executive officers, with the exception of Lance D'Ambrosio and Troy D'Ambrosio, who are brothers. Each director holds office until his successor has been duly elected and qualified, and to the knowledge of TTI there is no voting trust or other arrangement in place regarding the election of TTI's directors.

  As of the date hereof, the following individuals are officers and directors of TTI:

                                    OFFICERS
--------------------------------------------------------------------------------
           NAME            AGE         POSITION              OFFICE ADDRESS
           ----            ---         --------              --------------
Lance D'Ambrosio..........  39 President and Chief      102 West 500 South #320
                               Executive Officer        Salt Lake City, UT 84101
                                                        (801)328-5618
Paul Gadzinski............  42 Vice-President (Market   102 West 500 South #320
                               Development)             Salt Lake City, UT 84101
                                                        (801)328-5618
E. Andrew Lowe............  51 Vice-President (Finance) 1590 Sandpoint Drive
                               and Secretary            Roswell, GA 30175
                                                        (770)643-8050
Anthony Sansone...........  31 Treasurer and Assistant  102 West 500 South #320
                               Secretary                Salt Lake City, UT 84101
                                                        (801)328-5618

                                   DIRECTORS
-------------------------------------------------------------------------------
    NAME                                 AGE      POSITION       DIRECTOR SINCE
    ----                                 ---      --------       --------------
                                             Chairman of the
F. Lorenzo Crutchfield, Jr. ............  40 Board                    1992
Lance D'Ambrosio........................  39 Director                 1992
Troy D'Ambrosio.........................  35 Director                 1993
Wallace T. Boyack.......................  54 Director                 1993
R. Bret Jenkins.........................  37 Director                 1993
E. Andrew Lowe..........................  51 Director                 1992
George Sorenson.........................  40 Director                 1994

  F. Lorenzo Crutchfield, Jr.--Mr. Crutchfield has been active in the communications field since 1989, when he founded Teleworld Communications, Inc., a company engaged in the telephone pay-per-call business. Mr. Crutchfield is the largest shareholder of TTI. Since 1992, Mr. Crutchfield has acted as Chairman of the Board of Directors of TTI and has been responsible for assisting in acquisitions, strategic planning and identifying new wireless technologies. Mr. Crutchfield received a B.A. in Business Management from Shaw University in 1978.

  Lance D'Ambrosio--Mr. D'Ambrosio is the President, Chief Executive Officer and a Director of TTI, and holds other executive officer and director positions with WHI (where he acts as both a Director and President) and in TTI's and WHI's subsidiaries. Mr. D'Ambrosio is responsible for TTI's financing plans. Mr. D'Ambrosio has held his positions with TTI since 1992. Between 1987 and 1992, Mr. D'Ambrosio was the President of Bridgeport Financial, Inc., a holding company that owned a full service broker/dealer securities operation. During this period, Mr. D'Ambrosio was also an executive officer in other entities involved in raising venture capital for investments with high-technology companies. Mr. D'Ambrosio received a B.S. in Marketing and Management from the University of Utah in 1979.

  Paul Gadzinski--Mr. Gadzinski is the Vice President of Market Development for TTI. Between 1989 and 1994, Mr. Gadzinski was the Director of Marketing and General Manager for Cross Country Wireless Cable, of Riverside, California ("Cross Country"). Between 1985 and 1989, Mr. Gadzinski was the Marketing Director and Operations Manager of Cablevision International in Luquillo, Puerto Rico (now doing business as TCI Cablevision of Puerto Rico, Inc.). Mr. Gadzinski attended Santiago Community College, where he majored in Small Business.

  E. Andrew Lowe--Mr. Lowe is the Vice President of Finance and a Director of TTI and WHI, and holds executive officer and director positions in TTI's and WHI's subsidiaries. Between 1966 and 1992, Mr. Lowe was an employee of Citicorp, most recently serving as Director of Marketing and Customer Relations for the Real Estate Investment Advisory Division, where he was the principal interface between pension funds, insurance companies and international investment agencies and Citibank.

  Anthony Sansone--Mr. Sansone is the Treasurer and Assistant Secretary of TTI. Mr. Sansone has been employed by TTI as its controller since April, 1994. Between 1993 and 1994, Mr. Sansone was the controller, secretary and director of shareholder relations for Paradigm Medical Industries, Inc., a manufacturer of ophthalmic cataract removal devices. Between 1992 and 1993 he was the assistant controller of HGM Medical Lasers, Inc., which manufactures and markets surgical and dental lasers. Between 1988 and 1992, he was the assistant to the Vice President of Public Relations and the assistant to the Chairman of the Board of American Stores Company, a large retail grocery and drug store chain. Mr Sansone received a Bachelor of Science degree in Accounting from Utah State University in 1988 and an MBA from the University of Utah in 1991.

  Troy D'Ambrosio--Mr. D'Ambrosio is a Director of TTI. Mr. D'Ambrosio is the Client Service Manager for Wasatch Advisors, an investment and financial service company. Between November of 1993 and September of 1996, he served as Vice President, Administration for TTI, as well as an executive officer and director in various TTI and WHI subsidiaries. From July of 1992 to November of 1993, Mr. D'Ambrosio was a vice-president and partner in a public relations firm specializing in legal, economic and government relations for business. Between 1985 and 1992, Mr. D'Ambrosio was Vice-President of Corporate Communications and Government Relations with American Stores Company.
Mr. D'Ambrosio received a Bachelor of Arts degree in Political Science from the University of Utah in 1982.

  Wallace T. Boyack--Mr. Boyack is a Director of TTI. Mr. Boyack is an attorney licensed to practice law in the State of Utah and has been engaged in private practice since 1981. Mr. Boyack is of counsel to the law firm of Boyack, Ashton and Jenkins, L.C. He was previously of counsel with the firm of Brown, Larson, Jenkins and Halliday. Between 1969 and 1975, Mr. Boyack was an attorney with the Securities and Exchange Commission, and between 1976 and 1981 was an assistant U.S. Attorney in the State of Utah. Mr. Boyack received a Bachelor of Arts Degree in Accounting and a Master of Business Administration from the University of Utah in 1966. Mr. Boyack received a Juris Doctor from Georgetown University Law Center in 1971.

  R. Bret Jenkins--Mr. Jenkins is a Director of TTI. Mr. Jenkins is an attorney licensed to practice law in the State of Utah. Mr. Jenkins is a member of the law firm of Boyack, Ashton and Jenkins, L.C. Between 1991 and 1996, Mr. Jenkins was a shareholder in the firm of Brown, Larson, Jenkins and Halliday. Mr. Jenkins received a Bachelor of Arts Degree in Accounting from the University of Utah in 1984 and a Juris Doctor from the University of Utah in 1987.

  George Sorenson--Mr. Sorenson is a Director of TTI. Mr. Sorenson is a principal in FondElec Group, Inc., a corporation which invests in energy and electricity markets in Latin America and advises United States corporations on their investments in that area. Between 1990 and 1992, Mr. Sorenson was the Associate Director of Bear, Sterns & Co., Inc., where he was principally responsible for its international investment accounts in New York and Tokyo. Between 1983 and 1990, Mr. Sorenson worked for Drexel Burnham & Lambert, Inc., most recently as a Senior Vice President in Tokyo, Japan, where he managed that company's high-yield bond operations in Asia. Mr. Sorenson received a Bachelor of Arts Degree in Finance from the University of Utah in 1979, and a Masters degree in International Business Management in 1991 from the American Graduate School of International Management.

TTI--PRINCIPAL SHAREHOLDERS

  As of October   , 1996, the only persons known by TTI to be the beneficial owners of more than ten percent (10%) of TTI's' voting securities were as follows:

                    NAME AND ADDRESS OF     AMOUNT AND NATURE
 TITLE OF CLASS       BENEFICIAL OWNER     OF BENEFICIAL OWNER   PERCENT OF CLASS
 --------------     -------------------    -------------------   ----------------
 Common Stock...  F. Lorenzo Crutchfield,   13,197,985 shares(1)      47.1%(2)
                  Jr.
                  3 Crossfield Court
                  Greensboro, NC 27408

--------
(1) The shares are held of record as follows: 12,728,500 shares in the name of Crutchfield Enterprises, LLC, which is controlled by Mr. Crutchfield; 469,485 shares in the name of Teleworld, which is owned 100% by Mr. Crutchfield. Mr. Crutchfield does not disclaim beneficial ownership of any such shares. The shares shown reflect the retirement, effective July 1, 1996, of 2,000,000 shares of Mr. Crutchfield's TTI Common Stock in connection with the distribution to him of TTI's interest in Carolina.
(2) Based on 28,019,228 outstanding shares of TTI Common Stock as of October
      , 1996 (assuming the exercise of all outstanding options and the Warrants).

  As of October   , 1996, the executive officers and directors of TTI held the following beneficial interests in the equity securities of TTI:

                                             AMOUNT AND
                  NAME AND ADDRESS OF        NATURE OF      PERCENT OF       POSITION OF
 TITLE OF CLASS     BENEFICIAL OWNER      BENEFICIAL OWNER   CLASS(1)      BENEFICIAL OWNER
 -------------- -----------------------   ----------------  ---------- ------------------------
 Common Stock   F. Lorenzo Crutchfield,      13,197,985(2)     47.1%   Chairman of the Board
                Jr.
                3 Crossfield Court
                Greensboro, North
                Carolina 27408
 Common Stock   Lance V. D'Ambrosio           2,396,272(3)      8.5%   President, Chief
                6385 Shenandoah Park                                   Executive Officer,
                Avenue                                                 Director
                Salt Lake City, Utah
                84121
 Common Stock   Troy A. D'Ambrosio              272,968(4)        *    Director
                2914 Nila Way
                Salt Lake City, Utah
                84124
 Common Stock   E. Andrew Lowe                  245,529(5)        *    Vice Pres. (Secretary
                1590 Sandpoint Drive                                   Finance), Director
                Roswell, Georgia 30075
 Common Stock   Paul Gadzinski                  150,000(6)        *    Vice Pres. (Market
                6649 Wintertree Drive                                  Development)
                Riverside, California
                92506
 Common Stock   Anthony Sansone                  30,000(7)        *    Treasurer and Assistant
                3692 S. 645 East                                       Secretary
                Salt Lake City, Utah
                84106
 Common Stock   Wallace T. Boyack                26,130(8)        *    Director
                4739 S. Fortune Way
                Holladay, Utah 84124
 Common Stock   R. Bret Jenkins                  93,900(9)        *    Director
                5573 S. Crosspark Drive
                Salt Lake City, Utah
                94123
 Common Stock   George A. Sorenson               12,500(10)       *    Director
                51 Forest Avenue, Apt.
                14
                Old Greenwich,
                Connecticut 06870
 Common Stock   Directors and officers       16,425,284        58.6%   N/A
                as a group (9 persons)

--------
*  Less than 1%
 (1) Based on 28,019,228 outstanding shares of TTI Common Stock as of October , 1996 (assuming exercise of all outstanding options and the Warrants).
 (2) The shares are held of record as follows: 12,728,500 shares in the name of Crutchfield Enterprises, LLC, which is controlled by Mr. Crutchfield, and 469,485 shares in the name of Teleworld which is owned 100% by Mr. Crutchfield. Mr. Crutchfield does not disclaim beneficial ownership of any such shares.
 (3) Includes 2,110,500 shares of TTI Common Stock held of record as follows:
     2,060,500 shares in the name of Mr. D'Ambrosio; 1,329 shares in the name of a limited liability company, and 48,671 shares in the name of a limited partnership. The limited liability company is the general partner of the limited partnership and Mr. D'Ambrosio is the managing member of the limited liability company. Mr. D'Ambrosio does not disclaim beneficial ownership of any such shares. Includes 285,772 shares of TTI Common Stock for which Mr. D'Ambrosio has options.
 (4) Includes 172,968 shares of TTI Common Stock for which Mr. D'Ambrosio has options.
 (5) Includes 195,529 shares of TTI Common Stock for which Mr. Lowe has options.
 (6) Consists solely of options.
 (7) Consists solely of options.
 (8) Includes 15,000 shares of TTI Common Stock for which Mr. Boyack has options.
 (9) Includes 15,000 shares of TTI Common Stock for which Mr. Jenkins has options.
(10) Includes 10,000 shares of TTI Common Stock for which Mr. Sorenson has options. Does not include 80,000 shares of TTI Common Stock held by a closely held corporation in which Mr. Sorenson is a minority shareholder, and for which Mr. Sorenson disclaims beneficial ownership.

TTI-EXECUTIVE COMPENSATION AND OTHER MATTERS

 Executive Compensation.

  Salary and Other Compensation. The following table summarizes all compensation awarded to, earned by, or paid to the executive officers of TTI for services rendered to TTI and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                   ----------------------------------------
                                     ANNUAL COMPENSATION                     AWARDS               PAYMENTS
                              ------------------------------------ --------------------------    ----------
          (A)            (B)     (C)           (D)        (E)          (F)          (G)             (H)        (I)
                                                      OTHER ANNUAL RESTRICTED                               ALL OTHER
  NAME AND PRINCIPAL                                    COMPEN-       STOCK       OPTIONS/          LTIP     COMPEN-
       POSITION          YEAR SALARY($)     BONUS($)   SATION($)   AWARD(S)($)    SARS(#)        PAYOUTS($) SATION($)
-----------------------  ---- ----------    --------- ------------ ----------- --------------    ---------- ----------
Lance D'Ambrosio,        1995 160,000.00(1)  7,500.00     --           --                 --        --      See note 7
President & Chief        1994 160,000.00(2)       --      --           --      285,772 shares(6)    --             --
Executive Officer        1993        --           --      --           --      316,667 shares(3)    --             --

Troy D'Ambrosio,         1995  80,000.00    10,000.00     --           --                 --        --      See note 7
Vice President           1994  80,000.00(3)       --      --           --      172,968 shares(6)    --             --
& Secretary(8)           1993        --           --      --           --      191,667 shares(5)    --             --

E. Andrew Lowe,          1995  80,000.00          --      --           --                 --        --      See note 7
Vice President           1994  80,000.00(4)       --      --           --      195,529 shares(6)    --             --
                         1993        --           --      --           --      214,667 shares(5)    --             --
Paul Gadzinski           1995 125,000.00     1,000.00     --           --       75,000 shares       --      See note 7
Vice President           1994  83,334.00          --      --           --       75,000 shares       --             --
                         1993        --           --      --           --                 --        --             --
Anthony Sansone          1995  42,000.00     2,250.00     --           --       20,000 shares       --             --
Treasurer and Assistant  1994  18,500.00          --      --           --       10,000 shares       --             --
 Secretary

--------
(1) A portion of the amount shown was paid in the subsequent year.

(2) A portion of the amount shown was accrued. A portion of the accrual amount was paid in the subsequent fiscal year; and the remaining amount was paid in 1996.

(3) A portion of the amount shown was accrued and the accrual was paid in the subsequent fiscal year.

(4) A portion of the amount shown was accrued and, as of the date hereof, has not been paid.

(5) The options shown, which were granted with a market exercise price, were subsequently terminated and replaced with options with exercise prices below market price. See note 6.

(6) The options shown, which were granted with an exercise price that was below market, were issued in replacement of the options granted in the previous fiscal year. See note 5.

(7) Each named individual has entered into an employment contract with TTI which provides for the payment of certain severance payments if the named individual terminates his employment with (or has his employment terminated by) TTI as a result of a "change of control," as defined in such agreements. TTI has agreed to reduce the exercise price of the options of such individuals, as described in column (g) for fiscal 1994, to $0.001 per share in lieu of the payment of such severance amounts. The total of all severance payments under all such contracts for TTI's executive officers is approximately $565,000 in cash (exclusive of ancillary payments for insurance and other matters, which will be waived by the employees as part of the arrangement); the total additional compensation expense to be recorded by TTI as a result of this arrangement with such persons will be approximately $1,140,275.

(8) Mr. D'Ambrosio resigned as an officer and employee of TTI in September
    1996.

  Employment Contracts. On October 31, 1993, TTI entered into employment contracts with each of F. Lorenzo Crutchfield, Jr., Lance D'Ambrosio, Troy D'Ambrosio and E. Andrew Lowe. Each of the employment contracts contains similar terms and conditions. In general, the contracts have initial employment terms of three years, and are subject to renewal for subsequent periods of one year. Under the contracts,

Mr. Lance D'Ambrosio's base salary is $160,000, Mr. Wells's base salary is $120,000, and Mr. Lowe's base salary are each $80,000. Mr. Troy D'Ambrosio's base salary under this contract was $80,000, but he resigned as an officer and employee of TTI in September, 1996. In addition to base salary, each of these persons is entitled to receive incentive bonuses, as determined by the Company's board of directors, standard benefits such as health, life insurance, and reimbursement of reasonable expenses incurred on the Company's behalf. Mr. Crutchfield's employment agreement provides for an annual base salary of $200,000, but he has agreed to forgo all salary under his employment agreement. He will, however, continue to receive health insurance, expense reimbursement and all other benefits provided for under the employment agreement.

  In general, the employment contracts may be terminated only for cause, which is defined in the agreements as willful misconduct, fraud, misappropriation, embezzlement and similar unlawful acts. In addition, the employee can terminate the contract on 180 days' notice. If the contract is terminated without cause, or within 60 days of a "change of control," the employee is entitled to receive severance pay in an amount equal to the greater of one year's base pay or the total amount of the base pay for the initial term less the portion already paid. In addition, the terminated employee will receive health and life insurance benefits for one year. The employment contracts define a "change of control" as the sale of all or substantially all of the assets of TTI, the acquisition by any person or entity of more than 25% of the issued and outstanding stock of TTI, or the acquisition by any person or entity of debt instruments which are convertible into more than 25% of the equity of TTI. The transactions contemplated by the Acquisition Agreement would constitute a "change of control" for purposes of the employment agreements.

  On March 1, 1995, TTI entered into an employment agreement with Paul Gadzinski for the term of one year. The contract renewed automatically for an additional one year period on March 1, 1996. In general, Mr. Gadzinski's contract has similar terms and conditions as other employment contracts entered into by TTI. Mr. Gadzinski's base salary under his contract is $125,000 per year.

  On July 3, 1996, the Board of Directors of TTI approved an arrangement under which each of its contract employees (and all other employees having any employment arrangements with TTI) agreed to have the exercise price for all options they hold to acquire shares of TTI Common Stock reduced to $.001 per share in exchange for the waiver and release of all claims they might have under the terms of their arrangements with TTI, including under any change of control provisions contained in written employment contracts. The modification of the exercise prices of the outstanding options and the release by such persons of their rights against TTI, are contingent upon, among other matters, the closing of the Acquisition Agreement.

  TTI estimates that, if it were required to pay severance amounts to its employees in accordance with the "change of control" provisions, or under similar or other arrangements, those payments would total approximately $565,000. TTI also estimates that, if the exercise price of all of its outstanding options in favor of such persons were reduced to $.001 per share and all such options were exercised, the total amount it would receive upon such exercise would be approximately $975, versus approximately $1,087,500 if the exercise prices of such options remained unmodified but were exercised by their holders.

  None of TTI's officers, directors or other key employees has worked for or managed a company in the same business or industry as TTI, or in a related business or industry, but certain of TTI's current officers act as officers and directors of WCCI, and Paul Gadzinski worked for Cross Country prior to his employment with TTI. In addition, as noted in the biographies of the TTI officers and directors, certain of TTI's officers and directors act as officers and directors of WHI and WHI's subsidiaries.

TTI--RELATED PARTY TRANSACTIONS

  Carolina Transfer. Effective July 1, 1996, TTI transferred its interest in Carolina to Mr. Crutchfield in redemption of 2,000,000 shares of Mr. Crutchfield's TTI Common Stock. Carolina's business operations (the telephone pay-per-call business) were previously classified by TTI as a discontinued business operation. As a result of the July 1, 1996 transaction, Mr. Crutchfield's beneficial ownership of the outstanding shares of TTI

Common Stock was reduced from approximately 50.6% to 47.1% (in each case assuming the exercise of all outstanding options and Warrants). The transaction was conditioned upon TTI's receipt of an opinion of counsel that the transaction will qualify for tax-free treatment under Section 355 of the Internal Revenue Code.

  In connection with the disposition of Carolina, TTI entered into a management agreement with Carolina under which it will provide certain management services, equipment and assets to Carolina for the four month period from July through October of 1996, in exchange for a management fee of $100,000 per month during each of those four months. After the conclusion of the four month management period, Carolina may, at its election, continue to use TTI's management services, assets and equipment (assuming TTI is not yet liquidated) on terms mutually acceptable to TTI and Carolina.

  Prior to its transfer to Mr. Crutchfield, Carolina provided TTI with all of its operating cash flow.

  Teleworld Management Fees. During fiscal 1995, TTI paid Teleworld $389,500 for management services it provided to Carolina. Teleworld is owned by Mr. Crutchfield. The amounts paid to Teleworld were not determined by competitive bid.

  Group Insurance Plan Services, Inc. During fiscal 1995, TTI paid $71,304 to an entity in which a former director of TTI acts as President and is the sole shareholder, for office space, office equipment, secretarial services, bookkeeping services, and insurance, risk coverage and investment advice to TTI and Carolina. The amounts payable to this company were not determined by competitive bid.

  Notes Payable and Commitment Fees. TTI borrowed $150,000 from a company of which the father of the president of TTI is a major stockholder. The note was unsecured, bore interest at twelve percent (12%) and was originally due on March 31, 1995. Subsequent to TTI's 1995 fiscal year end, the note payment date was further extended to January 1, 1997. TTI delivered a promissory note to that company to evidence its obligation to repay those amounts. The note and all accrued interest (totalling $179,885) was paid in full on July 8, 1996.

TTI-COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires TTI's executive officers and directors, and persons who own ten percent (10%) or more of a registered class of TTI's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those persons are also required by the Securities and Exchange Commission regulations to furnish TTI with copies of all Section 16(a) forms they file.

  On the basis of reports and representations submitted by the directors, executive officers and ten percent (10%) or more shareholders of TTI, all Forms 3, 4 and 5 showing ownership of and changes of ownership in TTI's equity securities during TTI's fiscal year ended October 31, 1995 were timely filed with the Securities and Exchange Commission and the Boston Stock Exchange (when TTI's equity securities were listed on such exchange) as required by
Section 16(a), except as follows: (i) Maitland Wells, a director and officer of TTI acquired 4,000 shares of TTI's common stock, (ii) Wallace Boyack, an outside director of TTI, acquired 3,600 shares of TTI Common Stock from R. Bret Jenkins, also an outside director of TTI, and (iii) George Sorenson, an outside director of TTI, acquired 2,500 shares of TTI Common Stock. Each of these transactions was a transaction exempt from reporting on Form 4 under Rule 16a-6 of the Exchange Act, but were required to be reported on Form 5. None of the Forms 5 was timely filed. Also, a corporation in which Mr. Sorenson is a noncontrolling shareholder was issued 80,000 shares of TTI Common Stock in exchange for a loan guarantee. TTI accrued a liability relating to its obligation to issue the shares to the corporation, but the issuance of the shares was not effected until TTI's fiscal year ended October 31, 1994. Mr. Sorenson disclaims beneficial ownership over the shares held by the corporation. The transfer of the shares to the corporation was not timely reported on Form 5.

  As a result of TTI's voluntary delisting of its stock on the Boston Stock Exchange, TTI's officers, directors and 10% or more stockholders are no longer subject to the reporting requirements of Section 16(a). TTI's stock was delisted from the Boston Stock Exchange effective April 11, 1996.

                          INFORMATION CONCERNING WHI

WHI--BUSINESS

  WHI was incorporated on November 9, 1993 under the laws of the State of Delaware. WHI is 50% owned by Videotron USA, whose ultimate parent is Videotron Canada, and 50% owned by TTI. WHI was formed to acquire, develop and operate wireless cable and SMATV systems in the United States. At
September 30, 1996, WHI operated SMATV systems in the San Francisco Bay Area and a wireless cable system in Spokane and held channel lease rights for wireless cable systems in Greenville, South Carolina; Seattle, Washington; Victorville, San Francisco, San Jose, Santa Rosa, Gilroy and San Diego, California that have not yet begun operations. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained. The majority of WHI revenue in 1995 and 1994 was provided by certain SMATV systems operating in the San Francisco Bay Area and wireless cable system in Spokane, Washington. Some wireless cable channels are presently used to provide programming to SMATV systems in the San Francisco Bay Area.

  WHI's operations include the following systems and channel right groupings:

    TWTV SPOKANE OPERATIONS. In February 1994, WHI's wholly-owned subsidiary, TWTV Spokane, acquired the Spokane system from Skyline Entertainment Network (Spokane) Limited Partnership for $10 million cash. As of June 30, 1996, the system had approximately 8,800 subscribers (including approximately 950 subscribers served by assets subsequently sold in the Spin-Off) and offered 31 channels which are leased by the system. There are no competitive wireless cable systems in the market area, although five traditional hard-wire cable operators operate in the area, of which Cox Cable is the largest. The Spokane system's subscribers included single households, multiple-dwelling units and commercial buildings.

    TWTV Spokane currently transmits using a 50 watt transmitter (from a transmission tower on Krell Mountain). It has programming contracts with Turner Classic Movies, Arts & Entertainment, Cable News Network, Cinemax, the Discovery Channel, Disney Channel, ESPN, the Family Channel, Home Box Office, Lifetime Television, Prime Sports Network, Sci-Fi, the Nashville Network, Turner Network TV, USA Network, WGN/UVI, Showtime, the Movie Channel and other programmers.

    The typical wireless cable service provided by TWTV Spokane to a single-family home is approximately $19.95. In comparison, Cox Cable charges a monthly service rate (for 50 channels) of approximately $25.00.

    The Spokane system previously included certain franchised cable and related operations which TWTV Spokane sold to an indirect subsidiary of Videotron Canada for approximately $500,000 and the assumption of related obligations as part of the Spin-Off. See "The Acquisition and Related Transactions--The Spin-Off."

    BAC OPERATIONS. In February 1994, WHI acquired a SMATV system and certain wireless cable channel rights in San Francisco and San Jose, California. These operations were acquired by WHI's 94% owned subsidiary, BAC, from Gulf American Cable Group II, a Louisiana general partnership. BAC was formed solely for the purpose of acquiring the San Francisco Bay Area assets. The remaining 6% of BAC is owned by the Minority Shareholders. Under the terms of the Acquisition Agreement, TTI and Videotron USA are required to acquire the 6% interest of BAC owned by the Minority Shareholders parties prior to the Closing, with the result that BAC will be a wholly-owned subsidiary of WHI at Closing. See "The Acquisition and Related Transactions--Minority Buyback of BAC Shares."

    BAC sold the SMATV system to an indirect subsidiary of Videotron Canada for approximately $3,300,000 and the assumption of related liabilities as part of the Spin-Off. See "The Acquisition and Related Transactions--The Spin-Off".

    As part of the BAC transaction, the BAC system leased a total of 58 channels virtually all of which are expected to be co-located at two tower sites (consisting of approximately 32 channels at one tower site and approximately 26 channels at the other), and is seeking permission to add additional channels to its

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

  wireless cable groupings in the market. Because of the unique makeup of the San Francisco Bay area, BAC's wireless cable network configuration will involve the construction of two separate transmission sites, one on Monument Peak, and the other on Mount San Bruno. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained. BAC also has some channel leases in Santa Rosa and Gilroy, California.

    VICTORVILLE AND GREENVILLE CHANNEL AGREEMENTS. In June 1994, WHI, through its wholly owned subsidiary, TTI Acquisition Corp., acquired lease rights for 20 channels in Victorville, California and 25 channels in Greenville, South Carolina. Neither the Victorville nor Greenville system is currently being marketed or offered to subscribers. FCC and other approvals are needed to integrate all of the channels into the wireless cable system. There can be no assurance that any or all such approvals will be obtained. Some channel capacity must be dedicated for educational programming.

    SAN DIEGO CHANNEL AGREEMENTS. In May 1994, WHI, through its wholly-owned subsidiary, WHI San Diego, Inc., entered into an agreement which ultimately resulted in the acquisition of lease rights for 10 channels in the San Diego market. The partnership which leases four of the channels to WHI San Diego, Inc. pursuant to a channel lease/put option agreement is presently controlled by a receiver, who will decide how to proceed under the channel lease/put option agreement. WHI San Diego, Inc. has demanded that the receiver perform the partnership's obligations under the channel lease/put option agreement. The receiver has not yet issued any report to the court concerning the channels. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained. Some channel capacity must be dedicated for educational programming. The San Diego system is not currently being marketed or offered to subscribers.

    SEATTLE CHANNEL AGREEMENTS. In July 1995, WHI entered into an agreement to acquire lease rights to 12 ITFS channels in the Seattle, Washington market. In September, 1995, WHI entered into an agreement to acquire lease rights to four additional ITFS channels. WHI is not currently utilizing excess airtime on these channels and is not currently marketing the Seattle system to subscribers. FCC and other approvals are needed to integrate all of these channels into a wireless cable system. There can be no assurance that any or all of these approvals will be obtained. Some channel capacity must be dedicated for educational programming.

WHI--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview. Any forward looking statements contained in the following discussion or elsewhere in this document involve risks and uncertainties which may cause actual results to differ materially from those discussed. A wide range of factors could contribute to those differences, including those discussed in this document. Also, WHI operates in a developing industry and is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that WHI's operations will become profitable or will produce positive cash flows.

  Certain private cable (primarily the SMATV operations in the San Francisco Bay Area) and wireline (primarily in Spokane) systems held by WHI are not included in the proposed sale to Pacific Telesis. Such systems and the related liabilities of WHI (which comprise less than 10% of the total assets of WHI and whose operations represent approximately 50% of WHI's revenues) were sold on July 31, 1996 in the Spin-Off to indirect subsidiaries of Videotron Canada for approximately $3,800,000. The discussion that follows includes the financial condition and results of operations of the WHI assets and liabilities that were sold. See also "The Acquisition and Related Transactions--The Spin-Off" and Pro Forma Financial Information of WHI."

  Results of Operations--Nine Months Ended May 31, 1996 Compared to Nine Months Ended May 31, 1995. Revenues increased to $3,599,000 in the nine months ended May 31, 1996, compared to $3,210,000 in the nine months ended May 31, 1995. Revenues increased primarily as a result of increases in the numbers of subscribers served by WHI and its subsidiaries. Costs of revenues, which consist primarily of programming and channel fees, decreased to 46% of revenues in the 1996 period, compared to 50% in the 1995 period. Operating loss was $4,909,000 in the 1996 period, compared to $4,283,000 in the 1995 period, due primarily to increased operating expenses as a result of increased revenues and increased depreciation and amortization. Interest expense for the same period in 1996 increased to $3,650,000, compared with $3,051,000 in the same period in 1995, due to increases in debt payable to shareholders (which funds were used to acquire fixed assets and licenses and fund operating losses). As a result of the items discussed above, net loss for the nine months ended May 31, 1996 was $8,383,000, compared with a net loss for the nine months ended May 31, 1995 of $7,146,000.

  Results of Operations--Fiscal Year Ended August 31, 1995 Compared to Fiscal Period Ended August 31, 1994. Revenues increased to $4,146,000 in the fiscal year ended August 31, 1995 compared to $2,266,000 in the fiscal period ended August 31, 1994. Revenues increased primarily because the fiscal 1994 period consisted of approximately seven months of operations, compared to twelve months of operations in fiscal 1995. In addition, there was a small increase in the number of subscribers in fiscal 1995. Costs of revenues, which consists primarily of programming and channel fees, increased to 51% of revenues in fiscal 1995 from 39% of revenues in fiscal 1994 due to increased offerings of quality channels. During the same period in 1995, operating loss increased to $7,072,000, compared to an operating loss of $1,253,000 in fiscal 1994. The increase was due to increases in employee salaries, depreciation and amortization of fixed assets and licenses, certain selling and marketing expenses and other expenditures relating to the establishment of wireless cable systems in the San Francisco Bay Area and Spokane, and activities relating to license rights for wireless cable networks in other locations that have not begun operations. Interest expense increased to $4,083,000 in fiscal 1995 compared to $1,293,000 in fiscal 1994 due to the increase in debt payable to shareholders. The proceeds from this debt were used to acquire fixed assets and licenses and to fund operating losses. As a result of the items discussed above, net loss for the fiscal year ended August 31, 1995 was $10,862,000, compared with a net loss for the fiscal period ended August 31, 1994 of $2,492,000.

  Liquidity and Capital Resources. Cash used by operating activities and investing activities in the nine months ended May 31, 1996 was $2,484,000 and $3,300,000, respectively. Net loss for the nine months ended May 31, 1996 was $8,383,000. Cash used by operating activities and investing activities in the year ended August 31, 1995 was $5,097,000 and $12,904,000, respectively. Net loss for the year ended August 31, 1995 was $10,862,000. Since its inception, WHI has been substantially dependent upon Videotron USA and its ultimate parent Videotron Canada to fund WHI's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that WHI's operations will become profitable or will produce positive cash flows.

  Pursuant to the Supplemental Agreement Videotron USA will continue to fund WHI's day-to day operations and provide funds to enable WHI to fulfill its financial obligations as long as Pacific Telesis remains obligated to consummate the Acquisition. Management of WHI believes it is probable that the Acquisition Agreement will be consummated. Under the Supplemental Agreement, Videotron USA is obligated to fund WHI's day-to-day operations as long as Pacific Telesis is obligated to consummate the Acquisition pursuant to the Acquisition Agreement. If the Acquisition is not consummated, WHI, in conjunction with its shareholders, intends to fund WHI's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to such shareholders as necessary and potentially sell or lease some of WHI's licenses, to allow WHI to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  Under the Settlement Agreement, if the Acquisition is not consummated, then within 10 days after the Acquisition is abandoned, Videotron USA may elect to purchase TTI's 50% interest in WHI and Outstanding Indebtedness of WHI to TTI. If Videotron USA does not elect such purchase, then TTI will be obligated to purchase Videotron's 50% interest in WHI and Outstanding Indebtedness of WHI to Videotron USA. The total purchase price of the equity interest to be purchased by Videotron USA or TTI would be the "True Value" of such interest as determined under the Settlement Agreement.

  The consolidated financial statements of WHI as of and for the nine months ended May 31, 1996 and 1995 and as of and for the fiscal periods ended August 31, 1995 and 1994 have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed in the notes to such consolidated financial statements may indicate that WHI will be unable to continue as a going concern for a reasonable period of time.

  The consolidated financial statements of WHI as of and for the nine months ended May 31, 1996 and 1995 and as of and for the fiscal periods ended August 31, 1995 and 1994 do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should WHI be unable to continue as a going concern. WHI's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

WHI--LEGAL PROCEEDINGS

  The shareholders of WHI, Videotron USA and TTI have been involved in various disputes, litigation and arbitration. See "Certain Legal Proceedings."

WHI--PROPERTIES

  TWTV-SPOKANE. TWTV Spokane's operations are conducted from an approximately 15,000-square-foot office located in Spokane, Washington. The lease for the office space commenced September 1, 1994, has a term of 10 years, and is subject to one renewal for ten years. The monthly rental is $6,750. TWTV Spokane owns its transmitter tower facilities, but pays a ground lease amount of $696 per month for the property on which its tower is located.

  BAC. BAC's operations are conducted from an approximately 25,000-square-foot office located in San Jose, California. The lease for the office was entered into on March 1, 1995 and terminates on October 31, 1996. The monthly base rent under the lease is $17,815. WHI occupies a portion of this office space. BAC pays monthly rent of $14,907 for its Monument Peak and Mount San Bruno tower rights.

  LEASES AND EQUIPMENT. Each of TWTV Spokane and BAC has entered into and maintains numerous operating leases for its respective broadcasting equipment, channel licenses, programming agreements and office equipment. Some of the leases have renewal options and purchase options at the end of the lease term.

  SUBSCRIBER EQUIPMENT. WHI's wireless cable systems utilize fully addressable subscriber equipment. While the systems' equipment offers attractive features, it has been selected to maintain a cost advantage over other pay television providers. Subscriber equipment includes receiving antenna, down converter, set-top converter and hand-held wireless remote control units.

  As a general rule, WHI is not dependent on any one supplier for equipment needs. However, with respect to the set-top converters, there are currently only two manufacturers in the marketplace. These entities manufacture all of the set-top converters used by both traditional cable systems and wireless cable systems. Historically, demand for these converters has exceeded supply, and back orders are common.

                          INFORMATION CONCERNING VBAI

VBAI--BUSINESS

  VBAI owns an existing wireless cable system located in the Tampa Bay, Florida area. As of June 30, 1996, it had approximately 10,700 subscribers. FCC and other approvals are needed in order to upgrade the wireless cable system. There is no certainty that these approvals will be obtained.

  VBAI transmits its wireless cable programming from a 650-foot tower. VBAI has applied to the FCC to increase its transmission power from ten watts to 100 watts and has commenced legal action against ATI, an adjacent wireless operator, to enforce VBAI's rights against ATI with respect to certain of its applications, particularly two that have been dismissed by the FCC. See "Certain Legal Proceedings."

  The programming which VBAI currently offers includes WFLA (NBC), WTSP (CBS), WFTS (ABC), WTVT (FOX), WGN, WTBS, WOR, Discovery, American Movie Classics, CNBC, Nickelodeon, Nashville, USA, CNN, Lifetime, ESPN, MTV, Cinemax, Spice, A&E, PBS, WTDG, TWC, TNT and HBO.

  VBAI's primary competitors are traditional hard-wire cable operators. In the Tampa Bay metropolitan area, there are approximately five such providers. Because each community grants a "traditional" hard-wire cable franchise to a single operator, however, each traditional hard-wire cable operator's market potential is limited to the territory within the community for which it has been granted the franchise. Wireless cable system operators such as VBAI are not subject to this restriction, and therefore may compete with hard-wire cable operators in areas in which franchises have been previously granted. However, many of these competitors are larger, have greater financial resources, have more experienced marketing and operating personnel and have greater name recognition than VBAI. For these reasons VBAI may be at a competitive disadvantage with these providers.

  VBAI also previously owned or managed a franchised cable television system in Hernando County, Florida and certain SMATV-related assets which served approximately 1,200 subscribers. The system and assets were sold to an indirect subsidiary of Videotron Canada for approximately $500,000 and the assumption of related obligations as part of the Spin-Off. See "The Acquisition and Related Transactions--The Spin-Off."

VBAI--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview. Any forward looking statements contained in the following discussion or elsewhere in this document involve risks and uncertainties which may cause actual results to differ materially from those discussed. A wide range of factors could contribute to those differences, including those discussed in this document. As VBAI operates in a developing industry, VBAI is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that VBAI's operations will become profitable or will produce positive cash flows.

  Results of Operations--Nine Months Ended May 31, 1996 Compared to Nine Months Ended May 31, 1995. Revenues increased to $1,964,000 in the nine months ended May 31, 1996 compared to $664,000 in the nine months ended May 31, 1995. Revenues increased primarily because of increased subscribers. Costs of revenues, which consists of programming and channel fees, was 50% of revenues in both periods. Operating loss was $2,579,000 in the 1996 period compared to $1,732,000 in the 1995 period due to the increase in selling, general and administrative costs and depreciation and amortization. Interest expense increased to $1,184,000 in the 1996 period compared with $436,000 in the 1995 period due to increases in debt payable to Videotron USA which funds were used to acquire fixed assets and licenses and fund operating losses. As a result of the items discussed above, net loss for the nine months ended May 31, 1996 was $3,269,000 compared with a net loss for the nine months ended May 31, 1995 of $1,231,000.

  Results of Operations--Fiscal Year Ended August 31, 1995 Compared to Fiscal Period Ended August 31, 1994. Revenues increased to $942,000 in the fiscal year ended August 31, 1995 compared to $700,000 in the fiscal period ended August 31, 1994. Revenues increased primarily because the fiscal 1994 period consisted of approximately nine months of operations, compared to twelve months of operations in fiscal 1995. Cost of revenues, which consists of programming and channel fees, increased to 52% of revenues in fiscal 1995 compared with 41% of revenues in fiscal 1994 due to increased offering of quality channels. Operating loss increased to $2,994,000 in fiscal 1995 compared with an operating loss of $1,172,000 in fiscal 1994 due to increases in employees, salaries, technical, marketing and sales expense, depreciation and amortization of fixed assets and licenses and other expenditures relating to the establishment of wireless cable systems in the Tampa Bay, Florida metropolitan area. Interest expense increased to $709,000 in fiscal 1995 compared to $164,000 in fiscal 1994 due to the increase in debt payable to Videotron USA which funds were used to acquire fixed assets and licenses and fund operating losses. As a result of the items discussed above, net loss for the fiscal year ended August 31, 1995 was $2,174,000 compared with a net loss for the fiscal period ended August 31, 1994 of $816,000.

  Liquidity and Capital Resources. Cash used by operating and investing activities in the nine months ended May 31, 1996 was $1,761,000 and $3,577,000, respectively. Net loss for the nine months ended May 31, 1996 was $3,269,000. Cash used by operating and investing activities in the year ended August 31, 1995 was $2,028,000 and $3,855,000, respectively. Net loss for the year ended August 31, 1995 was $2,174,000. Since November 1993, VBAI has been substantially dependent upon Videotron USA and Videotron Canada, its ultimate parent, to fund VBAI's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that VBAI's operations will become profitable or will produce positive cash flows.

  VBAI has entered into the Acquisition Agreement with Pacific Telesis for the proposed sale of VBAI. Pursuant to the Supplemental Agreement and the Acquisition Agreement, Videotron USA and Videotron Canada will continue to fund VBAI's day-to-day operations and fulfill VBAI's financial obligations as long as Pacific Telesis remains obligated to consummate the Acquisition. Management of VBAI believes it is probable that the proposed transaction with Pacific Telesis will be consummated. If the Acquisition is not consummated, Videotron USA and Videotron Canada intend to fund VBAI's day-to-day operations through December 31, 1996 and reschedule or restructure the debt payable to Videotron USA as necessary and potentially sell or lease some of VBAI's licenses to allow VBAI to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain its operations through December 31, 1996.

  The financial statements of VBAI as of and for the nine months ended May 31, 1996 and 1995 and as of and for the fiscal periods ended August 31, 1995 and 1994 have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed in the notes to such financial statements may indicate that VBAI will be unable to continue as a going concern for a reasonable period of time.

  The financial statements of VBAI as of and for the nine months ended May 31, 1996 and 1995 and as of and for the fiscal periods ended August 31, 1995 and 1994 do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should VBAI be unable to continue as a going concern. VBAI's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

VBAI--LEGAL PROCEEDINGS

  The shareholders of VBAI, Videotron USA and TTI have been involved in various disputes, litigation and arbitration. See "Certain Legal Proceedings."

VBAI--PROPERTIES

  VBAI's operations are conducted from an approximately 25,000 square-foot office located in Clearwater, Florida. The lease for the office space commenced on May 1, 1994 and expires September 30, 2004, subject to two renewal terms of five (5) years each. The monthly rental is $13,021.

  VBAI pays monthly rent of $5,566 for its Oldsmar Tower rights, which commenced on June 1, 1994 and expire on May 31, 1999, subject to renewal for ten consecutive five-year terms.

  Lease and Equipment -- VBAI has entered into and maintains numerous operating leases for its respective broadcasting equipment, channel licenses, programming agreements and office equipment. Some of the leases have renewal options and purchase options at the end of the lease term.

  Subscriber Equipment -- VBAI's wireless cable systems utilize fully addressable subscriber equipment. While the systems' equipment offers attractive features, it has been selected to maintain a cost advantage over other pay television providers. Subscriber equipment includes receiving antennae, down converters, set-top converters and hand-held wireless remote control units.

  As a general rule, VBAI is not dependent on any one supplier for equipment needs. However, with respect to the set-top converters, there are currently only two (2) manufacturers in the marketplace. These entities manufacture all of the set-top converters used by both traditional cable systems and wireless cable systems. Historically, demand for these converters has exceeded supply, and back orders are common.

                     INFORMATION CONCERNING VIDEOTRON USA

VIDEOTRON USA--BUSINESS

  Videotron USA was incorporated on September 3, 1993 under the laws of the State of Delaware. It is wholly-owned by Videoway. Videotron USA owns 50% of WHI and 80% of VBAI. TTI owns the remaining 20% of VBAI and 50% of WHI.

  Since its inception, Videotron USA has functioned exclusively as a holding company whose only material activities have been (i) to acquire, develop and operate wireless cable television systems in the United States, (ii) organize WHI as a joint venture with TTI in November 1993, and subsequently obtain ownership of 50% and 80%, respectively, of the voting securities of WHI and VBAI, and (iii) provide financing to WHI and VBAI out of funds provided to Videotron USA as loans or equity investments by other affiliates of Videotron Canada. In connection with these activities, Videotron USA and TTI, as the sole shareholders of WHI and VBAI, have periodically negotiated with each other, entered into various agreements, and engaged in disputes, including litigation which led to their joint determination to dispose of their interests in WHI and VBAI. See "Certain Legal Proceedings."

  As of September 30, 1996, Videotron USA (prior to any consolidating eliminations) had loans receivable in principal amounts from WHI and VBAI aggregating $60,077,479, including $44,455,940 from WHI and $15,621,539 from VBAI. At the same date, Outstanding Indebtedness of Videotron USA to other affiliates of Videotron Canada totalled $45,045,545. Upon the Closing of the Acquisition, the "Videotron Cash Amount" will be the excess of Videotron USA's loans receivable from WHI and VBAI over Videotron USA's Outstanding Indebtedness to other affiliates of Videotron Canada. This amount will be payable by Pacific Telesis in cash as part of the consideration for the purchase of the outstanding stock of Videotron USA.

  See "Information Concerning VBAI--VBAI-Business" and "Information Concerning WHI--WHI- Business" for further discussion of such operations.

VIDEOTRON USA--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview. Videotron USA is an indirect wholly-owned subsidiary of Videotron Canada. Videotron USA is effectively a holding company which holds interests in WHI and VBAI and has no other operating activities. Videotron USA has provided a majority of the funding for WHI and VBAI. Videotron USA owns 50% of WHI, which operates wireless cable systems in the San Francisco Bay Area and Spokane and holds license rights for wireless cable networks in Greenville, South Carolina, Seattle, Washington, and Victorville, San Francisco, San Jose, Santa Rosa, Gilroy and San Diego, California that are not currently marketed to subscribers. Videotron USA also owns 80% of VBAI, which operates wireless cable television systems in metropolitan Tampa Bay, Florida. TTI owns the remaining 20% of VBAI and 50% of WHI. Videotron USA's assets primarily consist of the investment in and advances to WHI and VBAI's fixed assets and licenses. Videotron USA's liabilities consist of the note payable to Videotron Canada.

  Any forward looking statements contained in the following discussion or elsewhere in this document involve risks and uncertainties which may cause actual results to differ materially from those discussed. A wide range of factors could contribute to those differences, including those discussed in this document. Videotron USA operates in a developing industry, and is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that Videotron USA's operations will become profitable or will produce positive cash flows.

  Results of Operations--Nine Months Ended May 31, 1996 Compared to Nine Months Ended May 31, 1995. Revenues increased to $1,964,000 in the nine months ended May 31, 1996 compared to $664,000 in the nine months ended May 31, 1995. Revenues increased primarily because of increased subscribers. Costs of revenues, which consists of programming and channel fees, decreased to 36% of revenues in the 1996 period compared to 50% in the 1995 period due to increased offerings of quality channels. Operating loss was $10,760,000 in the 1996 period compared to $5,842,000 in the 1995 period due to the substantial increase in the equity loss in WHI and increased legal fees and other items related to the proposed Acquisition. Interest income increased to $3,465,000 in the 1996 period compared with $2,790,000 in the 1995 period due to increased advances to WHI to fund WHI's capital plans and operating losses. As a result of the items discussed above, net loss for the nine months ended May 31, 1996 was $8,758,000 compared with a net loss for the nine months ended May 31, 1995 to $3,047,000.

  Results of Operations--Fiscal Year Ended August 31, 1995 Compared to Fiscal Period Ended August 31, 1994. Revenues increased to $942,000 in the fiscal year ended August 31, 1995 compared to $699,000 in the fiscal period ended August 31, 1994. Revenues increased primarily because the fiscal 1994 period consisted of approximately nine months of operations, compared to twelve months of operations in fiscal 1995. Cost of revenues, which consists of programming and channel fees, increased to 52% of revenues in fiscal 1995 compared with 40% of revenues in fiscal 1994 due to increased offering of quality channels. Operating loss increased to $10,988,000 in fiscal 1995 compared to $2,634,000 in fiscal 1994 due to two principal reasons. First, selling, general and administrative expenses and depreciation and amortization of fixed assets and licenses increased $2,164,000 primarily relating to the establishment of wireless cable systems in the Tampa Bay, Florida metropolitan area. Second, Videotron USA, Inc.'s equity loss related to its 50% interest in WHI increased $6,224,000 due to continuing operating losses incurred by WHI and because since March 31, 1995 Videotron USA, Inc. has provided for and funded 100% of WHI's losses for accounting purposes. This additional equity loss was $2,034,000 in fiscal 1995. Interest income increased to $3,796,000 in fiscal 1995 compared to $1,268,000 in fiscal 1994 due to increased advances to WHI to fund WHI's capital plans and operating losses. As a result of the items discussed above, net loss for the fiscal year ended August 31, 1995 was $7,211,000 compared with a net loss for the fiscal period ended August 31, 1994 of $752,000.

  Liquidity and Capital Resources. Cash used by operating and investing activities in the nine months ended May 31, 1996 was $4,695,000 and $9,355,000, respectively. Net loss for the nine months ended May 31, 1996 was $8,758,000. Cash used by investing activities in the year ended August 31, 1995 was $22,257,000. Net loss for the year ended August 31, 1995 was $7,211,000. Since its inception, Videotron USA has been substantially dependent upon its ultimate parent, Videotron Canada, to fund Videotron USA's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that Videotron USA's operations will become profitable or will produce positive cash flows.

  Pursuant to the Acquisition Agreement, Videotron Canada will continue to fund Videotron USA's day-to-day operations and fulfill Videotron USA's financial obligations as long as Pacific Telesis remains obligated to consummate the Acquisition Purchase Agreement. Management of Videotron USA believes it is probable that the proposed transaction with Pacific Telesis will be consummated. If the proposed transaction with Pacific Telesis is not consummated, Videotron Canada intends to fund Videotron USA's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to its shareholder as necessary and potentially sell or lease some of Videotron USA's licenses, to allow Videotron USA to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  The consolidated financial statements of Videotron USA as of and for the nine months ended May 31, 1996 and 1995 and as of and for the fiscal periods ended August 31, 1995 and 1994 have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed in the notes to such consolidated financial statements may indicate that Videotron USA will be unable to continue as a going concern for a reasonable period of time.

  The consolidated financial statements of Videotron USA as of and for the nine months ended May 31, 1996 and 1995 and as of and for the fiscal periods ended August 31, 1995 and 1994 do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Videotron USA be unable to continue as a going concern. Videotron USA's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

VIDEOTRON USA--LEGAL PROCEEDINGS

  The shareholders of WHI, Videotron USA and TTI have been involved in various disputes, litigation and arbitration. See "Certain Legal Proceedings."

VIDEOTRON USA--PROPERTIES

  VBAI's operations are conducted from an approximately 25,000 square-foot office located in Clearwater, Florida. The lease for the office space commenced on May 1, 1994 and expires September 30, 2004, subject to two renewal terms of five (5) years each. The monthly rental is $13,021.

  VBAI pays monthly rent of $5,566 for its Oldsmar Tower rights.

  Lease and Equipment -- VBAI has entered into and maintains numerous operating leases for its respective broadcasting equipment, channel licenses, programming agreements and office equipment. Some of the leases have renewal options and purchase options at the end of the lease term.

  Subscriber Equipment -- VBAI's wireless cable systems utilize fully addressable subscriber equipment. While the systems' equipment offers attractive features, it has been selected to maintain a cost advantage over other pay television providers. Subscriber equipment includes receiving antennae, down converters, set-top converters and hand-held wireless remote control units.

  As a general rule, VBAI is not dependent on any one supplier for equipment needs. However, with respect to the set-top converters, there are currently only two (2) manufacturers in the marketplace. These entities manufacture all of the set-top converters used by both traditional cable systems and wireless cable systems. Historically, demand for these converters has exceeded supply, and back orders are common.

              SELECTED FINANCIAL DATA OF WIRELESS HOLDINGS, INC.,
               VIDEOTRON USA, INC. AND VIDEOTRON (BAY AREA) INC.

  The following selected historical financial data as of and for the fiscal periods ended August 31, 1995 and 1994 have been derived from the audited consolidated financial statements of WHI, Videotron USA and VBAI appearing elsewhere herein. The selected historical financial data as of and for the nine months ended May 31, 1996 and 1995, respectively, have been derived from the unaudited consolidated financial statements as of May 31, 1996 and for the nine months ended May 31, 1996 and 1995, respectively, appearing elsewhere herein. The unaudited consolidated financial statements, in the opinion of management of WHI, Videotron USA and VBAI, include all adjustments, consisting of normal recurring accruals, which WHI, Videotron USA and VBAI consider necessary for a fair presentation of the results of operations for that period. Operating results for the nine months ended May 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 1996. The selected financial data are qualified in their entirety, and should be read in conjunction with WHI, Videotron USA and VBAI's financial statements, including the notes thereto appearing elsewhere herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of WHI, Videotron USA and VBAI.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

WIRELESS HOLDINGS, INC.

                                         NINE MONTHS          YEAR ENDED
                                       ENDED MAY 31,          AUGUST 31,
                                    ---------------------  --------------------
                                        1996       1995      1995       1994(1)
                                    ------------- -------  --------     -------
STATEMENT OF OPERATIONS DATA:
  Revenues.........................   $  3,559    $ 3,210  $  4,146     $ 2,266
  Operating loss...................   $ (4,909)   $(4,283) $ (7,072)    $(1,253)
  Net loss.........................   $ (8,383)   $(7,146) $(10,862)    $(2,492)
  Net loss per share...............   $   (903)   $  (770) $ (1,170)    $  (268)
                                                           AS OF AUGUST 31,
                                                           --------------------
                                    AS OF MAY 31,
                                        1996                 1995        1994
                                    -------------          --------     -------
BALANCE SHEET DATA:
  Total assets.....................   $ 42,044             $ 42,107     $31,259
  Debt payable to shareholders.....   $ 48,176             $ 42,397     $21,814
  Shareholders' equity (deficit)...   $(12,450)            $ (4,068)    $ 6,794

VIDEOTRON USA, INC.
                                         NINE MONTHS          YEAR ENDED
                                       ENDED MAY 31,          AUGUST 31,
                                    ---------------------  --------------------
                                        1996       1995      1995       1994(2)
                                    ------------- -------  --------     -------
STATEMENT OF OPERATIONS DATA:
  Revenues.........................   $  1,964    $   664  $    942     $   699
  Operating loss...................   $(10,760)   $(5,842) $(10,988)    $(2,634)
  Net loss.........................   $ (8,758)   $(3,047) $ (7,211)(4) $  (752)
  Net loss per share...............   $ (2,920)   $(1,016) $ (2,404)(4) $  (251)
                                                           AS OF AUGUST 31,
                                                           --------------------
                                    AS OF MAY 31,
                                        1996                 1995        1994
                                    -------------          --------     -------
BALANCE SHEET DATA:
  Total assets.....................    $60,820              $56,807     $41,504
  Note payable to shareholder......    $44,454              $30,467     $ 7,209
  Shareholder's equity.............    $13,279              $22,037     $29,248

VIDEOTRON (BAY AREA), INC.

                                      NINE MONTHS            YEAR ENDED
                                    ENDED MAY 31,            AUGUST 31,
                                 ---------------------     -------------------
                                     1996       1995        1995       1994(3)
                                 ------------- -------     -------     -------
STATEMENT OF OPERATIONS DATA:
  Revenues......................    $ 1,964    $   664     $   942     $   700
  Operating loss................    $(2,579)   $(1,732)    $(2,994)    $(1,172)
  Net loss......................    $(3,269)   $(1,231)(5) $(2,174)(5) $  (816)
  Net loss per share............    $(3,269)   $(1,231)(5) $(2,174)(5) $  (816)
                                                            AS OF AUGUST
                                                                 31,
                                                           -------------------
                                 AS OF MAY 31,
                                     1996                   1995        1994
                                 -------------             -------     -------
BALANCE SHEET DATA:
  Total assets..................    $20,296                $18,058     $14,071
  Debt payable to shareholders..    $14,601                $ 9,331     $ 3,507
  Shareholders' equity..........    $ 2,881                $ 6,150     $ 8,324

--------
(1) Represents results for the fiscal period from November 9, 1993 (date of inception) through August 31, 1994.
(2) Represents results for the fiscal period from September 3, 1993 (date of inception) through August 31, 1994.
(3) Represents results for the fiscal period from November 19, 1993 (date of inception) through August 31, 1994.
(4) Includes an extraordinary gain of $101,000 or $34 per share on extinguishment of debt.
(5) Includes an extraordinary gain of $101,000 or $101 per share on extinguishment of debt.

                 DESCRIPTION OF PACIFIC TELESIS CAPITAL STOCK

  Pacific Telesis is authorized to issue 1,100,000,000 shares of Pacific Telesis Common Stock, $0.10 par value, of which 428,324,798 shares were outstanding on September 30, 1996, and 50,000,000 shares of Preferred Stock, $0.10 par value, none of which are outstanding as of the date hereof.

RIGHTS OF PACIFIC TELESIS COMMON STOCK

  Voting Rights. Holders of Pacific Telesis Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of stockholders.

  Dividend Rights. The Pacific Telesis Common Stock is entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. All shares of Pacific Telesis Common Stock are entitled to participate equally in dividends, if any.

  Liquidation Rights. In the event of liquidation of Pacific Telesis, the holders of the Pacific Telesis Common Stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

  No Preemptive or Conversion Rights. The Pacific Telesis Common Stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of Pacific Telesis Common Stock are, and the shares of Pacific Telesis Common Stock offered hereby will be, fully paid and non-assessable.

ARTICLES OF INCORPORATION AND BYLAWS

  Articles of Incorporation. Pacific Telesis' Articles of Incorporation provide that directors are to be divided into three classes, each class to be as nearly equal as possible in number, elected for terms of three years. Vacancies on the Board (including any directorship to be filled by reason of an increase in the number of directors) may be filled by election at a meeting of stockholders or (subject to certain restrictions in the case of directorships resulting from an increase in the number of directors) by the remaining directors. A director elected to fill a vacancy would serve for the unexpired term of his predecessor. All directors serve until their terms of office expire and their successors are elected and qualified, or until their earlier resignation, removal from office, death or incapacity. The Articles of Incorporation also provide that no director may be removed from office before the end of the term for which such director has been elected without the affirmative vote of 66 2/3% of the voting power of the shares of Pacific Telesis then entitled to vote for election of directors. This provision of the Articles of Incorporation may be altered, amended or repealed only by the affirmative vote of not less than 66 2/3% of the voting power of the capital stock of Pacific Telesis entitled to vote with respect thereto.

  The Articles of Incorporation provide that no officer or director of Pacific Telesis shall be personally liable to Pacific Telesis or its stockholders for monetary damages for an act or omission in the officer's or director's capacity as a director except for (i) an act or omission that involves intentional misconduct or a knowing violation of the law or (ii) an act related to an unlawful stock repurchase or payment of a dividend or some other improper payment.

  Preferred Shares. The Articles of Incorporation include a provision for the issuance of up to 50,000,000 shares of Preferred Stock, par value $.10 per share, in one or more series with full or limited voting powers or without voting powers and with such designations, preferences and rights as the Board of Directors may determine.

  Amendment of By-Laws. The By-Laws provide that such By-Laws may be amended or repealed at any time by action of the Board of Directors and that they may also be amended or repealed at a meeting of the stockholders by a vote of at least 66% of the voting power of the shares entitled to vote in the election of directors.

PREFERRED STOCK PURCHASE RIGHTS

  On September 22, 1989, the Board of Directors of Pacific Telesis declared a dividend distribution of one right ("Right") for each outstanding share of Pacific Telesis' Common Stock, par value $0.10 per share, to shareowners of record at the close of business on October 10, 1989 (the "Record Date"). Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from Pacific Telesis one one-hundredth of a share of a new series of preferred stock, designated as Series A Participating Preferred Stock, par value $0.10 per share (the "Preferred Stock"), at a Purchase Price of $150 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Pacific Telesis and Bank of Boston, in care of Boston EquiServe LP, as successor Rights Agent.

  Initially, the Rights were attached to all Pacific Telesis Common Stock certificates representing shares outstanding, and no separate Rights Certificates were distributed. The Rights will separate from the Pacific Telesis Common Stock upon the earliest of any of the following events, which is the "Distribution Date": (i) a public announcement that, except pursuant to a tender offer or exchange offer approved by Pacific Telesis, a person or group of affiliated or associated persons has acquired, or obtained the right to acquire (the "Stock Acquisition Date"), beneficial ownership of 20% or more of the voting power of all outstanding voting securities of Pacific Telesis (such person or group of persons is referred to hereafter as an "Acquiring Person"); (ii) 10 days (unless such date is extended by the Board of Directors) following the commencement of a tender offer or exchange offer which would result in any person or group becoming an Acquiring Person; (iii) the date on which the Board of Directors determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Pacific Telesis Common Stock which the Board of Directors determines to be substantial (which amount shall in no event be less than 10% of the shares of Common Stock then outstanding) and at least a majority of the Board of Directors who are not officers of Pacific Telesis and are not Acquiring or Adverse Persons (as defined below) or affiliates thereof, after reasonable inquiry and investigation, including consultation with such persons as the directors shall deem appropriate, determines that (i) beneficial ownership by such person is intended to cause Pacific Telesis to repurchase the Pacific Telesis Common Stock beneficially owned by such person or to cause pressure on Pacific Telesis to take action or enter into one or more transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of Pacific Telesis and its shareowners would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) beneficial ownership by such person is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or regulators or impairment of Pacific Telesis' ability to maintain its competitive position) on the business or prospects of Pacific Telesis (such person being referred to herein and in the Rights Agreement as an "Adverse Person").

  Until the Distribution Date, the Rights will be evidenced, with respect to any of the Pacific Telesis Common Stock certificates outstanding as of the Record Date, by such Pacific Telesis Common Stock certificate together with a Summary of Rights. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with Pacific Telesis Common Stock certificates. From as soon as practicable after the Record Date and until the Distribution Date (or earlier redemption or expiration of the Rights), (i) new Pacific Telesis Common Stock certificates issued upon transfer or new issuances of Pacific Telesis Common Stock will contain a notation incorporating the Rights Agreement by reference, and (ii) the surrender for transfer of any certificates for Pacific Telesis Common Stock outstanding as of or after the Record Date (with or without the Summary of Rights attached) will also constitute the transfer of the Rights associated with the Pacific Telesis Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Pacific Telesis Common Stock as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on the earliest of (i) October 10, 1999, (ii) consummation of a merger transaction with a person or group who acquired Pacific

Telesis Common Stock pursuant to a Permitted Offer (as defined below), and who is offering in the merger the same price per share and form of consideration paid in the Permitted Offer or (ii) redemption by Pacific Telesis as described below.

  The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the Preferred Stock at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings) or subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares smaller than one one-hundredth of a share will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Pacific Telesis Common Stock on the last trading date prior to the date of exercise.

  In the event that either of the following "Triggering Events" occurs: (i) the Board of Directors determines that a Person is an Adverse Person, or (ii) a Person acquires or obtains the right to acquire securities having 20% or more of the voting power of all the outstanding voting securities of Pacific Telesis (unless pursuant to a tender offer or exchange offer for all outstanding shares of Pacific Telesis Common Stock at a price and on terms determined prior to the date of the first acceptance of payment for any of such shares by at least a majority of the members of the Board of Directors who are not officers of Pacific Telesis or Acquiring Persons, Adverse Persons or Affiliates thereof to be both adequate and otherwise in the best interests of Pacific Telesis and its stockholders (a "Permitted Offer"), then provision shall be made so that each holder of a Right other than an Acquiring Person or Adverse Person (or certain related parties) will for a 60-day period (subject to extension under certain circumstances) thereafter have the right to receive upon exercise that number of shares of Pacific Telesis Common Stock (or, in certain circumstances, cash, property or other securities of Pacific Telesis) having a market value of two times the exercise price of the Right (such right being called the "Subscription Right").

  For example, at a Purchase Price of $160 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following a Triggering Event would entitle its holder to purchase $320 worth of Pacific Telesis (or other consideration, as noted above) for $160. Assuming that the Pacific Telesis Common Stock had a per share value of $40 at such time, the holders of each valid Right would be entitled to purchase 8 shares of Pacific Telesis Common Stock for $160.

  In the event that, after the earlier of (i) a public announcement by Pacific Telesis or an Acquiring Person that a person has become an Acquiring Person or
(ii) the date on which a person becomes an Adverse Person, Pacific Telesis is involved in a merger or other business combination transaction (whether or not Pacific Telesis is the surviving corporation), or 50% or more of Pacific Telesis' assets or earning power is sold in one or more transactions (collectively called "Acquisition Events"), provision shall be made so that each holder of a Right other than an Acquiring Person or Adverse Person (or by certain related parties) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of either (i) Pacific Telesis, in the event that it is the surviving corporation of a merger or consolidation, or (ii) the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred), which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Acquisition Right").

  For example, at a Purchase Price of $160 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following a Acquisition Event would entitle its holder to purchase $320 worth of the common stock of the Acquiring Person (or other consideration, as noted above) for $160.

Assuming that the common stock of the Acquiring Person had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 2/3 shares of such Common Stock for $160.

  Upon the occurrence of any of the Triggering Events or the Acquisition Events, any Rights that are or were at any time after the Distribution Date owned by an Acquiring Person or Adverse Person shall immediately become null and void. However, the holder of a Right other than an Acquiring Person or an Adverse Person will have both the Acquisition and the Subscription Right, and will continue to have the Acquisition Right whether or not such holder exercises the Subscription Right.

  Subject to applicable law, the Board of Directors, at its option, may at any time after a Person becomes an Acquiring Person or an Adverse Person (but not after the acquisition by such Person of 50% or more of the outstanding Pacific Telesis Common Stock), exchange all or part of the then outstanding and exercisable Rights (except for Rights which have become void) for shares of Common Stock or equivalent preferred stock, in each case equivalent to one share of Pacific Telesis Common Stock per Right.

  At any time prior to the earlier to occur of (i) a Person becoming an Acquiring Person or Adverse Person or (ii) the expiration of the Rights, Pacific Telesis may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors. Additionally, Pacific Telesis may thereafter redeem the then outstanding Rights in whole, but not in part, at the redemption Price (i) if such redemption is incidental to a merger or other business combination involving Pacific Telesis but not involving an Acquiring Person or Adverse Person or certain related Persons or (ii) following a Triggering Event and the expiration of the exercise period for the Subscription Right, if and for as long as an Acquiring Person beneficially owns securities representing less than 20% of the voting power of Pacific Telesis' voting securities. The redemption of Rights described in the preceding sentence shall be effective only as of such time when the Subscription Right is not exercisable, and in any event, only after 10 business days' prior notice. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock Pacific Telesis may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $25. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of 100 times $150 or 100 times the payment made per each share of Pacific Telesis Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the shares of Pacific Telesis Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Pacific Telesis Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Fractional shares of Preferred Stock will be issuable; however, Pacific Telesis may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Pacific Telesis, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareowners or to Pacific Telesis, shareowners may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock of Pacific Telesis (or for other consideration) or for common stock of the acquiring company as set forth above. Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Pacific Telesis prior to the Distribution Date to change or supplement any provision in any manner which Pacific Telesis may deem necessary or desirable. Following the Distribution Date, any provision of the Rights Agreement may be amended, changed or supplemented in any manner which Pacific Telesis may deem necessary or desirable so long as it does not adversely affect the interests of holders of Rights Certificates.

  A copy of the Rights Agreement is available free of charge from Pacific Telesis. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

  Each share of Pacific Telesis Common Stock issued in connection with the Acquisition will have one right under the Pacific Telesis Preferred Stock Purchase Plan attached to it.

NEVADA BUSINESS COMBINATION ACT

  This statute prohibits a corporation from a broad variety of business combination transactions (mergers, stock acquisitions, asset sales, etc.) with any owner of 10% or more of its voting power (an "interested stockholder") or any related party, for a period of [three] years after the date on which the person became an interested stockholder, unless the board of directors has approved either the business combination or the transaction in which the stockholder became an interested stockholder prior to the date on which the stockholder became an interested stockholder. The Nevada statute does not allow an interested stockholder to avoid the restrictions of the statute by acquiring a supermajority (such as 85%) of the corporation's shares or by obtaining the approval of a supermajority of the outstanding shares not owned by the interested stockholder. In addition, even after this five-year period during which business combinations with the target are absolutely barred, the interested stockholder remains prohibited from consummating a business combination unless (1) either the business combination or 10% acquisition was approved by the corporation's board of directors before the interested stockholder reached the 10% level, (2) the business combination is approved by holders of a majority of the corporation's voting power, excluding the interested stockholder and related parties or (3) the business combination satisfies certain "fair price" standards outlined in the statute.

  The business combination statute provides that a corporation may "opt out" of the statute only by (1) electing to do so in its original articles of incorporation, (2) an amendment to the corporation's bylaws adopted within 30 days after October 1, 1991, or (3) an amendment to the corporation's articles of incorporation approved by holders of a majority of the corporation's voting power, excluding the interested stockholder and related parties. However, opting out via amendment of the articles is not effective until 18 months after stockholder approval of the amendment, and will not affect a business combination with an interested stockholder who crossed the 10% threshold before the effective date of the amendment.

  The business combination statute applies only to "resident domestic corporations" (Nevada corporations with 200 or more stockholders of record), and does not apply to corporations with no voting shares registered under the Securities Exchange Act of 1934 unless the corporation's articles of incorporation so provide. Persons who own 10% or more of a Nevada corporation on January 1, 1991 are "grandfathered" under the statute and will not be deemed interested stockholders.

  Pacific Telesis is subject to the Nevada Business Combination Act and has not opted out thereof.

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain of the above-described provisions (including the Preferred Stock Purchase Rights) may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of Pacific Telesis deemed undesirable by the Board of Directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Pacific Telesis Common Stock is Bank of Boston in care of Boston EquiServe LP, P.O. Box 9146, Boston, MA 02209-9146.

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

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

  Upon consummation of the Acquisition, the stockholders of WHI, a Delaware corporation, Videotron USA, a Delaware corporation, and VBAI, a Florida corporation, will become stockholders of Pacific Telesis, a Nevada corporation. In addition, after the Liquidation, the shareholders of TTI, a Pennsylvania corporation, will become stockholders of Pacific Telesis. The rights of all such stockholders will then be governed by the general corporation law of the State of Nevada (the "Nevada Law") and by the Pacific Telesis Articles of Incorporation and Bylaws. The following is a summary of the material differences between the rights of stockholders of Pacific Telesis under Pacific Telesis' Articles of Incorporation and Bylaws and the Nevada Law, the rights of TTI shareholders under TTI's Articles of Incorporation (the "TTI Articles of Incorporation") and Bylaws (the "TTI Bylaws") and the Pennsylvania Corporation Law and Pennsylvania Business Corporation Law (collectively, the "Pennsylvania Law"), the rights of WHI stockholders under the WHI Certificate of Incorporation (the "WHI Certificate of Incorporation") and Bylaws (the "WHI Bylaws") and the Delaware General Corporation Law (the "Delaware Law"), the rights of Videotron USA stockholders under Videotron USA's Certificate of Incorporation (the "Videotron USA Certificate of Incorporation") and Bylaws (the "Videotron USA Bylaws") and Delaware Law, and the rights of VBAI stockholders under VBAI's Articles of Incorporation (the "VBAI Articles of Incorporation") and Bylaws (the "VBAI Bylaws") and the Florida General Corporation Act and Florida Business Corporation Act (collectively, the "Florida Law"). This summary does not purport to constitute a detailed comparison of the provisions of the Nevada Law, the Pennsylvania Law, the Delaware Law or the Florida Law, and the identification of certain specific differences is not meant to indicate that other differences do not exist. This summary is qualified in its entirety by the Nevada Law, the Pennsylvania Law, the Delaware Law and the Florida Law, and the respective charters, articles and bylaws of Pacific Telesis, TTI, WHI, Videotron USA and VBAI, to which the TTI, WHI, Videotron USA and VBAI stockholders are referred for a definitive treatment of the subject.

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of Pacific Telesis consists of 1,100,000,000 shares of Pacific Telesis Common Stock, par value $0.10 and 50,000,000 shares
of Pacific Telesis Preferred Stock, par value $0.10. As of    , 1996,
shares of Pacific Telesis Common Stock were issued and outstanding and no shares of Pacific Telesis Preferred Stock were outstanding.

  The authorized capital stock of TTI consists of 200,000,000 shares of TTI Common Stock, par value $.001, 1,000,000 shares of TTI Class "A" Series "A" Preferred Stock and 2,000,000 shares of TTI Class "A" Series "B" Preferred Stock. As of , 1996, shares of TTI Common Stock were outstanding, no shares of TTI Class "A" Series "A" Preferred Stock were outstanding and no shares of TTI Class "A" Series "B" Preferred Stock were outstanding.

  The authorized capital stock of WHI consists of 50,000 shares of WHI Common Stock, par value $0.001. As of June 30, 1996, 9,284 shares of WHI Common Stock were outstanding.

  The authorized capital stock of Videotron USA consists of 5,000 shares of Videotron USA Common Stock, par value $0.01, and 5,000 shares of Videotron USA Class A Common Stock, par value $0.01. As of June 30, 1996, no shares of Videotron USA Common Stock were outstanding, and 3,000 shares of Videotron USA Class A Common Stock were outstanding.

  The authorized capital stock of VBAI consists of 1,000 shares of VBAI Common Stock, par value $0.01. As of June 30, 1996, 1,000 shares of VBAI Common Stock were outstanding.

NUMBER OF DIRECTORS

  Under Nevada Law, a corporation's board must consist of one or more members, with the number fixed by the bylaws or the articles of incorporation. Under Pacific Telesis Articles of Incorporation, the number of

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directors is determined from time to time by the board of directors but may not be reduced to less than three. Pacific Telesis currently has ten directors.

  Under Pennsylvania Law, a corporation's board must consist of one or more members, with the number fixed by, or in the manner provided in, the articles or bylaws. If not so fixed, the number of directions shall be as stated in the articles, or three if no number is so stated. The TTI Bylaws provide that the board shall be composed of not less than three and not more than nine directors, and that the original board shall be composed of three directors. TTI currently has eight directors.

  Under Delaware Law, a corporation's board must consist of one or more members, with the number fixed by the bylaws or the certificate of incorporation. Both the WHI Bylaws and the Videotron USA Bylaws provide that the number of directors shall initially be fixed by the incorporator of the applicable corporation, and thereafter from time to time by the applicable corporation's board of directors. WHI currently has six directors and Videotron USA currently has three (3) directors.

  Under Florida Law, a corporation's board must consist of one or more members, with the number fixed by, or in the manner provided in, the articles or bylaws, except as to the number constituting the initial board of directors, which is fixed by the articles. In the absence of a bylaw providing for the number of directors, the number shall be as provided for by the articles. The VBAI Articles of Incorporation provide for one director initially, and the VBAI Bylaws provide that VBAI shall have at least one director, with the minimum number to be increased or decreased from time to time by amendment to the VBAI Bylaws. VBAI currently has four (4) directors.

ELECTION OF DIRECTORS

  The Board of Directors of Pacific Telesis is divided into three classes. At each annual meeting of stockholders, one class of directors is elected to serve for a three-year term. Currently, there are ten directors of Pacific Telesis.

  Under Pennsylvania Law, at a corporation's annual meeting the shareholders elect directors to hold office until the next succeeding annual meeting, unless the corporation's articles or bylaws provide that the directors be divided into not more than four classes, in which case the terms of office of directors of different classes will expire at different times. Neither the TTI Articles of Incorporation nor the TTI Bylaws provide for a classified board of directors.

  Under Delaware Law, at a corporation's annual meeting the stockholders elect directors to hold office until the next succeeding annual meeting, unless the corporation's articles or bylaws provide that the directors be divided into not more than three classes, in which case the terms of office of directors of different classes will expire at different times. Neither the WHI Certificate of Incorporation or WHI Bylaws, nor the Videotron USA Certificate of Incorporation or Videotron USA Bylaws, provide for a classified board of directors.

  Under Florida Law, at a corporation's annual meeting the stockholders elect directors to hold office until the next succeeding annual meeting, unless the corporation's articles or bylaws provide that the directors be divided into not more than four classes, in which case the terms of office of directors of different classes will expire at different times. Neither the VBAI Articles of Incorporation nor the VBAI Bylaws provide for a classified board of directors.

REMOVAL OF DIRECTORS

  Under Nevada Law, any director or the entire board may be removed, with or without cause, by a vote of at least two-thirds of the outstanding shares then entitled to vote at an election of directors. The Pacific Telesis Articles of Incorporation provide for removal of directors by vote of the holders of at least two-thirds of the outstanding shares.

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

  Under Pennsylvania Law, unless otherwise provided in a bylaw adopted by the shareholders, a director or the entire board may be removed, without assigning any cause, by a vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors. Under Pennsylvania Law, unless otherwise provided in the articles, any director or the entire board of a corporation having a board of directors with classes may be removed, but only for cause, by a vote of at least a majority of the outstanding shares then entitled to vote at an election of directors. The board of directors may be removed at any time with or without cause by the unanimous vote or consent of shareholders entitled to vote thereon. The TTI Articles of Incorporation and TTI Bylaws provide for removal of directors, with or without cause, by vote of the holders of at least a majority of the outstanding shares then entitled to vote, at a special meeting called for the express purpose of removing directors.

  Under Delaware Law, any director or the entire board of directors may be removed, with or without cause, by a vote of at least a majority of the outstanding shares then entitled to vote at an election of directors. Neither the WHI Certificate of Incorporation or WHI Bylaws, nor the Videotron USA Certificate of Incorporation or Videotron USA Bylaws, address this subject.

  Under Florida Law, unless otherwise provided in the articles, any director or the entire board may be removed, with or without cause, by a vote of at least a majority of the outstanding shares then entitled to vote at an election of directors. The VBAI Articles of Incorporation and VBAI Bylaws do not provide otherwise.

VACANCIES IN BOARD OF DIRECTORS

  Under Nevada Law, vacancies and newly-created directorships that result from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office (even if less than a quorum).

  Under Pennsylvania Law, vacancies that result from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office (even if less than a quorum), or by a sole remaining director. Each person so elected shall serve for the balance of the unexpired term unless otherwise restricted in the articles or bylaws. The TTI Articles of Incorporation and TTI Bylaws do not contain such a restriction.

  Under Delaware Law, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies and newly-created directorships that result from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office (even if less than a quorum), or by a sole remaining director. Neither the WHI Certificate of Incorporation or WHI Bylaws nor the Videotron USA Certificate of Incorporation or Videotron USA Bylaws, provide otherwise, and the WHI Bylaws and Videotron USA Bylaws each contain a provision consistent with the Delaware Law.

  Under Florida Law, vacancies and newly created directorships that result from an increase in the number of directors may be filled by a majority vote of the directors then in office (even if less than a quorum). Each person so elected shall hold office only until the next election of directors by the stockholders. Neither the VBAI Articles of Incorporation nor the VBAI Bylaws provide otherwise.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

  Nevada Law provides that the articles of incorporation may limit or eliminate the liability of a director and an officer for monetary damages for an act or omission in the director's or officer's capacity as a director or officer, except liability for (1) an act or omission that involves intentional misconduct or a knowing violation of the law or (2) payment of improper distributions. The Pacific Telesis Articles of Incorporation contain a provision to that effect.

  Pennsylvania Law provides that if the articles or bylaws of a corporation so state, a director shall not be personally liable, as such, for monetary damages for any action taken unless (1) the director has breached or failed to perform the duties of a director as described in the Pennsylvania Law, or (2) the breach or failure to

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

perform constitutes self-dealing, willful misconduct or recklessness. The foregoing limitation on liability does not apply to (1) criminal acts by the director, and (2) liability for the payment of taxes. The TTI Articles of Incorporation and TTI Bylaws do not address this subject.

  Delaware Law provides that the liabilities of a director may be limited to a certain extent if so provided in the corporation's certificate of incorporation. The WHI Certificate of Incorporation and the Videotron USA Certificate of Incorporation each provides that no director of the applicable corporation will be liable for monetary damages for breach of a fiduciary duty, or failure to exercise any applicable standard of care, to the full extent permitted by the Delaware Law. The WHI Bylaws and the Videotron USA Bylaws each provide that no director of the applicable corporation shall be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (1) for breach of the director's duty of loyalty to such corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit.

  Florida Law provides that a director shall not be personally liable for monetary damages to the corporation or any other person for such director's statement, vote, decision, or failure to act regarding corporate management or policy, unless (1) the director breached or failed to perform the duties of a director, and (2) such breach or failure to perform constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, (c) a transaction involving payment of an improper dividend, improper purchase of the corporation's own shares or improper distribution of assets upon liquidation, (d) conscious disregard for the best interest of the corporation, or willful misconduct, in a transaction by or in the right of the corporation or by or in the right of a stockholder, or (e) recklessness, an act or omission committed in bad faith, with a malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than the corporation or a stockholder. The VBAI Bylaws provide that a person who performs the duties of a director in good faith, in a manner reasonably believed to be in the best interest of VBAI, and with such care as an ordinarily prudent person in a like position would use under similar circumstances, shall have no liability by reason of being or having been a director of VBAI.

INDEMNIFICATION

  Nevada Law permits a corporation to indemnify any current or former director, officer, employee and agent if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the indemnified person must also have had no reasonable cause to believe that such person's conduct was unlawful.

  The Pacific Telesis Articles of Incorporation provide for indemnification to the extent not prohibited by law and permits advances for expenses upon receipt of a written undertaking to repay if the person is ultimately determined not to have met such standard or not to be entitled to indemnification. The Pacific Telesis Articles of Incorporation also provide that the Board of Directors may authorize Pacific Telesis to enter into indemnification agreements with officers and directors which provide that Pacific Telesis has the burden to show the indemnification is prohibited and shall exclude from indemnification a judgment that established that an indemnitee's acts were committed in bad faith or as a result of deliberate dishonesty or to gain a financial advantage to which he or she was not legally entitled.

  Under Pennsylvania Law, unless otherwise provided in its articles or bylaws, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action (other than an action by or in the right of the corporation) by reason of the fact that such person was a representative of the corporation, or was serving as a representative of another corporation, partnership, joint venture, trust or other enterprise (an "indemnifiable person"). Under Pennsylvania Law, unless otherwise provided in its articles or bylaws, a corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by that person in connection with such

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

action, provided, however, that such person must have acted in good faith and in a manner that was reasonably believed to be in (or not opposed to) the corporation's best interests. In respect of any criminal action or proceeding, an indemnifiable person must have had no reasonable cause to believe such conduct to be unlawful. The termination of any such action by judgment, order, settlement, conviction or plea of nolo contendere shall not of itself create a presumption that the indemnifiable person did not act in good faith and in a manner that was reasonably believed to be in (or not opposed to) the corporation's best interests or, in any criminal action or proceeding, that the person had reasonable cause to believe such conduct to be unlawful. Pennsylvania Law provides that unless otherwise restricted in its articles or bylaws, a corporation may indemnify an indemnifiable person who is a party to action by or in the right of the corporation, if such person acted in good faith and in a manner reasonably believed to be in (or not opposed to) the corporation's best interests. Pennsylvania Law permits no indemnification in any action by or in the right of the corporation where the person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person is reasonably entitled to indemnity in spite of the liability adjudication. Pennsylvania Law provides for mandatory indemnification (including attorney fees) of an indemnifiable person to the extent such person has been successful on the merits or otherwise. Pennsylvania Law also permits advances for expenses incurred by an indemnifiable person in defending an action upon receipt of an undertaking to repay if it is ultimately determined that such person is not entitled to indemnification. In addition, Pennsylvania Law provides that the indemnification statutes described in this paragraph are not exclusive of any additional rights of a person to indemnification to the extent that additional rights are authorized in the corporation's articles, bylaws, agreement, stockholder vote or otherwise; provided, however, that indemnification may not be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The TTI Bylaws do not modify the general provisions of Pennsylvania Law regarding indemnification.

  Under Delaware Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the person's service as a director, officer, employee or agent of the corporation or his service, at the corporation's request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Under Delaware Law, a corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by that person in connection with such action. Delaware Law provides, however, that such person must have acted in good faith and in a manner that was reasonably believed to be in (or not opposed to) the corporation's best interests. In respect of any criminal action or proceeding, an indemnified person must have had no reasonable cause to believe such conduct to be unlawful. Additionally, Delaware Law permits no indemnification in any action by or in the right of the Corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person is reasonably entitled to indemnity in spite of the liability adjudication. Delaware Law provides for mandatory indemnification of such person to the extent he has been successful on the merits or otherwise. Delaware Law also permits advances for expenses incurred by such person in defending an action upon receipt of an undertaking to repay if it is ultimately determined that he is not entitled to indemnification. In addition, Delaware Law provides that the indemnification statute is not exclusive of any additional rights of such person to indemnification to the extent that additional rights are authorized in the corporation's certificates of incorporation, bylaws, agreement, stockholder vote or otherwise.

  The WHI Certificate of Incorporation and Videotron USA Certificate of Incorporation each provides for indemnification of all persons whom such corporation may indemnify pursuant to Delaware Law, to the full extent permissible by Delaware Law. The WHI Bylaws and Videotron USA Bylaws each provide for indemnification of directors and officers of the applicable corporation to the full extent permitted by Delaware Law.

  Under Florida Law, a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in

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

such a capacity for another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). Under Florida Law, a corporation shall have the power to indemnify such person against liability incurred by that person in connection with such proceeding, including any appeal thereof, provided, however, that such person must have acted in good faith and in a manner that was reasonably believed to be in (or not opposed to) the corporation's best interests. In respect of any criminal action or proceeding, such person must have had no reasonable cause to believe the conduct to be unlawful. The termination of any such proceeding by judgment, order, settlement, conviction or plea of nolo contendere shall not of itself create a presumption that the person did not act in good faith and in a manner that was reasonably believed to be in (or not opposed to) the corporation's best interests or, in any criminal action or proceeding, that the person had reasonable cause to believe such conduct to be unlawful. Florida Law provides that a corporation shall have the power to indemnify an indemnitee who is a party to a proceeding by or in the right of the corporation against expenses and reasonable amounts paid in settlement, if such person acted in good faith and in a manner reasonably believed to be in (or not opposed to) the corporation's best interests. Florida Law permits no indemnification in any action by or in the right of the corporation where the person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person is reasonably entitled to indemnity in spite of the liability adjudication. Florida Law provides for mandatory indemnification of expenses of an indemnitee to the extent such person has been successful on the merits or otherwise. Florida Law provides that any indemnification described above shall be made on a case-by-case basis, upon vote of disinterested directors, a committee of disinterested directors, independent legal counsel or disinterested stockholders. Florida Law also permits advances for expenses incurred by an officer or director in defending a proceeding upon receipt of an undertaking to repay if it is ultimately determined that such person is not entitled to indemnification, and advances for such expenses incurred by other indemnitees may be made on such terms as the corporation's board of directors finds appropriate. In addition, Florida Law provides that the indemnification statutes described in this paragraph are not exclusive of any additional rights of a person to indemnification to the extent that additional rights are authorized in the corporation's bylaws, agreement, vote of stockholders or disinterested directors or otherwise; provided, however, that indemnification may not be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted a violation of criminal law, self-dealing, a transaction involving an improper distribution, repurchase of the corporation's shares or distribution of assets on liquidation or willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation or a stockholder. Unless the corporation's articles provide otherwise, a court may direct a corporation to provide indemnification in certain circumstances, notwithstanding any contrary finding by the corporation's board or stockholders.

  The VBAI Articles of Incorporation provide that VBAI will indemnify any present or former officer or director to the full extent permitted by law.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Nevada Law provides that any action required to be taken at a meeting of stockholders may be taken without a meeting if either the articles or bylaws so provide or a majority of the stockholders entitled to vote with respect to the action consent in writing to such action, unless the articles of incorporation or bylaws state that no action may be taken without a meeting of the stockholders. The Bylaws of Pacific Telesis provide that action may be taken by the stockholders of Pacific Telesis only by a meeting of the stockholders.

  Pennsylvania Law states that, unless a corporation's articles or bylaws provide otherwise, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if, prior to or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the corporation's secretary. Pennsylvania Law states that, if the corporation's articles or bylaws so provide, any action otherwise required to be taken at a shareholders meeting may be taken without a meeting if holders of outstanding stock with not less than the minimum number of votes necessary to take or authorize such action at a meeting consent in writing to the action; provided, however, that notice of any action so authorized shall be promptly communicated to each shareholder who has not consented

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

thereto. The TTI Bylaws do not permit approval of actions by shareholders without a meeting without the consent of all shareholders entitled to vote at a meeting on such actions.

  Delaware Law states that, unless a corporation's certificate of incorporation provides otherwise, any action otherwise required to be taken at a stockholders meeting may be taken without a meeting if holders of outstanding stock with not less than the minimum number of votes necessary to take or authorize such action at a meeting consent in writing to the action. Neither the WHI Certificate of Incorporation nor the Videotron USA Certificate of Incorporation addresses this subject, and each of the WHI Bylaws and Videotron USA Bylaws contains a provision to the effect of the foregoing.

  Florida Law states that, unless a corporation's articles provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if holders of outstanding stock with not less than the minimum number of votes necessary to take or authorize such action at a meeting consent in writing to the action. Any action so authorized shall be described in a written notice of the action given to each stockholder entitled to vote thereon who has not consented thereto, within ten days of the action. The VBAI Bylaws contain a provision to the effect of the foregoing.

SPECIAL MEETING OF STOCKHOLDERS

  Under Nevada Law, special meetings may be called by the persons authorized in the articles of incorporation and bylaws. The Pacific Telesis Bylaws provide that special meetings may be called by the Chairman of the Board of Directors, the President or the Secretary at the request in writing of the majority of the Board of Directors or the holders of at least 66% of all shares entitled to vote at such proposed meeting.

  Pennsylvania Law authorizes special meetings of shareholders to be called by
(1) the board of directors, (2) unless otherwise provided in the articles, shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the meeting to be called, or (3) such officers or other persons as may be provided in the articles or bylaws. The TTI Bylaws provide that special meetings of the shareholders may be called only by the Board, the President (or in such person's absence by a vice-president) or the holders of the number of shares entitled to vote at such proposed meeting which is required by law.

  Delaware Law authorizes the board of directors, or such persons as the by-laws or certificate of incorporation may designate, to call special stockholders meetings. Neither the WHI Certificate of Incorporation nor the Videotron USA Certificate of Incorporation addresses this subject, and each of the WHI Bylaws and Videotron USA Bylaws provides that special meetings of the stockholders may be called only by the Chairman, the President, any Executive Vice President, any Vice President, the Secretary or any Assistant Secretary, at the request in writing of a majority of the Board of Directors, or by any such officer, upon the written request of the holders of at least a majority of the shares entitled to vote at such proposed meeting.

  Florida Law authorizes special meetings of stockholders to be called by (i) the board of directors or other persons as may be provided in the articles or bylaws, or (ii) stockholders entitled to cast at least 10% (or such greater percentage not to exceed 50%, as provided in the articles) of the votes that all stockholders are entitled to cast at the meeting to be called. The VBAI Bylaws provide that special meetings of the stockholders may be called by the Board of Directors or stockholders entitled to vote at least 10% of the outstanding shares entitled to vote at the meeting to be called.

STOCKHOLDERS' APPROVAL OF EXTRAORDINARY TRANSACTIONS

  Nevada Law provides that an agreement providing for the merger, consolidation or the sale of all or substantially all of the assets be approved by the holders of at least a majority of the outstanding shares of the corporation unless a different vote is provided in the articles of incorporation. Pacific Telesis' Articles of Incorporation do not provide for any super-majority voting requirements in these cases.

  Pennsylvania Law requires the affirmative vote of the holders of a majority of the shares entitled to vote on any plan of merger or consolidation, share exchange or disposition of all or substantially all of the corporation's assets, for such transaction to be approved; however, unless otherwise required by a corporation's articles or bylaws, certain such transactions specified in Pennsylvania Law do not require such consent. Neither the TTI Articles of Incorporation nor the TTI Bylaws address this subject.

  Under Delaware Law, a corporation is required to receive approval of a majority of the outstanding shares entitled to vote to authorize a merger, consolidation or sale of all or substantially all of the assets of the corporation.

  Florida Law requires the affirmative vote of the holders of a majority of the shares entitled to vote on any plan of merger or consolidation, or sale of assets other than in the ordinary course of business, for such plan or sale to be approved.

DISSENTERS' RIGHTS

  Nevada Law gives appraisal rights for certain mergers, plans of exchange and for the sale of all or substantially all the assets of a corporation. Under Nevada Law, a stockholder does not have the right to dissent with respect to
(a) a sale of assets or reorganization or (b) any plan of merger or any plan of exchange, if (1) the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market System, or are held of record by not less than 2,000 holders, and (2) the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are (A) listed on a national securities exchange or the Nasdaq National Market System, or (B) held of record by not less than 2,000 holders.

  Pennsylvania Law gives appraisal rights to dissenting shareholders for certain statutory mergers or consolidations, share exchange asset transfer corporate division and conversion and sales of all or substantially all of the corporation's assets other than in the usual course of its business. Dissenters' rights of appraisal are not required with respect to a merger or consolidation, a share exchange, a sale of assets or a division, if the shares of the applicable corporation are either listed on a national securities exchange or held of record by more than 2,000 shareholders. Notwithstanding the preceding sentence, dissenters' rights of appraisal are required if (1) shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and cash in lieu of fractional shares, (2) the shares are preferred or of a special class, unless the affirmative vote of the majority of the shareholders of such class are required for the consummation of the transactions, or (3) the plan contains a provision for special treatment without requiring for the adoption of the plan the affirmative vote of the class group which will receive special treatment. Pennsylvania Law provides that no dissenters' rights shall be required if a corporation acquires all of the shares, property or other assets of another corporation by the issuance of shares, regardless of whether the issued shares permit the holders thereof to elect a majority of the corporation's directors. Pennsylvania Law also provides that no dissenters' rights are required in connection with any sale of all or substantially all of the assets of a corporation outside of the normal course of the corporation's business and if the sale takes place in connection with the liquidation of the corporation. Pennsylvania Law permits a corporation's articles or bylaws or a resolution of the board of directors to grant dissenters' rights in situations in which dissenters would not otherwise be entitled to receive dissenters' rights. Neither the TTI Articles of Incorporation nor the TTI Bylaws addresses the subject of dissenters' rights.

  Delaware Law gives appraisal rights to dissenting shareholders only for certain statutory mergers or consolidations. Dissenters' rights of appraisal are not required with respect to (1) a sale of assets or reorganization, (2) a merger by a corporation, the shares of which are either listed on a national securities exchange or widely held (by more than 2,000 shareholders), if such stockholders continue to hold shares of the surviving corporation, or (3) shareholders of a corporation surviving a merger if the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to such issuance and if certain other conditions are met.

  Florida Law gives appraisal rights to dissenting stockholders for plans of merger or consolidation, sales or exchange of all or substantially all of the corporation's assets, including sales in dissolution, and control-share acquisitions. Florida Law provides that unless otherwise specified in the corporation's articles, dissenters' rights of appraisal are not required with respect to (1) holders of shares of a surviving corporation in a merger, if the approval of the class of which such shares are a part were not required for consummation of the merger, (2) holders of shares a class which are either listed on a national securities exchange or held of record by more than 2,000 stockholders, (3) a sale or exchange over which a court has jurisdiction, or
(4) sales for cash requiring that all of the net proceeds be distributed to stockholders. The VBAI Articles of Incorporation do not address this subject.

CHARTER AND BYLAW AMENDMENTS

  Under Nevada Law, a proposed amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon unless otherwise specified in the articles of incorporation. The Pacific Telesis Articles of Incorporation provide that a majority of the stockholders, together with a majority of the Directors, may amend such Articles of Incorporation, except that the amendment of the provisions relating to the classified board of directors and indemnification require the affirmative vote of not less than 66% of the then outstanding shares of capital stock of Pacific Telesis entitled to vote with respect thereto. Under Nevada Law, unless otherwise provided in the articles of incorporation or the bylaws adopted by the stockholders, a corporation's stockholders may amend, repeal or adopt the corporation's bylaws. Unless otherwise provided in the articles of incorporation the board of directors may amend, repeal or adopt the corporation's bylaws. The Pacific Telesis Bylaws may be altered, amended or repealed by the board of directors. Pacific Telesis stockholders may adopt, alter, amend or repeal provisions of the Bylaws only by the affirmative vote of not less than 66 2/3% of the then outstanding shares of capital stock of Pacific Telesis entitled to vote with respect thereto.

  The Pennsylvania Law provides that amendments to the articles may be proposed by the board of directors or, unless otherwise provided in the corporation's articles, petition of shareholders entitled to cast at least 10% of the votes entitled to be cast thereon. Pennsylvania Law requires the approval of the board of directors and provides that unless the articles require a greater vote, a proposed amendment to the articles requires a majority vote of the shares entitled to be voted and, if any class or series of shares is entitled to vote thereon as a class, the majority of the votes cast in each such class vote. Notwithstanding the foregoing, certain minor amendments to the articles do not require the vote of the corporation's shareholders, according to the Pennsylvania Law. Pennsylvania Law provides that the shareholders entitled to vote shall have the power to amend the bylaws of a corporation, unless the bylaws vest such power in the board of directors, subject to the power of the shareholders to change such action. Pennsylvania Law specifies certain subjects with respect to which the board of directors may not amend the bylaws. The TTI Articles of Incorporation do not address the subject of amendment thereof, and the TTI Bylaws provide that they may be altered, amended or repealed at the annual meeting of the Board of Directors or at any special meeting of the Board called for that purpose, subject to repeal or change by action of the shareholders.

  Delaware Law allows corporations to amend their certificates of incorporation as often as and in whatever fashion desired. The amended certificate, however, may contain only provisions that would be legal in an original certificate at the time of amendment. To take effect, amendments to a certificate of incorporation approved by a board of directors must then be approved by the affirmative vote of the holders of the majority of the shares entitled to vote, and in certain instances, of each class of shares entitled to vote. Delaware Law empowers stockholders entitled to vote to amend bylaws. Each of the WHI Certificate of Incorporation and the Videotron USA Certificate of Incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provisions contained therein, and any right conferred upon stockholders, directors or officers is subject to such reservation. Each of the WHI Bylaws and the Videotron USA Bylaws provides that such bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the stockholders or the board of directors, and that all such amendments must be approved by either the holders of a majority of the outstanding stock entitled to vote thereon or by a majority of the board of directors.

  Florida Law provides that amendments to the articles shall be recommended to the stockholders by the board of directors (unless a conflict or other special circumstances precludes the board from making any recommendation) and provides that unless Florida Law, the articles or the board require a greater vote, a proposed amendment to the articles requires a majority vote of the shares entitled to be voted and, if any class or series of shares is entitled to vote thereon as a class, the majority of the votes cast in each such class vote. Notwithstanding the foregoing, certain minor amendments to the articles do not require the vote of the corporation's stockholders, according to Florida Law. Florida Law provides that unless otherwise provided in the corporation's articles, the stockholders of a corporation having 35 or fewer stockholders may amend the articles without an act of the directors. Florida Law provides that a corporation's board of directors may amend or repeal the bylaws of the corporation, unless (1) the bylaws vest such power in the stockholders, or (2) the stockholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board of directors may not repeal the bylaws or that bylaw provision. Florida Law provides that in any event, the stockholders may amend or repeal any bylaw. The VBAI Articles of Incorporation provide that VBAI reserves the right to amend or repeal any provisions contained therein, or in any amendment thereto, and any right conferred upon the stockholders is subject to such reservation. The VBAI Bylaws provide that the board of directors may amend or repeal such Bylaws or adopt new bylaws.

PAYMENT OF DIVIDENDS

  Subject to any restrictions contained in the articles of incorporation, Nevada Law permits a corporation to pay dividends unless, after giving effect to such dividends, the corporation would not be able to pay its debts as they become due in the usual course of business. The Pacific Telesis Articles of Incorporation do not restrict the payment of dividends.

  Subject to any restrictions contained in the articles or bylaws, Pennsylvania Law permits a corporation to pay dividends unless, after giving effect to such dividends, the corporation would not be able to pay its debts as they become due in the usual course of business or the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. Neither the TTI Articles of Incorporation nor the TTI Bylaws restricts the payment of dividends.

  Delaware Law permits the payment of dividends out of surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, provided, that no dividend may be declared and paid out of net profits if the capital of the corporation is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  Subject to any restrictions contained in the articles, Florida Law permits a corporation to pay dividends unless (1) the corporation is insolvent, (2) after giving effect to such dividend the corporation would be insolvent, (3) after giving effect to such dividend, the corporation would not be able to pay its debts as they become due in the usual course of business or (4) the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise permitted in the articles) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolutions of stockholders whose preferential rights are superior to those receiving the dividend. The VBAI Bylaws provide that the Board of Directors may declare dividends from time to time, except when the declaration or payment thereof would be contrary to any restrictions in the VBAI Articles of Incorporation or Florida Law. The VBAI Articles of Incorporation contain no such restrictions.

INSPECTION OF BOOKS AND RECORDS

  Under the Nevada Law, any person who has been a stockholder for at least six months or who holds or is authorized in writing by persons holding at least five percent (5%) of all outstanding shares of a corporation, upon written demand, has the right to inspect and make extracts, in person or by agent or attorney, at any reasonable time or times during usual hours for business, for any proper purpose, of the corporation's stock ledger.

  Under Pennsylvania Law, any shareholder, upon written verified demand stating the purpose thereof, in person or by attorney or other agent, has the right during usual hours for business to inspect for any proper purpose the corporation's share register, books and records of account, and records of proceedings of the incorporators, directors and stockholders, and to make copies or extracts therefrom.

  Under Delaware Law, any stockholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right during usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.

  Under Florida Law, any stockholder is entitled to inspect and copy, during regular business hours at the corporation's principal office upon five business days' written demand, the following documents: the corporation's articles and bylaws, resolutions of the board relating to adoption of classes of shares, minutes of stockholders meetings, written communications to stockholders, including financial statements furnished therewith, names and business addresses of officers and directors, and the corporation's most recent annual report furnished to the state of Florida. Under Florida Law, any stockholder who makes a demand in good faith and for a proper purpose, describing with reasonable particularity such shareholder's purpose and the records such stockholder desires to inspect, is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, upon five business days' written demand, the following documents: excerpts from minutes of any meeting of the board of directors, records of a committee of the board of directors acting in place of the board of directors, minutes of any meeting of the stockholders, and records of actions of the board or stockholders taken without meeting; accounting records; the record of stockholders; and other books and records. The VBAI Bylaws provide that any person who shall have been a stockholder of record for at least six months immediately preceding his demand, or is stockholder of record of at least 5% of any class of VBAI's shares, shall have the right to examine, in person or by agent or attorney, at any reasonable times, for any proper purpose, VBAI's relevant books and records of account, minutes and records of stockholders and make extracts therefrom.

STATE ANTITAKEOVER STATUTES

  The Nevada Private Corporate Law ("NPCL") has three provisions designed to deter takeover attempts.

  (i) Control Share Acquisition Provision. Under the NPCL, once a person has acquired or offers to acquire one-fifth, one-third or a majority of the stock of a corporation, a stockholder's meeting must be held after delivery of the "offeror's statements," at offeror's expense, so the stockholders can vote on whether the shares proposed to be acquired (the "control shares") may exercise voting rights. Except as otherwise provided in a company's articles of incorporation, the approval of a majority of the outstanding stock not held by the offeror is required so that the stock held by the offeror will have voting rights. The Control Share Acquisition Provisions are applicable to any acquisition of a controlling interest unless the articles of incorporation or bylaws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the Control Share Acquisition Provisions do not apply.

  (ii) Combination Moratorium Provision. The NPCL provides that a corporation may not engage in any "combination" (broadly defined to include mergers, sales and leases of assets, issuances of securities, and similar transactions) with an "interested stockholder" (defined as the beneficial owner of 10 percent or more of the voting power of the company) and certain affiliates and associates for three years after the interested stockholder's date of acquiring the shares, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before the date the interested stockholder acquires the shares. After the initial three year period, any combination must still be approved by a majority of the voting power not beneficially owned by the interested stockholder or the interested stockholder's affiliates or associates, unless the aggregate amount of cash and the market value of consideration other than cash to be received by stockholders as a result of the combination meets certain minimum requirements set forth in the NPCL. Those minimum requirements are met if the consideration received by the stockholders is at least equal to the highest of the following: (i) the highest price per share paid by the interested stockholder within the three year period immediately preceding the date of announcement of the combination or in the transaction in which he became an interested stockholder; (ii) the market value per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired his shares; or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock.

  (iii) Other Constituencies. Under the NPCL, the selection of a period for the achievement of corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider (i) the interests of the corporation's employees, suppliers, creditors and customers,
(ii) the economy of the state and nation, (iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The directors also may resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation "upon consideration of the interests of the corporation's stockholders" or for one of the other reasons described above. Finally, the directors may take action to protect the interests of the corporation and its stockholders by adopting or executing plans that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated balance sheets as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, and the financial statement schedule included in Pacific Telesis Group's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus/Proxy Statement, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

  The (i) consolidated financial statements of WHI and its subsidiaries, (ii) consolidated financial statements of Videotron USA and (iii) financial statements of VBAI, as of and for the fiscal periods ended August 31, 1995 and 1994 included in this Prospectus/Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports on the consolidated financial statements of WHI and Videotron USA and on the financial statements of VBAI, express unqualified opinions and include explanatory paragraphs referring to the proposed sale and substantial doubt about WHI's, Videotron USA's and VBAI's ability to continue as a going concern), and are so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets, the consolidated statements of operations, shareholders' equity and cash flows of TTI and its subsidiaries as of and for the years ended October 31, 1995 and 1994, included in this Prospectus/Proxy Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in the reports contained herein, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Pacific Telesis Common Stock offered hereby will be passed upon for Pacific Telesis by Richard W. Odgers, Esq., Executive Vice President-External Affairs and General Counsel for Pacific Telesis, who beneficially owns, as of August 31, 1996, approximately 2,399 shares of Pacific Telesis Common Stock pursuant to the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and owns options to purchase an aggregate of 124,000 shares of Pacific Telesis Common Stock of which options to purchase 70,000 shares of Pacific Telesis Common Stock are currently exercisable and options to purchase 18,000 shares of Pacific Telesis Common Stock will be exercisable within a year. Mr. Odgers owns no shares of TTI Common Stock. Parsons Behle and Latimer, counsel for TTI, will deliver an opinion as to certain United States Federal income tax consequences of the Acquisition with respect to TTI and its stockholders. Parsons Behle & Latimer owns no shares of Pacific Telesis Common Stock or TTI Common Stock.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
  Consolidated Condensed Balance Sheets as of October 31, 1995 and
   July 31, 1996 (Unaudited)..............................................  F-4
  Consolidated Condensed Statements of Operations for the nine months ended July 31, 1996 and 1995 (Unaudited)...............................  F-5
  Consolidated Condensed Statements of Cash Flow for the nine months ended
   July 31, 1996 and 1995 (Unaudited).....................................  F-6
  Notes to Consolidated Financial Statements (Unaudited)..................  F-7
TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
  Independent Auditors' Report............................................ F-10
  Consolidated Balance Sheets as of October 31, 1995 and 1994............. F-11
  Consolidated Statements of Operations for the years ended October 31,
   1995 and 1994.......................................................... F-12
  Consolidated Statements of Shareholders' Equity for the years ended Oc-
   tober 31, 1995 and 1994................................................ F-13
  Consolidated Statements of Cash Flows for the years ended October 31,
   1995 and 1994.......................................................... F-14
  Notes to Consolidated Financial Statements.............................. F-15
WIRELESS HOLDINGS, INC.
 Interim Financial Statements
  Condensed Consolidated Balance Sheets as of May 31, 1996 and August 31,
   1995 (Unaudited)....................................................... F-24
  Consolidated Statements of Operations for the nine months ended May 31,
   1996 and 1995 (Unaudited).............................................. F-25
  Consolidated Statements of Cash Flows for the nine months ended May 31,
   1996 and 1995 (Unaudited).............................................. F-26
  Notes to Condensed Consolidated Financial Statements (Unaudited)........ F-27
 Pro Forma Financial Statements
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of May 31,
   1996 (Unaudited)....................................................... F-30
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the year ended August 31, 1995 (Unaudited)............................. F-31
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the nine months ended May 31, 1996 (Unaudited)......................... F-32
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
   (Unaudited)............................................................ F-33
 Annual Financial Statements
  Independent Auditors' Report............................................ F-34
  Consolidated Balance Sheets as of August 31, 1995 and 1994.............. F-35
  Consolidated Statements of Operations for the year ended August 31, 1995 and the period from November 9, 1993 through August 31, 1994........... F-36
  Consolidated Statements of Shareholders' Equity for the year ended
   August 31, 1995, and the period from November 9, 1993 through
   August 31, 1994........................................................ F-37
  Consolidated Statements of Cash Flows for the year ended August 31, 1995 and the period from November 9, 1993 through August 31, 1994........... F-38
  Notes to Consolidated Financial Statements.............................. F-39

VIDEOTRON (BAY AREA) INC.
 Interim Financial Statements
  Condensed Balance Sheets as of May 31, 1996 and August 31, 1995
   (Unaudited)............................................................ F-45
  Condensed Statements of Operations for the nine months ended May 31,
   1996 and 1995 (Unaudited).............................................. F-46
  Condensed Statements of Cash Flows for the nine months ended May 31,
   1996 and 1995 (Unaudited).............................................. F-47
  Notes to Condensed Financial Statements (Unaudited)..................... F-48
 Annual Financial Statements
  Independent Auditors' Report............................................ F-50
  Balance Sheets as of August 31, 1995 and 1994........................... F-51
  Statements of Operations for the year ended August 31, 1995 and the period from November 19, 1993 through August 31, 1994.......... F-52
  Statements of Shareholders' Equity for the year ended August 31, 1995, and the period from November 19, 1993 through August 31, 1994.......... F-53
  Statements of Cash Flows for the year ended August 31, 1995 and the period from November 19, 1993 through August 31, 1994.......... F-54
  Notes to Financial Statements........................................... F-55
VIDEOTRON USA, INC.
 Interim Financial Statements
  Condensed Consolidated Balance Sheets as of May 31, 1996 and August 31,
   1995 (Unaudited)....................................................... F-61
  Condensed Consolidated Statements of Operations for the nine months ended May 31, 1996 and 1995 (Unaudited)................................ F-62
  Consolidated Statements of Cash Flows for the nine months ended May 31,
   1996 and 1995 (Unaudited).............................................. F-63
  Notes to Condensed Consolidated Financial Statements (Unaudited) ....... F-64
 Annual Financial Statements
  Independent Auditors' Report............................................ F-66
  Consolidated Balance Sheets as of August 31, 1995 and 1994.............. F-67
  Consolidated Statements of Operations for the year ended August 31, 1995 and the period from September 3, 1993 through August 31, 1994.......... F-68
  Consolidated Statements of Shareholder's Equity for the year ended
   August 31, 1995 and the period from September 3, 1993 through
   August 31, 1994........................................................ F-69
  Consolidated Statements of Cash Flows for the year ended August 31, 1995 and the period from September 3, 1993 through August 31, 1994.......... F-70
  Notes to Consolidated Financial Statements.............................. F-71

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

    UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED JULY 31, 1996

  The accompanying unaudited consolidated financial statements have been prepared by Transworld Telecommunications, Inc. (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring entries) necessary for the fair presentation of the Company's results of operations, financial position and changes therein for the periods presented have been included.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                      JULY 31,    OCTOBER 31,
                                                        1996          1995
                                                     -----------  ------------
                                                     (UNAUDITED)
                       ASSETS
Current Assets:
  Cash.............................................. $ 1,027,203  $     94,391
  Receivable from investee company..................      14,711         3,672
  Other current assets..............................     161,048        15,215
                                                     -----------  ------------
    Total current assets............................   1,202,962       113,278
Furniture and equipment, at cost, less accumulated
 depreciation.......................................      26,325        33,259
Deposits and other assets...........................       6,198         7,666
Investment in and advances to investee companies....     462,428     1,457,642
                                                     -----------  ------------
    Total Assets.................................... $ 1,697,913  $  1,611,845
                                                     ===========  ============
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable and accrued liabilities.......... $   360,445  $    584,487
  Note payable--related party.......................          --       150,000
  Net current liabilities of discontinued
   operation........................................          --       825,178
                                                     -----------  ------------
    Total current liabilities.......................     360,445     1,559,665
  Note Payable......................................   2,500,000            --
                                                     -----------  ------------
    Total liabilities...............................   2,860,445     1,559,665
Stockholders' Equity (Deficit):
  Common stock......................................      26,564        28,564
  Additional paid-in capital........................  13,853,881    12,964,990
  Accumulated deficit............................... (15,042,977)  (12,941,374)
                                                     -----------  ------------
    Total stockholders' equity (deficit)............  (1,162,532)       52,180
                                                     -----------  ------------
      Total Liabilities and Stockholders' Equity
       (Deficit).................................... $ 1,697,913  $  1,611,845
                                                     ===========  ============


    The accompanying notes are an integral part of the financial statements.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                FOR THE NINE MONTHS ENDED JULY 31, 1996 AND 1995

                                                      JULY 31,     JULY 31,
                                                        1996         1995
                                                     -----------  -----------
Net revenue......................................... $       --   $       --
Operating expenses:
  Administrative expenses...........................     370,688      298,489
  Salaries and related benefits.....................     597,417      548,772
  Professional fees and contract services...........   1,078,111      431,358
  Channel rights and programming fees...............         --       173,187
  Depreciation and amortization.....................       6,934      110,174
  Other.............................................      23,304       10,037
                                                     -----------  -----------
    Total operating expense.........................   2,076,454    1,572,017
                                                     -----------  -----------
Operating loss......................................  (2,076,454)  (1,572,017)
Other income (expense):
  Interest income...................................       3,614      207,852
  Other income......................................     172,023       12,568
  Interest expense..................................     (43,358)     (14,204)
  Equity in net loss of investee companies..........    (995,214)  (3,965,200)
                                                     -----------  -----------
    Total other income (expense)....................    (862,935)  (3,758,984)
                                                     -----------  -----------
    Loss from continuing operations.................  (2,939,389)  (5,331,001)
Income from discontinued operations, net of tax of
 $53,476 in 1996 and $98,282 in 1995................     837,786    1,539,746
                                                     -----------  -----------
Net Loss............................................  (2,101,603) $(3,791,255)
                                                     ===========  ===========
Loss per common share:
  Continued operations.............................. $     (0.10) $     (0.19)
  Discontinued operations...........................        0.03         0.05
                                                     -----------  -----------
  Net loss per common share......................... $     (0.07) $     (0.14)
                                                     ===========  ===========


    The accompanying notes are an integral part of the financial statements.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                FOR THE NINE MONTHS ENDED JULY 31, 1996 AND 1995

                                                       JULY 31,     JULY 31,
                                                         1996         1995
                                                      -----------  -----------
Cash flows from continuing operating activities:
  Loss from continuing operations.................... $(2,939,389) $(5,331,001)
  Adjustments to reconcile net loss to net cash used
   in continuing operating activities:
    Depreciation and amortization....................       6,934      110,174
    Equity in net loss of investee companies.........     995,214    3,965,200
    Issuance of stock options........................         --         7,500
    Common stock issued for services.................         --        50,000
    Interest income charged to notes receivable......         --      (207,852)
    Changes in assets and liabilities:
      Receivable from investee company...............     (11,039)      69,559
      Other current assets...........................    (144,365)      51,179
      Accounts payable and accrued liabilities.......    (224,042)    (284,272)
                                                      -----------  -----------
        Net cash used in continuing operating
         activities..................................  (2,316,687)  (1,569,513)
Cash flows from discontinued operating activities:
  Income from discontinued operations................     837,786    1,539,746
  Change in net liabilities of discontinued
   operations........................................      61,713      (59,746)
                                                      -----------  -----------
        Net cash provided by discontinued operating
         activities..................................     899,499    1,480,000
Cash flows from financing activities:
  Proceeds from note payable.........................   2,500,000          --
  Payment of note payable-related party..............    (150,000)         --
                                                      -----------  -----------
        Net cash provided by financing activities....   2,350,000          --
Increase (decrease) in cash..........................     932,812      (89,513)
Cash at beginning of the period......................      94,391      265,462
                                                      -----------  -----------
Cash at end of the period............................ $ 1,027,203  $   175,949
                                                      ===========  ===========



    The accompanying notes are an integral part of the financial statements.

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JULY 31, 1996
                                  (UNAUDITED)

1. PRESENTATION

  The consolidated financial statements include the accounts of Transworld Telecommunications, Inc. (the Company) and its wholly owned subsidiaries, including Carolina Communications, Inc. (CCI), a discontinued operation, which was disposed of by the Company on July 1, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its 50 percent interest in Wireless Holdings, Inc. (WHI) and its 20 percent interest in Videotron (Bay Area), Inc. (Videotron Tampa Bay) on the equity method.

2. INVESTMENTS IN AND ADVANCES TO INVESTEE COMPANIES

  Summary financial information as of and for the periods indicated below for the Company's investment in WHI and Videotron Tampa Bay is presented as follows:

  Videotron Tampa Bay:

                                                       MAY 31,      AUGUST 31,
                                                         1996          1995
                                                     ------------  ------------
   Current assets................................... $  1,170,000  $  1,272,000
   Current liabilities..............................  (17,415,000)  (11,414,000)
                                                     ------------  ------------
   Working capital..................................  (16,245,000)  (10,142,000)
   Fixed assets, net................................    8,400,000     5,565,000
   Intangible assets, net...........................   10,726,000    11,221,000
   Deferred income taxes............................          --       (494,000)
   Stockholders' equity............................. $  2,881,000  $  6,150,000

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995

                                                         1996          1995
                                                     ------------  ------------
   Total revenues................................... $  1,964,000  $    664,000
   Net loss.........................................   (3,269,000)   (1,231,000)
     Company's equity in net loss...................     (653,800)     (392,200)

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

  WHI:

                                                       MAY 31,     AUGUST 31,
                                                         1996         1995
                                                     ------------  -----------
   Current assets................................... $    611,000  $ 1,574,000
   Current liabilities..............................  (54,618,000) (46,121,000)
                                                     ------------  -----------
   Working capital..................................  (54,007,000) (44,547,000)
   Fixed assets, net................................   12,527,000   11,113,000
   Intangible assets, net...........................   28,906,000   29,420,000
   Other............................................      124,000      (54,000)
   Stockholders' equity (deficit)................... $(12,450,000) $(4,068,000)

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995

                                                         1996         1995
                                                     ------------  -----------
   Total revenues................................... $  3,599,000  $ 3,210,000
   Net loss.........................................   (8,383,000)  (7,146,000)
     Company's equity in net loss...................     (341,414)  (3,573,000)

  The financial statements of WHI and Videotron Tampa Bay disclose certain uncertainties related to the possible sale of the companies, a related arbitration proceeding, and reliance on Videotron USA, Inc., the other principal investor of these companies, and its ultimate parent, Le Groupe Videotron Ltee, to fund the day to day operations of these companies. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should these investee companies be unable to continue as going concerns. The financial statements of WHI and Videotron Tampa Bay also disclose that continuation as going concerns is dependent upon the ability of these companies to generate sufficient cash flow to meet their obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

  The Company recognizes equity in net loss of investee companies to the extent of investment in and advances to investee companies. As of the beginning of the fiscal year, the Company had $341,414 of investment in WHI available for offsetting losses. During the nine months ended May 31, 1996, the Company completely offset the remaining $341,414 of investment in WHI with its portion of losses in WHI. Therefore, the Company has discontinued reporting its share of future losses in WHI on its financial statements. The Company's unrecognized cumulative portion of loss from its investment in WHI totals $3,850,086 at May 31, 1996.

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

3. DISCONTINUED OPERATIONS

  A summary of operating results for the nine months ended July 31, 1996 and 1995 and net liabilities of discontinued operations as of July 31, 1996 and October 31, 1995 is as follows:

                                                       NINE MONTHS ENDED JULY
                                                                31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------  -----------
   Net sales.......................................... $1,716,528  $2,940,934
                                                       ==========  ==========
   Income before income tax expense................... $  891,262  $1,638,028
   Income tax expense.................................    (53,476)    (98,282)
                                                       ----------  ----------
     Net income....................................... $  837,786  $1,539,746
                                                       ==========  ==========
                                                        JULY 31,   OCTOBER 31,
                                                          1996        1995
                                                       ----------  -----------
   Current assets..................................... $      --   $  275,816
   Other..............................................        --       33,081
   Accounts payable and accrued liabilities...........        --     (758,282)
   Accounts payable to related party..................        --     (336,146)
                                                       ----------  ----------
     Net current liabilities of discontinued
      operation....................................... $      --   $ (785,531)
                                                       ==========  ==========

  The results for the nine months ended July 31, 1996 contain activity through June 30, 1996 at which time these operations were transferred to the Company's largest shareholder in redemption of 2,000,000 shares of the Company's common stock.

4. NET LOSS PER SHARE

  Net loss per share was computed based upon the weighted average number of shares of common stock outstanding.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Transworld Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Transworld Telecommunications, Inc. and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Transworld Telecommunications, Inc. and subsidiaries as of October 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
December 22, 1995, except for notes 2 and 10, which are as of October 22, 1996.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           OCTOBER 31, 1995 AND 1994

                                                          1995         1994
                                                      ------------  ----------
                       ASSETS
Current assets:
  Cash..............................................  $     94,391     265,462
  Receivable from investee company (note 2).........         3,672      88,620
  Other receivables.................................        15,215      48,230
                                                      ------------  ----------
    Total current assets............................       113,278     402,312
Furniture and equipment, at cost, less accumulated
 depreciation of $12,965 in 1995 and $3,720 in
 1994...............................................        33,259      55,503
Deposits and other assets...........................         7,666       8,414
Investment in and advances to investee companies
 (notes 2 and 10)...................................     1,457,642   7,155,213
Channel rights/broadcast licenses, at cost, less
 accumulated amortization of 56,250 in 1994 (notes 2
 and 8).............................................           --    1,443,750
                                                      ------------  ----------
                                                      $  1,611,845   9,065,192
                                                      ============  ==========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable............................  $    261,442     357,670
  Accrued liabilities...............................       323,045     538,053
  Notes payable--related party (note 3).............       150,000     150,000
  Net current liabilities of discontinued operation
   (note 4).........................................       825,178     845,277
                                                      ------------  ----------
    Total current liabilities.......................     1,559,665   1,891,000
Shareholders' equity (notes 5, 6 and 10):
  Common stock (par value $.001; 200,000,000 shares
   authorized; issued and outstanding 28,564,228 in
   1995 and 28,484,228 shares in 1994)..............        28,564      28,484
  Additional paid-in capital........................    12,964,990  13,912,573
  Accumulated deficit...............................   (12,941,374) (6,766,865)
                                                      ------------  ----------
    Net stockholders' equity........................        52,180   7,174,192
Commitments and contingencies (notes 9 and 10)......           --          --
                                                      ------------  ----------
                                                      $  1,611,845   9,065,192
                                                      ============  ==========

          See accompanying notes to consolidated financial statements.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

                                                           1995         1994
                                                        -----------  ----------
Revenues..............................................  $       --          --
                                                        -----------  ----------
Operating expenses:
  Contract services...................................      100,565   1,295,579
  Channel rights......................................      173,187      95,934
  Salaries and related benefits.......................      783,506   1,356,551
  Professional fees...................................      767,518     734,127
  Depreciation and amortization.......................      121,745      59,971
  Other...............................................      521,845     641,108
                                                        -----------  ----------
    Total operating expenses..........................    2,468,366   4,183,270
                                                        -----------  ----------
    Loss from operations..............................   (2,468,366) (4,183,270)
                                                        -----------  ----------
Other income (expense):
  Interest income.....................................      207,852      39,675
  Interest expense....................................      (19,077)   (304,258)
  Equity in net loss of investee companies (note 2)...   (5,865,766) (1,405,350)
  Other...............................................       75,748    (124,564)
                                                        -----------  ----------
    Total other income (expense)......................   (5,601,243) (1,794,497)
                                                        -----------  ----------
Loss from continuing operations.......................   (8,069,609) (5,977,767)
Income from discontinued operations, net of income tax
 expense of $120,964 in 1995 and $135,000 in 1994
 (note 4).............................................    1,895,100   2,351,248
                                                        -----------  ----------
  Net loss............................................  $(6,174,509) (3,626,519)
                                                        ===========  ==========
Net loss per common share:
  Continued operations................................  $      (.28)       (.22)
  Discontinued operations.............................          .06         .09
                                                        -----------  ----------
                                                        $      (.22)       (.13)
                                                        ===========  ==========


          See accompanying notes to consolidated financial statements.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

                             COMMON STOCK       ADDITIONAL     RETAINED         NET
                          --------------------   PAID-IN       EARNINGS    SHAREHOLDERS'
                            SHARES     AMOUNT     CAPITAL     (DEFICIT)       EQUITY
                          ----------  --------  -----------  ------------  -------------
Balances, October 31,
 1993...................  27,308,853  $ 27,309  $ 4,090,610  $ (3,140,346)  $   977,573
Issuance of common stock
 for cash...............      50,000        50       19,950           --         20,000
Issuance of common stock
 for services...........     833,000       833    1,101,917           --      1,102,750
Adjustment for sale of
 interest in TV-Tampa...         --        --       461,481           --        461,481
Issuance of common stock
 in connection with the
 purchase of channel
 leases & licenses......     956,813       957    3,516,606           --      3,517,563
Retirement of shares of
 major stockholder......  (2,500,000)   (2,500)       2,500           --            --
Issuance of options.....         --        --       693,750           --        693,750
Conversion of preferred
 stock and purchase of
 debentures.............   1,835,562     1,835    4,025,759           --      4,027,594
Net loss................         --        --           --     (3,626,519)   (3,626,519)
                          ----------  --------  -----------  ------------   -----------
Balances, October 31,
 1994...................  28,484,228  $ 28,484  $13,912,573  $ (6,766,865)  $ 7,174,192
Issuance of stock in
 satisfaction of a
 liability..............      80,000        80       49,920           --         50,000
Issuance of options.....         --        --         7,500           --          7,500
Spinoff of assets.......         --        --    (1,005,003)          --     (1,005,003)
Net loss................         --        --           --     (6,174,509)   (6,174,509)
                          ----------  --------  -----------  ------------   -----------
Balances, October 31,
 1995...................  28,564,228  $ 28,564  $12,964,990  $(12,941,374)  $    52,180
                          ==========  ========  ===========  ============   ===========


          See accompanying notes to consolidated financial statements.

              TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED OCTOBER 31, 1995 AND 1994

                                                         1995         1994
                                                      -----------  -----------
Cash flows from continuing operating activities:
  Loss from continuing operations.................... $(8,069,609) $(5,977,767)
  Adjustments to reconcile net income to net cash
   used in continuing operating activities:
    Depreciation and amortization....................     121,745       59,971
    Equity in net loss in investee companies.........   5,865,766    1,405,350
    Issuance of stock options........................       7,500      693,750
    Interest income issued in the form of additional
     debt............................................    (207,852)         --
    Write-off of WCCI receivable.....................     339,246          --
    Common stock issued for services.................         --     1,102,750
    Loss on debentures...............................         --       172,393
    Changes in assets and liabilities:
      Receivables....................................     117,963       16,999
      Other assets...................................      40,405     (135,680)
      Account payable and accrued liabilities........    (261,236)    (470,569)
      Notes payable--related party...................         --       105,000
                                                      -----------  -----------
      Net cash used in continuing operating
       activities....................................  (2,046,072)  (3,027,803)
                                                      -----------  -----------
Cash flows from discontinued operating activities:
  Income from discontinued operations................   1,895,100    2,351,248
  Change in net liabilities of discontinued
   operations........................................     (20,099)     599,488
                                                      -----------  -----------
    Net cash provided by discontinued operating
     activities......................................   1,875,001    2,950,736
                                                      -----------  -----------
      Net cash used in operating activities..........    (171,071)     (77,067)
                                                      -----------  -----------
Cash flows used in investing activities:
  Capital expenditures...............................         --       (46,223)
  Proceeds from sale of interest in subsidiary.......         --     4,632,193
  Investment in Wireless Holdings, Inc...............         --    (4,642,000)
                                                      -----------  -----------
      Net cash used in investing activities..........         --       (56,030)
                                                      -----------  -----------
Cash flows from financing activities:
  Redemption of preferred stock......................         --      (400,690)
  Proceeds from payments on debentures...............         --       700,000
  Proceeds from sale of preferred stock..............         --        10,000
  Proceeds from issuance of common stock.............         --        20,000
                                                      -----------  -----------
      Net cash provided by financing activities......         --       329,310
                                                      -----------  -----------
Increase (decrease) in cash..........................    (171,071)     196,213
Cash at beginning of year............................     265,462       69,249
Cash at end of year.................................. $    94,391  $   265,462
                                                      ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid........................................ $       --   $     3,246
Preferred dividends paid............................. $       --   $   282,711
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES
Issuance of common stock for:
  Conversion of preferred stock and purchase of
   debentures........................................ $       --   $ 4,027,594
  Purchase of channel leases and licenses............ $       --   $ 3,667,563
  Satisfaction of a liability........................ $    50,000  $       --
Spinoff of assets.................................... $ 1,005,003  $       --

          See accompanying notes to consolidated financial statements.

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           OCTOBER 31, 1995 AND 1994

(1) SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 (a) Summary of Business

  Transworld Telecommunications, Inc. (the Company) was incorporated under the laws of the Commonwealth of Pennsylvania. The Company is involved in the telecommunications industry with continuing operations in wireless cable television systems. The Company also has "Pay-per-Call" services in the entertainment and information markets, which are currently held for sale and classified as discontinued operations.

 (b) Principles of Consolidation and Equity Investments

  The consolidated financial statements include the accounts of Transworld Telecommunications, Inc. and its wholly owned subsidiaries, including Carolina Communications, Inc. (Carolina), a discontinued operation. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The Company accounts for its 20 percent interest in Videotron Bay Area, Inc. (Videotron Tampa Bay) and its 50 percent interest in Wireless Holdings, Inc.
(WHI) on the equity method, commencing November 19, 1993 through August 31, 1994 and the fiscal year ended August 31, 1995.

 (c) Cash and Cash Equivalents

  For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

 (d) Furniture and Equipment

  Furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method on estimated useful lives of five to fifteen years.

 (e) Channel Rights and Broadcasting Licenses

  Channel rights, licenses, and multiple-dwelling unit agreements are recorded at cost and are amortized on a straight-line basis over the initial term of underlying agreements, which range from seven to fifteen years.

 (f) Income Taxes

  The Company accounts for income taxes using the asset/liability method, under which deferred tax assets and liabilities are established at the balance sheet date in amounts that are expected to be recoverable or payable when the differences in the tax and book basis of assets and liabilities (temporary differences) reverse.

 (g) Loss Per Share

  Loss per share is based upon weighted average common shares outstanding amounting to 28,544,448 and 27,485,673 shares for the two years ended October 31 1995 and 1994, respectively. Common equivalent shares from warrants and convertible preferred stock are excluded from the computation as their effect is antidilutive.

 (h) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

(2) EQUITY INVESTMENTS

  On November 19, 1993, the Company contributed 800 of its 1,000 shares of Transworld Wireless TV-Tampa Bay, Inc. (TWTV-Tampa) common stock to Videotron Tampa Bay. Videotron Tampa Bay reissued the 800 shares to Videotron USA, Inc. (Videotron) for $7 million in cash. Accordingly, effective October 31, 1993, the accounts of Videotron Tampa Bay are not included in the consolidated accounts of the Company. Concurrently with this sale, the Company sold Videotron 1,000 shares of its Class A Series B convertible preferred stock for $1.5 million in cash. As a result of these transactions, the Company recognized a contribution to additional paid in capital of $461,481 and a purchase of preferred stock of $10,000. In addition, the Company received the right to put its remaining shares of Videotron Tampa Bay for a five year period at anytime after December 31, 1994 to Videotron for the greater of $2.6 million or the then fair market value. Videotron also holds a right of first refusal on any sale of the 200 shares of Videotron Tampa Bay held by the Company.

  On November 19, 1993, the Company invested $4,642,000 for a fifty percent interest in WHI. Videotron invested the other fifty percent interest in WHI. The business purpose of WHI is to invest in and develop wireless cable television and private cable systems in the United States.

  In February 1994, WHI acquired an existing wireless cable television system in Spokane, Washington and wireless cable television licenses and lease rights and a private cable system in San Francisco, California. The combined purchase price for these assets was $22,500,000 comprised of $11,360,000 of cash and $11,140,000 in debt and assumption of liabilities.

  In May 1994, WHI, through a series of transactions to which the Company was a party, acquired license and lease rights in Victorville and San Diego, California, and Greenville, South Carolina. The combined purchase price for these assets was $6,617,313, comprised of $3,814,750 in cash, liabilities of $635,000 and 619,312 shares of the Company's common stock valued at $2,167,563. The issuance of the Company's common stock for the license and lease rights noted above has been accounted for as an exchange for promissory notes from WHI.

  The promissory notes are due January 15, 1999, at an interest rate equal to the greater of 15 percent per year or prime plus six percent. In connection with the transactions, the Company issued 800,000 shares of its common stock, to a company of which the father of the president of the Company is a part owner, for services and brokerage fees.

  On March 31, 1995, the Company recorded accrued interest in the amount of $207,852 as the promissory notes were reissued, including accrued interest for a total of $2,375,415, as unsecured promissory notes with similar terms as the previous notes except the interest rate was 10.625%. The Company has not accrued any interest on the notes receivable from WHI after March 31, 1995.

  In conjunction with the May 1994 transaction, the Company also acquired lease and license rights in Auckland, New Zealand. The combined purchase price for these license and lease rights was $1,500,000, comprised of 337,500 shares of the Company's common stock and liabilities of $150,000.

  A summary of the Company's investment in and advances to investee companies at October 31 follows:

                                                             1995        1994
                                                          ----------  ----------
   Notes receivable...................................... $2,375,415  $2,167,563
   Equity investment.....................................   (917,773)  4,987,650
                                                          ----------  ----------
     Total............................................... $1,457,642  $7,155,213
                                                          ==========  ==========

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

  The Company accounts for its equity in investee companies based on the investee companies' fiscal year which ends August 31. Summary financial information for the investee companies as of and for the period from November 19, 1993 (the date of WHI's inception) through August 31, 1994 follows:

                                                                    VIDEOTRON
                                                          WHI       TAMPA BAY
                                                      -----------  -----------
   Revenue........................................... $ 2,266,000  $   700,000
   Operating expenses................................   3,519,000   (1,872,000)
                                                      -----------  -----------
   Operating loss, before interest expense...........  (1,253,000)  (1,172,000)
   Net interest expense..............................  (1,278,000)    (164,000)
   Minority interest.................................      39,000          --
   Income tax benefit................................         --       520,000
                                                      -----------  -----------
   Net loss.......................................... $(2,492,000) $  (816,000)
                                                      ===========  ===========
   Assets:
     Current assets.................................. $ 3,656,000  $   269,000
     Fixed assets....................................   6,549,000    1,969,000
     Licenses, net...................................  21,054,000   11,801,000
     Other...........................................         --        32,000
                                                      -----------  -----------
       Total assets.................................. $31,259,000  $14,071,000
                                                      ===========  ===========
   Liabilities:
     Current liabilities............................. $24,183,000  $ 3,885,000
     Deferred income taxes...........................         --     1,862,000
                                                      -----------  -----------
       Total liabilities.............................  24,183,000    5,747,000
   Minority interest.................................     282,000          --
   Total stockholders' equity........................   6,794,000    8,324,000
                                                      -----------  -----------
       Total liabilities and stockholders' equity.... $31,259,000  $14,071,000
                                                      ===========  ===========

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

  Summary financial information for the investee companies as of and for the fiscal year ended August 31, 1995 follows:

                                                                    VIDEOTRON
                                                         WHI        TAMPA BAY
                                                     ------------  -----------
   Revenue.......................................... $  4,146,000  $   942,000
   Operating expenses...............................   11,218,000    3,936,000
                                                     ------------  -----------
   Operating loss...................................   (7,072,000)  (2,994,000)
   Net interest expense.............................   (4,017,000)    (709,000)
   Minority interest................................      227,000          --
   Income tax benefit...............................          --     1,428,000
   Extraordinary gain...............................          --       101,000
                                                     ------------  -----------
   Net loss......................................... $(10,862,000) $(2,174,000)
                                                     ============  ===========
   Assets:
     Current assets................................. $  1,574,000  $ 1,272,000
     Fixed assets...................................   11,113,000    5,565,000
     Licenses, net..................................   29,420,000   11,187,000
     Other..........................................          --        34,000
                                                     ------------  -----------
       Total assets................................. $ 42,107,000  $18,058,000
                                                     ============  ===========
   Liabilities:
     Current liabilities............................ $ 46,121,000  $11,414,000
     Deferred income taxes..........................          --       494,000
                                                     ------------  -----------
     Total liabilities..............................   46,121,000   11,908,000
   Minority interest................................       54,000          --
   Total stockholders' equity (deficit).............   (4,068,000)   6,150,000
                                                     ------------  -----------
       Total liabilities and stockholders' equity... $ 42,107,000  $18,058,000
                                                     ============  ===========

  The financial statements of WHI and Videotron Tampa Bay disclose certain uncertainties related to the possible sale of the companies, a related arbitration proceeding, and reliance on Videotron USA, Inc., the other principal investor of these companies, and its ultimate parent, Le Groupe Videotron Ltee, to fund the day to day operations of these companies. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should these investee companies be unable to continue as going concerns. The financial statements of WHI and Videotron Tampa Bay also disclose that continuation as going concerns is dependent upon the ability of these companies to generate sufficient cash flow to meet their obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

(3) RELATED PARTY TRANSACTIONS

  In addition to related party transactions disclosed elsewhere herein, other significant related party transactions are summarized as follows:

  During fiscal 1994, the Company awarded 15,000 shares of common stock to an individual, who is the uncle of the Company's Chairman of the Board, for serving as a director of Carolina. During fiscal 1995 and 1994, the Company paid various companies owned by directors of the Company $71,304 and $72,739, respectively, as reimbursement of travel and office expenses. At October 31, 1995 and 1994, the Company's accounts payable included $63,992 and $57,240, respectively, of payables to officers, directors and companies owned by officers

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES and directors of the Company. Included in accrued liabilities is a facility fee payable of $50,000 due to a company of which a director of the Company is a principal owner. In January 1995, the Company issued 80,000 shares of the Company's common stock in connection with this transaction. In addition, the Company paid professional fees to a law firm in the amount of $33,283 in 1994. A partner in the law firm (and another attorney who is of counsel) are directors of the Company. During fiscal 1995 and 1994, the Company paid $5,166 and $3,771, respectively, to Videotron Tampa Bay for management fees.

  The note payable to a related party is due to a company of which the father of the president of the Company is a major stockholder. The note is unsecured, bears interest at 12 percent and was originally due on March 31, 1994. On February 28, 1995, the note payment date was extended to January 1, 1996 and the Company paid an additional $15,000 extension fee.

(4) DISCONTINUED OPERATIONS

  On February 28, 1994, the Board of Directors approved a plan to sell Carolina, a wholly owned subsidiary involved in the pay-per-call industry. Accordingly, Carolina is reported as a discontinued operation in the consolidated financial statements for all periods presented. It is management's opinion that the sale of Carolina will not result in a loss. Accordingly, no provision for loss has been recorded.

  A summary of operating results and the net liabilities of the discontinued operation for the years ended October 31, 1995 and 1994 and the net liabilities as of October 31, 1995 and 1994 are as follows:

                                                         1995         1994
                                                      -----------  ----------
   Net sales......................................... $ 3,714,383  $5,810,419
                                                      ===========  ==========
   Income before income tax expense.................. $ 2,016,064  $2,486,248
   Income tax expense................................    (120,964)   (135,000)
                                                      -----------  ----------
     Net income...................................... $ 1,895,100  $2,351,248
                                                      ===========  ==========
   Current assets.................................... $   222,179  $   75,510
   Property and equipment, net.......................      29,535      43,718
   Accounts payable and accrued liabilities..........  (1,076,892)   (964,505)
                                                      -----------  ----------
     Net current liabilities of discontinued
      operations..................................... $  (825,178) $ (845,277)
                                                      ===========  ==========

  Included in accrued liabilities are accrued management fees due to a company owned by the Chairman of the Company's Board of Directors. This company provides management services to Carolina and Carolina is dependent upon this company for all operations. Management fees related to the company owned by the Chairman amounted to $389,500 in 1995 and $390,000 in 1994.

(5) COMMON STOCK

  In August 1994, the Company's Chairman of the Board contributed to the Company 2.5 million shares of his common stock of the Company and options to acquire 358,334 shares of the Company's common stock. In the opinion of management, the retirement of these shares and options allowed the Company to complete the conversion of the preferred stock described in note 6 and certain stock option awards without materially diluting its other common shareholders' equity positions.

  During the year ended October 31, 1994, the Board of Directors canceled 1,383,335 option shares awarded to officers in 1993, none of which were exercised, and replaced them with options in the aggregate of 925,000 shares at $1.00 per share. The option price set forth was below fair market value, resulting in a compensation

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES expense to the Company of $693,750. In June 1995, the Company awarded options in the aggregate of 15,000 shares at $1.25 per share to the Company's three outside directors. The option price set forth was below fair market value, resulting in a compensation expense to the Company of $7,500. All of these options vest at the date of grant and are exercisable for a five-year period.

  In addition, during 1994 the Company reserved 3,000,000 shares for issuance under a stock option plan. Options under this plan have an exercise price which represent the estimated fair market value of the Company's common stock at the date of grant, vest at the date of grant, and are exercisable for a five-year period. The stock options are awarded by a committee appointed by the Company's Board of Directors. Unoptioned shares available for granting under the incentive stock option plan at October 31, 1995 are 2,660,000.

  A summary of nonqualified stock option activity is set forth below:

                                                      NUMBER OF    OPTION PRICE
                                                       OPTIONS      PER SHARE
                                                      ----------  --------------
   Outstanding at October 31, 1993...................  1,533,335  $2.00 to $3.00
     Granted.........................................  1,135,000  $1.00 to $1.75
     Canceled........................................ (1,383,335) $2.00 to $3.00
                                                      ----------
   Outstanding at October 31, 1994...................  1,285,000  $1.00 to $3.00
     Granted.........................................    145,000  $1.25 to $1.75
                                                      ----------
   Outstanding at October 31, 1995...................  1,430,000  $1.00 to $3.00
                                                      ==========

  Options exercisable at October 31, 1995 were 1,430,000.

  The Company had 1,250,000 each of Class A and B warrants outstanding in 1993. The A warrant gave each warrant holder the right to purchase one share of common stock at $.30 per share. The B warrant gave the warrantholder the right to purchase one share of common stock at $.50 per share. The warrants were not exercisable until the Company filed a registration statement with the Securities and Exchange Commission and met other requirements. All warrants expired unissued on February 28, 1994.

(6) CLASS A REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

  The Company has authorized 1,000,000 shares of Class A Series A Preferred Stock, $0.01 par value. The rights and privileges of the Series A redeemable convertible cumulative preferred stock are as follows: (1) they carry no voting rights except as described in (5) below; (2) dividends are calculated at an annual rate of eight percent, paid in semiannual installments and are cumulative; (3) the stockholders may "put" shares back to the Company in accordance with a predetermined schedule at a redemption value of $10 per share; (4) at any time, the stockholders have the option to convert their principal into the Company's common stock at a conversion price of $3.75 per common share; (5) if dividend payments are in default, the preferred stockholders have the right to elect one-half of the Board of Directors of the Company until all payments in default have been paid; and (6) in the event of liquidation, the preferred stockholders receive payment before any amounts are paid to common stockholders. At October 31, 1995 and 1994, there were no shares outstanding.

  During the fiscal year ended October 31, 1994, the Company redeemed 40,069 shares for $400,690 of the Series A redeemable convertible cumulative preferred stock. In addition, the entire amount remaining of Series A redeemable convertible cumulative preferred stock was converted into the Company's common stock in the year ended October 31, 1994 at a conversion price of $2.75 per common share.

  The Company has authorized 2,000,000 shares of Class A Series B Preferred Stock, $0.01 par value. The rights and privileges of the Series B stockholders are as follows: (1) the stockholders have voting rights, one

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES vote per share; (2) dividends are noncumulative and are payable at $100 per annum per share, when declared; (3) in the event of liquidation, the preferred stockholders shall receive payment before any amounts are paid to common stockholders; (4) the Company has the right to redeem in whole or part, at any time, the Series B preferred stock at a price of $10 per share, plus declared and unpaid dividends.

  In November 1993, the Company issued Videotron, the Company's co-shareholder in WHI, 1,000 shares of preferred Class A Series B stock. In September 1994, the Company converted the 1,000 preferred shares into 1,000 shares of the Company's common stock. At October 31, 1995 and 1994, there were no shares outstanding.

(7) INCOME TAXES

  Due to net operating losses the Company has reported no income tax expense or benefit attributable to continuing operations for the years ended October 31, 1995 and 1994. The following schedule reconciles the computed "expected" tax benefit based on U.S. federal corporate tax rates in effect for the year, to the tax benefit reflected in the accompanying consolidated financial statements based on loss from continuing operations:

                                                         1995         1994
                                                      -----------  -----------
   Computed "expected" tax benefit................... $(2,744,000) $(2,032,000)
   Discontinued operations...........................     680,000      845,000
   Nondeductible dividends...........................         --        96,000
   TWTV-Tampa disaffiliation.........................         --       404,000
   Change in beginning-of-year valuation allowance...   2,064,000      670,000
   Other.............................................         --        17,000
                                                      -----------  -----------
     Total tax benefit............................... $       --   $       --
                                                      ===========  ===========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at October 31, 1995 and 1994 are presented below:

                                                               1995      1994
                                                            ---------- --------
   Deferred tax assets:
     Deferred compensation, due to accrual for financial
      reporting purposes..................................  $  275,000 $274,000
     Accrued liabilities not deductible until paid for tax
      reporting purposes..................................     175,000  204,000
     Fixed assets, due to differences in depreciation
      methods.............................................         --     5,000
     Net operating loss carryforward......................     410,000  288,000
     Investment in investee companies.....................   2,070,000  152,000
                                                            ---------- --------
       Total gross deferred tax assets....................   2,930,000  923,000
   Less valuation allowance...............................   2,930,000  923,000
                                                            ---------- --------
     Net deferred tax asset...............................  $      --  $    --
                                                            ========== ========

  The valuation allowance for deferred tax assets as of November 1, 1994 was $923,000. The net change in the total valuation allowance for the year ended October 31, 1995 was an increase of $2,007,000. Ensuing recognized tax benefits, if any, relating to the valuation allowance for deferred tax assets will be recognized as an income tax benefit in the consolidated statement of operations.

  The Company and its subsidiaries have domestic net operating loss carryforwards for tax purposes of approximately $1,095,000 expiring between the years 2007 and 2008. These losses are subject to various federal and state limitations.

(8) CAROLINA TRANSACTION

  On July 26, 1995, the Board of Directors of the Company voted to spinoff to its shareholders two of its subsidiaries into Wireless Cable & Communications, Inc. ("WCCI"), a Nevada corporation. On August 1, 1995,

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES the Company and WCCI effected the spinoff by the Company contributing its interest in the subsidiaries (whose primary assets were channel rights/broadcast licenses in Auckland, New Zealand and Park City, Utah) to WCCI in exchange for WCCI's issuance to the Company of 3,500,000 shares of its common stock. The Company then transferred these shares to an escrow agent to be held for the benefit of the Company's shareholders. The distribution of the 3,500,000 shares from the escrow agent will be delayed until the Company and WCCI have complied with certain requirements of the securities laws. At that time, the 3,500,000 shares will be distributed to the Company's shareholders of record as of August 1, 1995, on a non-pro rata basis, with the management and principal shareholder relinquishing a portion of their shares in favor of the public shareholders. The public shareholders as of record on August 1, 1995 will receive approximately 1.6 shares of WCCI's common stock for each 10 shares of the Company's common stock.

  In connection with the spin-off, the Company committed to loan up to $1,000,000 to WCCI through the one year period following the spin-off for purposes of funding WCCI's ongoing business operations. The commitment is subject to a number of conditions including the Company having available resources to fund its other obligations and commitments. In addition, the Company retained a receivable from WCCI for approximately $340,000 which was subsequently written off.

(9) COMMITMENTS AND CONTINGENCIES

  The Company leases office space and office equipment under noncancelable operating lease agreements.

  As of October 31, 1995, the Company was involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon the Company's consolidated financial position, results of operations or liquidity.

  In addition, an action was brought in a Texas State Court in January 1995 against former officers and directors of Euripides Development Corporation, the predecessor to the Company, alleging fraudulent actions in connection with the plaintiff's inability to exercise Class A and Class B warrants initially sold by the Company as part of its 1989 registration statement. The suit asks for damages and a punitive award of $400,000. Under the expressed terms of the Company's registration statement on Form S-18, the Company had no obligation to register the warrants, the warrants were not exercisable unless they were registered, and, in any event, the plaintiff acquired the warrants in the secondary market. Management believes the chances of a successful recovery by the plaintiff are remote.

  At October 31, 1995, the Company's working capital deficit totaled $1,446,387. However, the Company has an option to require Videotron to purchase the Company's 20 percent interest in Videotron Tampa Bay at the greater of $2.6 million cash or its fair market value. However, in management's opinion, the Company expects to satisfy these current liabilities in the future through a sale of its investment in equity companies, a sale of its discontinued operations or cash from the sale of the 20 percent interest in Videotron Tampa Bay, if needed, will provide sufficient cash allowing it to meet obligations as they are due.

(10) SUBSEQUENT EVENTS

  PTG Agreement. On November 9, 1995, the Company entered into an agreement with Videotron, Le Groupe Videotron Ltee, Videoway Technologies, Ltd. (Videoway), WHI, Videotron Tampa Bay, certain other affiliates, and Pacific Telesis Group and a number of its affiliates (collectively, "PTG"), pursuant to which PTG agreed to acquire, subject to the approval of the Company's shareholders, the Company's entire interest in WHI and Videotron Tampa Bay (the "PTG Agreement"). Under the PTG Agreement, PTG would also acquire all of the stock of Videotron, which holds the stock WHI and Videotron Tampa Bay not held by the Company. The discussion contained herein regarding the terms of the PTG Agreement is qualified by reference to the actual terms of the PTG Agreement.

             TRANSWORLD TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

  The PTG Agreement provides that PTG would pay the Company and Videoway a total of approximately $175 million. The consideration would be paid by the delivery of approximately $120 million of PTG common stock and the assumption by PTG of approximately $52.5 million of debt currently payable to Videotron and $2.4 million of debt owed to the Company (which would be paid at closing in PTG common stock). PTG would also reimburse the Company and Videoway for certain expenses associated with subscriber additions and certain other expenses. The purchase price is subject to a number of adjustments (which may reduce the consideration ultimately received by the Company) and other conditions. The PTG Agreement requires that the PTG shares be delivered to the Company for distribution to its shareholders pursuant to a registration statement under the Securities Act of 1933, as amended. The Company will seek the approval of its shareholders for the transactions contemplated by the PTG Agreement.

  PTG would not acquire any private cable or wireline systems held by WHI or Videotron Tampa Bay, which would be disposed of by WHI and/or Videotron prior to the closing of the PTG Agreement. WHI and Videotron Tampa Bay would distribute the proceeds from any sale of the excluded assets to the Company and Videoway.

  Under a plan of liquidation to be adopted upon successful completion of the exchange, the Company would distribute shares of PTG common stock to the Company's shareholders, except for $6 million of such shares which the Company would be required to deliver into an escrow for 11 months to secure the Company's indemnification obligation regarding representations and warranties to PTG set forth in the PTG Agreement. At the termination of the escrow, the escrow agent would distribute such $6 million of PTG common stock pro rata to the Company's shareholders (less any amount retained to cover claims made by PTG). Other assets and liabilities of the Company would be disposed of or distributed to the Company's shareholders.

  The Company has previously entered into employment agreements with certain key officers and employees of the Company which, among other provisions, contains provisions that commit the Company to severance payments under certain circumstances, including termination within 60 days of a change of control, as defined. The transactions contemplated by the PTG Agreement would constitute a change of control for purposes of the employment agreements.

  Arbitration Proceeding. On September 24, 1996, PTG filed a demand for arbitration (Arbitration Demand) naming the Company, Le Groupe Videotron Ltee, Videoway, WHI, Videotron and Videotron Tampa Bay and alleging breach of the obligations under the PTG Agreement. The Arbitration Demand requests a declaration that the Company, Le Groupe Videotron Ltee, Videoway, WHI, Videotron and Videotron Tampa Bay complete the transaction contemplated by the PTG Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Company is contesting PTG's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on the Company's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with PTG will be consummated.

  Supplemental Agreement. On January 23, 1996 (effective November 9, 1995), the Company signed an agreement with Videotron and other affiliated parties to define procedures to completing the PTG Agreement, amend the Settlement Agreement to conform with the terms of the PTG Agreement, and provide WHI and Videotron Tampa Bay with operational funding until the transaction contemplated under the PTG Agreement closes.

  As part of this agreement, Videotron agreed to provide funding to WHI and Videotron Tampa Bay to enable them to perform their respective obligations under the PTG Agreement until the transactions contemplated under the PTG Agreement are consummated.

  Note Extension. On January 1, 1996, the Company signed an agreement to extend the payment date of the note due to the father of the president of the Company to January 1, 1997. The note and accrued interest will continue to bear interest at 12 percent.

                            WIRELESS HOLDINGS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                        MAY 31, 1996 AND AUGUST 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           MAY 31,   AUGUST 31,
                                                             1996       1995
                                                           --------  ----------
                          ASSETS
CURRENT ASSETS:
  Cash equivalents........................................ $     73   $     78
  Accounts receivable.....................................      155        488
  Inventories.............................................      242        874
  Prepaid expenses........................................      141        134
                                                           --------   --------
    Total current assets..................................      611      1,574
FIXED ASSETS, NET.........................................   12,527     11,113
LICENSES, NET.............................................   28,906     29,420
                                                           --------   --------
TOTAL ASSETS.............................................. $ 42,044   $ 42,107
                                                           ========   ========
               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Debt payable to shareholders............................ $ 48,176   $ 42,397
  Accounts payable and accrued liabilities................    1,091      2,022
  Interest payable to shareholders........................    5,351      1,702
                                                           --------   --------
    Total current liabilities.............................   54,618     46,121
                                                           --------   --------
MINORITY INTEREST.........................................     (124)        54
                                                           --------   --------
COMMITMENTS AND CONTINGENCIES (Notes 1, 2 and 3)..........
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock (par value of $0.001 per share; 50,000
   shares authorized,
   9,284 shares issued and outstanding)...................        2          1
  Additional paid-in capital..............................    9,285      9,285
  Accumulated deficit.....................................  (21,737)   (13,354)
                                                           --------   --------
    Total.................................................  (12,450)    (4,068)
                                                           --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)...... $ 42,044   $ 42,107
                                                           ========   ========


   See accompanying notes to the condensed consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             1996      1995
                                                           --------  --------
REVENUES.................................................. $  3,599  $  3,210
COST OF REVENUES--PROGRAMMING AND CHANNEL FEES............    1,651     1,601
                                                           --------  --------
GROSS PROFIT..............................................    1,948     1,609
OPERATING AND ADMINISTRATIVE EXPENSES.....................    4,457     4,530
                                                           --------  --------
LOSS FROM OPERATIONS BEFORE DEPRECIATION AND
 AMORTIZATION.............................................   (2,509)   (2,921)
DEPRECIATION AND AMORTIZATION.............................    2,400     1,362
                                                           --------  --------
OPERATING LOSS............................................   (4,909)   (4,283)
                                                           --------  --------
INTEREST EXPENSE (INCOME):
  Interest expense on debt to shareholders................    3,650     3,051
  Interest income.........................................      --        (32)
                                                           --------  --------
    Total interest expense (income).......................    3,650     3,019
                                                           --------  --------
LOSS BEFORE MINORITY INTEREST.............................   (8,559)   (7,302)
MINORITY INTEREST.........................................      176       156
                                                           --------  --------
NET LOSS.................................................. $ (8,383) $ (7,146)
                                                           ========  ========
NET LOSS PER SHARE........................................ $(902.95) $(769.71)
                                                           ========  ========
SHARES USED IN COMPUTING NET LOSS PER SHARE...............    9,284     9,284
                                                           ========  ========



   See accompanying notes to the condensed consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              1996      1995
                                                             -------  --------
OPERATING ACTIVITIES:
  Net loss.................................................. $(8,383) $ (7,146)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
    Depreciation and amortization...........................   2,400     1,362
    Interest payable on debt to shareholders................   3,649
    Minority interest.......................................    (176)     (156)
    Changes in assets and liabilities:
      Accounts receivable...................................     333      (181)
      Inventories...........................................     632      (575)
      Prepaid expenses......................................      (7)      (22)
      Accounts payable and accrued liabilities..............    (932)       97
                                                             -------  --------
        Net cash used by operating activities...............  (2,484)   (6,621)
                                                             -------  --------
INVESTING ACTIVITIES:
  Acquisition of wireless cable businesses..................     --     (1,212)
  Acquisition of fixed assets...............................  (3,300)   (5,585)
  Acquisition of licenses...................................     --     (6,107)
                                                             -------  --------
        Net cash used by investing activities...............  (3,300)  (12,904)
                                                             -------  --------
FINANCING ACTIVITIES:
  Issuance of debt payable to shareholders..................   5,779    16,312
                                                             -------  --------
        Net cash provided by financing activities...........   5,779    16,312
                                                             -------  --------
NET INCREASE (DECREASE) IN CASH EQUIVALENTS.................      (5)   (3,213)
CASH EQUIVALENTS AT BEGINNING OF PERIOD.....................      78     3,338
                                                             -------  --------
CASH EQUIVALENTS AT END OF PERIOD........................... $    73  $    125
                                                             =======  ========


   See accompanying notes to the condensed consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND ORGANIZATION

  Wireless Holdings, Inc. (the "Company" or "WHI") was incorporated on November 9, 1993 under the laws of the State of Delaware. The Company is 50% owned by Videotron USA, Inc. ("Videotron USA") whose ultimate parent is Le Groupe Videotron Ltee and 50% owned by Transworld Telecommunications, Inc. ("TTI").

  The Company was formed to acquire, develop and operate wireless cable television systems in the United States. Wireless cable television, a developing industry, provides television programming by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission ("FCC") to antennas located at the subscribers' premises. At May 31, 1996 the Company operated wireless cable systems in the San Francisco Bay Area and Spokane, Washington and held license rights for wireless cable networks in Greenville, South Carolina, Seattle, Washington, Victorville and San Diego, California that are not currently being marketed to subscribers. The majority of the revenue in the nine month period ended May 31, 1996 and in fiscal 1995 was provided by the Satellite Master Antenna Television ("SMATV") systems and equipment operating in the San Francisco Bay Area and Multi Channel and Multi Point Distribution Systems ("MMDS") in Spokane.

  As the Company operates in a developing industry, the Company is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for those periods. Results for the interim periods are not necessarily indicative of the results for the entire year. These condensed consolidated financial statements, and notes thereto, should be read in conjunction with the audited consolidated financial statements of the Company for the year ended August 31, 1995 appearing in this Registration Statement of Pacific Telesis Group on Form S-4.

2. PROPOSED SALE TO PACIFIC TELESIS GROUP

  Effective November 9, 1995, Le Groupe Videotron Ltee, TTI, WHI, Videotron USA, and Videotron (Bay Area) Inc. entered into a Stock Purchase Agreement to sell WHI, Videotron USA and Videotron (Bay Area) Inc. to Pacific Telesis Group for approximately $175 million. The purchase price is comprised of approximately $125 million of Pacific Telesis Group's common stock and cash of approximately $50 million, and is subject to certain pre-closing and post-closing adjustments.

  The proposed transaction is contingent upon among other things, FCC and other regulatory approvals and approval of TTI's shareholders. Certain private cable (primarily the SMATV operations in the San Francisco Bay Area) and wireline (primarily in Spokane) systems held by WHI are not included in the proposed sale to Pacific Telesis Group. Such systems and the related liabilities of WHI (which comprise less than 10% of the total assets of WHI and whose operations represent approximately 50% of WHI's revenues) were sold on July 31, 1996 to affiliates of Le Groupe Videotron Ltee for approximately $3,800,000 and the assumption of related liabilities.

                            WIRELESS HOLDINGS, INC.

  On September 24, 1996, Pacific Telesis Group filed a demand for arbitration ("Arbitration Demand") naming TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd. (an affiliate of Le Groupe Videotron Ltee), WHI, Videotron USA and Videotron (Bay Area) Inc. and alleging breach of the obligations under the Stock Purchase Agreement. The Arbitration Demand requests a declaration that TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd., WHI, Videotron USA and Videotron (Bay Area) Inc. complete the transaction contemplated by the Stock Purchase Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Arbitration Demand does not contain any specific allegations of wrongdoing by WHI although relief is sought against all named parties. WHI is contesting Pacific Telesis Group's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on WHI's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with Pacific Telesis Group will be consummated.

3. GOING CONCERN UNCERTAINTY

  Cash used by operating activities and investing activities in the nine months ended May 31, 1996 was $2,484,000 and $3,300,000, respectively. Net loss for the nine months ended May 31, 1996 and 1995 was $8,383,000 and $7,146,000. Since its inception, the Company has been substantially dependent upon Videotron USA, to fund the Company's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  As discussed in Note 2, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company. Pursuant to a supplemental settlement agreement effective November 9, 1995 among the shareholders and certain of their related parties and pursuant to the Stock Purchase Agreement, Videotron USA and its ultimate parent Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations as long as Pacific Telesis Group remains obligated to consummate the acquisition under the Stock Purchase Agreement. Management of the Company believes it is probable that the proposed transaction with the Pacific Telesis Group will be consummated. If the proposed transaction with Pacific Telesis Group is not consummated, the Company in conjunction with its shareholders, intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to such shareholders as necessary and potentially sell or lease some of the Company's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  The accompanying condensed consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed above, and in Note 2, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

                    PRO FORMA FINANCIAL INFORMATION OF WHI

  The following unaudited pro forma condensed consolidated financial information consists of an unaudited pro forma condensed consolidated balance sheet as of May 31, 1996 and unaudited pro forma condensed consolidated statements of operations for the year ended August 31, 1995 and the nine months ended May 31, 1996 (collectively the "Pro Forma Statements"). The unaudited pro forma condensed consolidated balance sheet as of May 31, 1996 gives effect to the July 31, 1996 sale of certain private cable operations of WHI (consisting of SMATV systems in San Francisco and a franchised cable and related systems in Spokane) to affiliates of Le Groupe Videotron Ltee (the "Spin-Off") for approximately $3,800,000 as if it had occurred on May 31, 1996. The unaudited pro forma condensed consolidated statements of operations give effect to the Spin-Off as if it had occurred as of the beginning of those respective periods.

  Unaudited pro forma adjustments are based upon historical information, preliminary estimates and certain assumptions that WHI deems appropriate. The unaudited pro forma condensed financial information presented herein is not necessarily indicative of the results of WHI that would have been obtained had such events occurred at the beginning of the period, or of the future results of WHI. The Pro Forma Statements should be read in conjunction with the other financial statements of WHI and notes thereto appearing elsewhere in this Prospectus/Proxy Statement.

                            WIRELESS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                  MAY 31, 1996
                                 (IN THOUSANDS)

                                                                     PRO FORMA
                                          MAY 31,    PRO FORMA        MAY 31,
                                            1996    ADJUSTMENTS        1996
                                          --------  -----------      ---------
CURRENT ASSETS........................... $    611    $  (363)(1)    $    248
FIXED ASSETS, NET........................   12,527     (2,354)(1)      10,173
LICENSES, NET............................   28,906     (2,275)         26,631
                                          --------    -------        --------
TOTAL ASSETS............................. $ 42,044    $(4,992)       $ 37,052
                                          ========    =======        ========
CURRENT LIABILITIES...................... $ 54,618    $(4,140)(1)(2) $ 50,478
MINORITY INTEREST........................     (124)                      (124)
SHAREHOLDERS' EQUITY (DEFICIT)...........  (12,450)      (852)(3)     (13,302)
                                          --------    -------        --------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY (DEFICIT)........................ $ 42,044    $(4,992)       $ 37,052
                                          ========    =======        ========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED AUGUST 31, 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                     PRO FORMA
                                           YEAR ENDED                YEAR ENDED
                                           AUGUST 31,   PRO FORMA    AUGUST 31,
                                              1995     ADJUSTMENTS      1995
                                           ----------  -----------   ----------
REVENUES.................................  $    4,146    $(2,614)(4)  $  1,532
COST OF REVENUES--PROGRAMMING AND CHANNEL
 FEES....................................       2,126     (1,201)(4)       925
                                           ----------    -------      --------
GROSS PROFIT.............................       2,020      1,413           607
OPERATING AND ADMINISTRATIVE EXPENSES....       6,650     (2,500)(4)     4,150
DEPRECIATION AND AMORTIZATION............       2,442       (399)(4)     2,043
                                           ----------    -------      --------
OPERATING LOSS...........................      (7,072)    (1,486)       (5,586)
INTEREST EXPENSE, NET....................       4,017       (434)(5)     3,583
                                           ----------    -------      --------
LOSS BEFORE MINORITY INTEREST............     (11,089)    (1,920)       (9,169)
MINORITY INTEREST........................         227                      227
                                           ----------    -------      --------
NET LOSS.................................  $  (10,862)   $(1,920)     $ (8,942)
                                           ==========    =======      ========
NET LOSS PER SHARE.......................  $(1,169.97)                $(963.16)
                                           ==========                 ========
SHARES USED IN COMPUTING NET LOSS PER
 SHARE...................................       9,284                    9,284
                                           ==========                 ========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         NINE MONTHS ENDED MAY 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                    PRO FORMA
                                         NINE MONTHS               NINE MONTHS
                                            ENDED                     ENDED
                                           MAY 31,    PRO FORMA      MAY 31,
                                            1996     ADJUSTMENTS      1996
                                         ----------- -----------   -----------
REVENUES................................  $  3,599     $(1,876)(4)  $  1,723
COST OF REVENUES--PROGRAMMING AND
 CHANNEL FEES...........................     1,651        (735)(4)       916
                                          --------     -------      --------
GROSS PROFIT............................     1,948       1,141           807
OPERATING AND ADMINISTRATIVE EXPENSES...     4,457      (1,387)(4)     3,070
DEPRECIATION AND AMORTIZATION...........     2,400        (395)(4)     2,005
                                          --------     -------      --------
OPERATING LOSS..........................    (4,909)       (641)       (4,268)
INTEREST EXPENSE, NET...................     3,650        (325)(5)     3,325
                                          --------     -------      --------
LOSS BEFORE MINORITY INTEREST...........    (8,559)       (966)       (7,593)
MINORITY INTEREST.......................       176                       176
                                          --------     -------      --------
NET LOSS................................  $ (8,383)    $  (966)     $ (7,417)
                                          ========     =======      ========
NET LOSS PER SHARE......................  $(902.95)                 $(798.90)
                                          ========                  ========
SHARES USED IN COMPUTING NET LOSS PER
 SHARE..................................     9,284                     9,284
                                          ========                  ========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

  The accompanying unaudited pro forma condensed consolidated balance sheet presents the financial condition of WHI as if the Spin-Off had occurred as of May 31, 1996. The accompanying unaudited pro forma condensed consolidated statements of operations present the results of operations for the fiscal year ended August 31, 1995 and the nine months ended May 31, 1996 as if the Spin-Off had occurred at the beginning of the respective periods.

  The accompanying unaudited pro forma condensed consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed in the consolidated financial statement of WHI for the years ended August 31, 1995 and 1994 appearing elsewhere in this Prospectus/Proxy Statement may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The unaudited pro forma condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should WHI be unable to continue as a going concern. WHI's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) To reflect the elimination of the assets and liabilities subject to the Spin-Off as follows:

      Current assets................................................  $  363,000
      Fixed assets (consisting primarily of all fixed assets except certain wireless cable television electronic equipment (head-
       ends)).......................................................   2,354,000
      Licenses......................................................   2,275,000
      Current liabilities...........................................     320,000

(2) To reflect application of proceeds to debt payable to shareholders of approximately $3,820,000 from an affiliate of Le Groupe Videotron Ltee received upon consummation of the Spin-Off.

(3) To reflect loss on Spin-Off comprised of $3,820,000 proceeds less $4,672,000 net book value of assets and liabilities subject to the Spin-Off. See (1) and (2) above.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS

(4) To reflect the elimination of the operating results of the SMATV operations in the San Francisco Bay Area and wireline systems in Spokane sold to VPC Corporation and County Cable Corp., affiliates of Le Groupe Videotron Ltee.

(5) To reflect decrease in interest expense as a result of the application of the proceeds of approximately $3,820,000 to debt payable to shareholders.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Wireless Holdings, Inc.:

  We have audited the accompanying consolidated balance sheets of Wireless Holdings, Inc. and its subsidiaries (the "Company") as of August 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended August 31, 1995 and the period from November 9, 1993 (date of inception) to August 31, 1994. These consolidated financial statements are the responsibility of the Company's management and its shareholders. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1995 and 1994, and the results of its operations and its cash flows for the above-stated periods in conformity with generally accepted accounting principles.

  We have not audited any consolidated financial statements of the Company for any period subsequent to August 31, 1995. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, since its inception, the Company has been substantially dependent on Videotron USA, Inc., one of its shareholders, and that shareholder's ultimate parent, Le Groupe Videotron Ltee, to fund the Company's day-to-day operations and capital infrastructure spending requirements. As discussed in Note 11 to the consolidated financial statements, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company. As discussed in Notes 11 and 13 to the consolidated financial statements, pursuant to a supplemental settlement agreement effective November 9, 1995 among the shareholders and certain of their related parties and pursuant to the Stock Purchase Agreement, Videotron USA, Inc. and its ultimate parent Le Group Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations for as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. As discussed in Note 14 to the consolidated financial statements, on September 24, 1996 Pacific Telesis Group filed an arbitration proceeding against the Company and other related parties regarding the Stock Purchase Agreement. If the proposed transaction with Pacific Telesis Group is not consummated, the Company in conjunction with its shareholders, intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to such shareholders as necessary and potentially sell or lease some of the Company's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Francisco, California
April 2, 1996 (October 21, 1996 as to Notes 11, 12, 13 and 14)

                            WIRELESS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                            AUGUST 31, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               1995     1994
                                                             --------  -------
                           ASSETS
CURRENT ASSETS:
  Cash equivalents.......................................... $     78  $ 3,338
  Accounts receivable, net of allowance for doubtful
   accounts of $10 and
   $23, respectively........................................      488      121
  Inventories...............................................      874       81
  Prepaid expenses..........................................      134      116
                                                             --------  -------
    Total current assets....................................    1,574    3,656
FIXED ASSETS, NET...........................................   11,113    6,549
LICENSES, NET...............................................   29,420   21,054
                                                             --------  -------
TOTAL ASSETS................................................ $ 42,107  $31,259
                                                             ========  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
CURRENT LIABILITIES:
  Debt payable to shareholders.............................. $ 42,397  $21,814
  Accounts payable and accrued liabilities..................    2,022    1,069
  Interest payable to shareholders..........................    1,702    1,300
                                                             --------  -------
    Total current liabilities...............................   46,121   24,183
                                                             --------  -------
MINORITY INTEREST...........................................       54      282
                                                             --------  -------
COMMITMENTS AND CONTINGENCIES (Notes 1, 9, 11, 12, 13 and
 14)........................................................
SHAREHOLDERS' EQUITY:
  Common stock (par value of $0.001 per share; 50,000 shares authorized,
   9,284 shares issued and outstanding).....................        1        1
  Additional paid-in capital................................    9,285    9,285
  Accumulated deficit.......................................  (13,354)  (2,492)
                                                             --------  -------
    Total...................................................   (4,068)   6,794
                                                             --------  -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................. $ 42,107  $31,259
                                                             ========  =======



        See accompanying notes to the consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEAR ENDED AUGUST 31, 1995 AND PERIOD FROM
          NOVEMBER 9, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            1995       1994
                                                         ----------  --------
REVENUES................................................ $    4,146  $  2,266
COST OF REVENUES--PROGRAMMING AND CHANNEL FEES..........      2,126       878
                                                         ----------  --------
GROSS PROFIT............................................      2,020     1,388
OPERATING AND ADMINISTRATIVE EXPENSES:
  Selling, general and administration...................      6,259     1,660
  Technical.............................................        391       148
                                                         ----------  --------
    Total...............................................      6,650     1,808
                                                         ----------  --------
LOSS FROM OPERATIONS BEFORE DEPRECIATION AND
 AMORTIZATION...........................................     (4,630)     (420)
DEPRECIATION AND AMORTIZATION...........................      2,442       833
                                                         ----------  --------
OPERATING LOSS..........................................     (7,072)   (1,253)
                                                         ----------  --------
INTEREST EXPENSE (INCOME):
  Interest expense on debt to shareholders..............      4,083     1,293
  Interest income.......................................        (66)      (15)
                                                         ----------  --------
    Total interest expense (income).....................      4,017     1,278
                                                         ----------  --------
LOSS BEFORE MINORITY INTEREST...........................    (11,089)   (2,531)
MINORITY INTEREST.......................................        227        39
                                                         ----------  --------
NET LOSS................................................ $  (10,862) $ (2,492)
                                                         ==========  ========
NET LOSS PER SHARE...................................... $(1,169.97) $(268.42)
                                                         ==========  ========
SHARES USED IN COMPUTING NET LOSS PER SHARE.............      9,284     9,284
                                                         ==========  ========


        See accompanying notes to the consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   YEAR ENDED AUGUST 31, 1995 AND PERIOD FROM
          NOVEMBER 9, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  COMMON STOCK  ADDITIONAL
                                  -------------  PAID-IN   ACCUMULATED
                                  SHARES AMOUNT  CAPITAL     DEFICIT    TOTAL
                                  ------ ------ ---------- ----------- --------
ISSUANCE OF COMMON STOCK TO AND
 ADDITIONAL CAPITAL CONTRIBUTION
 FROM TTI AND VIDEOTRON USA,
 INC. ..........................  9,284   $  1    $9,285         --    $  9,286
NET LOSS........................    --     --        --     $ (2,492)    (2,492)
                                  -----   ----    ------    --------   --------
BALANCE, AUGUST 31, 1994........  9,284      1     9,285      (2,492)     6,794
NET LOSS........................    --     --        --      (10,862)   (10,862)
                                  -----   ----    ------    --------   --------
BALANCE, AUGUST 31, 1995........  9,284   $  1    $9,285    $(13,354)  $ (4,068)
                                  =====   ====    ======    ========   ========


        See accompanying notes to the consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEAR ENDED AUGUST 31, 1995 AND PERIOD FROM
          NOVEMBER 9, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
                                 (IN THOUSANDS)

                                                              1995      1994
                                                            --------  --------
OPERATING ACTIVITIES:
  Net loss................................................. $(10,862) $ (2,492)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
    Depreciation and amortization..........................    2,442       833
    Interest payable on debt to shareholders...............    4,076     1,298
    Minority interest......................................     (227)      (39)
    Changes in assets and liabilities:
      Accounts receivable..................................     (367)       55
      Inventories..........................................     (793)      (42)
      Prepaid expenses.....................................      (19)      (91)
      Accounts payable and accrued liabilities.............      653       340
                                                            --------  --------
        Net cash used by operating activities..............   (5,097)     (138)
                                                            --------  --------
INVESTING ACTIVITIES:
  Acquisition of wireless cable businesses.................   (1,212)  (25,537)
  Acquisition of fixed assets..............................   (5,585)   (1,647)
  Acquisition of licenses..................................   (6,107)     (440)
                                                            --------  --------
        Net cash used by investing activities..............  (12,904)  (27,624)
                                                            --------  --------
FINANCING ACTIVITIES:
  Issuance of common shares................................      --      9,286
  Issuance of debt payable to shareholders.................   14,741    21,814
                                                            --------  --------
        Net cash provided by financing activities..........   14,741    31,100
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH EQUIVALENTS................   (3,260)    3,338
CASH EQUIVALENTS AT BEGINNING OF PERIOD....................    3,338       --
                                                            --------  --------
CASH EQUIVALENTS AT END OF PERIOD.......................... $     78  $  3,338
                                                            ========  ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Assumed liabilities from acquisition of wireless cable
   businesses.............................................. $    300  $    732
                                                            ========  ========
  Promissory note to TTI for acquisition of wireless cable
   business................................................ $  2,168  $    --
                                                            ========  ========
  Conversion of interest payable to shareholders to debt
   payable to shareholders................................. $  3,674  $    --
                                                            ========  ========
  Issuance of common stock of a subsidiary to a minority
   interest in connection with acquisition of wireless
   cable business.......................................... $    --   $    366
                                                            ========  ========

        See accompanying notes to the consolidated financial statements.

                            WIRELESS HOLDINGS, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  YEAR ENDED AUGUST 31, 1995 AND PERIOD FROM
         NOVEMBER 9, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994

1. ORGANIZATION

  Wireless Holdings, Inc. (the "Company" or "WHI") was incorporated on November 9, 1993 under the laws of the State of Delaware. The Company is 50% owned by Videotron USA, Inc. ("Videotron USA") whose ultimate parent is Le Groupe Videotron Ltee and 50% owned by Transworld Telecommunications, Inc. ("TTI").

  The Company was formed to acquire, develop and operate wireless cable television systems in the United States. Wireless cable television, a developing industry, provides television programming by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission ("FCC") to antennas located at the subscribers' premises. At August 31, 1995 the Company operated wireless cable systems in the San Francisco Bay Area and Spokane and held license rights for wireless cable networks in Greenville, South Carolina, Seattle, Washington, Victorville and San Diego, California that have not begun operations. The majority of the revenue in 1995 and 1994 was provided by the Satellite Master Antenna Television ("SMATV") systems and equipment operating in the San Francisco Bay Area and Multi Channel and Multi Point Distribution Systems ("MMDS") in Spokane.

  As the Company operates in a developing industry, the Company is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows. See Note 13.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation--The consolidated financial statements include the accounts of the Company and all its subsidiaries. The subsidiaries and the percentages of ownership are as follows:

     Bay Area Cablevision, Inc. ...........................................  94%
     Transworld Wireless TV--Spokane, Inc. ................................ 100%
     WHI--San Diego, Inc. ................................................. 100%
     TTI Acquisition Corp. ................................................ 100%

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

  Inventories are recorded at the lower of cost or market. Cost is determined according to the first-in, first-out method.

  Fixed assets are recorded at cost. Expenditures for additions, improvements and replacements are capitalized, whereas expenses for maintenance and repairs are charged to operating and administrative expenses.

                            WIRELESS HOLDINGS, INC.

  Depreciation is calculated using the straight-line method as follows:

                                                                           YEARS
                                                                           -----
      Wireless cable television electronic equipment......................   15
      Cable wiring and equipment..........................................   10
      Installation labor..................................................    3
      SMATV systems and equipment.........................................   10
      Furniture and equipment.............................................    5

  Licenses represent the acquisition cost of rights to operate wireless cable networks. The Company amortizes licenses using the straight-line method over 20 years. The Company evaluates the carrying value of licenses annually based upon its estimates of future net revenues or fair market value of such licenses.

  Revenue Recognition--Subscription revenues are recognized in the period of service.

  Income Taxes--The Company accounts for income taxes using the asset and liability method under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

  Net Loss Per Share--Net loss per share is calculated based upon shares of common stock outstanding.

  Fair Value of Financial Instruments--Management of the Company believes it is not practicable to estimate the fair value of the debt payable to shareholders described in Note 7 because of the related party nature of such obligations. Management believes that the Company's other financial instruments' carrying amounts are a reasonable estimate of their fair values.

  New Accounting Standard--In 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The Company's adoption of this standard as of August 31, 1995 had no impact on the consolidated financial statements.

3. DEPRECIATION AND AMORTIZATION

  Depreciation and amortization for the fiscal year and period ended August 31, 1995 and 1994 were:

                                                                      1995  1994
                                                                     ------ ----
                                                                         (IN
                                                                     THOUSANDS)
      Depreciation of fixed assets.................................. $1,021 $348
      Amortization of licenses......................................  1,421  485
                                                                     ------ ----
          Total..................................................... $2,442 $833
                                                                     ====== ====

4. FIXED ASSETS

  Fixed assets at August 31, 1995 and 1994 were:

                                                                 1995     1994
                                                                -------  ------
                                                                (IN THOUSANDS)
      Wireless cable television electronic equipment........... $ 6,212  $2,932
      Cable wiring and installation............................   2,011   1,348
      SMATV systems and equipment..............................   2,377   2,215
      Furniture and equipment..................................   1,882     402
                                                                -------  ------
          Total................................................  12,482   6,897
      Accumulated depreciation.................................  (1,369)   (348)
                                                                -------  ------
      Fixed assets--net........................................ $11,113  $6,549
                                                                =======  ======

                            WIRELESS HOLDINGS, INC.

5. LICENSES

  Licenses at August 31, 1995 and 1994 were:

                                                                1995     1994
                                                               -------  -------
                                                               (IN THOUSANDS)
      Licenses................................................ $31,326  $21,539
      Accumulated amortization................................  (1,906)    (485)
                                                               -------  -------
      Licenses--net........................................... $29,420  $21,054
                                                               =======  =======

6. ACQUISITION OF WIRELESS CABLE BUSINESSES

  In February 1994, the Company acquired the net assets of wireless cable businesses located in Spokane, Washington and San Francisco, California. Operations of such businesses prior to February 1994 were not significant. In May 1994, through a series of transactions ending in 1995, the Company acquired the license rights for wireless cable networks that have not begun operations in Greenville, South Carolina, Seattle, Washington, and Victorville and San Diego, California. The cost of these acquisitions through August 31, 1994 was $25,537,000. In the year ended August 31, 1995, the Company issued a $2,168,000 promissory note to TTI (see Note 7), assumed liabilities of $300,000 and paid additional cash of $1,212,000 to complete such acquisitions.

  The acquisitions were accounted for using the purchase method and the fair market values of the net assets acquired were as follows:

                                                                 1995    1994
                                                                ------  -------
                                                                (IN THOUSANDS)
      Net working capital...................................... $ (300) $  (492)
      Fixed assets.............................................    --     5,250
      Licenses.................................................  3,680   21,145
      Minority interest........................................    --      (366)
                                                                ------  -------
          Total................................................ $3,380  $25,537
                                                                ======  =======

7. DEBT PAYABLE TO SHAREHOLDERS AND SHAREHOLDER SETTLEMENT AGREEMENT

  Debt payable to shareholders consisted of the following at August 31, 1995 and 1994:

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      Note payable to Videotron USA, bearing interest at 10
       5/8%.................................................... $40,021 $18,574
      Promissory note to TTI, bearing interest at 10 5/8%......   2,376     --
      Convertible note to Videotron USA, bearing interest at
       the greater of 2.5% over the prime rate or 18.0%,
       convertible at the option of Videotron USA upon certain
       conditions at the price of $1,000 per Common Share,
       maturing in 1995........................................     --    1,858
      Promissory notes (50% to Videotron USA and 50% to TTI)
       bearing interest at the greater of 6.0% over the prime
       rate or 15.0%...........................................     --    1,382
                                                                ------- -------
          Total................................................ $42,397 $21,814
                                                                ======= =======

                            WIRELESS HOLDINGS, INC.

  The shareholders of WHI, Videotron USA and TTI (the "Shareholders") have been involved in various disputes, litigation and arbitration (the "Litigation") related to WHI and the conduct of the Shareholders with respect to the WHI Shareholders agreement.

  Pursuant to a settlement agreement effective March 31, 1995 (the "Agreement"), among WHI, Videotron USA, TTI and Videotron (Bay Area) Inc., the Shareholders agreed to terminate the Litigation and retained an investment banking firm to evaluate, identify and negotiate the possible disposition of WHI by a sale or other appropriate transaction as provided in the Agreement.

  Pursuant to the Agreement, all debt payable to Videotron USA and TTI, including accrued interest, was converted on March 31, 1995 to unsecured promissory notes. The notes are due on (i) the earlier of December 31, 1999,
(ii) the closing of the sale of the Company or (iii) the availability of funds in connection with the dissolution or liquidation of WHI. Upon closing of the sale of the Company, all notes will be paid prior to any distributions to the Shareholders of WHI. The Company has classified debt and interest payable to shareholders as current liabilities as of August 31, 1995 and 1994 because management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated (see Notes 11 and 13).

8. INCOME TAXES

  No income tax benefit has been recorded in the consolidated statements of operations. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  At August 31, 1995, the Company has net deferred income tax assets of approximately $4,600,000, comprised primarily of net operating loss carryforwards, which are fully offset by a valuation allowance of approximately $4,600,000.

  At August 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $15,257,000 which expire from 2009 to 2010, and net operating loss carryforwards for state income tax purposes of approximately $2,938,000 which expire from 1999 to 2000. The difference between the net operating loss carryforwards for federal and state tax purposes is due to the California 50% limitation on loss carryforwards, and to the lack of corporate income tax in one subsidiary's state jurisdiction.

9. COMMITMENTS

  Channel Leases--The Company leases from third parties channel rights licensed by the FCC for wireless cable channels. The use of such channels by the lessors is subject to regulation by the FCC and licenses generally must be renewed every ten years. As of August 31, 1994, the remaining initial terms of most of the Company's channel leases are approximately 8 to 10 years, although certain of the Company's channel leases have initial terms expiring beginning in 1995. Channel rights lease agreements generally require payments beginning upon completion of construction of the transmission equipment and facilities. Payments are based on the greater of specified minimums or amounts based upon various subscriber levels. Channel rights lease expense was $505,287 and $279,919 for the fiscal year ended August 31, 1995 and the period November 9, 1993 (date of inception) through August 31, 1994, respectively.

  Operating Leases--The Company leases office, warehouse and transmission tower space. Rent expense was $553,355 and $201,141 for the fiscal year ended August 31, 1995 and the period November 9, 1993 (date of inception) through August 31, 1994, respectively.

                            WIRELESS HOLDINGS, INC.

  Inventory--As of August 31, 1995, WHI is committed to purchasing approximately $4,500,000 of inventory associated with installations during the year ended August 31, 1996.

  Lease Payments--Future minimum lease payments due under channel rights leases in effect at August 31, 1995 for channel and operating leases are as follows:

                                                               CHANNEL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                (IN THOUSANDS)
      Year ending August 31:
        1996.................................................. $   670  $  516
        1997..................................................     796     511
        1998..................................................     918     515
        1999..................................................   1,035     517
        2000..................................................   1,093     264
        Thereafter............................................  15,590   1,204
                                                               -------  ------
          Total............................................... $20,102  $3,527
                                                               =======  ======

10. OTHER RELATED PARTY TRANSACTIONS

  During the year ended August 31, 1995, the Company entered into an agreement with Videotron (Bay Area) Inc., an entity owned 80% by Videotron USA and 20% by TTI, whereby the Company provides management services to Videotron (Bay
Area) Inc. in exchange for reimbursement of one-third of their expenses. Management fees paid to the Company by Videotron (Bay Area) Inc. for the year ended August 31, 1995, were approximately $356,000.

11. PROPOSED SALE TO PACIFIC TELESIS GROUP

  Effective November 9, 1995, Le Groupe Videotron Ltee, TTI, WHI, Videotron USA, and Videotron (Bay Area) Inc. entered into a Stock Purchase Agreement to sell WHI, Videotron USA and Videotron (Bay Area) Inc. to Pacific Telesis Group for approximately $175 million. The purchase price is comprised of approximately $125 million of Pacific Telesis Group's common stock and cash of approximately $50 million, and is subject to certain pre-closing and post-closing adjustments.

  The proposed transaction is contingent upon among other things, FCC and other regulatory approvals and approval of TTI's shareholders. Certain private cable (primarily the SMATV operations in the San Francisco Bay Area) and two wireline systems in Spokane and Tampa held by WHI and Videotron (Bay Area) Inc. are not included in the proposed sale to Pacific Telesis Group. Such assets and liabilities were sold to affiliates of Le Groupe Videotron Ltee on July 31, 1996.

12. LITIGATION

  On January 30, 1996, Vanguard Communications, L.P. filed suit against Le Groupe Videotron Ltee, Videotron International Ltee, Videotron USA, WHI and certain officers and directors of Le Groupe Videotron Ltee alleging among other things that certain agreements entered into by affiliates of Le Groupe Videotron Ltee improperly restrict the ability of OpTel, Inc. (a joint venture between Vanguard and an affiliate of Le Groupe Videotron Ltee) to operate in certain significant geographic locations in the United States.

  On August 1, 1996, the above mentioned litigation was settled with no impact to WHI.

                            WIRELESS HOLDINGS, INC.

13. GOING CONCERN UNCERTAINTY

  Cash used by operating activities and investing activities in the year ended August 31, 1995 was $5,097,000 and $12,904,000, respectively. Net loss for the year ended August 31, 1995 was $10,862,000. Since its inception, the Company has been substantially dependent upon Videotron USA, one of its shareholders, and Le Groupe Videotron Ltee, that shareholder's ultimate parent, to fund the Company's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  As discussed in Note 11, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company. Pursuant to a supplemental settlement agreement effective November 9, 1995 among the shareholders and certain of their related parties and pursuant to the Stock Purchase Agreement, Videotron USA and its ultimate parent Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. Management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated. If the proposed transaction with Pacific Telesis Group is not consummated, the Company in conjunction with its shareholders, intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to such shareholders as necessary and potentially sell or lease some of the Company's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  Under the Settlement Agreement, if the proposed sale of the Company is not consummated, then within 10 days after the Stock Purchase Agreement is abandoned, Videotron USA may elect to purchase TTI's 50% interest in the Company and the Company's debt payable to TTI (see Notes 7 and 11). If Videotron USA does not elect such purchase, then TTI will be obligated to purchase Videotron USA's 50% interest in the Company and the Company's debt payable to Videotron USA. The total purchase price of the equity interest to be purchased by Videotron USA or TTI would be the "true value" of such equity interest, as defined under the Settlement Agreement.

  The accompanying consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed above, and in Note 14, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

14. ARBITRATION PROCEEDING

  On September 24, 1996, Pacific Telesis Group filed a demand for arbitration ("Arbitration Demand") naming TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd. (an affiliate of Le Groupe Videotron Ltee), WHI, Videotron USA and Videotron (Bay Area) Inc. and alleging breach of the obligations under the Stock Purchase Agreement. The Arbitration Demand requests a declaration that TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd., WHI, Videotron USA and Videotron (Bay Area) Inc. complete the transaction contemplated by the Stock Purchase Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Arbitration Demand does not contain any specific allegations of wrongdoing by the Company although relief is sought against all named parties. The Company is contesting Pacific Telesis Group's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on the Company's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with Pacific Telesis Group will be consummated.

                           VIDEOTRON (BAY AREA) INC.

                            CONDENSED BALANCE SHEETS

                        MAY 31, 1996 AND AUGUST 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              MAY 31, AUGUST 31,
                                                               1996      1995
                                                              ------- ----------
                           ASSETS
CURRENT ASSETS:
  Cash equivalents........................................... $    85  $   153
  Accounts receivable........................................     362      191
  Inventories................................................     654      902
  Prepaid expenses...........................................      69       26
                                                              -------  -------
    Total current assets.....................................   1,170    1,272
FIXED ASSETS, net............................................   8,400    5,565
LICENSES, net................................................  10,726   11,221
                                                              -------  -------
TOTAL ASSETS................................................. $20,296  $18,058
                                                              =======  =======

            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
CURRENT LIABILITIES:
  Accrued interest and other payables to shareholders........ $ 2,014  $ 1,165
  Accounts payable and accrued liabilities...................     800      918
  Debt, primarily to Videotron USA, Inc. ....................  14,601    9,331
                                                              -------  -------
    Total current liabilities................................  17,415   11,414
                                                              -------  -------
DEFERRED INCOME TAXES........................................              494
                                                              -------  -------
TOTAL LIABILITIES............................................  17,415   11,908
                                                              -------  -------
COMMITMENTS AND CONTINGENCIES (Notes 1, 2 and 3).............
SHAREHOLDERS' EQUITY
  Common stock (par value $0.01; 1,000 shares authorized,
   1,000 shares issued and outstanding)......................     --       --
  Additional paid-in capital.................................   9,140    9,140
  Accumulated deficit........................................  (6,259)  (2,990)
                                                              -------  -------
    Total....................................................   2,881    6,150
                                                              -------  -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................... $20,296  $18,058
                                                              =======  =======


         See accompanying notes to the condensed financial statements.

                           VIDEOTRON (BAY AREA) INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           1996        1995
                                                        ----------  ----------
REVENUES..............................................  $    1,964  $      664
COST OF REVENUES......................................         990         330
                                                        ----------  ----------
GROSS PROFIT..........................................         974         334
SELLING, GENERAL AND ADMINISTRATIVE...................       2,392       1,556
                                                        ----------  ----------
LOSS FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZA-
 TION AND INTEREST EXPENSE............................      (1,418)     (1,222)
DEPRECIATION AND AMORTIZATION.........................       1,161         510
                                                        ----------  ----------
OPERATING LOSS........................................      (2,579)     (1,732)
INTEREST EXPENSE......................................      (1,184)       (436)
                                                        ----------  ----------
LOSS BEFORE INCOME TAXES, AND EXTRAORDINARY ITEM......      (3,763)     (2,168)
INCOME TAX BENEFIT....................................         494         836
                                                        ----------  ----------
LOSS BEFORE EXTRAORDINARY ITEM........................      (3,269)     (1,332)
EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT (LESS
 APPLICABLE TAXES OF $61).............................         --          101
                                                        ----------  ----------
NET LOSS..............................................  $   (3,269) $   (1,231)
                                                        ==========  ==========
NET LOSS PER SHARE:
  Loss before extraordinary gain......................  $(3,269.46) $(1,332.26)
  Extraordinary gain..................................         --       100.84
                                                        ----------  ----------
TOTAL NET LOSS PER SHARE..............................  $(3,269.46) $(1,231.42)
                                                        ==========  ==========
SHARES USED IN COMPUTING NET LOSS PER SHARE...........       1,000       1,000
                                                        ==========  ==========


         See accompanying notes to the condensed financial statements.

                           VIDEOTRON (BAY AREA) INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               1996     1995
                                                              -------  -------
OPERATING ACTIVITIES:
  Net loss................................................... $(3,269) $(1,231)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization............................   1,161      510
    Loss on disposal of fixed assets.........................      42
    Extraordinary gain on extinguishment of debt--net........      --     (101)
    Changes in assets and liabilities:
      Accounts receivable....................................    (171)     (95)
      Prepaid expenses.......................................      (9)      18
      Inventories............................................     248     (530)
      Accounts payable and accrued liabilities...............    (118)     505
      Deferred taxes.........................................    (494)    (836)
      Intercompany payables..................................     849      475
                                                              -------  -------
        Net cash used by operating activities................  (1,761)  (1,285)
                                                              -------  -------
INVESTING ACTIVITIES:
  Acquisition of fixed assets................................  (3,577)  (2,815)
                                                              -------  -------
        Net cash used by investing activities................  (3,577)  (2,815)
                                                              -------  -------
FINANCING ACTIVITIES:
  Borrowings from Videotron USA, Inc. .......................   5,286    4,960
  Repayment of debt payable..................................     (16)    (853)
                                                              -------  -------
        Net cash provided by financing activities............   5,270    4,107
                                                              -------  -------
NET INCREASE (DECREASE) IN CASH EQUIVALENTS..................     (68)       7
CASH EQUIVALENTS AT BEGINNING OF PERIOD......................     153       50
                                                              -------  -------
CASH EQUIVALENTS AT END OF PERIOD............................ $    85  $    57
                                                              =======  =======


         See accompanying notes to the condensed financial statements.

                           VIDEOTRON (BAY AREA) INC.

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND ORGANIZATION

  On November 19, 1993, Videotron (Bay Area) Inc., (the "Company") issued 800 new shares of stock to Videotron USA, Inc. ("USA"), whose ultimate parent is Le Groupe Videotron Ltee. The remaining original 200 shares of stock of the Company continue to be held by Transworld Telecommunication, Inc. ("TTI").

  The Company was formed to develop and operate wireless cable television systems in the Tampa Bay, Florida metropolitan area. Wireless cable television, a developing industry, provides television programming by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission ("FCC") to antennas located at the subscriber's premises.

  As the Company operates in a developing industry, the Company is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for those periods. Results for the interim periods are not necessarily indicative of the results for the entire year. These condensed financial statements, and notes thereto, should be read in conjunction with the audited financial statements of the Company for the year ended August 31, 1995 appearing in this Registration Statement of Pacific Telesis Group on Form S-4.

2. PROPOSED SALE TO PACIFIC TELESIS GROUP

  Effective November 9, 1995, Le Groupe Videotron Ltee, TTI, WHI, USA, and the Company entered into a Stock Purchase Agreement to sell USA, WHI and the Company to Pacific Telesis Group for approximately $175 million. The purchase price is comprised of approximately $125 million of Pacific Telesis Group's common stock and cash of approximately $50 million, and is subject to certain pre-closing and post-closing adjustments.

  The proposed transaction is contingent upon among other things, FCC and other regulatory approvals and approval of TTI's shareholders. Certain private cable and wireline systems held by the Company are not included in the proposed sale to Pacific Telesis Group. Such assets and liabilities of the Company (which comprise less than 10% of the total assets and revenues of the Company) were sold to an affiliate of Le Groupe Videotron Ltee for approximately $500,000 and the assumption of related liabilities on July 31, 1996.

  On September 24, 1996, Pacific Telesis Group filed a demand for arbitration ("Arbitration Demand") naming TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd. (an affiliate of Le Groupe Videotron Ltee), WHI, Videotron USA and Videotron (Bay Area) Inc. and alleging breach of the obligations under the Stock Purchase Agreement. The Arbitration Demand requests a declaration that TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd., WHI, Videotron USA and Videotron (Bay Area) Inc. complete the transaction contemplated by the Stock Purchase Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Arbitration Demand does not contain any specific allegations of wrongdoing by the Company although relief is sought against all named parties. The Company is contesting Pacific Telesis Group's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on the Company's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with Pacific Telesis Group will be consummated.

                           VIDEOTRON (BAY AREA) INC.

3. GOING CONCERN UNCERTAINTY

  Cash used by operating and investing activities in the nine months ended May 31, 1996 was $1,761,000 and $3,577,000, respectively. Net loss for the nine months ended May 31, 1996 was $3,269,000. Since its inception, the Company has been substantially dependent upon USA and Le Groupe Videotron Ltee, its ultimate parent, to fund the Company's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  As discussed in Note 2, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company, USA and WHI. Pursuant to a supplemental settlement agreement effective November 9, 1995 among the shareholders and certain other affiliated parties and pursuant to the Stock Purchase Agreement, USA and its ultimate parent Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. Management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated. If the proposed transaction with Pacific Telesis Group is not consummated, USA intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to USA and potentially sell or lease some of the Company's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  The accompanying condensed financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed above, and in Note 2, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders
Videotron (Bay Area) Inc.
Tampa, Florida

  We have audited the accompanying balance sheets of Videotron (Bay Area) Inc. (the "Company"), a majority-owned subsidiary of Videotron USA, Inc. ("USA"), as of August 31, 1995 and 1994, and the related statements of operations, shareholders' equity, and cash flows for the year ended August 31, 1995 and for the period from November 19, 1993 (date of inception) through August 31, 1994. These financial statements are the responsibility of management of the Company and USA. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1995 and 1994 and the results of its operations and its cash flows for the above-stated periods in conformity with generally accepted accounting principles.

  We have not audited any financial statements of the Company for any period subsequent to August 31, 1995. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, since its inception, the Company has been substantially dependent on USA, to fund the Company's day-to-day operations and capital infrastructure spending requirements. As discussed in Note 11 to the financial statements, USA has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of USA, the Company and Wireless Holdings, Inc. As discussed in Notes 11 and 12 to the financial statements, pursuant to a supplemental settlement agreement effective November 9, 1995 among the shareholders and certain other affiliated parties and pursuant to the Stock Purchase Agreement, USA and its ultimate parent Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations for as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. As discussed in Note 13 to the financial statements, on September 24, 1996 Pacific Telesis Group filed an arbitration proceeding against the Company and other related parties regarding the Stock Purchase Agreement. If the proposed transaction with Pacific Telesis Group is not consummated, the Company's shareholders intend to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to USA as necessary and potentially sell or lease some of the Company's licenses to allow the Company to fulfill its other financial obligations while maintaining its capital expenditures at a level sufficient to maintain operations through December 31, 1996. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Tampa, Florida
April 2, 1996 (October 21, 1996 as to Notes 9, 11, 12 and 13)

                           VIDEOTRON (BAY AREA) INC.

                                 BALANCE SHEETS

                            AUGUST 31, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 1995    1994
                                                                ------- -------
                            ASSETS
                            ------
CURRENT ASSETS:
  Cash equivalents............................................. $   153 $    50
  Accounts receivable, net of allowance for doubtful accounts
   of $12 and $0, respectively.................................     191      18
  Inventory....................................................     902     153
  Prepaid expenses.............................................      26      48
                                                                ------- -------
    Total current assets.......................................   1,272     269
FIXED ASSETS, NET..............................................   5,565   1,969
LICENSE AND LICENSE ACQUISITION COSTS, NET.....................  11,187  11,801
DEPOSITS.......................................................      34      32
                                                                ------- -------
TOTAL ASSETS................................................... $18,058 $14,071
                                                                ======= =======

            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
CURRENT LIABILITIES:
  Accrued interest and other payables to shareholders........ $ 1,165  $   198
  Accounts payable and accrued liabilities...................     918      180
  Debt, primarily to Videotron USA, Inc......................   9,331    3,507
                                                              -------  -------
    Total current liabilities................................  11,414    3,885
DEFERRED INCOME TAXES........................................     494    1,862
                                                              -------  -------
    Total liabilities........................................  11,908    5,747
                                                              -------  -------
COMMITMENTS AND CONTINGENCIES (NOTES 1, 8, 9, 11, 12 and
 13).........................................................
SHAREHOLDERS' EQUITY
  Common Stock (par value $.01; 1,000 shares authorized,
   1,000 shares issued and outstanding.......................
  Additional paid-in capital.................................   9,140    9,140
  Deficit....................................................  (2,990)    (816)
                                                              -------  -------
    Total shareholders' equity...............................   6,150    8,324
                                                              -------  -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................... $18,058  $14,071
                                                              =======  =======


                See accompanying notes to financial statements.

                           VIDEOTRON (BAY AREA) INC.

                            STATEMENTS OF OPERATIONS

                 YEAR ENDED AUGUST 31, 1995 AND THE PERIOD FROM
         NOVEMBER 19, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            1995       1994
                                                         ----------  --------
REVENUES
  Cable services........................................ $      941  $    696
  Other services........................................          1         4
                                                         ----------  --------
                                                                942       700
                                                         ----------  --------
COSTS OF REVENUES.......................................        491       285
                                                         ----------  --------
OPERATING EXPENSES:
  General and administrative............................      1,643       767
  Technical services....................................        503       162
  Marketing and sales...................................        423        68
  Other services........................................          5         1
                                                         ----------  --------
                                                              2,574       998
                                                         ----------  --------
LOSS FROM OPERATIONS BEFORE DEPRECIATION, AMORTIZATION
 AND INTEREST EXPENSE...................................     (2,123)     (583)
DEPRECIATION AND AMORTIZATION EXPENSE...................       (871)     (589)
                                                         ----------  --------
OPERATING LOSS BEFORE INTEREST EXPENSE..................     (2,994)   (1,172)
INTEREST, including interest to affiliated companies of
 $696 and $94, respectively.............................       (709)     (164)
                                                         ----------  --------
LOSS BEFORE BENEFIT FOR INCOME TAXES AND EXTRAORDINARY
 ITEM...................................................     (3,703)   (1,336)
INCOME TAX BENEFIT......................................      1,428       520
                                                         ----------  --------
LOSS BEFORE EXTRAORDINARY ITEM..........................     (2,275)     (816)
EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT, less
 applicable income taxes of $61.........................        101       --
                                                         ----------  --------
NET LOSS................................................ $   (2,174) $   (816)
                                                         ==========  ========
NET LOSS PER SHARE:
  Loss before extraordinary gain........................ $(2,274.67) $(816.34)
  Extraordinary gain....................................     100.84       --
                                                         ----------  --------
TOTAL NET LOSS PER SHARE................................ $(2,173.83) $(816.34)
                                                         ==========  ========
SHARES USED IN COMPUTING NET LOSS PER SHARE.............      1,000     1,000
                                                         ==========  ========


                See accompanying notes to financial statements.

                           VIDEOTRON (BAY AREA) INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

               YEAR ENDED AUGUST 31, 1995 AND FOR THE PERIOD FROM
         NOVEMBER 19, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                   COMMON STOCK  ADDITIONAL
                                   -------------  PAID-IN
                                   SHARES AMOUNT  CAPITAL   (DEFICIT)  TOTAL
                                   ------ ------ ---------- --------- -------
Stock outstanding to TTI on
 November 19, 1993................   200  $ --     $  640        --   $   640
Issuance of stock.................   800    --      8,500        --     8,500
Net loss..........................   --     --        --     $  (816)    (816)
                                   -----  -----    ------    -------  -------
Balance at August 31, 1994........ 1,000    --      9,140       (816)   8,324
Net loss..........................   --     --        --      (2,174)  (2,174)
                                   -----  -----    ------    -------  -------
Balance at August 31, 1995........ 1,000  $ --     $9,140    $(2,990) $ 6,150
                                   =====  =====    ======    =======  =======



                See accompanying notes to financial statements.

                           VIDEOTRON (BAY AREA) INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE YEAR ENDED AUGUST 31, 1995 AND FOR THE PERIOD
         NOVEMBER 19, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
                                 (IN THOUSANDS)

                                                               1995     1994
                                                              -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................... $(2,174) $  (816)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization............................     871      589
    Income tax benefit.......................................  (1,428)    (520)
    Loss on fixed asset disposal.............................       2      --
    Extraordinary gain on extinguishment of debt--net........    (101)     --
    Changes in operating assets and liabilities:
      Increase in accounts receivable........................    (173)      (4)
      Decrease (increase) in prepaid expenses and deposits...      20      (42)
      Increase in inventory..................................    (750)    (153)
      Increase (decrease) in accounts payable and accrued
       liabilities...........................................   1,705   (1,094)
      Increase in payable to Videotron USA, Inc. ............     --       125
                                                              -------  -------
        Net cash used in operating activities................  (2,028)  (1,915)
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of fixed assets................................  (3,858)  (1,109)
  Proceeds on disposal of fixed assets.......................       3      --
                                                              -------  -------
        Net cash used in investing activities................  (3,855)  (1,109)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock to Videotron
   USA, Inc. ................................................     --     7,000
  Repayment of advance from TTI..............................     --    (3,143)
  Repayment of debt..........................................    (692)  (3,338)
  Borrowings from Videotron USA, Inc. .......................   6,678    2,500
                                                              -------  -------
        Net cash provided by financing activities............   5,986    3,019
                                                              -------  -------
NET INCREASE (DECREASE) IN CASH EQUIVALENTS..................     103       (5)
CASH EQUIVALENTS AT BEGINNING OF PERIOD......................      50       56
                                                              -------  -------
CASH EQUIVALENTS AT END OF PERIOD............................ $   153  $    50
                                                              =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS:
 Interest paid............................................... $    13  $    70
                                                              =======  =======


                See accompanying notes to financial statements.

                           VIDEOTRON (BAY AREA) INC.

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEAR ENDED AUGUST 31, 1995 AND FOR THE PERIOD NOVEMBER 19, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994

1. SALE OF STOCK TO VIDEOTRON USA, INC. AND ORGANIZATION

  On November 19, 1993, Videotron (Bay Area) Inc., (the "Company") issued 800 new shares of stock to Videotron USA, Inc. ("USA"), whose ultimate parent is Le Groupe Videotron Ltee, for $7,000,000 in cash. The remaining original 200 shares of stock of the Company continue to be held by Transworld Telecommunication, Inc. ("TTI"). Concurrent with the sale of shares, TTI sold USA 1,000 shares of its Series B convertible preferred stock for $1.5 million in cash. In September 1994, USA converted this stock into 1,000 shares of TTI common stock. TTI has the option to redeem, in whole or in part at any time, the Series B convertible preferred stock at a price of $10 per share, plus declared and unpaid dividends. As part of these transactions, TTI received the right to put their remaining 200 shares of the Company to USA for a five-year period at any time after December 31, 1994 for the greater of $2.6 million or the then fair value of the shares.

  The acquisition of 80% control of the Company by USA was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets and liabilities of the Company based on their respective fair values as of November 19, 1993, as follows:

      Fair value of net assets acquired:                         (IN THOUSANDS)
      . Fixed assets............................................    $   962
      . Intangible assets, primarily licenses...................     11,648
      . Other assets (including cash of $55)....................      1,263
      . Liabilities assumed, (including $1,087 of convertible
        debentures,
        see Note 5, and deferred taxes of $2,381)...............     (5,373)
                                                                    -------
      Purchase price............................................    $ 8,500
                                                                    =======

  The purchase price includes the $7,000,000 discussed above plus the deemed additional purchase price of $1,500,000 representing the excess paid over the fair value of TTI Series B convertible preferred stock purchased by USA. Additionally, included in equity as of November 19, 1993 is 20% of the historical equity ($640,000) of TTI.

  The Company was formed to develop and operate wireless cable television systems in the Tampa Bay, Florida metropolitan area. Wireless cable television, a developing industry, provides television programming by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission ("FCC") to antennas located at the subscriber's premises.

  As the Company operates in a developing industry, the Company is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows. See Note 12.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

                           VIDEOTRON (BAY AREA) INC.

  Inventories are recorded at the lower of cost, computed on a first-in first-out basis, or market.

  Fixed Assets are recorded at cost. Expenditures for additions, improvements and replacements are capitalized, whereas expenses for maintenance and repairs are charged to operating and administrative expenses.

  Depreciation is calculated using the straight-line method as follows:

                                                                           YEARS
                                                                           -----
      Wireless cable television electronic equipment......................   15
      Cable wiring and equipment..........................................   10
      Installation labor..................................................    3
      Furniture and equipment.............................................    5

  License and License Acquisition Costs represent the acquisition cost of rights to operate wireless cable networks. The Company amortizes licenses using the straight-line method over 20 years. The Company evaluates the carrying value of licenses annually based upon its estimates of future net revenues or fair market value of such licenses.

  Revenue Recognition--Subscription revenues are recognized in the period of service. Installation fees are recognized upon origination of service to a subscriber.

  Income Taxes--The Company accounts for income taxes using the asset and liability method under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

  Net Loss Per Share--Net loss per share is calculated based on shares of common stock outstanding.

  Fair Value of Financial Instruments--Management of the Company believes it is not practicable to estimate the fair value of the debt payable to USA described in Note 5 because of the related party nature of such obligation. Management believes that the Company's other financial instruments' carrying amounts are a reasonable estimate of their fair values.

  New Accounting Standard--In 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company's adoption of this standard as of August 31, 1995 had no impact on the financial statements.

  Reclassifications--Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

3. DEPRECIATION AND AMORTIZATION

  Depreciation and amortization for the fiscal year and period ended August 31, 1995 and 1994 were:

                                                                1995    1994
                                                               ------- -------
                                                               (IN THOUSANDS)
      Depreciation of fixed assets............................    $257    $102
      Amortization of leased license and license acquisition
       costs..................................................     614     487
                                                               ------- -------
          Total...............................................    $871    $589
                                                               ======= =======

                           VIDEOTRON (BAY AREA) INC.

4. FIXED ASSETS

  Fixed assets as of August 31, 1995 and 1994 were:

                                                                1995     1994
                                                               -------  -------
                                                               (IN THOUSANDS)
      Office furniture and equipment.......................... $   434  $    39
      Leasehold improvements..................................     190       49
      Transmitting network....................................   3,144      152
      Installation network....................................   2,155    1,831
                                                               -------  -------
          Total...............................................   5,924    2,071
      Accumulated depreciation................................    (359)    (102)
                                                               -------  -------
          Total...............................................  $5,565   $1,969
                                                               =======  =======

5. LICENSE AND LICENSE ACQUISITION COSTS

  The license and license acquisition costs as of December 31, 1995 and 1994 were:

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      Channel rights/broadcast license agreements, franchise
       agreements and multiple-dwelling unit agreements........ $12,288 $12,288
      Accumulated amortization.................................   1,101     487
                                                                ------- -------
      License and license acquisition costs, net............... $11,187 $11,801
                                                                ======= =======

6. DEBT

  Debt as of August 31, 1995 and 1994 is:

                                                                  1995   1994
                                                                 ------ ------
                                                                      (IN
                                                                  THOUSANDS)
      Convertible debentures payable in semi-annual install-
       ments of $14 and $83 at 1995 and 1994, respectively, in-
       cluding interest at 8%, final payment is due October
       2002, convertible into TTI common stock at a conversion
       rate of two shares of common stock for each $10 of de-
       benture principal, collateralized by the wireless/cable
       broadcast system........................................  $  153 $1,007
      None payable to USA on demand, including interest at 4%
       over prime (8% for 1995)................................   9,178  2,500
                                                                 ------ ------
          Total debt...........................................  $9,331 $3,507
                                                                 ====== ======

  The Company has classified the note payable to USA and convertible debentures as current liabilities as of August 31, 1995 and 1994 because management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated (see Notes 11 and 12). Upon closing of the proposed transaction, all notes will be paid prior to any other distributions.

  During the year ended August 31, 1995, an agreement was reached between a majority of the various holders of the convertible debentures and TTI whereby TTI acquired a significant portion of the unpaid principal amounts due on the debentures in exchange for TTI stock. Later, in November 1994, the Company paid off at a discount a portion of the 8% convertible debentures held by TTI prior to their maturity. As a result, approximately $862,000 of the debentures and accrued interest were paid off for $700,000. The difference between the carrying value of the debentures and the amount paid was recognized as an early extinguishment of debt by the Company for the fiscal year ended August 31, 1995 and treated as an extraordinary item in the accompanying statement of operations.

                           VIDEOTRON (BAY AREA) INC.

7. INCOME TAXES

  The significant components of the deferred tax assets and liabilities as of August 31, 1995 and 1994 are as follows:

                                                                   1995   1994
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
      Deferred tax assets:
        Fixed assets............................................. $  613 $1,003
        Net operating loss.......................................  2,139    552
        Other....................................................     14      4
                                                                  ------ ------
                                                                   2,766  1,559
      Deferred tax liabilities:
        Channel rights...........................................  3,260  3,421
                                                                  ------ ------
      Net deferred tax liability--non current.................... $  494 $1,862
                                                                  ====== ======

  As of August 31, 1995 the Company had unused net operating losses for tax reporting purposes of approximately $5,680,000. These losses will begin to expire in 2009.

8. COMMITMENTS

  Channel Leases--The Company leases from third parties channel rights licensed by the FCC for wireless cable channels. The use of such channels by the lessors is subject to regulation by the FCC and licenses generally must be renewed every ten years. As of August 31, 1995, the remaining initial term of most of the Company's channel leases is approximately 7 to 9 years although certain of the channel leases begin expiring in 1996. Channel rights lease agreements generally require payments beginning upon completion of construction of the transmission equipment and facilities. Payments are based on the greater of specified minimums or amounts based upon various subscribers levels. Channel rights lease expense was $157,000 and $91,000 for the year ended August 31, 1995 and for the period November 19, 1993 (date of inception) through August 31, 1994, respectively.

  Operating Leases--The Company leases for office, warehouse and transmission tower space. Rent expense was $247,047 and $64,973 for the year ended August 31, 1995 and for the period November 19, 1993 (date of inception) through August 31, 1994, respectively.

  Lease Payments--Future minimum annual payments due under the channel rights leases in effect at August 31, 1995 for operational systems and operating leases are as follows:

      YEAR ENDING                                             CHANNEL  OPERATING
      AUGUST 31,                                              LICENSES  LEASES
      -----------                                             -------- ---------
                                                                (IN THOUSANDS)
       1996..................................................  $  208   $  296
       1997..................................................     195      296
       1998..................................................     136      296
       1999..................................................     137      231
       2000..................................................     122      158
       Thereafter............................................     367      641
                                                               ------   ------
       Total.................................................  $1,165   $1,918
                                                               ======   ======

                           VIDEOTRON (BAY AREA) INC.

  The future minimum annual payments do not include payments for programming leases since these payments are based on the total number of subscribers for those programs.

9. LITIGATION

  The shareholders of the Company, USA and TTI (the "Shareholders"), have been involved in various disputes, litigation and arbitration (the "Litigation") related to Wireless Holdings, Inc. ("WHI"), a separate corporation that conducts wireless cable operations in other markets.

  Pursuant to a settlement agreement effective March 31, 1995 (the "Agreement"), among the Company WHI, USA and TTI, the Shareholders agreed to terminate the Litigation and retained an investment banking firm to advise the Shareholders in order to evaluate, identify and negotiate the possible disposition of WHI by a sale or other appropriate transaction ( the "Proposed Transaction") as provided in the Agreement, which Proposed Transaction may include the Company.

  On January 30, 1996, Vanguard Communications, L.P. filed suit against Le Groupe Videotron Ltee, Videotron International Ltee, Videotron USA, WHI and certain officers and directors of Le Groupe Videotron Ltee alleging among other things that certain agreements entered into by affiliates of Le Groupe Videotron Ltee improperly restrict the ability of OpTel, Inc. (a joint venture between Vanguard and an affiliate of Le Groupe Videotron Ltee) to operate in certain significant geographic locations in the United States.

  On August 1, 1996, the Vanguard litigation was settled with no impact to the Company.

10. RELATED PARTY TRANSACTIONS

  During the year ended August 31, 1995, the Company entered into an agreement with WHI, whereby WHI provides management services to the Company and the Company, in return, reimburses WHI for one-third of their expenses. Management fees paid by the Company to WHI for the year ended August 31, 1995 were approximately $356,000.

11. PROPOSED SALE TO PACIFIC TELESIS GROUP

  Effective November 9, 1995, Le Groupe Videotron Ltee, TTI, WHI, USA and the Company entered into a Stock Purchase Agreement to sell USA, WHI and the Company to Pacific Telesis Group for approximately $175 million. The purchase price is comprised of approximately $125 million of Pacific Telesis Group's common stock and cash of approximately $50 million, and is subject to certain pre-closing and post-closing adjustments.

  The proposed transaction is contingent upon among other things, FCC and other regulatory approvals and approval of TTI's shareholders. Certain private cable and wireline systems held by WHI and the Company are not included in the proposed sale to Pacific Telesis Group. Such assets and liabilities were sold to affiliates of Le Groupe Videotron Ltee on July 31, 1996.

12. GOING CONCERN UNCERTAINTY

  Cash used by operating and investing activities in the year ended August 31, 1995 was approximately $2,028,000 and $3,855,000, respectively. Net loss for the year ended August 31, 1995 was approximately $2,174,000. Since its inception, the Company has been substantially dependent upon USA to fund the Company's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

                           VIDEOTRON (BAY AREA) INC.

  As discussed in Note 11, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company, USA and WHI. Pursuant to a supplemental settlement agreement effective November 9, 1995 among the shareholders and certain other affiliated parties and pursuant to the Stock Purchase Agreement, USA and its ultimate parent, Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. Management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated. If the proposed transaction with Pacific Telesis Group is not consummated, USA intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the Company's debt payable to USA as necessary and potentially sell or lease some of the Company's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed above, and in Note 13, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.


13. ARBITRATION PROCEEDING

  On September 24, 1996, Pacific Telesis Group filed a demand for arbitration ("Arbitration Demand") naming TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd. (an affiliate of Le Groupe Videotron Ltee), WHI, Videotron USA and Videotron (Bay Area) Inc. and alleging breach of the obligations under the Stock Purchase Agreement. The Arbitration Demand requests a declaration that TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd., WHI, Videotron USA and Videotron (Bay Area) Inc. complete the transaction contemplated by the Stock Purchase Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Arbitration Demand does not contain any specific allegations of wrongdoing by the Company although relief is sought against all named parties. The Company is contesting Pacific Telesis Group's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on the Company's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with Pacific Telesis Group will be consummated.

                              VIDEOTRON USA, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                        MAY 31, 1996 AND AUGUST 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           MAY 31,   AUGUST 31,
                                                             1996       1995
                                                           --------  ----------
                          ASSETS
CURRENT ASSETS:
  Cash equivalents........................................ $     93   $   171
  Accounts receivable.....................................    5,428     1,466
  Inventories.............................................      654       900
  Prepaid expenses........................................       69        58
                                                           --------   -------
    Total current assets..................................    6,244     2,595
FIXED ASSETS, net.........................................    8,400     5,564
LICENSES, net.............................................   12,073    12,586
INVESTMENTS IN AND ADVANCES TO WIRELESS HOLDINGS, INC. ...   34,103    36,062
                                                           --------   -------
TOTAL ASSETS.............................................. $ 60,820   $56,807
                                                           ========   =======
           LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
Debt payable.............................................. $     15   $   153
Accounts payable and accrued liabilities..................    1,238     1,090
Note payable to Le Groupe Videotron Ltee..................   44,454    30,467
                                                           --------   -------
    Total current liabilities.............................   45,707    31,710
                                                           --------   -------
LONG-TERM DEBT............................................      123       --
DEFERRED INCOME TAXES.....................................      737     1,619
MINORITY INTEREST.........................................      974     1,441
COMMITMENTS AND CONTINGENCIES (Notes 1, 2 and 3)..........
SHAREHOLDER'S EQUITY
  Common stock (par value $0.01; 5,000 shares authorized,
   no shares issued
   and outstanding).......................................
  Class A common stock (par value $0.01; 5,000 shares
   authorized, 3,000 shares issued and outstanding).......        1         1
  Additional paid-in capital..............................   29,999    29,999
  Accumulated deficit.....................................  (16,721)   (7,963)
                                                           --------   -------
    Total.................................................   13,279    22,037
                                                           --------   -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................ $ 60,820   $56,807
                                                           ========   =======

   See accompanying notes to the condensed consolidated financial statements.

                              VIDEOTRON USA, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           1996        1995
                                                        ----------  ----------
REVENUES..............................................  $    1,964  $      664
COST OF REVENUES......................................         711         330
                                                        ----------  ----------
GROSS PROFIT..........................................       1,253         334
SELLING, GENERAL AND ADMINISTRATIVE...................       3,061       1,981
                                                        ----------  ----------
LOSS FROM OPERATIONS BEFORE DEPRECIATION AND
 AMORTIZATION AND EQUITY LOSS.........................      (1,808)     (1,647)
DEPRECIATION AND AMORTIZATION.........................       1,214         510
EQUITY LOSS--WIRELESS HOLDINGS, INC. .................       7,738       3,685
                                                        ----------  ----------
OPERATING LOSS........................................     (10,760)     (5,842)
INTEREST INCOME (EXPENSE):
  Interest income from Wireless Holdings, Inc. .......       3,465       2,790
  Interest expense to Le Groupe Videotron Ltee........      (2,812)
                                                        ----------  ----------
    Total interest income (expense)...................         653       2,790
                                                        ----------  ----------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND
 EXTRAORDINARY ITEM...................................     (10,107)     (3,052)
INCOME TAX BENEFIT (provision)........................         882        (368)
                                                        ----------  ----------
LOSS BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM..      (9,225)     (3,420)
MINORITY INTEREST.....................................         467         272
EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT
 (LESS APPLICABLE TAXES OF $61).......................         --          101
                                                        ----------  ----------
NET LOSS..............................................  $   (8,758) $   (3,047)
                                                        ==========  ==========
NET LOSS PER SHARE:
  Loss before extraordinary gain......................  $(2,919.33) $(1,049.33)
  Extraordinary gain..................................                   33.67
                                                        ----------  ----------
TOTAL NET LOSS PER SHARE..............................  $(2,919.33) $(1,015.66)
                                                        ==========  ==========
SHARES USED IN COMPUTING NET LOSS PER SHARE...........       3,000       3,000
                                                        ==========  ==========


   See accompanying notes to the condensed consolidated financial statements.

                              VIDEOTRON USA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              1996      1995
                                                            --------  --------
OPERATING ACTIVITIES:
  Net loss................................................. $ (8,758) $ (3,047)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization..........................    1,214       510
    Loss on disposal of fixed assets.......................       39
    Extraordinary gain.....................................               (101)
    Equity loss--Wireless Holdings, Inc. ..................    7,738     3,685
    Minority interest......................................     (467)     (272)
    Deferred taxes.........................................     (882)      368
    Changes in assets and liabilities:
      Accounts receivable..................................   (3,962)      592
      Prepaid expenses.....................................      (11)       78
      Inventories..........................................      246      (530)
      Accounts payable and accrued liabilities.............      148       514
                                                            --------  --------
        Net cash provided (used) by operating activities...   (4,695)    1,797
                                                            --------  --------
INVESTING ACTIVITIES:
  Acquisition of fixed assets..............................   (3,577)   (2,815)
  Investments in and advances to Wireless Holdings, Inc. ..   (5,778)  (14,779)
                                                            --------  --------
        Net cash used by investing activities..............   (9,355)  (17,594)
FINANCING ACTIVITIES:
  Borrowings from Le Groupe Videotron Ltee.................   13,987    16,854
  Repayment of long-term debt..............................      (15)     (853)
                                                            --------  --------
        Net cash provided (used) by financing activities...   13,972    16,001
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH EQUIVALENTS................      (78)      204
CASH EQUIVALENTS AT BEGINNING OF PERIOD....................      171       153
                                                            --------  --------
CASH EQUIVALENTS AT END OF PERIOD.......................... $     93  $    357
                                                            ========  ========



   See accompanying notes to the condensed consolidated financial statements.

                              VIDEOTRON USA, INC.

           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    NINE MONTHS ENDED MAY 31, 1996 AND 1995
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND ORGANIZATION

  Videotron USA, Inc. ("Videotron USA" or the "Company") was incorporated on September 3, 1993 under the laws of the State of Delaware. The Company is an indirect wholly-owned subsidiary of Le Groupe Videotron Ltee.

  The Company was formed to acquire, develop and operate wireless cable television systems in the United States. Wireless cable television, a developing industry, provides television programming by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission ("FCC") to antennas located at the subscribers' premises. At May 31, 1996, the Company owns 50% of Wireless Holdings, Inc. ("WHI") which operates wireless cable systems in the San Francisco Bay Area and Spokane and holds license rights for wireless cable networks in Greenville, South Carolina, Seattle, Washington, Victorville and San Diego, California that have not begun operations. The Company also owns 80% of Videotron (Bay Area) Inc. which operates wireless cable television systems in metropolitan Tampa Bay, Florida. Transworld Telecommunications, Inc. ("TTI") owns the remaining 20% of Bay Area and 50% of WHI.

  As the Company operates in a developing industry, the Company is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for those periods. Results for the interim periods are not necessarily indicative of the results for the entire year. These condensed consolidated financial statements, and notes thereto, should be read in conjunction with the audited consolidated financial statements of the Company for the year ended August 31, 1995 appearing in this Registration Statement of Pacific Telesis Group on Form S-4.

2. PROPOSED SALE TO PACIFIC TELESIS GROUP

  Effective November 9, 1995, Le Groupe Videotron Ltee, TTI, WHI, Videotron USA, and Videotron (Bay Area) Inc. entered into a Stock Purchase Agreement to sell Videotron USA, WHI and Videotron (Bay Area) Inc. to Pacific Telesis Group for approximately $175 million. The purchase price is comprised of approximately $125 million of Pacific Telesis Group's common stock and cash of approximately $50 million, and is subject to certain pre-closing and post-closing adjustments.

  The proposed transaction is contingent upon, among other things, FCC and other regulatory approvals and approval of TTI's shareholders. Certain private cable (primarily the SMATV operations in the San Francisco Bay Area) and wireline (primarily in Spokane and Tampa Bay) systems held by WHI and Videotron (Bay Area) Inc. are not included in the proposed sale to Pacific Telesis Group. Such assets and liabilities of the Company (which comprise less than 10% of the total assets and revenues of the Company) were sold to affiliates of Le Groupe Videotron Ltee for approximately $4,300,000 plus the assumption of related liabilities on July 31, 1996.

  On September 24, 1996, Pacific Telesis Group filed a demand for arbitration ("Arbitration Demand") naming TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd. (an affiliate of Le Groupe Videotron Ltee), WHI, Videotron USA and Videotron (Bay Area) Inc. and alleging breach of the obligations under the Stock

                              VIDEOTRON USA, INC.

Purchase Agreement. The Arbitration Demand requests a declaration that TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd., WHI, Videotron USA and Videotron (Bay Area) Inc. complete the transaction contemplated by the Stock Purchase Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Arbitration Demand does not contain any specific allegations of wrongdoing by the Company although relief is sought against all named parties. The Company is contesting Pacific Telesis Group's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on the Company's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with Pacific Telesis Group will be consummated.

3. GOING CONCERN UNCERTAINTY

  Cash used by operating and investing activities in the nine months ended May 31, 1996 was $4,695,000 and $9,355,000, respectively. Net loss for the nine months ended May 31, 1996 was $8,758,000. Since its inception, the Company has been substantially dependent upon its ultimate parent, Le Groupe Videotron Ltee, to fund the Company's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  As discussed in Note 2, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company, its subsidiary, Videotron (Bay Area) Inc., and Wireless Holdings, Inc. Pursuant to such Stock Purchase Agreement, the Company's ultimate parent Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill its financial obligations as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. Management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated. If the proposed transaction with Pacific Telesis Group is not consummated, the Company in conjunction with its shareholder, intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the Company's debt payable to its shareholder as necessary and potentially sell or lease some of WHI and Bay Area's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

  The accompanying condensed consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed above, and in Note 2, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholder of
Videotron USA, Inc.:

  We have audited the accompanying consolidated balance sheets of Videotron USA, Inc. (an indirect wholly-owned subsidiary of Le Groupe Videotron Ltee) and its subsidiaries (the "Company") as of August 31, 1995 and 1994, and the related consolidated statements of operations, shareholder's equity and cash flows for the year ended August 31, 1995 and the period from September 3, 1993 (date of inception) to August 31, 1994. These consolidated financial statements are the responsibility of the Company's management and its shareholder. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1995 and 1994, and the results of its operations and its cash flows for the above-stated periods in conformity with generally accepted accounting principles.

  We have not audited any consolidated financial statements of the Company for any period subsequent to August 31, 1995. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, since its inception, the Company has been substantially dependent on Le Groupe Videotron Ltee to fund the Company's day-to-day operations and capital infrastructure spending requirements. As discussed in
Note 11 to the consolidated financial statements, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company, its subsidiary, Videotron (Bay
Area) Inc. and Wireless Holdings, Inc. As discussed in Note 13 to the consolidated financial statements, pursuant to such Stock Purchase Agreement, Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill the Company's financial obligations for as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. As discussed in Note 14 to the consolidated financial statements, on September 24, 1996 Pacific Telesis Group filed an arbitration proceeding against the Company and other related parties regarding the Stock Purchase Agreement. If the proposed transaction with Pacific Telesis Group is not consummated, the Company, in conjunction with its shareholder, intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the Company's debt payable to its shareholder as necessary and potentially sell or lease some of WHI and VBAI's licenses, to allow the Company to fulfill its other financial obligations while maintaining its capital expenditures at a level sufficient to maintain operations through December 31, 1996. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Francisco, California
April 2, 1996 (October 21, 1996 as to Notes 11, 12, 13 and 14)

                              VIDEOTRON USA, INC.

                          CONSOLIDATED BALANCE SHEETS

                            AUGUST 31, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               1995     1994
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
  Cash equivalents........................................... $   171  $   153
  Accounts receivable........................................   1,466    1,300
  Inventories................................................     900      153
  Prepaid expenses...........................................      58      100
                                                              -------  -------
    Total current assets.....................................   2,595    1,706
FIXED ASSETS, net............................................   5,564    1,968
LICENSES, net................................................  12,586   13,202
INVESTMENTS IN AND ADVANCES TO WIRELESS HOLDINGS, INC. ......  36,062   24,628
                                                              -------  -------
TOTAL ASSETS................................................. $56,807  $41,504
                                                              =======  =======
            LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Debt payable............................................... $   153  $ 1,007
  Accounts payable and accrued liabilities...................   1,090      302
  Note payable to Le Groupe Videotron Ltee...................  30,467    7,209
                                                              -------  -------
    Total current liabilities................................  31,710    8,518
                                                              -------  -------
DEFERRED INCOME TAXES........................................   1,619    1,862
                                                              -------  -------
MINORITY INTEREST............................................   1,441    1,876
                                                              -------  -------
COMMITMENTS AND CONTINGENCIES (Notes 1, 9, 11, 12, 13 and
 14).........................................................
SHAREHOLDER'S EQUITY
  Common stock (par value $0.01; 5,000 shares authorized, no shares issued
   or outstanding)...........................................     --       --
  Class A common stock (par value $0.01; 5,000 shares
   authorized, 3,000 shares issued and outstanding)..........       1        1
  Additional paid-in capital.................................  29,999   29,999
  Accumulated deficit........................................  (7,963)    (752)
                                                              -------  -------
    Total....................................................  22,037   29,248
                                                              -------  -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................... $56,807  $41,504
                                                              =======  =======

        See accompanying notes to the consolidated financial statements.

                              VIDEOTRON USA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEAR ENDED AUGUST 31, 1995 AND THE PERIOD FROM
         SEPTEMBER 3, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             1995       1994
                                                          ----------  --------
REVENUES................................................. $      942  $    699
COST OF REVENUES.........................................        491       282
                                                          ----------  --------
GROSS PROFIT.............................................        451       417
SELLING, GENERAL AND ADMINISTRATIVE......................      3,098     1,216
                                                          ----------  --------
LOSS FROM OPERATIONS BEFORE DEPRECIATION AND
 AMORTIZATION AND EQUITY LOSS............................     (2,647)     (799)
DEPRECIATION AND AMORTIZATION............................        871       589
EQUITY LOSS--WIRELESS HOLDINGS, INC. ....................      7,470     1,246
                                                          ----------  --------
OPERATING LOSS...........................................    (10,988)   (2,634)
INTEREST INCOME (EXPENSE):
  Interest income from Wireless Holdings, Inc. ..........      3,796     1,268
  Interest expense to Le Groupe Videotron Ltee...........       (778)      (70)
                                                          ----------  --------
    Total interest income (expense)......................     (3,018)   (1,198)
                                                          ----------  --------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND
 EXTRAORDINARY ITEM......................................     (7,970)   (1,436)
INCOME TAX BENEFIT.......................................        223       520
                                                          ----------  --------
LOSS BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM.....     (7,747)     (916)
MINORITY INTEREST........................................        435       164
EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT
 (LESS APPLICABLE TAXES OF $61)..........................        101       --
                                                          ----------  --------
NET LOSS................................................. $   (7,211) $   (752)
                                                          ==========  ========
NET LOSS PER SHARE:
  Loss before extraordinary gain......................... $(2,437.33) $(250.67)
  Extraordinary gain.....................................      33.67       --
                                                          ----------  --------
TOTAL NET LOSS PER SHARE................................. $(2,403.66) $(250.67)
                                                          ==========  ========
SHARES USED IN COMPUTING NET LOSS PER SHARE..............      3,000     3,000
                                                          ==========  ========


        See accompanying notes to the consolidated financial statements.

                              VIDEOTRON USA, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                 YEAR ENDED AUGUST 31, 1995 AND THE PERIOD FROM
         SEPTEMBER 3, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                  COMMON STOCK
                                     CLASS A    ADDITIONAL
                                  -------------  PAID-IN   ACCUMULATED
                                  SHARES AMOUNT  CAPITAL     DEFICIT    TOTAL
                                  ------ ------ ---------- ----------- -------
ISSUANCE OF COMMON STOCK......... 3,000   $ 1    $29,999               $30,000
NET LOSS.........................   --     --        --      $  (752)     (752)
                                  -----   ---    -------     -------   -------
BALANCE, AUGUST 31, 1994......... 3,000     1     29,999        (752)   29,248
NET LOSS.........................   --     --        --       (7,211)   (7,211)
                                  -----   ---    -------     -------   -------
BALANCE, AUGUST 31, 1995......... 3,000   $ 1    $29,999     $(7,963)  $22,037
                                  =====   ===    =======     =======   =======




        See accompanying notes to the consolidated financial statements.

                              VIDEOTRON USA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEAR ENDED AUGUST 31, 1995 AND THE PERIOD FROM
         SEPTEMBER 3, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994
                                 (IN THOUSANDS)

                                                              1995      1994
                                                            --------  --------
OPERATING ACTIVITIES:
  Net loss................................................. $ (7,211) $   (752)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization..........................      871       589
    Equity loss--Wireless Holdings, Inc....................    7,470     1,246
    Minority interest......................................     (435)     (164)
    Extraordinary gain.....................................     (160)
    Changes in assets and liabilities:
      Accounts receivable..................................     (166)   (1,285)
      Prepaid expenses.....................................       42       954
      Inventories..........................................     (747)
      Accounts payable and accrued liabilities.............      807    (1,602)
      Deferred taxes.......................................     (243)     (519)
                                                            --------  --------
        Net cash provided (used) by operating activities...      228    (1,533)
                                                            --------  --------
INVESTING ACTIVITIES:
  Acquisition of wireless cable business...................             (8,500)
  Acquisition of licenses..................................             (2,040)
  Acquisition of fixed assets..............................   (3,853)   (1,109)
  Investments in and advances to Wireless Holdings, Inc. ..  (18,904)  (23,850)
                                                            --------  --------
        Net cash used by investing activities..............  (22,757)  (35,499)
                                                            --------  --------
FINANCING ACTIVITIES:
  Borrowings from Le Groupe Videotron Ltee.................   23,239     7,209
  Issuance of common stock.................................             30,000
  Repayment of debt payable................................     (692)      (80)
                                                            --------  --------
        Net cash provided by financing activities..........   22,547    37,129
                                                            --------  --------
NET INCREASE IN CASH EQUIVALENTS...........................       18        97
CASH EQUIVALENTS AT BEGINNING OF PERIOD....................      153        56
                                                            --------  --------
CASH EQUIVALENTS AT END OF PERIOD.......................... $    171  $    153
                                                            ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS:
  Interest paid............................................ $     13  $     70
                                                            ========  ========

        See accompanying notes to the consolidated financial statements.

                              VIDEOTRON USA, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  YEAR ENDED AUGUST 31, 1995 AND PERIOD FROM
         SEPTEMBER 3, 1993 (DATE OF INCEPTION) THROUGH AUGUST 31, 1994

1. ORGANIZATION

  Videotron USA, Inc. ("Videotron USA" or the "Company") was incorporated on September 3, 1993 under the laws of the State of Delaware. The Company is an indirect wholly-owned subsidiary of Le Groupe Videotron Ltee.

  The Company was formed to acquire, develop and operate wireless cable television systems in the United States. Wireless cable television, a developing industry, provides television programming by transmitting a signal via microwave frequencies licensed by the Federal Communications Commission ("FCC") to antennas located at the subscribers' premises. At August 31, 1995, the Company owns 50% of Wireless Holdings, Inc. ("WHI") which operates wireless cable systems in the San Francisco Bay Area and Spokane and holds license rights for wireless cable networks in Greenville, South Carolina, Seattle, Washington, and Victorville and San Diego, California that have not begun operations. The Company also owns 80% of Videotron (Bay Area) Inc. which operates wireless cable television systems in metropolitan Tampa Bay, Florida. Transworld Telecommunications, Inc. ("TTI") owns the remaining 20% of Bay Area and 50% of WHI.

  As the Company operates in a developing industry, the Company is subject to all the risks and expenses inherent with the establishment of a new business enterprise based upon innovative technology. There can be no assurance that the Company's operations will become profitable or will continue to produce positive cash flows. See Note 13.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation-- The consolidated financial statements include the accounts of the Company and its 80% owned subsidiary Videotron (Bay Area) Inc. The investment in WHI is accounted for under the equity method.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

  Inventories are recorded at the lower of cost, computed on a first-in first-out basis, or market.

  Fixed assets are recorded at cost. Expenditures for additions, improvements and replacements are capitalized, whereas expenses for maintenance and repairs are charged to operating and administrative expenses.

  Depreciation is calculated using the straight-line method as follows:

                                                                         YEARS
                                                                         -----
      Wireless cable television electronic equipment....................   15
      Cable wiring and equipment........................................   10
      Installation labor................................................    3
      Satellite Master Antenna Television ("SMATV") systems and
       equipment........................................................   10
      Furniture and equipment...........................................    5

  Licenses represent the acquisition cost of rights to operate wireless cable networks. The Company amortizes licenses using the straight-line method over 20 years. The Company evaluate the carrying value of licenses annually based upon its estimates of future net revenues or fair market value of such licenses.

                              VIDEOTRON USA, INC.

  Revenue Recognition--Subscription revenues are recognized in the period of service.

  Income Taxes--The Company accounts for income taxes using the asset and liability method under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

  Net Loss Per Share--Net loss per share is calculated based on shares of common stock outstanding.

  Fair Value of Financial Instruments--Management of the Company believes it is not practicable to estimate the fair value of the debt payable to Le Groupe Videotron Ltee and TTI described in Note 8 and advances to WHI described in
Note 6 because of the related party nature of such obligations. Management believes that the Company's other financial instruments' carrying amounts are a reasonable estimate of their fair values.

  New Accounting Standard--In 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company's adoption of this standard as of August 31, 1995 had no impact on the consolidated financial statements.

3. DEPRECIATION AND AMORTIZATION

  Depreciation and amortization for the fiscal year and period ended August 31, 1995 and 1994 were:

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      Depreciation of fixed assets............................. $   257 $   103
      Amortization of licenses.................................     614     486
                                                                ------- -------
          Total................................................ $   871 $   589
                                                                ======= =======

4. FIXED ASSETS

  Fixed assets at August 31, 1995 and 1994 were:

                                                                 1995    1994
                                                                ------  ------
                                                                     (IN
                                                                 THOUSANDS)
      Office furniture and equipment........................... $  434  $   39
      Leasehold improvements...................................    190      49
      Wireless cable television electronic equipment network...  3,145     152
      Cable wiring and installation network....................  2,155   1,831
                                                                ------  ------
          Total................................................  5,924   2,071
      Accumulated depreciation.................................   (360)   (103)
                                                                ------  ------
          Total................................................ $5,564  $1,968
                                                                ======  ======

5. LICENSES

  Licenses at August 31, 1995 and 1994 were:

                                                                1995     1994
                                                               -------  -------
                                                               (IN THOUSANDS)
      Licenses................................................ $13,686  $13,688
      Accumulated amortization................................  (1,100)    (486)
                                                               -------  -------
      Licenses, net........................................... $12,586  $13,202
                                                               =======  =======

                              VIDEOTRON USA, INC.

6. INVESTMENTS IN AND ADVANCES TO WIRELESS HOLDINGS, INC.

  Investments in and advances to WHI at August 31, 1995 and 1994 were (in thousands):

                                                                 1995     1994
                                                                -------  -------
      Investments--Wireless Holdings, Inc., 50% interest......  $(3,959) $ 3,505
                                                                -------  -------
      Advances to Wireless Holdings, Inc.:
        Note receivable, bearing interest at 10 5/8%..........   40,021   18,574
        Promissory notes, bearing interest at the greater of
         6.0% over the prime rate or 15.0%, maturing in 1999..               691
        Convertible note, bearing interest at the greater of
         2.5% over the prime rate or 18.0%, convertible at the
         option of the Company upon certain conditions at the
         price of $1,000 per Common Share of the affiliated
         company..............................................             1,858
                                                                -------  -------
          Total...............................................   40,021   21,123
                                                                -------  -------
      Total...................................................  $36,062  $24,628
                                                                =======  =======

  Advances to WHI--The shareholders of WHI, the Company and TTI (the "Shareholders") have been involved in various disputes, litigation and arbitration (the "Litigation") related to WHI and the conduct of the shareholders with respect to the WHI Shareholders agreement.

  Pursuant to a settlement agreement effective March 31, 1995 (the "Agreement"), among WHI, the Company, TTI and Videotron (Bay Area) Inc., the shareholders agreed to terminate the Litigation and retained an investment banking firm to evaluate, identify and negotiate the possible disposition of WHI by a sale or other appropriate transaction as provided in the Agreement.

  Pursuant to the Agreement, all advances to WHI, including accrued interest, were converted on March 31, 1995 to unsecured promissory notes. The notes are due on (i) the earlier of December 31, 1999, (ii) the closing of the sale of the Company or (iii) the availability of funds in connection with the dissolution or liquidation of WHI. Upon closing of the sale of the Company, all notes will be paid prior to any other distributions.

  Investment--WHI--The Company acquired a 50% interest in WHI for $4,751,000 during the fiscal year ended August 31, 1994. However, for accounting purposes, since all operating losses of WHI are now being funded by the Company, all the losses attributable to TTI in excess of its investment in WHI have been provided for in the Company's share of losses of WHI since March 31, 1995. This amounted to $2,034,000 in 1995. The Company expects such losses will be recovered upon the consummation of the sale of the Company.

7. ACQUISITION OF INTEREST IN VIDEOTRON (BAY AREA) INC.

  On November 19, 1993, the Company acquired 80% of the share capital of Videotron (Bay Area) Inc., (formerly Transworld Wireless TV-Tampa Bay Inc.), which operates a wireless cable network in metropolitan Tampa Bay, Florida. Operations of Bay Area prior to November 19, 1993 were not significant.

  The cost of acquisition was $7,000,000 in cash. The remaining 20% of the stock of Bay Area continues to be held by TTI. Concurrent with the acquisition, TTI sold the Company 1,000 shares of its Series B convertible preferred stock for $1.5 million in cash. In September 1994, this stock was converted into 1,000 shares of TTI common stock. In connection with the acquisition, TTI received the right to sell its remaining 200 shares in Bay Area to the Company during a five-year period at anytime after December 31, 1994 for the greater of $2.6 million or the then fair market value of the 200 TTI shares.

                              VIDEOTRON USA, INC.

  The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to the assets and liabilities of the Company based on their respective fair values as of the acquisition date of November 19, 1993, as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
      Fair value of net assets acquired:
        Fixed assets............................................     $   962
        Intangible assets, primarily license and leased
         licenses...............................................      11,648
        Other assets (including cash of $55,527)................       1,263
        Liabilities assumed (including $1,087,220 of convertible
         debentures (see Note 8), and deferred taxes of
         $2,381,203)............................................      (5,373)
                                                                     -------
      Purchase price............................................     $ 8,500
                                                                     =======

  The purchase price includes the $7,000,000 discussed above plus the deemed additional purchase price of $1,500,000 representing the excess paid over the fair value of TTI Series B convertible preferred stock purchased by the Company.

8. NOTE PAYABLE TO LE GROUPE VIDEOTRON LTEE AND DEBT PAYABLE

  Note payable to Le Groupe Videotron Ltee and debt payable at August 31, 1995 and 1994 were:

                                                                   1995    1994
                                                                  ------- ------
                                                                  (IN THOUSANDS)
      Note payable to Le Groupe Videotron Ltee on demand,
       including interest at the lower of 15% or 4% over prime
       (8% at August 31, 1995)..................................  $30,467 $7,209
                                                                  ======= ======
      Convertible debentures payable in semi-annual installments of $13,796 and $82,779 at 1995 and 1994, respectively,
       including interest at 8%, final payment is due October
       2002, convertible into TTI common stock (a non-
       controlling shareholder in a subsidiary), at a conversion
       rate of one share of common stock for each $10 of
       debenture principal, collateralized by the wireless/cable
       broadcast system.........................................  $   153 $1,007
                                                                  ======= ======

  The notes payable to Le Groupe Videotron Ltee are due on (i) the earlier of December 31, 1999, (ii) the closing of the sale of the Company or (iii) the availability of funds in connection with the dissolution or liquidation of WHI. Upon closing of the sale of the Company, all notes will be paid prior to any other distributions. The Company has classified note payable to Le Groupe Videotron Ltee and debt payable as current liabilities as of August 31, 1995 and 1994 because management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated (see Notes 11 and 13).

  During the year ended August 31, 1995, an agreement was reached between a majority of the various holders of the convertible debentures and TTI whereby TTI acquired a significant portion of the unpaid principal amounts due on the debentures in exchange for TTI stock. The Company paid off at a discount a portion of the 8% convertible debentures held prior to their maturity. As a result, approximately $862,000 of the debentures and accrued interest were paid off for $700,000. The $162,000 difference between the carrying value of the debentures and the amount paid was recognized as an early extinguishment of debt by the Company and treated as an extraordinary item in the accompanying statement of operations for the fiscal year ended August 31, 1995.

                              VIDEOTRON USA, INC.

9. COMMITMENTS

  Channel Leases--The Company leases from third parties channel rights licensed by the FCC for wireless cable channels. The use of such channels by the lessors is subject to regulation by the FCC and licenses generally must be renewed every ten years. As of August 31, 1995, the remaining initial terms of most of the Company's channel leases are approximately 7 to 9 years, although certain of the Company's channel leases have initial terms expiring beginning in 1996. Channel rights lease agreements generally require payments beginning upon completion of construction of the transmission equipment and facilities. Payments are based on the greater of specified minimums or amounts based upon various subscriber levels. Channel rights lease expense was $156,809 and $91,203 for the year ended August 31, 1995 and the period from September 3, 1993 (date of inception) through August 31, 1994, respectively.

  Operating Leases--The Company leases office, warehouse and transmission tower space. Rent expense was $247,047 and $64,973 for the year ended August 31, 1995 and the period from September 3, 1993 (date of inception) through August 31, 1994, respectively.

  Lease Payments--Future minimum lease payments due under channel rights leases in effect at August 31, 1995 for operational systems and operating leases are as follows:

                                                               CHANNEL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                (IN THOUSANDS)
      1996.................................................... $  208   $  296
      1997....................................................    195      296
      1998....................................................    136      296
      1999....................................................    137      231
      2000....................................................    122      158
      Thereafter..............................................    367      624
                                                               ------   ------
          Total............................................... $1,165   $1,901
                                                               ======   ======

10. INCOME TAXES

  The significant components of the deferred tax assets and liabilities as at August 31, 1995 and 1994 are as follows:

                                                                   1995   1994
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
      Deferred tax assets:
        Fixed assets............................................. $  613 $1,003
        Net operating losses.....................................  6,139  1,552
        Other....................................................     14      4
                                                                  ------ ------
          Total..................................................  6,766  2,559
      Deferred tax liabilities:
        Licenses.................................................  4,385  3,421
        Valuation allowances.....................................  4,000  1,000
                                                                  ------ ------
      Net deferred tax liability................................. $1,619 $1,862
                                                                  ====== ======

  The Company and its subsidiaries file individual Federal tax returns. The income tax benefit resulted from the recognition of net operating losses in the year ended August 31, 1995 equal to that of the deferred tax liability.

                              VIDEOTRON USA, INC.

  At August 31, 1995 the Company had net operating losses carryforwards for Federal income tax purposes of approximately $17,700,000 expiring in 2009 and net operating carryforwards for state income tax purposes of approximately $2,000,000 which expire from 1999 to 2000. A valuation allowance was established to reduce a deferred tax asset to the amount expected to be realized.

11. PROPOSED SALE TO PACIFIC TELESIS GROUP

  Effective November 9, 1995, Le Groupe Videotron Ltee, TTI, WHI, Videotron USA, and Videotron (Bay Area) Inc. entered into a Stock Purchase Agreement to sell Videotron USA, WHI and Videotron (Bay Area) Inc. to Pacific Telesis Group for approximately $175 million. The purchase price is comprised of approximately $125 million of Pacific Telesis Group's common stock and cash of approximately $50 million, and is subject to certain pre-closing and post-closing adjustments.

  The proposed transaction is contingent upon among other things, FCC and other regulatory approvals and approval of TTI's shareholders. Certain private cable (primarily the SMATV operations in the San Francisco Bay Area) and wireline (primarily in Spokane and Tampa Bay) systems held by WHI and Videotron (Bay Area) Inc. are not included in the proposed sale to Pacific Telesis Group. Such assets and liabilities were sold to affiliates of Le Groupe Videotron Ltee on July 31, 1996.

12. LITIGATION

  On January 30, 1996, Vanguard Communications, L.P. filed suit against Le Groupe Videotron Ltee, Videotron International Ltee, Videotron USA, WHI and certain officers and directors of Le Groupe Videotron Ltee alleging among other things that certain agreements entered into by affiliates of Le Groupe Videotron Ltee improperly restricted the ability of OpTel, Inc. (a joint venture between Vanguard and an affiliate of Le Groupe Videotron Ltee) to operate in certain significant geographic locations in the United States.

  On August 1, 1996 the above mentioned litigation was settled with no impact to the Company.

13. GOING CONCERN UNCERTAINTY

  Cash used by investing activities in the year ended August 31, 1995 was $22,257,000. Net loss for the year ended August 31, 1995 was $7,211,000. Since its inception, the Company has been substantially dependent upon its ultimate parent, Le Groupe Videotron Ltee, to fund the Company's day-to-day operations and capital infrastructure spending requirements. There can be no assurance that the Company's operations will become profitable or will produce positive cash flows.

  As discussed in Note 11, the Company has entered into a Stock Purchase Agreement effective November 9, 1995 with Pacific Telesis Group for the proposed sale of the Company, its subsidiary Videotron (Bay Area) Inc. and Wireless Holdings, Inc. Pursuant to such Stock Purchase Agreement, Le Groupe Videotron Ltee will continue to fund the Company's day-to-day operations and fulfill their financial obligations as long as Pacific Telesis Group remains obligated to consummate the Stock Purchase Agreement. Management of the Company believes it is probable that the proposed transaction with Pacific Telesis Group will be consummated. If the proposed transaction with Pacific Telesis Group is not consummated, the Company in conjunction with its shareholder, intends to fund the Company's day-to-day operations through December 31, 1996, reschedule or restructure the debt payable to its shareholder as necessary and potentially sell or lease some of WHI and VBAI's licenses, to allow the Company to fulfill its other financial obligations, while maintaining its capital expenditures at a level sufficient to sustain operations through December 31, 1996.

                              VIDEOTRON USA, INC.

  The accompanying consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The matters discussed above, and in Note 14, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing, and ultimately to attain successful operations.

14. ARBITRATION PROCEEDING

  On September 24, 1996, Pacific Telesis Group filed a demand for arbitration ("Arbitration Demand") naming TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd. (an affiliate of Le Groupe Videotron Ltee), WHI, Videotron USA and Videotron (Bay Area) Inc. and alleging breach of the obligations under the Stock Purchase Agreement. The Arbitration Demand requests a declaration that TTI, Le Groupe Videotron Ltee, Videoway Technologies Ltd., WHI, Videotron USA and Videotron (Bay Area) Inc. complete the transaction contemplated by the Stock Purchase Agreement. In addition, the Arbitration Demand requests damages, interest and attorney fees. The Arbitration Demand does not contain any specific allegations of wrongdoing by the Company although relief is sought against all named parties. The Company is contesting Pacific Telesis Group's claims and intends to defend the action vigorously. Management believes that the ultimate resolution of the above Arbitration Demand will not have a material adverse effect on the Company's financial position, results of operations, and cash flows or on the likelihood that the proposed transaction with Pacific Telesis Group will be consummated.

15. OTHER RELATED PARTY TRANSACTIONS

  During the year ended August 31, 1995, Bay Area entered into an agreement with WHI whereby WHI provides management services to Bay Area and Bay Area, in return, reimburses WHI for one-third of their expenses. Management fees paid by Bay Area to WHI for the year ended August 31, 1995 were approximately $356,000.

                              INDEX TO APPENDICES

Appendix A--Stock Purchase Agreement dated as of November 9, 1995 by and among
            Pacific Telesis, Pacific Telesis Acquisitions, Pacific Telesis Purchasing, TTI, WHI, VBAI, Videotron Canada, Videoway and Messrs. Crutchfield and D'Ambrosio

Appendix B--Plan of Complete Liquidation of TTI dated as of    , 1996

Appendix C--Fairness Opinion of Wasserstein, Perella & Co., Inc., TTI's
            financial advisor

Appendix D--Tax Opinion of Parsons Behle & Latimer, TTI's counsel


                                       I

                                                                      APPENDIX A


                            STOCK PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 9, 1995

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  Definitions

 SECTION                                                                  PAGE
 -------                                                                  ----
 1.01    Defined Terms..................................................    1
 1.02    Construction...................................................   11
 1.03    Other Definitional Provisions..................................   11

                                   ARTICLE II

                               Exchange of Stock

 2.01    Number of Shares of PTG Common Stock to Be Exchanged...........   12
 2.02    Exchanges of PTG Common Stock for the Transferred Shares.......   12
 2.03    Delivery of Certain Shares into Escrow.........................   12

                                  ARTICLE III

 Representations and Warranties of the Sellers and the Principal Shareholders

 3.01    Corporate Organization.........................................   12
 3.02    Execution, Delivery and Enforceability of Agreement............   13
 3.03    Capitalization.................................................   13
 3.04    Subsidiaries...................................................   14
 3.05    Financial Statements...........................................   14
 3.06    No Adverse Changes.............................................   15
 3.07    No Violation...................................................   15
 3.08    Consents and Approvals.........................................   15
 3.09    Compliance with Legal Requirements.............................   15
 3.10    Absence of Certain Changes.....................................   16
 3.11    Availability of Assets and Title...............................   17
 3.12    Permits........................................................   17
         FCC Licenses; Channel Leases; System Agreements; and The
 3.13    System.........................................................   17
 3.14    Litigation.....................................................   19
 3.15    Taxes..........................................................   19
 3.16    Employee Benefit Plans.........................................   20
 3.17    Contracts......................................................   21
 3.18    Employees and Affiliated Agreements............................   22
 3.19    Proprietary Rights.............................................   23
 3.20    Insurance......................................................   24
 3.21    Real Property..................................................   24
 3.22    Personal Property..............................................   25
 3.23    Personal Property Leases.......................................   25
 3.24    Disclosure.....................................................   25
 3.25    Information Supplied...........................................   25
 3.26    HSR Act........................................................   25

                                   ARTICLE IV

 Representations and Warranties of Videoway, Videotron Canada and Videotron USA

 SECTION                                                                    PAGE
 -------                                                                    ----
 4.01    Corporate Organization...........................................   25
 4.02    Execution, Delivery and Enforceability of Agreement..............   26
 4.03    Capitalization...................................................   26
 4.04    Subsidiaries.....................................................   26
 4.05    Financial Statements.............................................   26
 4.06    No Adverse Changes...............................................   27
 4.07    No Violation.....................................................   27
 4.08    Consents and Approvals...........................................   27
 4.09    Compliance with Legal Requirements...............................   27
 4.10    Absence of Certain Changes.......................................   28
 4.11    Availability of Assets and Title.................................   28
 4.12    Permits..........................................................   29
 4.13    Litigation.......................................................   29
 4.14    Taxes............................................................   29
 4.15    Employee Benefit Plans...........................................   30
 4.16    Contracts........................................................   30
 4.17    Employees and Affiliated Agreements..............................   31
 4.18    Proprietary Rights...............................................   32
 4.19    Insurance........................................................   32
 4.20    Real Property....................................................   32
 4.21    Personal Property................................................   33
 4.22    Personal Property Leases.........................................   33
 4.23    Ownership of Stock...............................................   33
 4.24    Disclosure.......................................................   33
 4.25    Information Supplied.............................................   33

                                   ARTICLE V

                     Representations and Warranties of TTI

 5.01 Corporate Organization...............................................   33
 5.02 Execution, Delivery and Enforceability of Agreement..................   33
 5.03 No Violation.........................................................   34
 5.04 Consents and Approvals...............................................   34
 5.05 Litigation ..........................................................   34
 5.06 Ownership of Stock...................................................   34
 5.07 Disclosure...........................................................   34
 5.08 Information Supplied.................................................   34

                                   ARTICLE VA

     Representations and Warranties of F. Lorenzo Crutchfield and Lance V.
                                   D'Ambrosio

 5.01A Execution, Delivery and Enforceability of Agreement.................   35
 5.02A No Violation........................................................   35
 5.03A Consents and Approvals..............................................   35
 5.04A Litigation..........................................................   35

                                   ARTICLE VI

                Representations and Warranties of PTG and Newco

 SECTION                                                                  PAGE
 -------                                                                  ----
 6.01    Corporate Organization.........................................   35
 6.02    Capitalization.................................................   35
 6.03    SEC Filings....................................................   36
 6.04    No Adverse Changes.............................................   36
 6.05    Authorization..................................................   36
 6.06    No Violation...................................................   36
 6.07    Consents and Approvals.........................................   36
 6.08    Financial Statements of PTG....................................   36
 6.09    Litigation.....................................................   37
 6.10    Disclosure.....................................................   37
 6.11    Information Supplied...........................................   37
 6.12    Investment Intent..............................................   37

                                  ARTICLE VII

                       Actions Prior to the Closing Date

 7.01    Investigation of the Acquired Companies by PTG.................   37
 7.02    Litigation.....................................................   38
 7.03    Consents and Approvals.........................................   38
 7.04    Operations of WHI and VBAI Prior to the Closing Date...........   38
 7.05    Operations of Videotron USA....................................   40
 7.06    No Other Offers................................................   41
 7.07    No Announcements...............................................   42
 7.08    Antitrust Law Compliance.......................................   42
 7.09    Subsequent Financial Statements................................   42
 7.10    Cooperative Efforts; FCC Adjustment; MFJ Compliance............   42
 7.11    Acquisition of Minority Shares of BAC..........................   43
 7.12    Disclosure Schedule Supplement.................................   43
 7.13    Tax-Free Reorganization........................................   44
 7.14    NYSE Listing...................................................   45

                                  ARTICLE VIII

                 Registration Statement; Transfer Restrictions

 8.01    Registration Statement.........................................   46
 8.02    145 Affiliates.................................................   46
 8.03    Limited Resales................................................   46
 8.04    Legends........................................................   47
 8.05    Videotron Share Release........................................   47

                                   ARTICLE IX

                        Other Agreements of the Parties

 9.01    Further Documents and Assurances...............................   48
         Tax Returns and Related Matters of WHI, VBAI and their
 9.02    Subsidiaries...................................................   48
 9.03    Tax Returns and Related Matters of Videotron USA...............   50

 SECTION                                                                  PAGE
 -------                                                                  ----
 9.04    The Spin-off...................................................   51
 9.05    TTI Shareholders Meeting.......................................   51
 9.06    Agreement To Vote Shares and Covenant Not to Sue...............   52
 9.07    Intentionally Deleted..........................................   52
 9.08    VDT............................................................   52
 9.09    Settlement Agreement...........................................   52
 9.10    Tax Returns of TTI.............................................   52

                                   ARTICLE X

                        Conditions to Obligations of PTG
               to Consummate the Transactions Contemplated Hereby

 10.01   Representations and Warranties True............................   53
 10.02   Performance....................................................   53
 10.03   Authorization..................................................   53
 10.04   No Change in Business..........................................   53
         Opinion of Counsel for the Sellers and the Principal
 10.05   Shareholders...................................................   53
 10.06   No Restraint or Litigation.....................................   54
 10.07   Necessary Governmental Approvals...............................   54
 10.08   Necessary Consents.............................................   54
 10.09   Resignations...................................................   54
 10.10   Liens..........................................................   54
 10.11   Spin-Off.......................................................   54
 10.12   Other Documents................................................   54
 10.13   Transfer of Interexchange Facilities...........................   54
 10.14   Pre-Closing Balance Sheet and Audited Financials...............   54
 10.15   FCC Approvals..................................................   55
 10.16   Minimum Channel Deliveries.....................................   55
 10.17   Effectiveness of the Registration Statement....................   55
 10.18   Tax-Free Reorganization........................................   55
 10.19   Withdrawal of Arbitration Proceedings..........................   55
 10.20   Repayment of Affiliate Indebtedness............................   55
 10.21   Other Closing Date Deliveries..................................   55
 10.22   Proceedings, Instruments, etc..................................   56

                                   ARTICLE XI

                  Conditions to Obligations of the Sellers to
                Consummate the Transactions Contemplated Hereby

 11.01   Representations and Warranties True............................   56
 11.02   Performance....................................................   56
 11.03   Authorization..................................................   56
 11.04   No Restraint or Litigation.....................................   56
 11.05   Necessary Governmental Approvals...............................   56
 11.06   Opinions of Counsel of PTG.....................................   56
 11.07   Effectiveness of the Registration Statement....................   56
 11.08   New York Stock Exchange Listing................................   57
 11.09   Tax-Free Reorganization........................................   57

 SECTION                                                                   PAGE
 -------                                                                   ----
 11.10   Payment of Outstanding Indebtedness and Videotron Cash Amount..    57
 11.11   Payment for Non-Compete........................................    57
 11.12   Other Documents................................................    57
 11.13   Certificates...................................................    57
 11.14   Proceedings, Instruments, etc..................................    57

                                  ARTICLE XII

                                    Closing

 12.01   Closing........................................................    57

                                  ARTICLE XIII

                          Termination and Abandonment

 13.01   Grounds for Termination........................................    57
 13.02   Procedure Upon Termination.....................................    58

                                  ARTICLE XIV

                              Post-Closing Matters

 14.01   Covenants Regarding Employees and Covenant Not to Interfere,
         Compete or Solicit Business....................................    58
 14.02   Use of Trademarks and Names....................................    59
 14.03   Post Closing Adjustments.......................................    59
         Payment of Certain Liabilities and Delivery of Stock
 14.04   Certificates...................................................    60

                                   ARTICLE XV

                                Indemnification

 15.01   Indemnification by the Sellers and the Principal Shareholders..    61
 15.02   Indemnification by PTG.........................................    62
 15.03   Notice of Claims...............................................    63
 15.04   Escrow.........................................................    63
 15.05   Third Party Claims.............................................    63
 15.06   TTI Shareholder Acknowledgment.................................    64

                                  ARTICLE XVI

                            Miscellaneous Provisions

 16.01   Brokers........................................................    64
 16.02   Confidentiality................................................    64
 16.03   Payment of Expenses............................................    65
 16.04   Waiver of Compliance...........................................    65
 16.05   Notices........................................................    65
 16.06   Certain Limitations............................................    69

 SECTION                                                                  PAGE
 -------                                                                  ----
         Survival of Representations, Warranties, Indemnities and Other
 16.07   Agreements.....................................................   69
 16.08   Binding Nature; Assignment.....................................   69
 16.09   Governing Law; Construction....................................   69
 16.10   Counterparts...................................................   69
 16.11   Entire Agreement; Amendments and Waivers.......................   69
 16.12   Severability...................................................   69
 16.13   Headings.......................................................   69
 16.14   Remedies.......................................................   69
 16.15   Arbitration....................................................   70
 16.16   Escrow Agreement...............................................   71
 Execution...............................................................

SCHEDULES
---------
Disclosure Schedule
Schedule A    List of Sellers and Shares to be Exchanged
Schedule B    Permitted Monthly Subscribers
Schedule C    Assumed Employment Agreements
Schedule D    Closing Consents/Estoppel Certificates
Schedule E    Subleased Channels

EXHIBITS
--------
Exhibit A     Form of Escrow Agreement
Exhibit B     Form of Irrevocable Proxy
Exhibit C     Intentionally Deleted
Exhibit D     Form of Cooley Godward et al Opinion
Exhibit E     Form of FCC Opinion
Exhibit F     Form of Consent/Estoppel Certificates
Exhibit G     Form of Richard W. Odgers Opinion
Exhibit H     Form of Orrick, Herrington & Sutcliffe Opinion

                           STOCK PURCHASE AGREEMENT

  THIS STOCK PURCHASE AGREEMENT, is made and entered into as of this 9th day of November, 1995, by and among Pacific Telesis Group, a Nevada corporation ("PTG"), Pacific Telesis Acquisitions, a California corporation and a wholly-owned subsidiary of PTG ("Newco I"), Pacific Telesis Purchasing, a California corporation and wholly owned subsidiary of Pacific Telesis Enterprises Services Inc. ("Newco II"), Transworld Telecommunications, Inc., a Pennsylvania corporation ("TTI"), Videotron USA, Inc., a Delaware corporation ("Videotron USA"), Videoway Technologies Ltd., a Barbados corporation ("Videoway"), Wireless Holdings, Inc., a Delaware corporation ("WHI"), Videotron (Bay Area), Inc., a Florida corporation ("VBAI"), Le Groupe Videotron Ltee, a Canadian corporation ("Videotron Canada"), solely with respect to Sections 7.13, 9.06, 9.09 and 14.01 and Articles VA and XV hereof,
F. Lorenzo Crutchfield, Jr. (the "TTI Shareholder"), and solely with respect to Sections 9.06 and 14.01 and Article VA, Lance V. D'Ambrosio.

                                  Witnesseth:

  Whereas, TTI and Videotron USA each own 50% of the outstanding shares of capital stock of WHI;

  Whereas, TTI and Videotron USA own 20% and 80%, respectively, of the outstanding shares of capital stock of VBAI;

  Whereas, Videoway owns all of the outstanding shares of Videotron USA and Videotron Canada owns indirectly all of the outstanding shares of Videoway;

  Whereas, PTG desires Newco I to acquire from TTI, TTI's 50% equity interest in WHI (the "WHI Stock") and TTI's 20% equity interest in VBAI (the "VBAI Stock"), and TTI desires to transfer to Newco I all of TTI's shares of such capital stock, solely in exchange for the number of shares of Common Stock, $0.10 par value ("PTG Common Stock"), of PTG determined pursuant to Article II hereof, subject to certain adjustments set forth in Section 14.03 hereof in a transaction intended by the parties hereto to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

  Whereas, PTG desires Newco II to acquire from Videoway all of the outstanding shares (the "Videotron Stock") of Videotron USA, and Videoway and Videotron Canada desire to transfer such shares to Newco II, in exchange for the number of shares of PTG Common Stock and cash determined pursuant to
Article II hereof, subject to certain adjustments set forth in Section 14.03 hereof (this exchange, together with the exchange described in the preceding recital being collectively referred to herein as the "Exchange");

  Whereas, the Acquired Companies or their Subsidiaries hold or have rights to certain FCC Licenses and Channel Leases, control of which may not be transferred or the rights to which may not be assigned without prior FCC approval, and the parties agree to seek such approval;

  Now, therefore, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

  "Acquired Companies" shall mean WHI, VBAI and Videotron U.S.A. and their respective Subsidiaries.

  "Adjusted Gain" means net taxable gains and taxable dividends, without any offset of any operating or capital losses, recognized or required to be recognized by any of the Acquired Companies on any disposition or distribution of the Spin-Off Assets.

  "Affiliate" of a Person shall mean any other Person that, directly or indirectly, Controls or is Controlled by that Person, or is under common Control with that Person or any such other Person.

  "Agreement" shall mean this Stock Purchase Agreement as the same may be amended, supplemented or otherwise modified from time to time.

  "Approved Expenditures" shall mean any expenditures incurred by WHI or VBAI which are approved in writing by PTG.

  "Assumed Interest on Shareholder Debt" shall mean all interest accruing from October 1, 1995 to the Closing Date on all money borrowed by WHI and VBAI from Videotron USA or TTI, but in no event more than $500,000 per month.

  "BAC" shall mean Bay Area Cablevision, Inc., a California corporation.

  "Balance Sheet Date" shall mean September 30, 1995.

  "Benefit Plans" shall have the meaning ascribed thereto in Section 3.16(a) hereof.

  "Best Efforts" shall mean the taking by a party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable; provided, however, that such action shall not include the incurrence of unreasonable expense.

  "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in San Francisco, California a legal holiday or a day on which banking institutions are authorized by law to close.

  "Channel Leases" shall mean all leases held by or for the benefit of, WHI, VBAI or their respective Subsidiaries, relating to the use by WHI, VBAI or their respective Subsidiaries of airtime on ITFS, MDS or MMDS frequencies licensed by the FCC.

  "Channel License" shall mean any license granted by the FCC to a lessor of a Channel Lease to operate a Channel.

  "Channels" shall mean the ITFS, MDS or MMDS frequencies licensed by the FCC pursuant to the FCC Licenses or leased to WHI, VBAI or their Subsidiaries by an ITFS, MDS or MMDS licensee pursuant to Channel Leases, which Channels are set forth in Schedule 3.13 of the Disclosure Schedule under the caption "System Channels."

  "Closing" shall have the meaning ascribed thereto in Article XII.

  "Closing Date" shall have the meaning ascribed thereto in Article XII.

  "COBRA" shall have the meaning ascribed thereto in Section 3.16(a) hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Collateral" shall have the meaning ascribed to it in Section 14.03(f) hereof.

  "Colocate" shall mean to modify and/or relocate the facilities of an ITFS, MDS or MMDS applicant, permittee, conditional licensee or licensee, pursuant to FCC approval and in accordance with FCC Rules, at a common transmitter site with other ITFS, MDS and MMDS licensees in the same market pursuant to common technical characteristics.

  "Colocation Application" shall mean an application filed by an ITFS, MDS or MMDS licensee, pursuant to the FCC Rules, that has not been dismissed or denied by the FCC, to Colocate its facilities at the relevant Colocation Site, provided such application satisfies and complies with the FCC Rules, including without limitation, the interference protection requirements set forth in 47 C.F.R. (S)(S) 21.902, 21.938 and 74.903, and includes all necessary consent/no objection letters except those required from American Telecasting Inc., Gavilon, any Affiliates of American Telecasting Inc., any lessors of channel airtime leases to which American Telecasting Inc. is a party, PTG or Affiliates of PTG.

  "Colocation Sites" shall mean Mt. San Bruno, Monument Peak (Southern Bay Area System), Oldsmar Tower (Tampa System), San Miguel Mountain (San Diego System), Krell Mountain (Spokane System), Quartzite Mountain (Victorville System) and Paris Mountain (Greenville System).

  "Communications Act" shall mean the Communications Act of 1934, as amended, 47 U.S.C. (S) 151, et seq.

  "Contracts" shall have the meaning ascribed thereto in Section 3.17(b) hereof.

  "Control" (including, with correlative meaning, the terms "controlled by" or "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities representing more than 50% of the voting power of such Person.

  "Cure Period" shall have the meaning set forth in Section 7.10 hereof.

  "Customer Premises Equipment" shall mean equipment employed on the premises of a Person (other than a carrier) to originate, route, or terminate telecommunications, but does not include equipment used to multiplex, maintain or terminate access lines.

  "Disclosure Schedule" shall mean the disclosure schedule delivered to PTG concurrently with the execution of this Agreement.

  "Disclosure Schedule Supplement" shall have the meaning set forth in Section
7.12 hereof.

  "Distribution Adjustment" shall mean the product of (x) the Adjusted Gain and (y) 41%.

  "Environmental Laws" shall have the meaning set forth in the definition of "Environmental Liabilities."

  "Environmental Liabilities" shall mean any cost, debt, expense, obligation, liability or other responsibility arising as a result of, from or under any federal or state environmental law or regulation or other law or regulation relating to pollution or protection of the environment including any law that regulates or imposes standards of conduct with regard to the use, release, storage, handling or disposal of any solid wastes, toxic wastes, hazardous wastes or other hazardous, toxic or dangerous materials or substances ("Environmental Laws").

  "ERISA" shall have the meaning ascribed thereto in Section 3.16(a) hereof.

  "Escrow Agreement" shall mean that certain Escrow Agreement in the form of Exhibit A hereto to be entered into by PTG, Videotron Canada, Videoway, TTI and The Chase Manhattan Bank, N.A. as escrow agent.

  "Exchange" shall have the meaning set forth in the fifth recital hereof.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations and rules promulgated thereunder.

  "Expense" shall have the meaning ascribed to it in Section 15.01 hereof.

  "FAA" shall mean the Federal Aviation Administration.

  "FCC" shall mean the Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

  "FCC Adjustment" shall have the meaning ascribed thereto in Section 7.10 hereof.

  "FCC Conditions" shall mean with respect to any FCC License, Channel License or Related Facilities License that (a) such License is in full force and effect under the FCC Rules, (b) there are no expired authorizations where the licensee is seeking reinstatement, nor are there any pending extension requests unless there is a pending Colocation Application, the licensee has built facilities pursuant to the licensee's initial authorization and such request is the first extension request, (c) there are no material violations of any FCC Rules with respect to such License (including, (i) no enforcement action or written inquiry that could result in the termination of, the material impairment or forfeiture of any rights under, or material fine or forfeiture with respect to such License, (ii) no Channels shall be, or shall have been, nonoperational without the grant of special temporary authorization from the FCC unless the FCC has granted a waiver of its requirements that a Channel remain operational and all necessary filings relating to the operation of the Channel have been amended to reflect the period of nonoperation, and
(iii) there shall be no written renewal challenges or inquiries that could result in the termination of, the material impairment or forfeiture of any rights under or material fine or forfeiture with respect to the License, other than those arising from wireline ownership), (d) the Channels relating to such License shall have been Colocated or Colocation Applications shall have been filed (which do not request waivers of the FCC Rules except for the "natural evolution" waiver requests for the San Francisco System and the four channel waiver requests for the Tampa System), are not subject to any competing or conflicting applications (unless such competing or conflicting applications are dismissed and the relevant colocation application has been granted) and contain all necessary no objection letters unless such no objection letter is needed from American Telecasting Inc. ("ATI"), any Affiliates of ATI, any lessors of leases for channel airtime use to which ATI is a party, Gavilon, PTG, PTG's Affiliates or any lessors of leases for channel airtime use to which PTG is a party), and if granted, will allow the ITFS, MDS or MMDS licensee to transmit on the Channels from the relevant Colocation Site, (e) no substantive petition to deny or other substantive objection (including without limitation any interference issues, substantive petitions to deny, and substantive informal objections) relating to such Colocation Applications shall be pending or shall have been filed with the FCC, except those filed by ATI, any Affiliates of ATI, any lessors of leases for channel airtime use to which ATI is a party, Gavilon, PTG, PTG's Affiliates or any lessors of leases for channel airtime use to which PTG is a party; provided, however, that in order for a petition to deny or objection to be considered substantive, it must relate only to ITFS, MDS or MMDS channels currently being transmitted or proposed to be transmitted from a site located within the 50 mile radius of the Colocation Site in that market and must be filed by the permitholder or lessee of such channels; and provided, further, that if the period provided in the FCC Rules for the timely filings of petitions to deny has not expired as of the Closing Date and there are no substantive petitions to deny or other substantive objections (as described above) filed with the FCC or outstanding as of the Closing with respect to such License or Colocation Application, then such License shall be deemed to satisfy this clause (e) for purposes of satisfying the Minimum Channel Closing requirement set forth in Section 10.16 hereof and shall not be subject to the FCC Adjustment provided for in Section
7.10 hereof if such License otherwise meets the other FCC Conditions, (f) the Channel is licensed by the FCC to one of the Acquired Companies or there is a Channel Lease relating to such License that is in full force and effect, is a legal, valid and binding obligation of WHI, VBAI or one of their Subsidiaries, and to the Knowledge of Sellers, there is no material breach with respect to such Lease which could result in the termination of such Lease, the loss of any rights thereunder or any payments being made with respect to such breach, except RT Wireless with respect to the San Francisco System and LA Paging and MDS Associates with respect to the San Diego System, and (g) no third party shall be asserting or have any rights to assert any interest in any such Licenses or Channel Leases, if such License is a Channel License, except RT Wireless with respect to the San Francisco System and LA Paging and MDS Associates with respect to the San Diego System. Notwithstanding the foregoing, these FCC Conditions shall not be deemed unsatisfied solely because an application is dismissed or returned solely due to missing "no objection" letters from, or because of issues raised in petitions to deny or informal objections filed by ATI, ATI Affiliates, any lessors of leases of channel airtime use to which ATI is a party, Gavilon, PTG, PTG's Affiliates or any lessors of leases of channel airtime use to which PTG is a party.

  "FCC Licenses" shall mean the Permits issued by the FCC, including construction permits, to operate and transmit on the following Channels with the following call signs: San Francisco: KFF81, Channel MDS-1; WMY498, Channels F1 through F3; WNTA514, Channel H2; San Jose: WJL36, Channel MDS-1; Channel MDS-2; WMY499, Channels F2 through F4; WNEJ497, Channel H-1; WNTM579, Channel H-2; Tampa: WHT700, Channels E1 through E4; Greenville: WLW738, Channels E1 through E4, and WNTH789, Channel H-1; Additional Licenses: WLY503, WNTX836, WLY480.

  "FCC Orders" shall have the meaning set forth in Section 7.03(b) hereof.

  "FCC Rules" shall mean Title 47 of the Code of the Federal Regulations, as amended, from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

  "Final Action" shall have the meaning set forth in Section 7.03(b) hereof.

  "Financial Status" shall mean the financial position, business, assets, properties or operations of the Person in question and its Subsidiaries.

  "Financial Statements" shall have the meanings ascribed thereto in Section
3.05 hereof.

  "Final Closing Balance Sheet" shall have the meaning ascribed thereto in
Section 14.03 hereof.

  "Final Starting Balance Sheet" shall have the meaning ascribed thereto in
Section 14.03(b) hereof.

  "GAAP" shall mean generally accepted United States accounting principles, applied on a consistent basis.

  "Governmental Authority" shall mean any federal, state, local or other governmental or administrative body, instrumentality, department, agency or any court, tribunal, administrative hearing, arbitration panel, commission or other similar dispute resolving panel or body.

  "Greenville System" shall have the meaning ascribed thereto in Section 3.13(g) hereof.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "IRS" shall mean the Internal Revenue Service.

  "ITFS" shall mean Instructional Television Fixed Service, a class of microwave frequencies licensed by the FCC, pursuant to Part 74 of the FCC Rules, primarily to educational organizations to be used primarily for the transmission of instructional, cultural and other types of educational material to fixed receiving stations; the excess capacity of ITFS stations may be leased for commercial operations pursuant to the terms and conditions set forth in the FCC Rules.

  "Interexchange Facilities" shall mean radio devices used to receive or transmit signals from or to remote telecommunications exchange areas, including satellite earth stations or other receive-only devices, and any Permits relating thereto.

  "Interexchange telecommunications" shall mean telecommunications between a point or points located in one exchange telecommunications area and a point or points located in one or more other exchange areas or a point outside an exchange area.

  "Knowledge of the Sellers and the Principal Shareholders" shall mean the "Knowledge of Videoway and Videotron Canada," the "Knowledge of TTI," the actual knowledge of the respective members of the boards of directors and officers of each of the Acquired Companies, and the actual knowledge of Brian Reynolds, Francois Labonte, Harry Perlow, Chris Meyers, Bob Stark, Ron Hren, Cheryl Hanna, Chris Anderson, Phil Mustain, Ron Loiacano and Dale Montgomery.

  "Knowledge of Videoway and Videotron Canada" shall mean the actual knowledge of David Lowry, Jerry Tegler, Alain Michel, Guy Brochu and each of the officers and directors of Videoway and Videotron Canada.

  "Knowledge of TTI" shall mean the actual knowledge of TTI; provided, however, that TTI shall be deemed to have actual knowledge of a particular fact if any individual who is serving as a director or officer of TTI has actual knowledge of such fact.

  "Leased Property" shall have the meaning ascribed thereto in Section 3.21 hereof.

  "Leased Spectrum" shall have the meaning set forth in Section 9.04(b) hereof.

  "Leases" shall have the meaning ascribed thereto in Section 3.21 hereof.

  "Legal Requirements" shall mean all applicable international, foreign, federal, state and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations or permits, including, without limitation,
(a) the Communications Act and all orders issued and regulations promulgated under the Communications Act (excluding proposed regulatory rules of general applicability), (b) the HSR Act, and (c) the Securities Act and the Exchange Act and all orders issued and rules and regulations promulgated under the Securities Act and the Exchange Act.

  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, hypothecation, assignment for security or charge of any kind.

  "LMDS" shall mean local multipoint distribution service which is expected to be authorized by the FCC in the 27.5-29.5 GHZ band in CC Docket No. 92-297.

  "Loss" shall have the meaning ascribed to it in Section 15.01 hereof.

  "MDS" shall mean Multipoint Distribution Service, a domestic transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules, rendered on microwave frequencies from a primary fixed transmitter location simultaneously to multiple receiving facilities used primarily for the distribution of commercial visual and audio programming.

  "MFJ" shall mean the consent decree settling antitrust litigation, pursuant to which AT&T Corp. divested its local telephone companies in 1984, entitled "Modification of Final Judgment" entered into in United States v. AT&T, 552 F. Supp. 131 (D.D.C. 1982) and as amended from time to time.

  "Minority Shareholders" shall mean Tony Thomson and Philip Mustain.

  "MMDS" shall mean Multichannel Multipoint Distribution Service, a domestic transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules using the frequency of 2596 to 2644 MHZ and rendered on microwave frequencies from a fixed transmitter location simultaneously to multiple receiving facilities used primarily for the distribution of commercial visual and audio programming.

  "Net Incremental Subscribers Added" shall mean Subscribers added in the Tampa System and the Spokane System between September 1, 1995 and the Closing Date, minus any Subscribers who are past due in making payments by more than 45 days at any time between September 1, 1995 and the Closing Date at the applicable date; provided, however, that in no event shall the cumulative Net Incremental Subscribers Added for the period

September 1, 1995 through the Closing Date for each of the Spokane and Tampa Systems exceed the cumulative Permitted Monthly Subscribers for such period for such System (adjusted pro rata based on the number of days elapsed during the month if the Closing does not occur on the last day of a month); and provided, further that Net Incremental Subscribers Added shall not exceed the quotient obtained by dividing (i) the subscriber revenue (excluding non-recurring items) less Subscribers 45 days past due in payments for each of the Spokane System and the Tampa System from September 1, 1995 through the Closing Date by (ii) $27.00 with respect to Spokane Subscribers and $21.00 with respect to Tampa Subscribers, respectively, less the Subscriber number as of September 1, 1995.

  "Newco I" shall have the meaning ascribed to it in the introduction of this Agreement.

  "Newco II" shall have the meaning ascribed to it in the introduction of this Agreement.

  "Northern Bay Area System" shall have the meaning ascribed to it in Section 3.13(j) hereof.

  "145 Affiliate" shall have the meaning ascribed to it in Section 8.02 hereof.

  "Officers' Certificate" shall have the meaning set forth in Section 7.09(b) hereof.

  "Ordinary Course of Business" shall mean an action taken by a Person if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal ongoing operations of such Person; and
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), is not required to be specifically authorized by the parent company (if any) of such Person, and does not require any other special corporate authorization (other than the customary delegation of authority to officers and other employees).

  "Outstanding Indebtedness" shall mean all outstanding indebtedness for money borrowed by any of the Acquired Companies (excluding inter-company debt among the Acquired Companies and any Spin-off Liabilities), including the face amount of such indebtedness, all accrued interest and penalties, if any, thereon, and all financing and brokerage fees relating thereto.

  "Outstanding Liabilities" shall mean any liabilities of the Acquired Companies (excluding any Spin-off Liabilities) relating to (a) fees and expenses for investment banking and financial advisory services, if any, including without limitation, those payable to Goldman Sachs & Co. and Wasserstein, Perella & Co., (b) amounts under any employment or severance agreements between any of the Acquired Companies and any Person, except for those employment agreements set forth on Schedule C hereto, (c) amounts expended or liabilities incurred with respect to the acquisition of shares of BAC's stock from the Minority Shareholders, (d) obligations under that certain partnership agreement to which Dakota Licensing is a party unless PTG notifies the Sellers prior to Closing that it intends to assume such obligations (if PTG does not so notify, the partnership agreement and the obligations thereunder shall be spun-off in the Spin-Off), (e) Approved Expenditures which have not been paid as of the Closing Date, and (f) any other liabilities set forth on the Final Closing Balance Sheet other than Outstanding Indebtedness and accrued expenses incurred in the Ordinary Course of Business and not yet payable in accordance with their terms (specifically excluding from Ordinary Course of Business (i) any fees and expenses relating to litigation (provided, however, that litigation costs incurred after the date hereof in connection with any litigation involving American Telecasting Inc. shall be included in Ordinary Course of Business if the Sellers have obtained the written consent of PTG prior to incurring such costs), (ii) financing arrangements or brokerage services, (iii) financial advisory, legal or engineering services,
(iv) any obligations under Contracts entered into subsequent to the date hereof without the prior written consent of PTG or modifications to existing Contracts, which modifications are entered into subsequent to the date hereof without the prior written consent of PTG and (v) any liabilities or obligations incurred by any of the Acquired Companies in violation of Sections
7.04 and 7.05 hereof or relating to any of the Spin-off Assets.

  "Permits" of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including, without limitation, licenses and other authorizations issuable by a Governmental

Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

  "Permitted Lien" shall mean with respect to any Lien on the assets and properties of the Acquired Companies any (i) Liens for Taxes not yet delinquent for which adequate reserves, as are required by GAAP, have been established on the Financial Statements and (ii) minor interests, none of which is substantial in amount, materially detracts from the value of such assets or property or materially impairs the use thereof in the operation of the businesses of the Acquired Companies.

  "Permitted Monthly Subscribers" shall mean for a given month the number of Subscribers set forth on Schedule B hereto with respect to such period.

  "Person" shall mean an individual, partnership, corporation, joint venture, trust, unincorporated organization or association or other legal entity.

  "Post-Closing Adjustment" shall have the meaning set forth in Section
14.03(d).

  "Post-Closing Financial Statements" shall have the meaning ascribed thereto in Section 14.03(a).

  "Pre-Closing Balance Sheet Date" shall mean the last day of the calendar month preceding the Pre-Closing Balance Sheet Delivery Date.

  "Pre-Closing Balance Sheet Delivery Date" shall mean the tenth day preceding the Closing Date.

  "Pre-Closing Financial Statements" shall have the meaning ascribed thereto in Section 7.09(a) hereof.

  "Principal Shareholders" shall mean Videoway and Videotron Canada.

  "Proceedings" shall have the meaning ascribed thereto in Section 9.02(d) hereof.

  "Proxy Statement" shall mean the proxy statement relating to the TTI Shareholders' Meeting included in the Registration Statement.

  "PTG" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "PTG Common Stock" shall have the meaning ascribed thereto in the fourth recital to this Agreement.

  "PTG Common Stock Closing Price" shall mean the average closing sales price on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal) for a share of PTG Common Stock for a period of twenty Business Days prior to the Closing Date.

  "PTG Expense" shall mean, with respect to each Channel that does not at the Closing Date meet the FCC Conditions, cash expenditures incurred by PTG through the Cure Period to satisfy the FCC Conditions with respect to such Channel (to a maximum of $2 million per Channel in the Northern Bay Area System, the Southern Bay Area System and the San Diego System, $1 million per Channel in the Tampa System, $0.5 million per Channel in the Seattle System and $0.25 million per Channel in the Spokane, Greenville and Victorville Systems), including, without limitation, the fees and expenses of Covington & Burling, the fees and expenses of engineers and other professional consultants, and any amounts paid to any third parties to resolve such FCC issues.

  "Qualified Plans" shall have the meaning set forth in Section 3.16(b) hereof.

  "Registration Statement" shall have the meaning set forth in Section 8.01 hereof.

  "Related Facilities" shall mean any facility licensed by the FCC in conjunction with or in support of the operation of the Channels or the System, including without limitation, private operational fixed microwave facilities.

  "Related Facilities License" shall mean the license granted by the FCC to operate a Related Facility.

  "Responsible Personnel" shall mean Michael J. Fitzpatrick, President and Chief Executive Officer of Pacific Telesis Enterprises, and Lee G. Camp, President and Chief Executive Officer of Pacific Telesis Enhanced Services.

  "Restricted Securities" shall have the meaning set forth in Section 8.02 hereof.

  "San Diego System" shall have the meaning ascribed to it in Section 3.13(h) hereof.

  "Seattle System" shall have the meaning ascribed to it in Section 3.13(j) hereof.

  "SEC" shall mean the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Sellers" shall mean TTI and Videoway

  "Southern Bay Area System" shall have the meaning ascribed to it in Section 3.13(k) hereof.

  "Spin-off" shall have the meaning ascribed thereto in Section 9.04 hereof.

  "Spin-off Assets" shall have the meaning ascribed thereto in Section 9.04 hereof.

  "Spin-off Liabilities" shall have the meaning ascribed thereto in Section
9.04 hereof.

  "Spokane System" shall have the meaning ascribed thereto in Section 3.13(e) hereof.

  "Subsidiary," with respect to any Person, shall mean any corporation, limited liability company, partnership, or other entity, of which securities or other interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that entity, are owned, directly or indirectly, by such Person.

  "Subscriber" shall mean, with respect to the System, a Person at any given time contracting with WHI or VBAI or any of their respective Subsidiaries for wireless cable services and who is (A) monthly receiving signals supplied by WHI or VBAI or any of their respective Subsidiaries and (B) has committed to pay for such signals, directly or indirectly, under subscriptions with WHI or VBAI or any of their respective Subsidiaries; provided, however, that the term "Subscriber" shall exclude all subscribers of the SMATV operations of BAC being spun-off in the Spin-off.

  "Subscriber Adjustment" shall mean the product of (i) $1,000 times (ii) the Net Incremental Subscribers Added.

  "Subscriber Deterioration Post-Closing Adjustment" shall mean the product of
(i) $1,000 times (ii) the negative change, if any, in the number of Subscribers between September 1, 1995 and the Closing Date.

  "Subscriber Agreement" shall mean any agreement between a Subscriber and any of the Acquired Companies.

  "System" shall mean, collectively, the MMDS, MDS and ITFS microwave distribution, reception and/or operating systems used or to be used to transmit on the Channels, pursuant to the FCC Licenses, the Channel

Leases, Related Facilities Licenses and the other System Agreements, a wireless cable service in Victorville, San Francisco, San Jose, San Diego, Tampa, Seattle, Spokane and Greenville; provided, however that the System shall not include any of the Spin-off Assets or the Spin-off Liabilities.

  "System Agreements" shall mean all FCC Licenses, Channel Leases, Leases, programming agreements, retransmission agreements and other material agreements of WHI and VBAI or any of their Subsidiaries relating to the Channels.

  "Tampa System" shall have the meaning ascribed thereto in Section 3.13(d) hereof.

  "Taxes" means all taxes, charges, fees, levies, or other assessments imposed by any United States federal, state, or local taxing authority, or by any foreign taxing authority, including (but not limited to) income, gross receipts, excise, sales, use, property, payroll, license, ad valorem, withholding, social security, national insurance (or other similar contributions or payments), franchise, net worth, capital, or other taxes (including any interest, fines, penalties, or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies, or other assessments).

  "Tax Return" means any return, report, information return, or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes (including any returns related to Benefit Plans maintained by a Person or any of its Subsidiaries).

  "Telecommunications Equipment" shall mean equipment, other than Customer Premises Equipment, used by a carrier to provide telecommunications services.

  "Transfer Applications" means the applications filed with the FCC seeking to assign or transfer control of the FCC Licenses to an entity designated by PTG.

  "Transferred Shares" shall mean the shares of WHI Stock, VBAI Stock and Videotron Stock.

  "TTI" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "TTI Acquisition" shall mean TTI Acquisition Corp., a Delaware corporation.

  "TTI Shareholder" shall have the meaning ascribed thereto in the introduction of this Agreement.

  "TTI Shareholders' Meeting" shall have the meaning ascribed thereto in
Section 9.05 hereof.

  "TWTV-Spokane" shall mean Transworld Wireless TV-Spokane, Inc., a Delaware corporation.

  "VBAI" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "VBAI Stock" shall have the meaning ascribed to it in the fourth recital to this Agreement.

  "Victorville System" shall have the meaning ascribed to it in Section 3.13(f) hereof.

  "Videoway" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "Videotron Canada" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "Videotron Cash Amount" shall mean the excess of all inter-company indebtedness of WHI and VBAI (including accrued interest) owed to Videotron USA as of the Closing Date over the aggregate Outstanding Indebtedness as of the Closing Date of Videotron USA to Videotron International Ltee.

  "Videotron Contracts" shall have the meaning ascribed thereto in Section 4.16(b) hereof.

  "Videotron Financial Statements" shall have the meaning ascribed thereto in
Section 4.05 hereof.

  "Videotron Stock" shall have the meaning ascribed to it in the fifth recital to this Agreement.

  "Videotron USA" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "WHI" shall have the meaning ascribed thereto in the introduction to this Agreement.

  "WHI San Diego" shall mean WHI-San Diego, Inc., a California corporation.

  "WHI Stock" shall have the meaning ascribed to it in the fourth recital to this Agreement.

  1.02 Construction. This Agreement is the result of arm's-length negotiations between, and has been reviewed by, each party hereto and its counsel. Each party agrees that any ambiguity of this Agreement shall not be interpreted against the party drafting the particular clause which is in question.

  1.03 Other Definitional Provisions. The meanings given to terms herein shall be equally applicable to both the singular and plural forms of such terms. Any references to Articles, Sections, Exhibits or Schedules contained herein shall, unless otherwise so specified, refer to the Article, Section, Exhibit or Schedule of the same number contained in this Agreement. A masculine pronoun whenever used herein shall be construed to include the feminine or neuter where appropriate.

                                  ARTICLE II

                               EXCHANGE OF STOCK

  2.01 Number of Shares of PTG Common Stock to Be Exchanged. The total number of shares of PTG Common Stock exchangeable for the WHI Stock, the VBAI Stock and the Videotron Stock pursuant to this Agreement shall be, subject to the provisions in Section 2.02 and 2.03 hereof and any adjustments as set forth in
Section 14.03 hereof, equal to the quotient of (a) the difference between (i) One Hundred Seventy Million Dollars ($170,000,000); plus 75% of the Subscriber Adjustment; plus any Assumed Interest on Shareholder Debt; plus any Approved Expenditures; and (ii) the sum of the Distribution Adjustment; all Outstanding Indebtedness as of the Closing Date; the Outstanding Liabilities as of the Closing Date; the Videotron Cash Amount; and the FCC Adjustment; divided by
(b) the PTG Common Stock Closing Price. Subject to any adjustments as set forth in Section 14.03 hereof, Schedule A attached hereto lists each Seller, the number of Transferred Shares to be exchanged by such Seller and the number of shares of PTG Common Stock to be received by such Seller, provided that such number of shares of PTG Common Stock shall be set forth on Schedule A on the Closing Date. In addition, on the Closing Date, there shall be a direct payment by PTG of an additional number of shares of PTG Common Stock delivered to TTI in an amount equal to the quotient of $5,000,000 divided by the PTG Common Stock Price. In addition, on the Closing Date, so long as the FCC Adjustment is less than $14 million, there shall be a direct payment by PTG of an additional number of shares of PTG Common Stock delivered to Videoway in an amount equal to the quotient of $1,120,000 divided by the PTG Common Stock Price.

  2.02 Exchanges of PTG Common Stock for the Transferred Shares. Subject to the terms and conditions of this Agreement, (a) TTI agrees to assign and transfer to Newco I and Videoway agrees to assign and transfer to Newco II, and Newco I or Newco II, as the case may be, agrees to acquire and accept from each of the Sellers at the Closing, all of such Seller's Transferred Shares, in each case as described in Section 2.01, subject to certain adjustments set forth in Section 14.03 hereof, and (b) PTG agrees to issue and deliver to each of the Sellers and each of the Sellers agrees to acquire and accept from PTG at the Closing, subject to certain adjustments set forth in Section 14.03 hereof and to Section 2.03 below, in exchange for such Seller's Transferred Shares, one or more certificates registered in such Seller's name representing the number of shares of PTG Common Stock set forth on Schedule A hereto, provided that no fractional share of PTG Common Stock shall be transferred to a Seller, but any fractional share of PTG Common Stock resulting from the applicable calculations shall be rounded to the nearest whole share.

  2.03 Delivery of Certain Shares into Escrow. Notwithstanding Sections 2.01 and 2.02 above, shares of PTG Common Stock having a value of $11,000,000 (based on the PTG Common Stock Closing Price) to be issued to Videoway and shares of PTG Common Stock having a value of $6,000,000 (based on the PTG Common Stock Closing Price) to be issued to TTI shall be deposited into an escrow pursuant to the terms and conditions of the Escrow Agreement. Such shares of PTG Common Stock shall be delivered out of such escrow in accordance with the terms and conditions of the Escrow Agreement.

                                  ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPAL SHAREHOLDERS

  Except as expressly set forth in the Disclosure Schedule, the Sellers and the Principal Shareholders represent and warrant to PTG, Newco I and Newco II that the following statements are true and correct:

  3.01 Corporate Organization. Each of WHI and VBAI and each of their respective Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of WHI and VBAI and each of their respective Subsidiaries has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing except where the failure to be so licensed or qualified would not have a material adverse effect on the Financial Status of such Person, on the System or on the ability of such Person to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No amendment or other document relating to the Certificate of Incorporation of WHI has been filed in the Office of the Secretary of State of Delaware since November 12, 1993. No amendment or other document relating to the Certificate of Incorporation of VBAI has been filed in the office of the Secretary of State of Florida since May 2, 1994. No amendment or other document relating to the charter of any Subsidiary of WHI or VBAI has been filed in the offices of the Secretary of State of their respective states of incorporation except as set forth in the Disclosure Schedule under the caption "Subsidiaries." The copies of the Bylaws and corporate minutes of WHI, VBAI and their Subsidiaries delivered to PTG on or before the date hereof are true, correct and complete copies of the Bylaws and corporate minutes of WHI, VBAI and their Subsidiaries.

  3.02 Execution, Delivery and Enforceability of Agreement. Each of WHI and VBAI has all requisite power and authority (corporate and other) to enter into this Agreement and to perform its obligations under this Agreement. Each of WHI and VBAI has taken all corporate actions necessary to be taken by it to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby. This Agreement has been executed and delivered by each of WHI and VBAI and constitutes the legal, valid and binding obligation of each of WHI and VBAI, enforceable against each of them in accordance with its terms.

  3.03 Capitalization.

    (a) The entire authorized capital stock of WHI consists of 50,000 shares of Common Stock, $.001 par value and no shares of Preferred Stock. As of the date hereof, 9,284 shares of such Common Stock held of record by the Persons listed on Schedule A in the respective amounts indicated therein and no shares of Preferred Stock are issued and outstanding. All of the outstanding shares of Common Stock of WHI have been validly issued, fully paid and are nonassessable, and none were issued in violation of the preemptive or similar rights (whether statutory or contractual) of any Person. None of such shares were issued, offered or sold by WHI in violation of any applicable federal or state securities laws or the rules and regulations thereunder. WHI has no outstanding options, warrants, debentures or other securities convertible into or exchangeable or exercisable for shares of capital stock of WHI, and there are no outstanding contracts, commitments or arrangements by which WHI is or may become bound to issue, repurchase, retire or otherwise acquire (contingent or otherwise) any shares of capital stock of WHI or any security convertible into or exchangeable for any of its capital stock. WHI is not a party to any voting trust or other agreement, contract or obligation (whether written or oral) with respect to the voting of the capital stock of WHI and, to the Knowledge of the Sellers and the Principal Shareholders, there are no such voting trusts or other agreements, contracts or obligations (whether written or oral) with respect to the voting of the capital stock of WHI.

    (b) The entire authorized capital stock of VBAI consists of 1,000 shares of Common Stock, $.01 par value, and no shares of Preferred Stock. As of the date hereof, 1,000 shares of such Common Stock are held of record by the Persons listed on Schedule A in the respective amounts indicated therein and no shares of Preferred Stock are issued and outstanding. All of the outstanding shares of Common Stock of VBAI have been validly issued, fully paid and are nonassessable, and none were issued in violation of the preemptive or similar rights (whether statutory or contractual) of any Person. None of such shares were issued, offered or sold by VBAI in violation of any applicable federal or state securities laws or the rules and regulations thereunder. VBAI has no outstanding options, warrants, debentures or other securities convertible into or exchangeable or exercisable for shares of capital stock of VBAI, and there are no outstanding contracts, commitments or arrangements by which VBAI is or may become bound to issue, repurchase, retire or otherwise acquire (contingent or otherwise) any shares of capital stock of VBAI or any security convertible into or exchangeable for any of its capital stock. VBAI is not a party to any voting trust or other agreement, contract or obligation (whether written or oral) with respect to the voting of the capital stock of VBAI and, to the Knowledge of the Sellers and the Principal Shareholders, there are no such voting trusts or other agreements, contracts or obligations (whether written or oral) with respect to the voting of the capital stock of VBAI.

  3.04 Subsidiaries.

    (a) WHI has no Subsidiaries other than BAC, TWTV-Spokane, TTI Acquisition, WHI-San Diego and Desert Winds Comm, Inc. All of the outstanding shares of the capital stock of each Subsidiary of WHI have been validly issued and are fully paid and nonassessable and are owned, beneficially and of record, by WHI, free and clear of any Liens, except that 60 shares of Common Stock of BAC, representing 6% of the outstanding capital stock of BAC, are owned of record by the Minority Shareholders. In addition, neither WHI nor any of its Subsidiaries owns, directly or indirectly, any capital stock or equity securities of any other corporation or has any direct or indirect equity or ownership interest in any other business corporation, partnership, joint venture or entity, other than the Subsidiaries listed above, except for shares in investment companies generally known as "money market" or "mutual" funds. Schedule 3.04 of the Disclosure Schedule contains the name, jurisdiction of incorporation or organization, authorized shares or equity capital and number and percentage of outstanding shares or equity interests of each Subsidiary of WHI. There are no agreements, contracts or obligations (whether written or oral), options, rights or other commitments of any character relating to the issuance of any securities by any Subsidiary of WHI. None of the securities issued, offered or sold by any Subsidiary of WHI was issued, offered or sold in violation of any applicable federal or state securities laws or the rules and regulations promulgated thereunder.

    (b) VBAI has no Subsidiaries. In addition, VBAI does not own, directly or indirectly, any capital stock or equity securities of any other corporation or has any direct or indirect equity or ownership interest in any business corporation, partnership, joint venture or entity other than the Subsidiaries listed above, except for shares in investment companies generally known as "money market" or "mutual" funds.

  3.05 Financial Statements. The Sellers have furnished to PTG complete and accurate copies of: (i) audited consolidated financial statements of WHI and its Subsidiaries as of and for the period from November 9, 1993 (date of inception) through August 31, 1994, including an audited consolidated balance sheet of WHI and its Subsidiaries as of the end of such period and audited consolidated statements of operations, changes in shareholders equity and statement of cash flows of WHI and its Subsidiaries for such period, together with the opinion thereon of Deloitte & Touche LLP, independent certified public accountants; (ii) unaudited consolidated financial statements of WHI and its Subsidiaries for the fiscal year ended August 31, 1995, including an unaudited consolidated balance sheet as of the end of such period and unaudited consolidated statements of operations, changes in shareholders equity and statement of cash flows of WHI and its Subsidiaries for the fiscal year then ended; (iii) unaudited consolidated financial statements of WHI and its Subsidiaries for the one month period ended September 30, 1995, including an unaudited consolidated balance sheet as of September 30, 1995 and unaudited consolidated statements of operations, changes in shareholders equity and statement of cash flows of WHI and its Subsidiaries for such period; (iv) audited financial statements of VBAI as of and for the period from November 19, 1993 (date of inception) through August 31, 1994, including an audited balance sheet of VBAI as of the end of such period and audited statements of operations, changes in shareholders equity and statement of cash flows of VBAI for such period, together with an opinion thereon of Deloitte and Touche LLP, independent certified public accountants; (v) unaudited financial statements of VBAI for the fiscal year ended August 31, 1995, including an unaudited balance sheet as of the end of such period and unaudited statements of operations, changes in shareholders equity and statement of cash flows of VBAI for such fiscal year; (vi) unaudited financial statements of VBAI for the one-month period ended September 30, 1995, including an unaudited balance sheet as of and for the one-month period ended September 30, 1995 and unaudited statements of operations, changes in shareholders' equity and cash flows of VBAI for such one-month period; and (vii) unaudited pro-forma balance sheets and pro-forma statements of operations and cash flows of each of WHI and VBAI as of and for the fiscal year ended August 31, 1995 and as of and for the one month period ended September 30, 1995 reflecting the exclusion of the Spin-off Assets, the Spin-off Liabilities, all inter-company indebtedness, the Outstanding Indebtedness and the Outstanding Liabilities (the financial statements referred to in this Section 3.05 being collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the respective periods, except as therein noted and except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments. The Financial Statements present fairly the financial position of WHI, VBAI and their respective Subsidiaries as of such dates and the results of their operations and cash flows for such periods. Neither WHI or VBAI nor any of their respective Subsidiaries had, as of the dates of the respective Financial Statements, any obligation or liability, individually or in the aggregate, of the nature required to be disclosed in financial statements prepared in accordance with GAAP that is not disclosed by the respective Financial Statements referred to above, except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments and the pro-forma financial statements are not prepared in accordance with GAAP.

  3.06 No Adverse Changes. From the Balance Sheet Date to the date of this Agreement, there has been no material adverse change in (i) the Financial Status of either WHI or VBAI or any of their respective Subsidiaries or, (ii) any of the Tampa System, Spokane System, Victorville System, Greenville System, San Diego System, Seattle System, Northern Bay Area System or Southern Bay Area System. As of the date of this Agreement, neither the Sellers nor the Principal Shareholders have Knowledge of any loss contingency of either WHI or VBAI or any of their respective Subsidiaries within the meaning of Statement of Financial Accounting Standards No. 5 which has not been disclosed in the Financial Statements of such Persons referred to in Section 3.05 above or which has not been disclosed pursuant to this Agreement which has or would reasonably be expected to have a material adverse effect on (i) the Financial Status of either WHI or VBAI or any of their respective Subsidiaries or (ii) any of the Tampa System, Spokane System, Victorville System, Greenville System, San Diego System, Seattle System, Northern Bay Area System or Southern Bay Area System.

  3.07 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by WHI and VBAI will not
(a) violate any provision of WHI's or VBAI's or any of their Subsidiaries' respective Certificates of Incorporation, Bylaws or other charter documents,
(b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness for borrowed money of WHI or VBAI or any of their Subsidiaries, (c) except as set forth on Schedule 3.08 of the Disclosure Schedule under the caption "Consents," violate, or constitute a default under, or permit the termination of, or trigger a right of first refusal under, or cause the loss of any rights or options under any Permit, System Agreement or other Contract, (d) result in the creation or imposition of any Lien upon any of the assets or properties of WHI or VBAI or their Subsidiaries or (e) violate any Legal Requirement to which WHI or VBAI or any of their Subsidiaries is subject.

  3.08 Consents and Approvals. Except as set forth on Schedule 3.08 of the Disclosure Schedule under the caption "Consents," the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Sellers, the Acquired Companies and the Principal Shareholders do not require the consent, approval, license or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority and will not result in any breach or default which could result in the termination of, the impairment or forfeiture of any rights under or any payments being made with respect to any of the Permits, FCC Licenses, Channel Licenses, Related Facilities Licenses, System Agreements or other Contracts.

  3.09 Compliance with Legal Requirements.

    (a) Each of WHI, VBAI and their Subsidiaries has conducted its business and operated the System in material compliance with all Legal Requirements. Except as specified in the Disclosure Schedule, the assets and properties of WHI and VBAI and their Subsidiaries and their uses (other than the Spin-Off Assets) conform in all material respects to all applicable Legal Requirements currently required to be complied with in the business and operations of WHI and VBAI and their Subsidiaries (including the operation of the System).

    (b) Neither WHI or VBAI nor any of their Subsidiaries have received any written or, to the Knowledge of the Sellers and the Principal Shareholders, oral citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any other written or, to the Knowledge of the Sellers and the Principal Shareholders, oral notice from any Governmental Authority (including the FCC and FAA) or Person regarding the violation of, or failure to comply with, any Legal Requirements relating to the operations or any assets or properties of WHI and VBAI and their Subsidiaries, or the obligation on the part of WHI, VBAI or any of their Subsidiaries to undertake or bear the cost of any remedial action.

    (c) Neither WHI or VBAI nor any of their Subsidiaries is currently, or at any time in the past has, engaged in the design, development or manufacture of Customer Premises Equipment or Telecommunications Equipment or engaged in the provision to third parties of Interexchange telecommunications services, including transport, switching and routing.

    (d) To the Knowledge of the Sellers and the Principal Shareholders, there has been (i) no spill, discharge, leak, emission, injection, escape, dumping, storage, deposit or other release by WHI, VBAI or any of their Subsidiaries (or any other Person) onto or under the properties owned or occupied at any time by WHI, VBAI or any of their Subsidiaries or from such properties into (x) the environment surrounding such properties or (y) elsewhere of any solid wastes, toxic wastes, hazardous wastes or other hazardous, toxic or dangerous materials or substances and (ii) no violation of any other Environmental Law or regulation that would reasonably be expected to result in the incurrence of an Environmental Liability in an amount exceeding $100,000.

    (e) With respect to each transmitter site, WHI, VBAI or their respective Subsidiaries have applied, or caused the application to be filed, for authorization from the FAA, if required by the FAA rules and regulations, to construct and operate a transmitter at such site. To the Knowledge of the Sellers and the Principal Shareholders, each transmitter site is and has been constructed, lighted and painted in accordance with the terms of the applicable Permits, FCC Rules and FAA rules and regulations.

  3.10 Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement, each of WHI, VBAI and their Subsidiaries has conducted its business only in the Ordinary Course of Business and none of such companies has:

    (a) incurred any increase in indebtedness for borrowed money over the level thereof reflected in the Financial Statements (except for inter-company indebtedness or indebtedness owing to Videotron International Ltee disclosed in Schedule 3.10 of the Disclosure Schedule) or granted any security interest in any of its assets or other property to secure any obligation for borrowed money;

    (b) issued or sold any capital stock;

    (c) received any written or, to the Knowledge of the Sellers and the Principal Shareholders, oral notices of a default or breach of any System Agreement or other Contract;

    (d) waived, compromised or permitted to lapse any claims or rights of substantial value, or sold, transferred or otherwise disposed of any assets or other properties (including any System Agreement or other Contract), except in the Ordinary Course of Business;

    (e) adopted or amended in any respect any Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, paid time off for sickness or other plan, program or arrangement for the benefit of employees, consultants or directors, or granted any general increase in the compensation of employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase in the compensation payable or to become payable to any officer or director;

    (f) made any capital commitments in excess of $100,000 in the aggregate;

    (g) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock;

    (h) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any other agreement or arrangement with, any of its executive officers, directors or other Affiliates, except for (i) normal business advances to employees consistent with past practice and (ii) payment of compensation to officers;

    (i) suffered any damage, destruction, loss or claim to or against any property or asset with an aggregate value in excess of $100,000, whether or not covered by insurance;

    (j) initiated or maintained any proceedings with respect to its sale, merger, consolidation, liquidation or reorganization other than pursuant to the terms of this Agreement and in connection with the Spin-Off;

    (k) terminated, amended or modified any System Agreement or other
  Contract; or

    (l) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

  3.11 Availability of Assets and Title.

    (a) Except as described in Schedule 3.11 in the Disclosure Schedule under the title "Assets" (which may incorporate the list under the caption "Spin-Off Assets" in Schedule 9.04 of the Disclosure Schedule), which disclosure constitutes all assets of WHI, VBAI and their Subsidiaries not being transferred to Newco I or Newco II at the Closing, the assets and properties owned or leased by WHI, VBAI and their Subsidiaries (after giving effect to the sale or other disposition of the Spin-Off Assets) constitute all of the assets and properties used in their businesses (including, but not limited to, all assets and properties used in connection with the operation of the System), such assets constitute all of the assets necessary to continue the operations of WHI, VBAI and their Subsidiaries as currently being conducted and such assets are, in all material respects, in reasonably good and serviceable condition (normal wear and tear excepted).

    (b) WHI, VBAI and their Subsidiaries have good and valid title to all of the properties and assets owned by them, including the properties and assets reflected in the Financial Statements (other than those disposed of since the Balance Sheet Date in the Ordinary Course of Business or in connection with the sale or other disposition of the Spin-Off Assets), and WHI, VBAI and their Subsidiaries have good and valid leasehold interests in all other properties and assets held under lease by them, in each case free and clear of all Liens other than Permitted Liens.

  3.12 Permits. WHI, VBAI and their Subsidiaries own, hold or possess all Permits. WHI, VBAI and their Subsidiaries are in compliance with all of their respective material obligations with respect to such Permits, and to the Knowledge of the Sellers and the Principal Shareholders, no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or termination of any such Permit. All Permits are listed on Schedule 3.12 of the Disclosure Schedule under the caption "Permits". Except as set forth in Schedule 3.12 of the Disclosure Schedule, each of the Permits is valid and is in full force and effect and there are no existing proceedings, complaints or investigations pending, or to the Knowledge of the Sellers and the Principal Shareholders, threatened before or by any Governmental Authority relating to any of such Permits or to the right or ability of WHI, VBAI or their Subsidiaries to maintain, acquire or otherwise hold such Permits.

  3.13 FCC Licenses; Channel Leases; System Agreements; and The System.

    (a) Schedule 3.13 of the Disclosure Schedule under the title "The System Agreements" lists all System Agreements other than FCC Licenses and other than any Spin-off Assets. Except as set forth in Schedule 3.13 of the Disclosure Schedule under the title "System Agreement and FCC License Defects," (i) each of such System Agreements constitutes a legal, valid and binding obligation of WHI, VBAI or one of their Subsidiaries and is in full force and effect, (ii) neither WHI or VBAI nor any of their Subsidiaries has assigned its rights and interests under any of such System Agreements,
  (iii) neither WHI or VBAI nor any of their Subsidiaries is in breach or default under any of such System Agreements, which breach or default could result in the termination of, the impairment or forfeiture of any rights under or any payments being made with respect to any of such System Agreements, nor has an event occurred with respect to any of such System Agreements which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a breach or default under such System Agreement,

  (iv) to the Knowledge of Sellers and the Principal Shareholders, no third party has any rights to assert any interest in any such System Agreements, and (v) there are no contractual restrictions relating to any of such System Agreements which would reasonably be expected to materially adversely affect the Colocation of the Channels, including the items listed in clause (h) of the definition of FCC Conditions. The Sellers and the Principal Shareholders have delivered to PTG complete and accurate copies of each of such System Agreements and none of such have been amended in any respect.

    (b) Schedule 3.13 of the Disclosure Schedule under the title "The FCC Licenses" lists all FCC Licenses. As of the date of this Agreement, except as set forth in Schedule 3.13 of the Disclosure Schedule under the title "System Agreement and FCC License Defects," (i) each of such FCC Licenses constitutes a legal, valid and binding obligation of WHI, VBAI or one of their Subsidiaries and is in full force and effect, (ii) neither WHI or VBAI nor any of their Subsidiaries has assigned its rights and interests under any of such FCC Licenses, (iii) neither WHI or VBAI nor any of their Subsidiaries is in breach or default under any of such FCC Licenses, which breach or default could result in the termination of, the impairment or forfeiture of any rights under or any payments being made with respect to any of such FCC Licenses, nor has an event occurred with respect to any of such FCC Licenses which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a breach or default under such FCC License, (iv) to the Knowledge of Sellers and the Principal Shareholders, no third party has any rights to assert any interest in any such FCC Licenses, and (v) there are no contractual restrictions relating to any of such FCC Licenses which would reasonably be expected to materially adversely affect the Colocation of the Channels, including the items listed in clause (h) of the definition of FCC Conditions. As of the date of this Agreement, the Sellers and the Principal Shareholders have delivered to PTG complete and accurate copies of each of such FCC Licenses and none of such have been amended in any respect.

    (c) As of the date of this Agreement, Schedule 3.13 of the Disclosure Schedule under the title "The System Channels" accurately lists, with respect to the System, all Channels, and accurately describes the status of each FCC License, Channel License and Related Facility License (indicating the expiration date of the license, the construction and renewal deadlines, whether there are any pending petitions to deny, pending competing or conflicting applications, pending informal objections, pending renewal applications, pending renewal challenges, enforcement actions or written inquiries, special temporary authorizations, extensions of construction deadlines (or requests thereof), the status of each Colocation Application (indicating whether there are any pending interference issues, outstanding consent letters, petitions to deny, pending competing or conflicting applications, informal objections or waiver requests, the relevant Colocation Site and the power requested) and whether the Colocation Application has been accepted for filing or cut-off pursuant to the FCC Rules and the deadline for filing timely petitions to deny. The Channels are being operated in material compliance with the terms and conditions of their respective FCC Licenses, Channel Licenses, Related Facilities Licenses and other Permits and with all other Legal Requirements. To the Knowledge of the Sellers and the Principal Shareholders, there are no interference issues relating to Colocation in any of the markets beyond a 50-mile radius of the Colocation Site in that market, except as set forth on Schedule 3.13 of the Disclosure Schedule under the title "The System Channels."

    (d) Complete and correct copies of all of the Colocation Applications (with the FCC file date stamped thereon), Channel Licenses, Related Facilities Licenses, FCC Licenses and pending applications filed with the FCC relating to the System and other Permits owned, held or possessed by WHI, VBAI or their Subsidiaries, have heretofore been made available to PTG.

    (e) With respect to the System in Tampa Bay, Florida (the "Tampa System"), all of the assets, Permits and System Agreements relating thereto are owned by VBAI.

    (f) With respect to the System in Spokane, Washington (the "Spokane System"), all of the assets, Permits and System Agreements relating thereto are owned by TWTV-Spokane.

    (g) With respect to the System in Victorville, California (the "Victorville System"), all of the assets, Permits and System Agreements relating thereto are owned by TTI Acquisition.

    (h) With respect to the System in Greenville, South Carolina (the "Greenville System"), all of the assets, Permits and System Agreements relating thereto are owned by TTI Acquisition.

    (i) With respect to the System in San Diego, California (the "San Diego System"), all of the assets, Permits and System Agreements relating thereto are owned by WHI-San Diego.

    (j) With respect to the systems in Santa Rosa and Gilroy, California, all of the assets, Permits and System Agreements relating thereto are owned by BAC.

    (k) With respect to the System in the Northern San Francisco-Bay Area, California (the "Northern Bay Area System"), all of the assets, Permits and System Agreements relating thereto are owned by BAC.

    (l) With respect to the System in Southern San Francisco-Bay Area, California (the "Southern Bay Area System"), all of the assets, Permits and Systems Agreements relating thereto are owned by BAC.

    (m) With respect to the system in Seattle, Washington (the "Seattle System"), all of the assets, Permits and System Agreements relating thereto are owned by WHI.

    (n) As of September 1, 1995 and September 30, 1995, the Tampa System had approximately 5,422 and 6,260 Subscribers, respectively. As of September 1, 1995 and September 30, 1995, the Spokane System had approximately 5,911 and 6,321 Subscribers, respectively.

  3.14 Litigation. Except as set forth in the Disclosure Schedule:

    (a) as of the date of this Agreement, there are no actions at law, suits in equity or claims pending or, to the Knowledge of the Sellers and the Principal Shareholders, threatened against, WHI, VBAI or any of their Subsidiaries, their respective officers, directors, partners, employees or shareholders or their respective businesses or properties (including pursuant to the Communications Act or FCC Rules) or their respective Benefit Plans and, to the Knowledge of the Sellers and the Principal Shareholders, there is no reasonable basis for any action, suit or claim which would reasonably be expected to result in a material adverse change in the Financial Status of WHI, VBAI or any of their Subsidiaries or in any of the Tampa System, Spokane System, Victorville System, Greenville System, San Diego System, Seattle System, Northern Bay Area System, Southern Bay Area System;

    (b) there are no governmental proceedings or investigations (in which any subpoena, request for information or other notice, paper or demand has been served upon the Sellers or any of its Subsidiaries, or any of their officers, directors or employees) pending against WHI, VBAI or any of their Subsidiaries;

    (c) there is no action, suit or proceeding pending or, to the Knowledge of the Sellers and the Principal Shareholders, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;

    (d) neither WHI, VBAI or any of their Subsidiaries is a party to or bound by, and the properties and assets of such companies are not subject to, any judgments, writs, decrees, injunctions or orders of any Governmental Authority; and

    (e) to the Knowledge of the Sellers and the Principal Shareholders, neither WHI or VBAI nor any of their Subsidiaries, is engaged in any present dispute with any of its present or former officers, directors, employees, partners, joint venturers or shareholders, as the case may be, or any representative thereof.

  3.15 Taxes. Except as set forth in the Disclosure Schedule:

    (a) WHI, VBAI and each of their Subsidiaries and their Benefit Plans have timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to WHI, VBAI and each of their Subsidiaries or their respective operations or assets, in each case, for all periods ending on or before the Closing Date, except for Tax Returns not yet due to be filed. All such Tax Returns are complete and correct and copies thereof have been delivered to PTG.

    (b) All Taxes shown on such Tax Returns, all Taxes required to be paid on an estimated or installment basis, all Taxes required to be withheld, and all Taxes claimed to be due by any taxing authority from or with respect to WHI, VBAI, their Subsidiaries or any of their Benefit Plans or their respective operations or assets, in each case, on or before the Closing Date have been timely paid or withheld, or will be timely paid or withheld before the Closing Date as required by law. The provisions for Taxes in the Financial Statements are sufficient for all accrued and unpaid Taxes as of the dates of the Financial Statements.

    (c) There are no Liens for Taxes upon the assets of WHI, VBAI or any of their Subsidiaries except Liens for current Taxes not yet delinquent.

    (d) No deficiencies or assessments for any Taxes have been asserted, proposed, or assessed against WHI, VBAI or any of their Subsidiaries or any of their Benefit Plans by the IRS or any other taxing authority which remain unpaid. Neither WHI or VBAI nor any of their Subsidiaries has received any notice of deficiency, assessment, or proposed deficiency or assessment, from any federal, state, local, or foreign taxing authority.

    (e) There are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies in taxes against WHI, VBAI or any of their Subsidiaries or any of their Benefit Plans or with respect to their respective operations or assets (including the System). No power of attorney granted by WHI, VBAI or any of their Subsidiaries with respect to any matter relating to Taxes is currently in force.

    (f) Neither WHI or VBAI nor any of their Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

    (g) No property of WHI, VBAI or any of their Subsidiaries is "tax exempt" property or property that will be required to be treated as being owned by another person, within the meaning of Sections 168(h) and 168(f)(8) of the Code as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

    (h) None of WHI, VBAI or their Subsidiaries have made or become obligated to make, and none of such companies will become obligated as a result of any event connected with any transaction contemplated herein to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

    (i) Neither WHI or VBAI nor any of their Subsidiaries has filed a consent to the application of Code Section 341(f).

    (j) Neither WHI or VBAI nor any of their Subsidiaries is or ever has been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2).

    (k) The Distribution Adjustment, together with a reasonably detailed calculation of such Adjustment, will be set forth, prior to Closing, in
  Schedule 3.15(k) of the Disclosure Schedule Supplement under the caption "Distribution Adjustment."

  3.16 Employee Benefit Plans.

    (a) Each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by WHI, VBAI or any of their Subsidiaries for employees or former employees of WHI, VBAI or any of their Subsidiaries (each a "Benefit Plan" and collectively the "Benefit Plans") has been established and operated in accordance with its terms and in material compliance with all applicable Legal Requirements, including but not limited to, ERISA and the Code. PTG has been provided with true and complete copies, with respect to each Benefit Plan, of all plan documents, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and third-party service agreements and all other material documents currently in effect and affecting the operation of the Benefit Plans and copies of the two most recent annual reports, if any, on Form 5500 required to be filed in connection with any Benefit Plan or related trust, including all schedules thereto and any opinions of any independent accountants relating thereto. All required governmental filings have been timely made with respect to each Benefit Plan. No Benefit Plan is currently (i) being audited or, to the Knowledge of the Sellers and the Principal Shareholders, investigated or under review by the IRS, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation, nor (ii) subject to any pending or, to the Knowledge of the Sellers and the Principal Shareholders, threatened claim or suit other than normal uncontested claims for benefits for employees or former employees or their dependents. Neither WHI, VBAI or any of their Subsidiaries nor any of their officers, directors, employees or agents is currently subject to any pending or, to the Knowledge of the Sellers and the Principal

  Shareholders, threatened investigation, claim or suit with respect to any Benefit Plan nor has engaged in any transaction with respect to which such Person could be subject to a material civil penalty under Section 502(i) or
  (l) of ERISA or a material tax imposed under Section 4975 of the Code. No event has occurred and no condition exists that would reasonably be expected to result in a material tax with respect to any Benefit Plan under
  Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA").

    (b) Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is designated in Schedule 3.16(b) of the Disclosure Schedule under the title "Benefit Plans" as being a qualified plan (the Benefit Plans so designated being hereinafter referred to as the "Qualified Plans"). WHI or VBAI has either received or timely applied for a favorable determination letter from the IRS with respect to the qualification of each of the Qualified Plans, true and correct copies of the most recently issued determination letters, if received, have been delivered to PTG, and no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any of the Qualified Plans.

    (c) There is no other corporation, trade or business that would be treated, together with WHI, VBAI or any of their Subsidiaries, as a single entity under Section 414 of the Code. Neither WHI or VBAI nor any of their Subsidiaries has ever maintained, contributed to or been obligated to contribute to any defined benefit pension plan (as defined in Section 3(2) of ERISA) or multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA) subject to Section 412 of the Code or Title IV or ERISA.

    (d) All contributions, premiums or other payments due from WHI, VBAI or any of their Subsidiaries to (or under) any Benefit Plan to provide benefits for any individuals associated with the businesses of WHI, VBAI and their Subsidiaries have been fully paid or adequately provided for on the books and Financial Statements of WHI, VBAI and their Subsidiaries. Except as required by COBRA or other applicable law, neither WHI or VBAI nor any of their Subsidiaries provides post-retirement or post-employment benefits requiring charges under Statements of Financial Standards Numbers 106 and 112. Except as required by COBRA, neither WHI or VBAI nor any of their Subsidiaries is a party to any agreement, contract or obligation (whether written or oral) with any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided (at cost to WHI, VBAI or any of their Subsidiaries) with life insurance or other employee welfare benefits (within the meaning of Section 3(1) of ERISA) upon or after their retirement or other termination of employment.

    (e) No payment that is owed or may become due to any employee, officer or director of WHI, VBAI or any of their Subsidiaries will be non-deductible or subject to tax under Section 280G or Section 4999 of the Code, nor will WHI, VBAI or any of their Subsidiaries be required to "gross up" or otherwise compensate any person because of the imposition of any excise tax on a payment to such person caused by the completion of the transactions contemplated by this Agreement.

    (f) The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting or acceleration of any benefit to employees, officers or directors of WHI, VBAI or any of their Subsidiaries under the Benefit Plans or any other employment agreements or arrangements.

  3.17 Contracts.

    (a) Except as set forth in Schedule 3.17 of the Disclosure Schedule under the title "Contracts" (which Schedule excludes any Spin-Off Assets), neither WHI or VBAI nor any of their Subsidiaries is a party to or bound by:

      (i) any note, bond, debenture or other evidence of indebtedness, or any contract, agreement, commitment or understanding under which any of such companies has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any Lien or any guaranty or endorsement (other than endorsements for collection in the ordinary course of business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others;

      (ii) any contract, agreement, commitment or arrangement relating to any joint venture, partnership or sharing of profits or losses with any person or permitting any Person to utilize any technology, know-how or proprietary information of any of such companies;

      (iii) any contract, agreement, commitment, arrangement or understanding for the future purchase by such companies of any materials, equipment, services, or supplies, which (w) involves the payment of more than $100,000, (x) continues for a period of more than six months, (y) by its terms requires any of such companies to purchase the entire output of a supplier or (z) provides that any supplier will be the exclusive supplier of any such companies;

      (iv) any contract, agreement, commitment, arrangement or understanding for the sale or other disposition by any of such companies of any of their assets or properties other than in the Ordinary Course of Business or involving the payment or receipt by any of such companies of more than $5,000 over the term thereof, or for the merger or consolidation of any of such companies with any other person or entity;

      (v) any contract, agreement, commitment, arrangement or understanding containing covenants purporting to limit the freedom of any of such companies to compete in any line of business or in any geographic area or to require any of such companies to maintain any information as confidential; or

      (vi) any contract, agreement, commitment, arrangement or understanding not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by any of such companies of more than $100,000 per year or $250,000 over the term thereof.

    (b) Copies of all agreements or instruments identified in Schedule 3.17 of the Disclosure Schedule under the title "Contracts" (herein collectively called "Contracts") have been made available to PTG. Except as set forth in
  Schedule 3.17 of the Disclosure Schedule under the title "Contract Defects," (i) each of such Contracts constitutes a legal, valid and binding obligation of WHI, VBAI or one of their Subsidiaries and is in full force and effect, (ii) WHI, VBAI and their Subsidiaries have fulfilled and performed in all material respects their obligations under each of the Contracts required to be performed prior to the date hereof, and none of them is in breach or default under, nor is there, to the Knowledge of the Sellers and the Principal Shareholders, alleged to the Sellers, the Principal Shareholders, WHI, VBAI or any of their Subsidiaries to be any basis for termination of, any of the Contracts, (iii) to the Knowledge of the Sellers and the Principal Shareholders, no other party to any of the Contracts has materially breached or defaulted thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a default or breach by WHI, VBAI or any of their Subsidiaries, and (iv) neither WHI or VBAI nor any of their Subsidiaries is currently renegotiating any of the Contracts or paying liquidated damages in lieu of performance thereunder.

    (c) Complete and correct copies of the forms of all Subscriber Agreements used by WHI, VBAI or any of their Subsidiaries have heretofore been delivered to PTG. A complete and correct list of all Subscribers as of recent date have heretofore been delivered to PTG. Each Subscriber Agreement relating to such Subscribers is in full force and effect as of the date of such list.

  3.18 Employees and Affiliated Agreements.

    (a) Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," neither WHI or VBAI nor any of their Subsidiaries is a party to or bound by any written or, to the Knowledge of the Sellers and the Principal Shareholders, oral (i) employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause
  (i)); or (iii) Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, or paid time off for sickness plan, program or arrangement with respect to their employees. Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," neither WHI or VBAI nor any of their Subsidiaries is a party to or bound by any written or, to the Knowledge of the Sellers and the Principal Shareholders, oral severance plan or program or other severance arrangement for their employees. The consummation of the transactions contemplated by this Agreement will not result in any severance liability to any employee of WHI, VBAI or any of its Subsidiaries.

    (b) Set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees" are (i) the name of each of the officers and directors and other key employees (i.e. those employees who earn in excess of $50,000) of WHI, VBAI and their Subsidiaries and (ii) the base annual salary level as of the date hereof and projections for the current fiscal year of other incentive compensation (including bonuses) for each person whose name is set forth under such title in the Disclosure Schedule. Schedule 3.18 of the Disclosure Schedule under the title "Employees" lists as of the date hereof the names of all other employees of WHI, VBAI and their Subsidiaries, the annual rates of compensation and the job titles for all such employees.

    (c) Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," to the Knowledge of the Sellers and the Principal Shareholders, (i) no officer, director or Affiliate of WHI, VBAI or any of their Subsidiaries has a direct or indirect interest in the business of competitors, suppliers or customers of such companies, and for which any of such companies will continue to make payments or be obligated in any respect beyond the Closing and (ii) none of WHI, VBAI or any of their Subsidiaries, to the Knowledge of the Sellers and the Principal Shareholders, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds, violated any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations thereunder, received any illegal discounts or rebates or been the subject of any investigation by the SEC or any other Governmental Authority.

    (d) Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," neither WHI or VBAI nor any of their Subsidiaries has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," WHI, VBAI and their Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to prices, wages, hours and collective bargaining and have complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of taxes and have withheld all amounts required by law or agreement to be withheld from the wages or salaries of employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," the relations of WHI, VBAI and their Subsidiaries with their respective employees are satisfactory and none of such companies is a party to or, to the Knowledge of the Sellers or the Principal Shareholders, threatened with any dispute or controversy with a union or with respect to unionization or collective bargaining, involving any of such companies. Schedule 3.18 of the Disclosure Schedule under the title "Employees" sets forth all union organizing or election activities involving any nonunion employees of WHI, VBAI or any of their Subsidiaries which are in progress or threatened as of the date hereof.

    (e) Except as set forth in Schedule 3.18 of the Disclosure Schedule under the title "Employees," neither WHI or VBAI nor any of their Subsidiaries has made any written or, to the Knowledge of the Sellers and the Principal Shareholders, oral agreement with or promise to any employee, officer or consultant regarding continued employment by WHI, VBAI, any of their Subsidiaries or PTG after the Closing Date.

  3.19 Proprietary Rights. Except as set forth in Schedule 3.19 of the Disclosure Schedule under the caption "Proprietary Rights," each of WHI, VBAI and their Subsidiaries holds all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights necessary to the conduct of its or any of its Subsidiaries' business as now conducted. The Disclosure Schedule under such caption lists all proprietary rights, including those which have been licensed to third parties and those proprietary rights which are licensed from third parties other than software purchased off-the-shelf. Each of WHI, VBAI and their Subsidiaries has taken all action reasonably necessary to protect the proprietary rights set forth under such caption. Neither WHI or VBAI nor any of their Subsidiaries have received written notice of any infringement, misappropriation, or conflict from any third party with respect to such companies' proprietary rights which are listed; to the Knowledge of the Sellers and the Principal Shareholders, neither WHI or VBAI nor any of their Subsidiaries have infringed, misappropriated or otherwise taken any actions which conflict with any proprietary rights of any third parties; and no claim by any third party contesting the validity of any proprietary rights listed under such caption is currently outstanding against WHI, VBAI or any of their Subsidiaries, or to the Knowledge of the Sellers and the Principal Shareholders, is threatened. Except as set forth on the Disclosure Schedule under the title "Proprietary Rights," neither the Sellers nor the Principal Shareholders have any Knowledge of the infringing use of any of such trademarks, trade names or other proprietary rights or the infringement of any of such copyrights and patents by any other Person. Except as set forth in the Disclosure Schedule, any computer software and other technology or proprietary rights developed or acquired (other than by license) by WHI, VBAI or any of their Subsidiaries in connection with the establishment of the System under the title "Proprietary Rights" shall become or remain the sole and exclusive property of WHI or VBAI at Closing and no other Person (including any employee, director, officer or agent of WHI, VBAI or any of their Subsidiaries) shall have any further rights therein.

  3.20 Insurance. WHI, VBAI and each of their Subsidiaries have, with respect to their respective properties and businesses, insurance of such a nature, with such terms and in such amounts as would reasonably be maintained with respect to similar properties and a similar business. Schedule 3.20 of the Disclosure Schedule under the title "Insurance" identifies (indicating policy owners, carriers and effective dates) all policies of insurance, including insurance providing benefits for employees, owned, held or maintained by or for the benefit of WHI, VBAI or any of their Subsidiaries or under which any of such companies is a named insured on the date hereof. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such insurance except as set forth on the Disclosure Schedule under such caption.

  3.21 Real Property.

    (a) Neither WHI or VBAI nor any of their Subsidiaries owns any real property other than fixtures.

    (b) Schedule 3.21 of the Disclosure Schedule under the title "Real Property Leases" identifies each lease, sublease, material easement, grant or similar instrument, including site leases for transmission and receiving equipment (showing the annual rental, expiration date, renewal and purchase options, if any, and the location of the real property covered by such lease or other agreement) under which WHI, VBAI or any of their Subsidiaries has the rights to use, hold or operate any real property owned by a third party, other than any Spin-off Assets or Spin-off Liabilities (collectively, the "Leases") (the property covered by the agreements described in this Section being referred to herein as the "Leased Property").

    (c) Except as disclosed in Schedule 3.21 of the Disclosure Schedule under the title "Real Property Leases," the Leases (i) are each in full force and effect and are each legal, valid and binding obligations of WHI, VBAI or their Subsidiaries, as the case may be, and (ii) will continue in effect after the Closing without the consent, approval or act of, or the making of any filing with, any other party. Neither WHI or VBAI nor any of their Subsidiaries under any such Lease or agreement is in default in any material respect or has received any notice of default thereunder which has not been cured. To the Knowledge of the Sellers and the Principal Shareholders, no other party to any such Lease is in material default thereunder. Except as disclosed in the Disclosure Schedule under the title "Real Property Leases," WHI, VBAI and their Subsidiaries have valid (except with respect to the interest of lessors in leasehold improvements) leasehold interests in the Leased Property, free and clear of all Liens created by WHI, VBAI or any of their Subsidiaries, and, to the Knowledge of the Sellers and the Principal Shareholders, free and clear of all Liens, except Permitted Liens.

    (d) Except as set forth in Schedule 3.21 of the Disclosure Schedule under the title "Real Property Leases," there are no security deposits held by WHI, VBAI or any of their Subsidiaries under any of the Leases and there are no arrearages in rent or additional rent under any of such Leases. Neither WHI or VBAI nor any of their Subsidiaries, subleases or sublicenses any real property.

  3.22 Personal Property. Schedule 3.22 of the Disclosure Schedule under the title "Personal Property" contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned and in current use by WHI, VBAI or any of their Subsidiaries having an original purchase price per item in excess of $5,000 and not expensed by WHI, VBAI or any of their Subsidiaries at the time of purchase or fully depreciated before August 31, 1995.

  3.23 Personal Property Leases. Schedule 3.23 of the Disclosure Schedule under the title "Personal Property Leases" identifies each lease or other agreement or right under which WHI, VBAI or any of their Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and having lease or rent payment in excess of $25,000 per year (indicating in each case the annual rental, the expiration date thereof and the type of property covered). Each of such leases or agreements is in full force and effect and will continue in effect after the Closing without the consent, approval or act of, or the making of any filing with, any other party.

  3.24 Disclosure. No representation or warranty of WHI, VBAI, the Sellers or the Principal Shareholders contained in this Agreement and no statement of WHI, VBAI, the Sellers or the Principal Shareholders contained in the Disclosure Schedule or, if applicable, the Disclosure Schedule Supplement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein, with respect to the respective subject matters of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

  3.25 Information Supplied. None of the information supplied or to be supplied by Sellers or the Principal Shareholders for inclusion in the Registration Statement to be filed with the SEC by PTG in connection with the issuance of the PTG Common Stock, including the Proxy Statement included therein, at the date such information is supplied and at the time of the TTI Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  3.26 HSR Act. The Sellers, the Principal Shareholders and PTG and any Persons in control of such Persons within the meaning of the HSR Act may be required to file under the HSR Act in order to consummate the transactions contemplated hereby. With the possible exception of such Persons, no Person is required, in order to consummate the transactions contemplated hereby in accordance with the HSR Act, to file under the HSR Act.

                                  ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VIDEOWAY, VIDEOTRON CANADA AND VIDEOTRON USA

  Except as expressly set forth in the Disclosure Schedule, Videoway, Videotron Canada and Videotron USA, jointly and severally, represent and warrant to PTG, Newco I and Newco II that the following statements are true and correct:

  4.01 Corporate Organization. Each of Videotron USA, Videoway and Videotron Canada is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Videotron USA, Videoway and Videotron Canada has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing except where the failure to be so licensed or qualified would not have a material adverse effect on the Financial Status of such company, on the System or on the ability of such company to consummate the transactions contemplated hereby. No amendment or other document relating to the Certificate of Incorporation of Videotron USA has been filed in the Office of the Secretary of State of Delaware since April 7, 1995. The copies of the Bylaws and corporate minutes of Videotron USA delivered to PTG on or before the date hereof are true, correct and complete copies of the Bylaws and corporate minutes of Videotron USA.

  4.02 Execution, Delivery and Enforceability of Agreement. Each of Videotron USA, Videoway and Videotron Canada has all requisite power and authority (corporate and other) to enter into this Agreement and to perform its obligations under this Agreement. Each of Videotron USA, Videoway and Videotron Canada has taken all corporate actions necessary to be taken by it to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby. This Agreement has been executed and delivered by each of Videotron USA, Videoway and Videotron Canada and constitutes the legal, valid and binding obligation of each of Videotron USA, Videoway and Videotron Canada, enforceable against each of them in accordance with its terms. On or prior to the Closing Date, the Escrow Agreement will have been duly executed and delivered by Videoway and Videotron Canada and will constitute the legal, valid and binding obligation of Videoway and Videotron Canada, enforceable against each of them in accordance with its terms.

  4.03 Capitalization. The entire authorized capital stock of Videotron USA consists of 5,000 shares of Common Stock, $.01 par value, and 5,000 shares of Class A Common Stock, $.01 par value. As of the date hereof, 3,000 shares of such Class A Common Stock held of record by Videoway and no shares of Common Stock are issued and outstanding. All of the outstanding shares of Class A Common Stock of Videotron USA have been validly issued, fully paid and are nonassessable, and none were issued in violation of the preemptive or similar rights (whether statutory or contractual) of any Person. None of such shares were issued, offered or sold by Videotron USA in violation of any applicable federal or state securities laws or the rules and regulations thereunder. Videotron USA has no outstanding options, warrants, debentures or other securities convertible into or exchangeable or exercisable for shares of capital stock of Videotron USA, and there are no outstanding contracts, commitments or arrangements by which Videotron USA is or may become bound to issue, repurchase, retire or otherwise acquire (contingent or otherwise) any shares of capital stock of Videotron USA or any security convertible into or exchangeable for any of its capital stock. Videotron USA is not a party to any voting trust or other agreement, contract or obligation (whether written or oral) with respect to the voting of the capital stock of Videotron USA and, to the Knowledge of Videoway and Videotron Canada, there are no such voting trusts or other agreements, contracts or obligations (whether written or oral) with respect to the voting of the capital stock of Videotron USA.

  4.04 Subsidiaries. Videotron USA has no Subsidiaries other than WHI and VBAI and their Subsidiaries. Videotron USA does not own, directly or indirectly, any capital stock or equity securities of any other corporation nor does it have any direct or indirect interest in any other business corporation, partnership, joint venture or entity other than the Subsidiaries listed above and other than a 20% interest in the capital stock of Dakota Licensing Company (the "Licensing Company"). The Licensing Company has no assets, liabilities or operations.

  4.05 Financial Statements. Videoway and Videotron Canada have furnished to PTG complete and accurate copies of: (i) unaudited unconsolidated financial statements of Videotron USA as of and for the period from November 9, 1993 (date of inception) through August 31, 1994, including an unaudited balance sheet of Videotron USA as of the end of such period and unaudited statements of operations, changes in shareholders equity and cash flows of Videotron USA for such period, (ii) unaudited unconsolidated financial statements of Videotron USA for the fiscal year ended August 31, 1995, including an unaudited balance sheet as of the end of such period and unaudited statements of operations, changes in shareholders equity and cash flows of Videotron USA for such fiscal year, and (iii) unaudited unconsolidated financial statements of Videotron USA for the one-month period ended September 30, 1995 including an unaudited balance sheet as of September 30, 1995 and unaudited statements of operations, changes in shareholders equity and cash flows of Videotron USA for such period (the financial statements referred to in this Section 4.05 being collectively referred to as the "Videotron

Financial Statements"). The Videotron Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the respective periods, except as therein noted and except that they do not contain footnotes. The Videotron Financial Statements present fairly the financial position of Videotron USA as of such dates and the results of its operations and its cash flows for such periods. As of the respective dates of the Videotron Financial Statements, Videotron USA had no obligation or liability, individually or in the aggregate, of the nature required to be disclosed in financial statements prepared in accordance with GAAP that is not disclosed by the respective Financial Statements referred to above.

  4.06 No Adverse Changes. From the Balance Sheet Date to the date of this Agreement, there has been no material adverse change in the Financial Status of Videotron USA. As of the date of this Agreement, neither Videoway nor Videotron Canada has Knowledge of any loss contingency of Videotron USA within the meaning of Statement of Financial Accounting Standards No. 5 which has not been disclosed in the Videotron Financial Statements referred to in Section
4.05 above or which has not been disclosed pursuant to this Agreement which has or may have a material adverse effect on the Financial Status of Videotron USA.

  4.07 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Videotron USA, Videoway and Videotron Canada will not (a) violate any provision of the Certificate of Incorporation, Bylaws or other charter documents of Videotron USA, Videoway or Videotron Canada, (b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness for borrowed money of Videotron USA, Videoway or Videotron Canada, (c) except as set forth on Schedule 3.08 of the Disclosure Schedule under the caption "Consents," violate, or constitute a default under, or permit the termination of, or trigger a right of first refusal under, or cause the loss of any rights or options under (i) any Permit, System Agreement or other Contract or (ii) any material agreement or instrument to which Videotron USA, Videoway or Videotron Canada is a party or by which it or its properties is bound, (d) result in the creation or imposition of any Lien upon any of the assets or properties of Videotron USA, Videoway or Videotron Canada or (e) violate any Legal Requirement to which Videotron USA, Videoway or Videotron Canada is subject.

  4.08 Consents and Approvals. Except as set forth on Schedule 3.08 of the Disclosure Schedule under the caption "Consents," the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Videotron USA, Videoway and Videotron Canada do not require the consent, approval, license, or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority and will not result in any material breach or default under any material agreement to which Videotron USA, Videoway or Videotron Canada is a party to which it or its properties is bound.

  4.09 Compliance with Legal Requirements.

    (a) Videotron USA has conducted its business in material compliance with all Legal Requirements. The assets and properties of Videotron USA and their uses conform in all material respects to all applicable Legal Requirements currently required to be complied with in the business and operations of Videotron USA.

    (b) Videotron USA has not received any written or, to the Knowledge of Videoway and Videotron Canada, oral citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any other written or, to the Knowledge of Videoway and Videotron Canada, oral notice from any Governmental Authority (including the FCC) or Person regarding the violation of, or failure to comply with, any Legal Requirements relating to the operations or any assets or properties of Videotron USA or the obligation on the part of Videotron USA to undertake or bear the cost of any remedial action.

    (c) Videotron USA is not engaged currently, or at any time in the past has it engaged, in the design, development or manufacture of Customer Premises Equipment or Telecommunications Equipment or engaged in the provision to third parties of Interexchange telecommunications services, including transport, switching and routing.

    (d) To the Knowledge of Videoway and Videotron Canada, there has been (i) no spill, discharge, leak, emission, injection, escape, dumping, storage, deposit or other release by Videotron USA (or any other Person) onto or under the properties owned or occupied at any time by Videotron USA or from such properties into (x) the environment surrounding such properties or (y) elsewhere of any solid wastes, toxic wastes, hazardous wastes or other hazardous, toxic or dangerous materials or substances and (ii) no violation of any other Environmental Law or regulation that would reasonably be expected to result in the incurrence of an Environmental Liability in an amount exceeding $100,000.

  4.10 Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement, Videotron USA has conducted its business only in the Ordinary Course of Business and has not:

    (a) incurred any increase in indebtedness for borrowed money over the level thereof reflected in the Videotron Financial Statements (except for inter-company indebtedness or indebtedness owing to Videotron International
  Ltee) or granted any security interest in any of its assets or other property to secure any obligation for borrowed money;

    (b) issued or sold any capital stock;

    (c) received any written or, to the Knowledge of Videoway and Videotron Canada, oral notices of a default or breach of any Videotron Contract;

    (d) waived, compromised or permitted to lapse any claims or rights of substantial value, or sold, transferred or otherwise disposed of any assets or other properties;

    (e) adopted or amended in any respect any Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, paid time off for sickness or other plan, program or arrangement for the benefit of employees, consultants or directors, or granted any general increase in the compensation of employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase in the compensation payable or to become payable to any officer or director;

    (f) made any capital commitments in excess of $100,000 in the aggregate;

    (g) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock;

    (h) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any other agreement or arrangement with, any of its executive officers, directors or other Affiliates, except for (i) normal business advances to employees consistent with past practice, (ii) payment of compensation to officers and (iii) advances to WHI and VBAI and certain notes receivables with Affiliates which will be repaid at Closing;

    (i) suffered any damage, destruction, loss or claim to or against any property or asset with an aggregate value in excess of $100,000, whether or not covered by insurance;

    (j) initiated or maintained any proceedings with respect to its sale, merger, consolidation, liquidation or reorganization other than pursuant to the terms of this Agreement;

    (k) terminated, amended or modified any Videotron Contract; or

    (l) agreed, whether in writing or otherwise, to take any action described in this Section 4.10.

  4.11 Availability of Assets and Title.

    (a) The only assets and properties of Videotron USA are (i) 4,642 shares of Common Stock of WHI; (ii) 800 shares of Common Stock of VBAI; (iii) the 20% interest in the Licensing Company; (iv) loan and interest receivables from WHI and VBAI in the amount, as of September 30, 1995, of approximately $54,096,731; and (v) loan receivables from Affiliates which will be repaid at Closing. The only liability of Videotron USA is outstanding indebtedness to Videotron International Ltee in the amount, as of September 30, 1995, of approximately $32,728,988.

    (b) Except as set forth on Schedule 4.11 of the Disclosure Schedule, Videotron USA owns of record and beneficially such shares of WHI and VBAI Stock, free and clear of all Liens and not subject to any agreements, contracts or obligations (whether written or oral) among any Persons with respect to the voting or transfer of such shares other than this Agreement.

  4.12 Permits.

    (a) Videotron USA owns, holds or possesses all Permits. Videotron USA is in compliance with all of its material obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or termination of any of the foregoing.

    (b) Complete and correct copies of all of the Permits owned, held or possessed by Videotron USA have heretofore been delivered to PTG and are listed in the Disclosure Schedule under Section 4.12 thereof.

    (c) Each of the Permits owned, held or possessed by Videotron USA is valid and in full force and effect and there are no existing proceedings, complaints or investigations pending, or to the knowledge of Videoway and Videotron Canada, threatened before or by any Governmental Authority relating to any such Permits or to the right or ability of Videotron USA to maintain, acquire or otherwise hold such Permits.

  4.13 Litigation. Except as set forth on Schedule 4.13 of the Disclosure
Schedule:

    (a) as of the date of this Agreement, there are no actions at law, suits in equity or claims pending or, to the Knowledge of Videoway and Videotron Canada, threatened against, Videotron USA, its officers, directors, partners, employees or shareholders or its business or properties, and, to the Knowledge of Videoway and Videotron Canada, there is no reasonable basis for any action, suit or claim;

    (b) there are no governmental proceedings or investigations (in which any subpoena, request for information or other notice, paper or demand has been served upon Videoway, Videotron Canada or Videotron USA, or any of their officers, directors, partners or employees) pending against Videotron USA;

    (c) there is no action, suit or proceeding pending or, to the Knowledge of Videoway and Videotron Canada, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;

    (d) Videotron USA is not a party to or bound by, and the properties and assets of Videotron USA are not subject to, any judgments, writs, decrees, injunctions or orders of any Governmental Authority; and

    (e) to the Knowledge of Videoway and Videotron Canada, Videotron USA is not engaged in any present dispute with any of its present or former officers, directors, employees, partners, joint venturers or shareholders, as the case may be, or any representative thereof.

  4.14 Taxes. Except as set forth in the Disclosure Schedule:

    (a) Videotron USA has timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to Videotron USA or its operations or assets, in each case, for all periods ending on or before the Closing Date, except for Tax Returns not yet due to be filed. All such Tax Returns are complete and correct and copies thereof have been delivered to PTG.

    (b) All Taxes shown on such Tax Returns, all Taxes required to be paid on an estimated or installment basis, all Taxes required to be withheld, and all Taxes claimed to be due by any taxing authority from or with respect to Videotron USA or its operations or assets, in each case, on or before the Closing Date have been timely paid or withheld, or will be timely paid or withheld before the Closing Date as required by law. The provisions for Taxes in the Videotron Financial Statements are sufficient for all accrued and unpaid Taxes as of the dates of the Videotron Financial Statements.

    (c) There are no Liens for Taxes upon the assets of Videotron USA except Liens for current Taxes not yet delinquent.

    (d) No deficiencies or assessments for any Taxes have been asserted, proposed, or assessed against Videotron USA by the IRS or any other taxing authority which remain unpaid. Videotron USA has not received any notice of deficiency, assessment, or proposed deficiency or assessment, from any federal, state, local, or foreign taxing authority.

    (e) There are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies in taxes against Videotron USA or with respect to its operations or assets. No power of attorney granted by Videotron USA with respect to any matter relating to Taxes is currently in force.

    (f) Videotron USA is not a party to any agreement providing for the allocation or sharing of Taxes.

    (g) No property of Videotron USA is "tax exempt" property or property that will be required to be treated as being owned by another person, within the meaning of Sections 168(h) and 168(f)(8) of the Code as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

    (h) Videotron USA has not made or become obligated to make, and will not become obligated as a result of any event connected with any transaction contemplated herein to make, any "excess parachute payment" as defined in
  Section 280G of the Code (without regard to subsection (b)(4) thereof).

    (i) Videotron USA has not filed a consent to the application of Code
  Section 341(f).

    (j) Videotron USA is not and never has been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2).

  4.15 Employee Benefit Plans.

    (a) Videotron USA has never established, maintained, contributed to or been obligated to contribute to a Benefit Plan. Neither Videotron USA nor any of its officers, directors, employees or agents is currently subject to any pending or, to the Knowledge of Videoway and Videotron Canada, threatened investigation, claim or suit with respect to any Benefit Plan nor has any of such Persons engaged in any transaction with respect to which such Person could be subject to a material civil penalty under
  Section 502(i) or (l) of ERISA or a material tax imposed under Section 4975 of the Code. No event has occurred and no condition exists that could result in a material tax with respect to any Benefit Plan COBRA.

    (b) There is no other corporation, trade or business that would be treated, together with Videotron USA, as a single entity under Section 414 of the Code. Videotron USA has never maintained, contributed to or been obligated to contribute to any defined benefit pension plan (as defined in Section 3(2) of ERISA) or multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA) subject to Section 412 of the Code or Title IV or ERISA.

    (c) No contributions, premiums or other payments are due from Videotron USA to (or under) any Benefit Plan. Except as required by COBRA or other applicable law, Videotron USA does not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Standards Numbers 106 and 112. Except as required by COBRA, Videotron USA is not a party to any agreement, contract or obligation (whether written or oral) with any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided (at cost to Videotron USA) with life insurance or other employee welfare benefits (within the meaning of Section 3(1) of ERISA) upon or after their retirement or other termination of employment.

    (d) No payment that is owed or may become due to any employee, officer or director of Videotron USA will be non-deductible or subject to tax under
  Section 280G or Section 4999 of the Code, nor will Videotron USA be required to "gross up" or otherwise compensate any person because of the imposition of any excise tax on a payment to such person caused by the completion of the transactions contemplated by this Agreement.

  4.16 Contracts.

    (a) Except as set forth in Schedule 4.16 of the Disclosure Schedule under the title "Videotron Contracts," Videotron USA is not a party to or bound by:

      (i) any note, bond, debenture or other evidence of indebtedness, or any contract, agreement, commitment or understanding under which any of such companies has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any Lien or any guaranty or endorsement (other than endorsements for collection in the ordinary course of business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others;

      (ii) any contract, agreement, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any person or permitting any Person to utilize any technology, know-how or proprietary information of Videotron USA;

      (iii) any contract, agreement, commitment, arrangement or understanding for the future purchase by Videotron USA of any materials, equipment, services, or supplies, which (w) involves the payment of more than $100,000, (x) continues for a period of more than six months, (y) by its terms requires Videotron USA to purchase the entire output of a supplier or (z) provides that any supplier will be the exclusive supplier of any Videotron USA;

      (iv) any contract, agreement, commitment, arrangement or understanding for the sale or other disposition by Videotron USA of any of its assets or properties other than in the Ordinary Course of Business, or for the merger or consolidation of Videotron USA with any other person or entity;

      (v) any contract, agreement, commitment, arrangement or understanding containing covenants purporting to limit the freedom of Videotron USA to compete in any line of business or in any geographic area or to require Videotron USA to maintain any information as confidential; or

      (vi) any contract, agreement, commitment, arrangement or understanding not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by Videotron USA of more than $100,000 per year or $250,000 over the term thereof.

    (b) Copies of all agreements or instruments identified in Schedule 4.16 of the Disclosure Schedule under the title "Videotron Contracts" (herein called the "Videotron Contracts") have been made available to PTG. Except as set forth in Schedule 4.16 of the Disclosure Schedule under the title "Videotron Contract Defects," (i) each of such Videotron Contracts constitutes a legal, valid and binding obligation of Videotron USA and is in full force and effect, (ii) Videotron USA has fulfilled and performed in all material respects its obligations under each of the Videotron Contracts required to be performed prior to the date hereof, and Videotron USA is not in, or, to the Knowledge of Videoway and Videotron Canada, alleged to Videotron USA, Videoway or Videotron Canada to be in, breach or default under, nor is there, to the Knowledge of Videoway and Videotron Canada, alleged to be any basis for termination of, any of the Videotron Contracts,
  (iii) to the Knowledge of Videoway and Videotron Canada, no other party to any of the Videotron Contracts has materially breached or defaulted thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Videotron USA, and (iv) Videotron USA is not renegotiating any of the Videotron Contracts or paying liquidated damages in lieu of performance thereunder.

  4.17 Employees and Affiliated Agreements.

    (a) Videotron USA is not a party to or bound by any written or, to the Knowledge of Videoway and Videotron Canada, oral (i) employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i)); or (iii) Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, or paid time off for sickness plan, program or arrangement with respect to its employees. Videotron USA is not a party to or bound by any written or, to the Knowledge of Videoway and Videotron Canada, oral severance plan or program or other severance arrangement for their employees.

    (b) Videotron USA has no employees.

    (c) To the Knowledge of Videoway and Videotron Canada, (i) no officer, director or Affiliate (other than WHI, VBAI or any of their respective Affiliates) of Videotron USA has a direct or indirect interest in the business of competitors, suppliers or customers of Videotron USA, and for which Videotron USA will continue to make payments or be obligated in any respect beyond the Closing and (ii) neither Videotron USA nor, to the Knowledge of Videoway and Videotron Canada, any officer or director of Videotron USA has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained of any unlawful or unrecorded funds, violated any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations thereunder, received any illegal discounts or rebates or been the subject of any investigation by the SEC or any other Governmental Authority.

    (d) Videotron USA has not engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. Videotron USA has complied in all material respects with all applicable Legal Requirements relating to prices, wages, hours and collective bargaining and has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of taxes and has withheld all amounts required by law or agreement to be withheld from the wages or salaries of employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The relations of Videotron USA with its employees are satisfactory and Videotron USA is not a party to or, to the Knowledge of Videoway and Videotron Canada, threatened with any dispute or controversy with a union or with respect to unionization or collective bargaining, involving Videotron USA. Schedule 4.17 of the Disclosure Schedule under the title "Videotron Employees" sets forth all union organizing or election activities involving any nonunion employees of Videotron USA which are in progress or threatened as of the date hereof.

    (e) Videotron USA has not made any written or, to the Knowledge of Videoway and Videotron Canada, oral agreement with or promise to any employee, officer or consultant regarding continued employment by Videotron USA or PTG after the Closing Date.

  4.18 Proprietary Rights. Other than the service mark, trade name and corporate name "Videotron" and the Videotron logo set forth on Schedule 4.18 of the Disclosure Schedule, Videotron USA holds no proprietary rights. Videotron USA has not received written notice of any infringement, misappropriation, or conflict from any third party with respect to its proprietary rights; to the Knowledge of Videoway and Videotron Canada, Videotron USA has not infringed, misappropriated or otherwise taken any actions which conflict with any proprietary rights of any third parties; and no claim by any third party contesting the validity of any proprietary right of Videotron USA is currently outstanding, or to the Knowledge of Videoway and Videotron Canada, is threatened.

  4.19 Insurance. Videotron USA has, with respect to its properties and businesses, insurance of such a nature, with such terms and in such amounts as would reasonably be maintained with respect to similar properties and a similar business. Schedule 4.19 of the Disclosure Schedule under the title "Videotron Insurance" identifies (indicating policy owners, carriers and effective dates) all policies of insurance, including insurance providing benefits for employees, owned, held or maintained by or for the benefit of Videotron USA or under which Videotron USA is a named insured on the date hereof. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such insurance except as set forth on the Disclosure Schedule under such caption.

  4.20 Real Property.

    (a) Videotron USA does not own any real property.

    (b) Videotron USA does not lease, hold or operate any real property owned by a third party. There is no lease, sublease, material easement, grant or similar instrument relating to or affecting real property or any interest therein to which Videotron USA is a party or by which its assets is bound.

  4.21 Personal Property. Videotron does not own any machinery, equipment, vehicles, furniture or other personal property having an original purchase price per item in excess of $5,000 and not expensed by Videotron USA at the time of purchase or fully depreciated before August 31, 1995.

  4.22 Personal Property Leases. Videotron USA does not lease, hold or operate any machinery, equipment, vehicle or other tangible personal property owned by a third party.

  4.23 Ownership of Stock. Videoway owns of record and beneficially the number of shares of Class A Common Stock of Videotron USA indicated opposite its name in Schedule A hereto, with full right and authority to deliver such shares hereunder, and upon delivery of such shares hereunder in exchange for the Videotron Cash Amount and shares of PTG Common Stock, Newco will receive good title thereto, free and clear of all Liens and not subject to any agreements, contracts, obligations, promises or undertakings (whether written or oral) among any Persons with respect to the voting or transfer of such shares other than those arising under agreements to which PTG is a party.

  4.24 Disclosure. No representation or warranty of Videotron USA, Videoway or Videotron Canada contained in this Agreement and no statement of Videotron USA, Videoway or Videotron Canada contained in the Disclosure Schedule or the Disclosure Schedule Supplement, if applicable, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein, with respect to the respective subject matters of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

  4.25 Information Supplied. None of the information supplied or to be supplied by Videotron USA for inclusion in the Registration Statement to be filed with the SEC by PTG in connection with the issuance of the PTG Common Stock, including the Proxy Statement included therein, at the date such information is supplied and at the time of the TTI Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF TTI

  Except as expressly set forth in the Disclosure Schedule, TTI represents and warrants to PTG, Newco I and Newco II that the following statements are true and correct:

  5.01 Corporate Organization. TTI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. TTI has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing except where the failure to be so qualified or licensed would not have a material adverse effect on the Financial Status of TTI, on the System or on the ability of TTI to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No amendment or other document relating to the Certificate of Incorporation of TTI has been filed in the Office of the
Secretary of State of Pennsylvania since      .

  5.02 Execution, Delivery and Enforceability of Agreement. TTI has all requisite power and authority (corporate and other) to enter into this Agreement and to perform its or his obligations hereunder. TTI has taken all corporate actions necessary to be taken by it to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, except that the approval of the shareholders of TTI has not yet been obtained. This Agreement has been executed and delivered by TTI and constitutes the legal, valid and binding obligation of TTI, enforceable against it in accordance with its terms. On or prior to the Closing Date, the Escrow Agreement will have been duly executed and delivered by TTI and will constitute the legal, valid and binding obligation of TTI, enforceable against it in accordance with its terms.

  5.03 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by TTI will not (a) violate any provision of TTI's Certificate of Incorporation or Bylaws, (b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness for borrowed money of TTI,
(c) except as set forth on Schedule 3.08 of the Disclosure Schedule under the caption "Consents," violate, or constitute a default under, or permit the termination of, or trigger a right of first refusal under, or cause the loss of any rights or options under (i) any System Agreement or Contract or (ii) any material agreement, understanding or instrument to which TTI is a party or by which it or its properties is bound, (d) result in the creation or imposition of any Lien upon any of the assets or properties of TTI or any of its Subsidiaries or (e) violate any Legal Requirement to which TTI or any of its Subsidiaries is subject.

  5.04 Consents and Approvals. Except as set forth on Schedule 3.08 of the Disclosure Schedule, the execution, delivery and performance by TTI of this Agreement and the consummation by TTI of the transactions contemplated hereby do not require the consent, approval, license or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority and will not result in the breach, default, impairment or forfeiture of any rights under any material agreements, contract, instrument, obligation, promise or undertaking (whether written or oral) to which TTI is a party or by which it or its properties is bound.

  5.05 Litigation. Except as set forth on Schedule 5.05 of the Disclosure Schedule, there is no action, suit or proceeding pending or, to the Knowledge of TTI, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

  5.06 Ownership of Stock. TTI owns of record and beneficially the number of shares of Common Stock of WHI and VBAI indicated opposite its name in Schedule A hereto, with full right and authority to deliver such shares hereunder, and upon delivery of such shares hereunder in exchange for shares of PTG Common Stock, Newco will receive good title thereto, free and clear of all Liens and not subject to any agreements, contracts or obligations (whether written or oral) among any Persons with respect to the voting or transfer of such shares other than those arising under agreements to which PTG is a party.

  5.07 Disclosure. No representation or warranty of TTI contained in this Agreement and no statement of TTI contained in the Disclosure Schedule or the Disclosure Schedule Supplement, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein, with respect to the respective subject matters of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

  5.08 Information Supplied. None of the information supplied or to be supplied by TTI for inclusion in the Registration Statement to be filed with the SEC by PTG in connection with the issuance of the PTG Common Stock, including the Proxy Statement included therein, at the date such information is supplied and at the time of the TTI Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                  ARTICLE VA

     REPRESENTATIONS AND WARRANTIES OF F. LORENZO CRUTCHFIELD AND LANCE V.
                                  D'AMBROSIO

  F. Lorenzo Crutchfield, severally as to himself, and Lance V. D'Ambrosio, severally and as to himself, represent and warrant to PTG, Newco I and Newco II that the following statements are true and correct:

  5.01A Execution, Delivery and Enforceability of Agreement. This Agreement has been executed and delivered by such shareholder and constitutes the legal, valid and binding obligation of such shareholder, enforceable against him in accordance with its terms.

  5.02A No Violation. The execution and delivery and the consummation of the transactions contemplated hereby by such shareholder will not (a) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness for borrowed money of such shareholder, (b) except as set forth on Schedule 3.08 of the Disclosure Schedule under the caption "Consents," violate, or constitute a default under, or permit the termination of, or trigger a right of first refusal under, or cause the loss of any rights or options under (i) any System Agreement or Contract or (ii) any material agreement, understanding or instrument to which such shareholder is a party or by which he or his properties is bound, (c) result in the creation or imposition of any Lien upon any of the assets or properties of such shareholder or (d) violate any Legal Requirement to which is subject.

  5.03A Consents and Approvals. Except as set forth on Schedule 3.08 of the Disclosure Schedule, the execution, delivery and performance by such shareholder of this Agreement and the consummation by such shareholder of the transactions contemplated hereby do not require the consent, approval, license or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority and will not result in the breach, default, impairment or forfeiture of any rights under any material agreements, contract or obligation (whether written or oral) to which such shareholder is a party or by which he or his properties is bound.

  5.04A Litigation. There is no action, suit or proceeding pending against such shareholder which questions the legality or propriety of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF PTG AND NEWCO

  PTG, Newco I and Newco II hereby jointly and severally represent and warrant to each of the Sellers, the Principal Shareholders and the TTI Shareholder that the following statements are true and correct:

  6.01 Corporate Organization. Each of PTG, Newco I and Newco II is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would have a material adverse effect on the Financial Status of PTG, Newco I or Newco II, as the case may be, or on its ability to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

  6.02 Capitalization. The entire authorized capital stock of PTG consists of one billion, one hundred million (1,100,000,000) shares of PTG Common Stock, $0.10 par value and fifty million (50,000,000) shares of PTG preferred stock, $0.10 par value. As of September 30, 1995, 428,399,646 shares of PTG Common Stock were issued and outstanding. All of the shares of PTG Common Stock issuable to the Sellers pursuant to this Agreement will be, when issued, validly issued, fully paid and nonassessable, free of any Liens, except for restrictions under Rule 145. All of the shares of PTG Common Stock issuable to the Sellers pursuant to this Agreement will be, when issued, voting stock.

  6.03 SEC Filings. Since January 1, 1993, PTG has filed all proxy statements or reports required to be filed by it with the SEC pursuant to the Exchange Act. As of its filing date, each such statement or report complied in form in all material respects to all requirements of the Exchange Act. PTG has delivered to the Sellers a copy of its Annual Report on Form 10-K for the year ended December 31, 1994, its Proxy Statement, including 1994 Consolidated Financial Statements (the "PTG Proxy Statement"), its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, its Current Report on Form 8-K dated September 7, 1995 and its Current Report on Form 8-K dated April 19, 1995. As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  6.04 No Adverse Changes. From June 30, 1995 to the date of this Agreement, except to the extent disclosed in any reports or statements filed pursuant to the Exchange Act as of or prior to the date hereof, there has been no material adverse change in the Financial Status of PTG. As of the date of this Agreement, PTG knows of no loss contingency within the meaning of Statement of Financial Accounting Standards No. 5 which has not been disclosed in the financial statements of PTG referred to in Section 6.08 or which has not been publicly disclosed which may have a material adverse effect on the Financial Status of PTG.

  6.05 Authorization. Each of PTG, Newco I and Newco II has all requisite power and authority (corporate and other) to enter into this Agreement and to perform its obligations under this Agreement. Each of PTG, Newco I and Newco II has taken all corporate action required to be taken by law and its Certificate of Incorporation and Bylaws to authorize and approve the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of PTG, Newco I and Newco II and is the valid and binding obligation of each of PTG, Newco I and Newco II, enforceable against each of them in accordance with its terms. On or prior to the Closing Date, the Escrow Agreement will have been duly executed and delivered by PTG and will constitute the legal, valid and binding obligation of PTG, enforceable against it in accordance with its terms.

  6.06 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by PTG, Newco I and Newco II will not (a) violate any provision of PTG's, Newco I's or Newco II's Certificate of Incorporation or Bylaws, (b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness for borrowed money of PTG, Newco I or Newco II, (c) violate, or constitute a default under, or permit the termination of, any material agreement, understanding or instrument to which PTG, Newco I or Newco II is a party or by which it or its properties is bound, (d) result in the creation of any Lien upon any of the assets or properties of PTG, Newco I or Newco II, or
(e) violate any Legal Requirements to which PTG, Newco I or Newco II is subject, provided, that neither PTG, Newco I nor Newco II may acquire or operate Interexchange Facilities without obtaining a waiver of the MFJ.

  6.07 Consents and Approvals. Except for the filings under the HSR Act, the required approval of the FCC with respect to the transfer of the FCC Licenses to a PTG-designated entity hereunder, the filing of the Registration Statement with, and the obtaining of such orders from, the SEC and the various state "blue sky" authorities, the making of such reports under the Exchange Act as are required in connection with the transactions contemplated by this Agreement and as set forth in the proviso of Section 6.06(e) above, no consent, approval, license or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority is required to be made or obtained by PTG, Newco I or Newco II in connection with the execution, delivery and performance of this Agreement by PTG, Newco I or Newco II or the consummation by them of the transactions contemplated hereby.

  6.08 Financial Statements of PTG. The consolidated balance sheets of PTG as of December 31, 1994 and 1993 and the related statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1994 and the independent accountant's report thereon of Coopers & Lybrand, L.L.P., contained in the PTG Proxy Statement, including 1994 Consolidated Financial Statements, and the consolidated balance sheets for the quarters ended March 31, 1995 and June 30, 1995 and the related statements of income, stockholders' equity and cash flows for each of such periods contained in the PTG Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, have been prepared in accordance with GAAP during the periods involved (except as therein described and except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments) and fairly present the consolidated financial position of PTG as of the dates thereof and the consolidated results of its operations, changes in stockholders' equity and its cash flows for the periods then ended.

  6.09 Litigation. There is no action, suit or proceeding pending or, to the Knowledge of PTG, threatened against PTG, Newco I or Newco II which questions the legality or propriety of the transactions contemplated by this Agreement or which would result in a material adverse change to the Financial Status of PTG.

  6.10 Disclosure. No representations or warranties of PTG, Newco I or Newco II contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, with respect to the respective subject matters of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

  6.11 Information Supplied. None of the information supplied or to be supplied by PTG, Newco I or Newco II for inclusion in the Registration Statement, including the Proxy Statement contained therein, at the time such information is supplied and at the time of the TTI Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  6.12 Investment Intent. Each of Newco I and Newco II is acquiring the respective Transferred Shares being transferred to it hereunder for its own account and not with a view to the distribution or resale thereof.

                                  ARTICLE VII

 ACTIONS PRIOR TO THE CLOSING DATE BETWEEN THE DATE OF THIS AGREEMENT AND THE
                                 CLOSING DATE:

  7.01 Investigation of the Acquired Companies by PTG. PTG and its officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) shall be afforded complete access upon reasonable prior notice during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs, work papers and similar documentation) of the Acquired Companies to the extent PTG shall deem necessary, and shall be furnished such additional information concerning the Acquired Companies and the operation of their businesses as shall be reasonably requested, including all such information as shall be reasonably necessary to enable PTG or its representatives to verify the accuracy of the representations and warranties contained in Articles III, IV, V and VA, to verify that the covenants of this
Article VII and in Article IX hereof have been complied with and to determine whether the conditions set forth in Article X have been satisfied. PTG agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies. No investigation made by PTG or its representatives hereunder (or any Knowledge acquired or capable of being acquired in connection therewith) shall affect PTG's right to indemnification, reimbursement or other remedies based on the representations, warranties, covenants and obligations of any of the parties hereto; provided, however, that PTG shall not be entitled to base a claim for indemnification on alleged falsity of a representation or warranty herein if Sellers or the Principal Shareholders shall carry the burden of proving that PTG's Responsible Personnel had actual knowledge of the falsity of said representation or warranty at the time of execution of this Agreement.

  7.02 Litigation. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement and shall use its Best Efforts to diligently oppose such action, suit or proceeding. The Sellers and the Principal Shareholders shall promptly notify PTG of any lawsuit, claim, proceeding or investigation that is instituted, or, to their Knowledge, threatened against any of the Acquired Companies or any of their respective Affiliates which would have been listed on the Disclosure Schedule if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

7.03 Consents and Approvals.

    (a) The Sellers and the Principal Shareholders shall use their Best Efforts and PTG shall reasonably cooperate with Sellers in Sellers' efforts to obtain all consents and amendments from parties to Contracts, System Agreements and other agreements. The Sellers, the Principal Shareholders and PTG shall use their Best Efforts to obtain all consents, amendments or Permits from Governmental Authorities, which are necessary and required by the terms thereof, this Agreement, or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement.

    (b) Promptly after the date of this Agreement, the Sellers, the Principal Shareholders and PTG shall file with the FCC the Transfer Applications or such other documents as may be necessary or advisable to obtain authorization for the transfer of control at the Closing of the FCC Licenses and related transmission facilities to an entity designated by PTG and any amendments to pending applications for the FCC Licenses to make an entity designated by PTG the applicant as of the Closing, to the extent such amendments are permitted by the FCC Rules and regulations (the "FCC Orders"). The Sellers, the Principal Shareholders and PTG shall use their respective Best Efforts to prosecute such filings with diligence and shall diligently oppose any objections to such approvals to the end that each of the FCC Orders may be obtained and become a "Final Action" (as defined below) as soon as practicable. The term "Final Action" shall mean an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending, and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

    (c) The Sellers, the Principal Shareholders and PTG shall use their respective Best Efforts to obtain from each of the holders of the FCC Licenses an executed channel lease, in form satisfactory to PTG in its sole discretion, leasing the FCC Licenses held by such holder commencing from the Closing Date. If such lease is so obtained, PTG may, in its sole discretion, elect to forego transferring the FCC Licenses in accordance with subsection (b) above and waive the condition set forth in Section
  10.15 hereof.

    (d) The Sellers and the Principal Shareholders shall cooperate with and assist PTG and its authorized representatives in order to provide an efficient transfer of the control or assignment and management of the FCC Licenses and related transmission facilities and to avoid any undue interruption in the activities and operations of the business following the transfer of control of such FCC Licenses and related transmission facilities to such PTG-designated entity in accordance with FCC Rules. The Sellers and the Principal Shareholders shall use their respective Best Efforts to deliver to PTG as many Channels as reasonably possible at the Closing so long as the option underlying the license is exercisable prior to Closing. The Sellers shall submit for cancellation to the FCC the experimental license for the Coeur D'Alene repeater prior to Closing.

  7.04 Operations of WHI and VBAI Prior to the Closing Date.

    (a) WHI and VBAI shall, and the Sellers and the Principal Shareholders shall cause such companies to, operate and carry on such companies' and their Subsidiaries' businesses in the Ordinary Course of Business, except as contemplated in connection with the Spin-Off. Consistent with the foregoing, WHI and VBAI shall, and the Sellers and the Principal Shareholders shall cause WHI and VBAI to, keep and maintain the properties of WHI, VBAI and their Subsidiaries (other than the Spin-Off Assets) in reasonably good operating condition, normal wear and tear excepted, and repair and shall use their Best Efforts consistent with good business practice to maintain the business organization of WHI, VBAI and their Subsidiaries intact and to use their Best Efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with WHI, VBAI or any of their respective Subsidiaries. In addition, WHI and VBAI shall, and the Sellers and the Principal Shareholders shall cause WHI and VBAI to, timely make all payments due under the Channel Leases, the FCC Licenses and the System Agreements and to pay all other obligations in a timely manner substantially in accordance with their terms.

    (b) Notwithstanding Section 7.04(a), except as expressly contemplated by this Agreement (including the Spin-Off) or except with the express written approval of PTG, neither WHI or VBAI nor any of their respective Subsidiaries shall, and the Sellers and the Principal Shareholders shall not permit WHI or VBAI nor any such Subsidiary to:

      (i) amend or propose any amendment to WHI's or VBAI's or any such Subsidiary's Certificate of Incorporation or Bylaws;

      (ii) make any change in the business or the operations of WHI, VBAI or any of their Subsidiaries that is not in the Ordinary Course of Business or make any expenditure except in accordance with a budget or budgets approved in writing by PTG from time to time, which approval will be given if in the reasonable judgment of PTG such expenditure is necessary to maintaining the value to PTG of the assets being acquired (which expenditures in any case shall not exceed an average of $400,000 per month), or as otherwise expressly approved in writing by PTG;

      (iii) make any capital expenditure or enter into any contract or commitment therefor, including any expenditure relating to head end, receiver, transmitter, encoding or other transmitter related equipment, except in accordance with a budget or budgets approved in writing by PTG from time to time, which approval will be given if in the reasonable judgment of PTG such expenditure is necessary to maintaining the value to PTG of the assets being acquired (which expenditures in any case shall not exceed an average of $400,000 per month) or as otherwise expressly approved in writing by PTG;

      (iv) purchase, or agree to purchase, any real property or other assets, except in accordance with a budget or budgets approved in writing by PTG from time to time, which approval will be given if in the reasonable judgment of PTG such expenditure is necessary to maintaining the value to PTG of the assets being acquired (which expenditures in any case shall not exceed an average of $400,000 per month) or as otherwise expressly approved in writing by PTG;

      (v) sell, lease, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Lien (other than Permitted Liens) on, any of the properties of WHI, VBAI or any of their Subsidiaries, or interfere in any material respect with the use or enjoyment of the property subject thereto;

      (vi) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of WHI, VBAI or any of their Subsidiaries or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities, except in connection with the acquisition of the 6% interest in BAC from the Minority Shareholders provided that neither PTG nor any of the Acquired Companies suffers any adverse consequence as a result thereof, including any adverse tax consequences or restrictions not otherwise contemplated by this Agreement on PTG's ability to sell any of the assets of the Acquired Companies acquired hereunder; and provided further that, if the Minority Shareholders agree to exchange their interest in WHI Stock for PTG Common Stock, the Minority Shareholders shall agree to become a party to this Agreement and exchange their shares of WHI Stock for shares of PTG Common Stock hereunder and that such Minority Shareholders shall acknowledge and agree to hold PTG harmless from any claims that the Minority Shareholders have incurred taxes as a result of the transaction;

      (vii) create, incur or assume, or agree to create, incur or assume, any indebtedness (other than indebtedness to Videotron USA), or enter into any contract, agreement, or other commitment which, if in existence on the date hereof, would have been required to be listed on the Disclosure Schedule hereto, or make any change or modification in any of the System Agreements or other Contracts;

      (viii) split, combine or reclassify any shares of the capital stock of WHI, VBAI or any of their Subsidiaries; retire, redeem or otherwise acquire any shares of the capital stock of WHI, VBAI or any of their Subsidiaries except in connection with the acquisition of the 6% interest in BAC from the Minority Shareholders, provided that neither PTG nor any of the Acquired Companies suffers any adverse consequence as a result thereof, including any adverse tax consequences or restrictions not otherwise contemplated by this Agreement on PTG's ability to sell any of the assets of the Acquired Companies acquired hereunder; or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of the capital stock of WHI, VBAI or any of their Subsidiaries, or agree to any of the foregoing;

      (ix) fail to maintain in force, or make any change in the insurance contemplated by Section 3.20 hereto (or substantially equivalent replacement coverage) as being maintained by WHI, VBAI and any of their Subsidiaries;

      (x) other than in the Ordinary Course of Business, pay any claim or discharge or satisfy any Lien or pay any obligation or liability or waive any right or cancel any debt owed to or claims held by WHI, VBAI or any of their Subsidiaries, except that VBAI may retire outstanding debentures in the amount of approximately $65,000 and that a Subsidiary of WHI may retire a loan in the amount of approximately $5,000;

      (xi) solicit or enter into any negotiation or transaction relating to the merger or consolidation of, or sale of any shares of capital stock of, or the sale, lease or other disposition of a substantial portion of the properties or business of WHI, VBAI or any of their Subsidiaries other than the Spin-Off provided that any agreements entered into in connection with the Spin-Off comply with the requirements of Section
    9.04 hereof;

      (xii) agree to any settlement in any action, suit, claim, proceeding or investigation;

      (xiii) make any change in the methods of accounting or accounting practices applied in the preparation of the Financial Statements;

      (xiv) make any change in the compensation or other terms and conditions of employment of the employees of WHI, VBAI or any of their Subsidiaries except pursuant to previously scheduled increases disclosed to PTG in the Disclosure Schedule;

      (xv) institute any increase in the benefits provided under any Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, or paid time off for sickness plan, program or arrangement with respect to employees of WHI, VBAI or any of their Subsidiaries or make any change in the operations of any of the Benefit Plans or in the documents constituting or affecting any of the Benefit Plans; or

      (xvi) issue any communication to employees or authorized representatives of employees of WHI, VBAI or any of their Subsidiaries with respect to compensation, benefits or employment continuation or opportunity following the Closing.

  7.05 Operations of Videotron USA

    (a) Videotron USA shall, and Videoway and Videotron Canada shall cause Videotron USA to, operate and carry on its business only in the Ordinary Course of Business. Consistent with the foregoing, Videotron USA shall, and Videoway and Videotron Canada shall cause Videotron USA to, keep and maintain the properties of Videotron USA in reasonably good operating condition and repair and shall use their Best Efforts consistent with good business practice to maintain the business organization of Videotron USA intact.

    (b) Notwithstanding Section 7.05(a), except as expressly contemplated by this Agreement (including the contemplated incurrence and payment of additional indebtedness from Videotron International Ltee and the making of additional loans to WHI and VBAI) or except with the express written approval of PTG, Videotron USA shall not, and Videoway and Videotron Canada shall not permit Videotron USA to:

      (i) amend or propose any amendment to Videotron USA's Certificate of Incorporation or Bylaws;

      (ii) make any change in the business or the operations of Videotron USA that is not in the Ordinary Course of Business or make any expenditure;

      (iii) make any capital expenditure or enter into any contract or commitment therefor;

      (iv) purchase, or agree to purchase, any real property or purchase, or agree to purchase, any assets;

      (v) sell, lease, transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of the properties of Videotron USA, or interfere in any respect with the use or enjoyment of the property subject thereto;

      (vi) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of Videotron USA or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities;

      (vii) create, incur or assume, or agree to create, incur or assume, any indebtedness, or enter into any contract, agreement, or other commitment, or make any change or modification in any of the Videotron Contracts;

      (viii) split, combine or reclassify any shares of the capital stock of Videotron USA; retire, redeem or otherwise acquire any shares of the capital stock of Videotron USA; or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of the capital stock of Videotron USA, or agree to any of the foregoing;

      (ix) pay any claim or discharge or satisfy any Lien or pay any obligation or liability or waive any right or cancel any debt owed to or claims held by Videotron USA;

      (x) solicit or enter into any negotiation or transaction relating to the merger or consolidation of, or sale of any shares of capital stock of, or the sale, lease or other disposition of a substantial portion of the properties or business of Videotron USA;

      (xi) agree to any settlement in any action, suit, claim, proceeding or investigation;

      (xii) make any change in the methods of accounting or accounting practices applied in the preparation of the Videotron Financial Statements;

      (xiii) make any change in the compensation or other terms and conditions of employment of the employees of Videotron USA;

      (xiv) institute any increase in the benefits provided under any Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, or paid time off for sickness plan, program or arrangement with respect to employees of Videotron USA or make any change in the operations of any of the Benefit Plans or in the documents constituting or affecting any of the Benefit Plans; or

      (xv) issue any communication to employees or authorized representatives of employees of Videotron USA with respect to compensation, benefits or employment continuation or opportunity following the Closing.

  7.06 No Other Offers. None of the Acquired Companies (or any of their respective directors, officers, employees, agents or representatives) nor any of the Sellers or Principal Shareholders will solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the possible sale of any of the Acquired Companies' respective businesses, assets or stock. Each of WHI, VBAI and Videotron USA shall notify PTG promptly of any proposals by third parties with respect to the acquisition of all or any portion of any of the Acquired Companies' respective businesses, assets or stock and furnish PTG the material terms thereof.

  7.07 No Announcements. None of the parties hereto shall, without the approval of the other, make any press release or other announcement concerning the transactions contemplated by this Agreement or disclose the terms of this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other parties shall be advised and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued. The parties agree to cause a mutually agreeable release or announcement to be issued upon execution and delivery of this Agreement by all parties hereto.

  7.08 Antitrust Law Compliance. PTG, the Sellers and the Principal Shareholders, to the extent required by law, shall file, and Sellers shall use their Best Efforts to cause F. Lorenzo Crutchfield and Andre Chagnon to file, if so required under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that the filings it makes under the HSR Act shall, in all material respects, be true and accurate and in accordance with the requirements of the HSR Act. Each party agrees to make available to the others any information required to satisfy the notification and filing requirements of the HSR Act. Information exchanged pursuant to this provision shall receive the confidential treatment specified in Section 16.02 of this Agreement.

  7.09 Subsequent Financial Statements.

    (a) Prior to the Closing, the Acquired Companies shall, and the Sellers and the Principal Shareholders shall cause the Acquired Companies to, deliver to PTG, no later than 30 days after the end of each monthly period beginning on the Balance Sheet Date through the Closing Date, unaudited financial statements of the Acquired Companies as of the last day of such monthly period and for the monthly period then ended and for the period from the Balance Sheet Date to the end of such monthly period. Each set of financial statements (including the Pre-Closing Financial Statements) shall consist of a balance sheet and statements of operations, changes in shareholders' equity and cash flows and shall be adjusted to reflect the exclusion of the Spin-Off Assets, the Spin-Off Liabilities, any intercompany indebtedness, any Outstanding Indebtedness and any Outstanding Liabilities. On the Pre-Closing Balance Sheet Delivery Date, each of the Acquired Companies shall deliver unaudited financial statements as of the Pre-Closing Balance Sheet Date and covering the period from the Balance Sheet Date to the Pre-Closing Balance Sheet Date (collectively, the "Pre-Closing Financial Statements").

    (b) The Sellers shall deliver to PTG on or prior to the Closing a statement (the "Officers' Certificate") certified by officers of each of the Acquired Companies setting forth in reasonable detail, the calculation, as of the Closing Date, of the Outstanding Indebtedness, the Assumed Interest on Shareholder Debt, if any, the Distribution Adjustment, the FCC Adjustment, the Outstanding Liabilities, the Subscriber Adjustment, the PTG Common Stock Closing Price and the aggregate number of shares of PTG Common Stock to be exchanged on the Closing Date. Schedule A shall be completed by the parties hereto on the Closing Date. Any inaccuracies in such calculation shall be adjusted for in the Post-Closing Adjustment.

  7.10 Cooperative Efforts; FCC Adjustment; MFJ Compliance.

    (a) The Sellers and Principal Shareholders shall use Best Efforts to seek FCC grant of the Colocation Applications and the Transfer Applications, and shall use Best Efforts to cause all FCC Licenses, Channel Licenses, Channel Leases and Related Facility Licenses to satisfy the FCC Conditions, and shall use Best Efforts to cause the operations of the Channels to be, at Closing, in material compliance with all FCC Licenses, Channel Licenses, Channel Leases and other Legal Requirements, and PTG shall cooperate in connection therewith. Sellers shall use Best Efforts to obtain and cause to be filed all necessary no objection letters for the Colocation Applications prior to any deadline established by the FCC for filing such no objections letters. The Sellers and the Principal Shareholders shall cooperate with and assist PTG and its authorized representatives in order to provide an efficient transfer of the control and management of the Acquired Companies' businesses and to avoid any undue interruption in the activities and operations of the Acquired Companies' businesses following the Closing Date in accordance with FCC Rules and policies.

    (b) There shall be an adjustment to the purchase price as set forth below if, at the Closing Date, WHI, VBAI or their Subsidiaries do not have rights to transmit, pursuant to FCC Licenses or Channel Leases for Channel Licenses that in each case meet the FCC Conditions, on at least the following number of Channels: (a) with respect to the Northern Bay Area System, the Southern Bay Area System and the San Diego System, 55 such Channels, with the purchase price decreased by the product of number of Channels less than 55 so delivered at Closing and $2.0 million; (b) with respect to the Tampa System, 27 such Channels, with the purchase price decreased by the product of the number of Channels less than 27 so delivered at Closing and $1.0 million; (c) with respect to the Seattle System, 12 such Channels, with the purchase price decreased by the product of the number of Channels less than 12 so delivered at Closing and $0.50 million; (d) with respect to the Spokane System, 31 such Channels, with the purchase price decreased by the product of the number of Channels less than 31 so delivered at Closing and $0.25 million; (e) with respect to the Greenville System, 25 such Channels, with the purchase price decreased by the product of the number of Channels less than 25 so delivered and $0.25 million; and (f) with respect to the Victorville System, 20 such Channels, with the purchase price decreased by the product of the number of Channels less than 20 so delivered at Closing and $0.25 million; provided, however, that in no event shall such adjustments exceed $15 million in the aggregate. The purchase price adjustments set forth above are referred to as the "FCC Adjustment." If a Closing occurs and an FCC Adjustment has been deducted from the purchase price, Sellers shall be provided an opportunity to satisfy any FCC Conditions with respect to a Channel if such FCC Conditions are so cured no later than the later of March 31, 1996 or thirty days after the Closing Date (the "Cure Period"). If such Channel is so cured during the "Cure Period," then any FCC Adjustment deducted from the purchase price pursuant to Section 2.01 hereof shall be deemed cured for purposes of the calculation of the Post-Closing Adjustment set forth in
  Section 14.03.

    (c) PTG may, in its sole discretion, incur PTG Expenses from the date of Closing through the Cure Period. Such PTG Expenses shall be included in the Post-Closing Adjustment as contemplated by Section 14.03.

    (d) If required by the MFJ, PTG, the Sellers and Principal Shareholders shall each use their Best Efforts to cooperate in the transfer of any Interexchange Facilities to a third party prior to Closing. If any approval under the MFJ including a waiver to acquire and operate Interexchange Facilities should become necessary to obtain prior to the Closing, PTG shall use its Best Efforts to obtain such approval prior to the Closing or otherwise comply with the MFJ, and the Sellers and Principal Shareholders shall cooperate in connection therewith.

  7.11 Acquisition of Minority Shares of BAC. The Sellers and Principal Shareholders shall use their Best Efforts to cause the acquisition of the shares of BAC's Common Stock held by the Minority Shareholders prior to the Closing.

  7.12 Disclosure Schedule Supplement. Between the date of this Agreement and the Closing Date, the Sellers and the Principal Shareholders shall notify the Buyer in writing in a supplement to the Disclosure Schedule (the "Disclosure Schedule Supplement") in form reasonably acceptable to PTG if any of the Sellers or the Principal Shareholders become aware of any fact or condition arising after the date of this Agreement that causes or constitutes a breach of any of Sellers' or the Principal Shareholders' representations and warranties contained herein (including in the Disclosure Schedule). The parties acknowledge that the intent of this provision is to allow the Sellers and the Principal Shareholders to update the Disclosure Schedule to reflect occurrences after the date of this Agreement, primarily with respect to issues relating to pending FCC matters relating to the Channels. To the extent that any such Disclosure Schedule Supplement shall not disclose any event or condition that, individually or in the aggregate, could be reasonably likely to have a material adverse effect on the Financial

Status of the Acquired Companies, on the System, or on any of the Tampa System, the Northern Bay Area System or the Southern Bay Area System (other than any actions, proceedings and objections involving American Telecasting Inc., Gavilon or Affiliates of ATI), such Disclosure Schedule Supplement shall be deemed accepted by PTG and the relevant Section of the Disclosure Schedule shall be deemed amended accordingly thereby; provided, however, that to the extent that the event or condition disclosed in the Disclosure Schedule Supplement occurred prior to the date hereof, PTG shall have recourse to the indemnification provisions of Article XV with respect to any Loss or Expense relating to such disclosed event or condition. In all other cases, the updated Section, as so amended, will be used for purposes of determining whether there is a breach or misrepresentation.

  7.13 Tax-Free Reorganization. TTI, the TTI Shareholder, PTG and Newco I intend that the Exchange between TTI and Newco I described in the fourth recital to this Agreement (the "TTI Exchange") qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code; provided, however, that no party hereunder makes any representations or warranties that such Exchange so qualifies. TTI, the TTI Shareholder, PTG, and Newco I agree not to take a position on a Tax Return or before any Governmental Authority that is inconsistent with the tax treatment described in this Section 7.13 unless required by a final and binding determination or resolution by a Governmental Authority with appropriate jurisdiction. In furtherance of the intent to qualify the TTI Exchange as a tax-free reorganization, PTG and Newco I represent and covenant to TTI and the TTI Shareholder and TTI and the TTI Shareholder represent and covenant to PTG and Newco as follows:

    (a) Representations and Covenants of PTG and Newco I:

      (i) PTG's principal reasons for participating in the TTI Exchange are bona fide business purposes not related to taxes.

      (ii) Prior to the TTI Exchange, PTG will be in "Tax Control" of Newco
    I. As used herein, "Tax Control" of a corporation shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock of such corporation entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of such corporation. For purposes of determining Tax Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or rights to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

      (iii) PTG will not cause Newco I to issue additional shares of capital stock after the TTI Exchange, or take any other action that would result in PTG not being in Tax Control of Newco I.

      (iv) PTG has no plan or intention to reacquire from the former TTI Shareholders any shares of PTG Common Stock to be issued pursuant to the TTI Exchange.

      (v) Except for transfers described in (S)368(a)(2)(C) of the Code, PTG will not cause Newco I to, directly or indirectly, sell or otherwise dispose of the assets acquired from TTI pursuant to a plan or intent existing at the time of the TTI Exchange, except for (a) assets disposed of in the Ordinary Course of Business, or (b) assets disposed of where the proceeds therefrom will be used in connection with operating wireless cable television systems, TTI's historic business activity.

    (b) Representations and Covenants of TTI:

      (i) Pursuant to the terms of this Agreement, Newco I will acquire substantially all of the assets of TTI. Specifically, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by TTI immediately prior to the TTI Exchange will be acquired by Newco I in the TTI Exchange. For the purpose of determining the percentage of TTI's net and gross assets held by TTI immediately prior to the TTI Exchange, the following assets will be treated as property held by TTI immediately prior to the TTI Exchange: (a) assets disposed of by TTI prior to the TTI Exchange and in contemplation thereof (including, without limitation, any asset disposed of by TTI, other than in the ordinary course of business, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with PTG regarding the TTI Exchange and ending at the closing of the

    TTI Exchange (the "Pre-Exchange Period")); (b) assets used by TTI to pay expenses or liabilities incurred in connection with the TTI Exchange; and (c) assets used to make distribution, redemption or other payments in respect of shares of TTI stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the TTI Exchange or that are related thereto.

      (ii) Other than in the Ordinary Course of Business, TTI has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) (a) in contemplation of the TTI Exchange or (b) during the Pre-Exchange Period.

      (iii) Except with respect to the Spin-off Assets, for purposes of Treasury Regulation (S)1.368-1(d), TTI operates or is deemed to operate at least one significant historic business line and/or owns or is deemed to own a significant portion of its historic business assets. Pursuant to the TTI Exchange, TTI will transfer at least one significant historic business line and/or a significant portion of its historic business assets to Newco I.

      (iv) TTI's principal reasons for participating in the TTI Exchange are bona fide business purposes not related to taxes.

      (v) TTI has no Knowledge of, and believes that there does not exist, any plan or intention on the part of shareholders (or any shareholder) of TTI to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of PTG stock to be received in the plan of liquidation pursuant to the TTI Exchange that would reduce the ownership of all TTI shareholders of such stock to a number of shares having an aggregate fair market value, as of the closing of the TTI Exchange, of less than fifty percent (50%) of the aggregate fair market value, of TTI stock outstanding immediately prior to the consummation of the TTI Exchange.

      (vi) All of the WHI Stock and VBAI Stock owned by TTI will be exchanged solely for shares of PTG voting stock. Thus, TTI intends that no consideration be paid or received (directly or indirectly, actually or constructively) for the TTI assets being transferred to Newco I in the Exchange other than shares of PTG voting stock.

      (vii) TTI and the TTI Shareholder will pay separately its or his own expenses relating to the TTI Exchange;

      (viii) TTI has adopted a plan of complete liquidation pursuant to which TTI will liquidate and distribute the PTG Common Stock (other than those subject to the Escrow Agreement) received in the TTI Exchange to the TTI Shareholders as soon as reasonably possible after the TTI Exchange and in no event later than twelve months after the TTI Exchange.

    (c) Representations and Covenants of the TTI Shareholder:

      The TTI Shareholder does not have any plan or intention to engage in a sale, exchange, transfer, distribution, pledge, disposition, or any other transaction which would result in a reduction in the risk of ownership or a direct or indirect disposition of shares of PTG stock to be received in the plan of liquidation pursuant to the TTI Exchange that would reduce the TTI Shareholder's ownership of such stock to a number of shares having an aggregate fair market value, as of the closing of the TTI Exchange, of less than seventy percent (70%) of the aggregate fair market value of TTI stock owned by the TTI Shareholder immediately prior to the consummation of the TTI Exchange and the TTI Shareholder has no knowledge of, and believes that there does not exist, any plan or intention on the part of shareholders (or any shareholder) of TTI to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of PTG stock to be received in the plan of liquidation pursuant to the TTI Exchange that would reduce the ownership of all TTI shareholders of such stock to a number of shares having an aggregate fair market value, as of the closing of the TTI Exchange, of less than fifty percent (50%) of the aggregate fair market value, of TTI stock outstanding immediately prior to the consummation of the TTI Exchange.

  7.14 NYSE Listing. PTG shall use its Best Efforts to cause the shares of PTG Common Stock to be issued in the Exchange to be listed on the New York Stock Exchange, upon official notice of issuance.

                                 ARTICLE VIII

                 REGISTRATION STATEMENT; TRANSFER RESTRICTIONS

  8.01 Registration Statement. As promptly as practicable after the date of this Agreement, the Sellers and the Principal Shareholders shall provide to PTG and its counsel for inclusion in a Registration Statement on Form S-4 (the "Registration Statement") in form and substance satisfactory to PTG and its counsel, such information concerning the Acquired Companies, the Sellers, the Principal Shareholders and the TTI Shareholder and their respective operations, capitalization, share ownership and other material as PTG or its counsel may reasonably request. As promptly as practicable after the date of this Agreement, TTI shall provide to PTG and its counsel for inclusion in the Registration Statement an opinion of an investment banker, in form satisfactory to PTG and its counsel, as to the fairness of the transaction from the point of view of the TTI Shareholders. As promptly as practicable after receipt of such information and opinion, PTG shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of PTG and the Sellers and the Principal Shareholders shall use its Best Efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to TTI's shareholders at the earliest practicable time. PTG, the Sellers and the Principal Shareholders will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply each other with copies of all correspondence between itself or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Exchange. The Proxy Statement and the Registration Statement shall comply in all material respects with all applicable Legal Requirements. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, the Sellers, the Principal Shareholders or PTG, as the case may be, shall promptly inform each other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of TTI, such amendment or supplement. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of TTI that the shareholders of TTI approve the Exchange.

  8.02 145 Affiliates. Schedule 8.02 of the Disclosure Schedule sets forth those persons who are, in Sellers' reasonable judgment, "affiliates" of the Acquired Companies within the meaning of Rule 145 (each such person, together with the persons identified below, "145 Affiliate") promulgated under the Securities Act ("Rule 145"), including without limitation, the TTI Shareholder.

  8.03 Limited Resales. The Acquired Companies shall use their Best Efforts to deliver or cause to be delivered to PTG, promptly after the execution of this Agreement, from each of the 145 Affiliates identified in Schedule 8.02 an Affiliate Agreement in which each 145 Affiliate will agree that PTG shall be entitled to place appropriate legends on the certificates evidencing any PTG Common Stock to be received by such 145 Affiliates pursuant to the terms of this Agreement (the "Restricted Securities"), and to issue appropriate stop transfer instructions to the transfer agent for PTG Common Stock, consistent with the terms of such 145 Affiliates Agreements and that each 145 Affiliate agrees and acknowledges that the provisions of Rule 145 currently limit such 145 Affiliate's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

    (a) Unless and until the restriction "Cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by a 145 Affiliate in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) while PTG meets the public information requirements of Rule 144(c); (ii) in broker's transactions or in transactions with a market maker; and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted PTG Common Stock sold for such 145 Affiliate's account during the preceding three-month period does not exceed the greater of (A) 1% of the PTG Common Stock outstanding or (B) the average weekly volume of trading in PTG Common Stock on all national securities exchanges, or reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding the date of receipt of the order to execute the sale.

    (b) A 145 Affiliate may make unrestricted sales of Restricted Securities pursuant to Rule 145(d)(2) if: (i) a period of at least two years (determined pursuant to Rule 144(d) under the Securities Act) has elapsed since the date the Restricted Securities were acquired from PTG in the Exchange; (ii) such 145 Affiliate is not an affiliate of PTG; and (iii) PTG meets the public information requirements of Rule 144(c).

    (c) A 145 Affiliate may make unrestricted sales of Restricted Securities pursuant to Rule 145(d)(3) if a period of at least three years (determined pursuant to Rule 144(d) under the Securities Act) has elapsed since the date the Restricted Securities were acquired from PTG in the Exchange and such Rule 145 Affiliate is not, and has not been for the last three months, an affiliate of PTG.

    (d) PTG acknowledges that the provisions of this Section will be satisfied as to any sale by a 145 Affiliate of the Restricted Securities pursuant to Rule 145(d) by a broker's letter and a letter from the 145 Affiliate with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3); provided, however, that PTG has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d).

  The restrictions set forth in the Affiliate Agreement shall be subject to any changes in Rule 145 that are or become effective after the Closing Date.

  8.04 Legends. Stop transfer instructions will be given to PTG's transfer agent with respect to certificates evidencing the Restricted Securities and there will be placed on the certificates evidencing the Restricted Securities legends stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATES AGREEMENT
  DATED AS OF     AMONG PACIFIC TELESIS GROUP AND THE SHAREHOLDER, A COPY OF
  WHICH AFFILIATES AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE OFFICES OF PACIFIC TELESIS GROUP. PACIFIC TELESIS GROUP WILL FURNISH, WITHOUT CHARGE, A COPY THEREOF TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST THEREFOR."

  PTG agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the 145 Affiliate, including, without limitation, a sale or transfer of PTG Common Stock permitted under
Section 8.03(c) above.

  8.05 Videotron Share Release. The Principal Shareholders agree that any shares of PTG Common Stock received by Videoway in the Exchange shall be subject to the following resale restrictions: (i) Videoway shall not sell more than 400,000 shares of PTG Common Stock over a five-day trading period; (ii) Videoway shall not sell more than 100,000 shares of PTG Common Stock in a given trading day; and (iii) once the aggregate number of shares of PTG Common Stock held by Videoway equals less than 500,000 (excluding any shares held pursuant to the Escrow Agreement), Videoway may sell up to 200,000 shares per day with no weekly restrictions.

                                  ARTICLE IX

                        OTHER AGREEMENTS OF THE PARTIES

  The parties hereto additionally covenant and agree that:

  9.01 Further Documents and Assurances.

    (a) Each of the Sellers, the Principal Shareholders and the Acquired Companies agrees to execute, acknowledge and deliver or cause to be delivered, both before and after the Closing, such other deeds, documents, affidavits and certificates as may be reasonably necessary and required from time to time to confirm this Agreement and the performance of the obligations of such Persons under the terms hereof, in such form and substance as shall be reasonably satisfactory to PTG; provided that such documents shall not expand the representations and warranties or obligations of any of such Persons hereunder.

    (b) PTG agrees to execute, acknowledge and deliver or cause to be delivered, both before and after the Closing, such other deeds, documents, affidavits and certificates as may be reasonably necessary and required from time to time to confirm this Agreement and the performance of the obligations of PTG under the terms hereof, in such form and substance as shall be reasonably satisfactory to the Sellers; provided that such documents shall not expand the representations and warranties or obligations of PTG hereunder.

    (c) Each party hereby agrees to use its Best Efforts to consummate the transactions contemplated hereby at the earliest practicable time.

  9.02. Tax Returns and Related Matters of WHI, VBAI and their
Subsidiaries. The following provisions shall govern the allocation of responsibility for the Tax Returns of WHI, VBAI and their Subsidiaries and related matters.

    (a) Tax Returns. The Sellers and the Principal Shareholders shall cause Deloitte & Touche or KPMG Peat Marwick LLP to prepare and the Sellers and the Principal Shareholders shall timely file all Tax Returns not already filed for WHI, VBAI and their Subsidiaries for all tax periods ended or ending on or before the Closing Date and shall cause Deloitte & Touche or KPMG Peat Marwick LLP to prepare on a pro forma basis all tax returns for WHI, VBAI and their Subsidiaries, for the interim period described in the last sentence of Section 9.02(c) hereof. Such tax returns shall be prepared based upon the calculation of the Distribution Adjustment set forth in
  Section 3.15(k) hereof. Sellers shall be responsible for the preparation and timely filing of all Tax Returns for WHI, VBAI and their Subsidiaries for all tax periods prior to the Closing Date. PTG shall be responsible for the preparation and timely filing of all Tax Returns for all tax periods ending after the Closing Date. The Sellers (or their designees) shall send a copy of all Tax Returns and any pro forma tax returns as to which they are responsible to PTG for its review and comment and, if required, appropriate execution, at least thirty (30) days prior to the filing thereof; provided, however, that in the event of any dispute concerning any item reported on such Tax Returns or pro forma tax returns, the determination of an independent accounting firm selected mutually by PTG and the Sellers that the tax treatment proposed by the Sellers is reasonable shall be final and binding on the parties; provided, further, however, that if PTG reasonably objects to any position taken on such Tax Returns or pro forma tax returns, then such returns shall be prepared based upon the position determined by PTG but, in such event, the indemnification under Section 9.02 hereof, except for the indemnification set forth in
  Section 9.02(b)(ii)(D), shall be calculated based on the position originally taken on such returns.

    (b) Tax Indemnity. Subject and pursuant to the provisions of Article XV, from and after the Closing Date, PTG, its Subsidiaries and the Acquired Companies shall be indemnified and held harmless (i) in respect of the Distribution Adjustment to the extent not taken into account under Section
  2.01 hereof and (ii) from any and all Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included any of WHI, VBAI or their Subsidiaries) which are imposed on any of WHI, VBAI or their Subsidiaries in respect of its income, business, property or operations or for which any of WHI, VBAI or their Subsidiaries may otherwise be liable (A) for any pre-closing period, (B) resulting by reason of the several liability of WHI, VBAI or their Subsidiaries pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of any of WHI, VBAI or their Subsidiaries having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) in respect of any post-closing period, attributable to any election, change in accounting method, or other action taken by any of WHI, VBAI or their Subsidiaries in respect to any pre-closing period that has the effect of shifting any item of income or gain properly attributable to a pre-closing period to a post-closing period, or (D) to the extent not taken into account under (A) above, in respect of any post-closing period, attributable to any items of income or gain of an entity treated as a partnership in which any of WHI, VBAI or their Subsidiaries is a partner, to the extent such items are properly attributable to periods of the "partnership" ending on or before the Closing Date.

    (c) Apportionment of Taxes between Pre-Closing and Post-Closing
  Periods. In order appropriately to apportion any Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period of WHI, VBAI and their Subsidiaries, and such period (in addition to any period that actually ends on or before the Closing Date) shall be treated as a short period and a pre-closing period for purposes of this Agreement. In any case where applicable law does not permit WHI, VBAI and their Subsidiaries to treat the Closing Date as the last day of a short period, then for purposes of this Agreement, the portion of each such Tax that is attributable to the operations of WHI, VBAI and their Subsidiaries for such period shall be the Tax that would be due with respect to the interim period, if such interim period were a short period, any such interim period shall be treated as a short period and pre-closing period for purposes of this Agreement.

    (d) Contest. The Sellers (or their designee) shall have the sole right to represent the interests of Sellers in and to control, compromise or settle any tax audit or administrative or court proceeding (collectively, "Proceedings") relating to Tax Returns which they have filed pursuant to
  Section 9.02(a) and to employ counsel of their choice to represent them in such Proceedings at their expense at all times keeping PTG informed as to the progress and positions taken and to be taken in connection with such Proceedings; provided, however, that the Sellers shall not settle, compromise or abandon without PTG's prior written consent any claim for Tax which PTG determines in its sole discretion would have an adverse effect upon PTG or any of its Subsidiaries, including any of the Acquired Companies, in any post-closing period to any extent (including, without limitation, imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss carryforwards). PTG shall have the sole right to contest any Proceedings relating to Tax Returns for which it is responsible; provided, however, that PTG shall at all times keep the Sellers informed of the progress and positions taken and to be taken in any such Proceedings to the extent that such Proceedings could affect, in PTG's reasonable good faith judgment, the liability of the Sellers under this
  Section 9.02 and PTG shall consider in good faith any reasonable suggestions regarding such positions and litigation strategy offered by the Sellers, and PTG shall not settle, compromise or abandon any dispute concerning an item reported on the pro forma tax returns for which the Sellers are responsible under Section 9.02(a) hereof without the prior written consent of the Sellers if the Sellers determine in good faith that the settlement, compromise or abandonment of such dispute would increase the liability of the Sellers under Section 9.02(b) hereof for the specific amount in dispute; provided, however, that if such consent is not given, the matter shall be settled, compromised or abandoned only upon the determination of a nationally recognized independent accounting firm selected by PTG.

    (e) Cooperation. Each of the Sellers, the Principal Shareholders and PTG agree to provide the other party with such cooperation, access to relevant books and records and information of WHI, VBAI or any of their Subsidiaries as the other party reasonably may request in connection with (i) the preparation of any Tax Return of any of WHI, VBAI or any of their Subsidiaries, (ii) determining any Taxes or right to a refund of any Taxes of any of WHI, VBAI or any of their Subsidiaries, (iii) responding to an examination of Tax Returns of any of WHI, VBAI or any of their Subsidiaries, and (iv) defending against or compromising or settling any Proceeding in respect of Taxes assessed or proposed to be assessed against any of WHI, VBAI or any of their Subsidiaries.

  9.03. Tax Returns and Related Matters of Videotron USA. The following provisions shall govern the allocation of responsibility for the Tax Returns of Videotron USA and related matters.

    (a) Tax Returns. Videoway or Videotron Canada shall cause Deloitte & Touche to prepare and Videoway or Videotron Canada shall timely file all Tax Returns not already filed for Videotron USA, for all tax periods ended or ending on or before the Closing Date and shall cause Deloitte & Touche to prepare on a pro forma basis all tax returns for Videotron USA, for the interim period described in the last sentence of Section 9.03(c) hereof. Such tax returns shall be prepared based upon the calculation of the Distribution Adjustment set forth in Section 3.15(k) hereof. Videoway or Videotron Canada shall be responsible for the preparation and timely filing of all Tax Returns of Videotron USA for all tax periods prior to the Closing Date. PTG shall be responsible for the preparation and timely filing of all Tax Returns for all tax periods ending after the Closing Date. Videoway or Videotron Canada (or their designees) shall send a copy of all Tax Returns and any pro forma tax returns as to which they are responsible to PTG for its review and comment and, if required, appropriate execution, at least thirty (30) days prior to the filing thereof; provided, however, that in the event of any dispute concerning any item reported on such Tax Returns or pro forma tax returns, the determination of an independent accounting firm mutually selected by PTG and the Sellers that the tax treatment proposed by the Sellers is reasonable shall be final and binding on the parties; provided, further, however, that if PTG reasonably objects to any position taken on such Tax Returns or pro forma tax returns, then such returns shall be prepared based upon the position determined by PTG but, in such event, the indemnification under Section 9.03 hereof, except for the indemnification set forth in Section 9.03(b)(ii)(D), shall be calculated based on the position originally taken on such returns.

    (b) Tax Indemnity. Subject and pursuant to the provisions of Article XV, from and after the Closing Date, PTG, its Subsidiaries and the Acquired Companies shall be indemnified and held harmless (i) in respect of the Distribution Adjustment to the extent not taken into account under Section
  2.01 hereof and (ii) from any and all Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Videotron USA) which are imposed on Videotron USA in respect of its income, business, property or operations or for which Videotron USA may otherwise be liable (A) for any pre-closing period, (B) resulting by reason of the several liability of Videotron USA pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of Videotron USA having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) in respect of any post-closing period, attributable to any election, change in accounting method, or other action taken by Videotron USA in respect to any pre-closing period that has the effect of shifting any item of income or gain properly attributable to a pre-closing period to a post-closing period, or (D) to the extent not taken into account under (A) above, in respect of any post-closing period, attributable to any items of income or gain of an entity treated as a partnership in which Videotron USA is a partner, to the extent such items are properly attributable to periods of the "partnership" ending on or before the Closing Date.

    (c) Apportionment of Taxes between Pre-Closing and Post-Closing
  Periods. In order appropriately to apportion any Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period of Videotron USA, and such period (in addition to any period that actually ends on or before the Closing Date) shall be treated as a short period and a pre-closing period for purposes of this Agreement. In any case where applicable law does not permit Videotron USA to treat the Closing Date as the last day of a short period, then for purposes of this Agreement, the portion of each such Tax that is attributable to the operations of Videotron USA for such period shall be the Tax that would be due with respect to the interim period, if such interim period were a short period, and any such interim period shall be treated as a short period and pre-closing period for purposes of this Agreement.

    (d) Contest. Videoway and Videotron Canada (or their designee) shall have the sole right to represent the interests of Videoway and Videotron Canada in and to control, compromise or settle any

  Proceedings relating to Tax Returns which they have filed pursuant to
  Section 9.03(a) and to employ counsel of their choice to represent them in such Proceedings at their expense at all times keeping PTG informed as to the progress and positions taken and to be taken in connection with such Proceedings; provided, however, that Videoway and Videotron Canada shall not settle, compromise or abandon without PTG's prior written consent any claim for Tax which PTG determines in its sole discretion would have an adverse effect upon PTG or any of its Subsidiaries, including any of the Acquired Companies, in any post-closing period to any extent (including, without limitation, imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss carryforwards). PTG shall have the sole right to contest any Proceedings relating to Tax Returns for which it is responsible; provided, however, that PTG shall at all times keep Videoway and Videotron Canada informed of the progress and positions taken and to be taken in any such Proceedings to the extent that such Proceedings could affect, in PTG's reasonable good faith judgment, the liability of Videoway and Videotron Canada under this Section 9.03 and PTG shall consider in good faith any reasonable suggestions regarding such positions and litigation strategy offered by Videoway and Videotron Canada, and PTG shall not settle, compromise or abandon any dispute concerning an item reported on the pro forma tax returns for which Videoway and Videotron Canada are responsible under Section 9.03(a) hereof without the prior written consent of Videoway and Videotron Canada if Videoway and Videotron Canada determine in good faith that the settlement, compromise or abandonment of such dispute would increase the liability of Videoway and Videotron Canada under Section 9.03(b) hereof for the specific amount in dispute; provided, however, that if such consent is not given, the matter shall be settled, compromised or abandoned only upon the determination of a nationally recognized independent accounting firm selected by PTG.

    (e) Cooperation. Each of Videoway, Videotron Canada and PTG agree to provide the other party with such cooperation, access to relevant books and records and information as such party reasonably may requests of them in connection with (i) the preparation of any Tax Return of Videotron USA,
  (ii) determining any Taxes or right to a refund of any Taxes of Videotron USA, (iii) responding to an examination of Tax Returns of Videotron USA, and (iv) defending against or compromising or settling any Proceeding in respect of Taxes assessed or proposed to be assessed against Videotron USA.

  9.04 The Spin-off. Schedule 9.04 of the Disclosure Schedule under the title "Spin-Off" contains a description of certain assets of WHI and VBAI, including, without limitation, assets relating to the wireline operations in the Spokane, Washington and Florida markets and the assets of BAC (other than those relating to the use of the MMDS, ITFS and MDS spectrum including transmitters, receivers and head end equipment), that will be transferred by WHI and VBAI to the Sellers or to a third Person or otherwise transferred prior to the Closing (the "Spin-Off Assets") by execution and delivery of an instrument of assignment and a description of all liabilities relating to such Spin-Off Assets (collectively, the "Spin-Off Liabilities"). Such transferee, the Principal Shareholders and the Sellers, subject to Article XV, shall, by execution and delivery of an instrument of assumption and indemnity, assume and hold PTG, the Acquired Companies and their respective affiliates, agents, officers, directors, employees, successors and assigns harmless from and against the Spin-Off Liabilities and any Loss or Expense relating to the ownership, operating use or control of the Spin-Off Assets, whether such claims, liabilities or obligations arise prior to or after the date of the Spin-Off. WHI and VBAI shall deliver to PTG copies of all executed instruments to effect the Spin-Off pursuant to the provisions of this Section 9.04 on the Closing Date.

  9.05 TTI Shareholders Meeting. TTI shall take all action necessary in accordance with applicable law to call and convene a meeting of the shareholders of TTI (the "TTI Shareholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby and shall use its Best Efforts to obtain such approval. The TTI Shareholders' Meeting will be held as promptly as practicable after the date of this Agreement. TTI shall ensure that TTI Shareholders' Meeting is called, held and conducted, and that all proxies solicited in connection with the TTI Shareholders' Meeting are solicited in compliance with applicable law. TTI shall coordinate and cooperate with PTG with respect to the timing of the TTI Shareholders' Meeting. TTI shall not change the date of the TTI Shareholders' Meeting without the prior written consent of PTG, nor shall TTI adjourn the TTI Shareholders' Meeting without the prior written consent of PTG, unless such adjournment is due to the lack of a quorum, in which case the Chairman of the TTI Shareholders' Meeting shall announce at such meeting the time and place of the adjourned meeting.

  9.06 Agreement To Vote Shares and Covenant Not to Sue. (a) The TTI Shareholder and Lance D'Ambrosio agree that, at every meeting of the shareholders of TTI called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of TTI with respect to any of the following, each of such Persons shall vote all of the shares of capital stock of TTI held by such Person on the record date for such meeting or consent: (a) in favor of the adoption and approval of this Agreement; and (b) against approval of any proposal made in opposition to or competition with consummation of the transactions contemplated by this Agreement. The TTI Shareholder and Lance D'Ambrosio agree not to take any actions contrary to such Person's obligations under this Agreement. Concurrently with the execution of this Agreement, the TTI Shareholder and Lance V. D'Ambrosio have executed and delivered to PTG an irrevocable proxy in the form of Exhibit B hereto.

  (b) Each of the TTI Shareholder and Lance V. D'Ambrosio covenants and agrees that he shall not initiate or maintain any action or proceeding against PTG, Newco or any of their respective officers, directors, employees, shareholders, affiliates, successors, agents or assigns alleging any Loss or Expense arising out of or in any way relating to the adequacy of the disclosure contained in the Registration Statement relating to TTI (including information concerning the tax-free reorganization, the fairness of the transaction and the operations of TTI), the TTI Shareholder or the operations of WHI or VBAI.

  9.07 Intentionally Deleted.

  9.08 VDT. Through the Closing Date, neither PTG nor its affiliates will become or seek to become a video programmer over any video dial tone systems authorized by the FCC within 35 miles of any System or within a BTA of any System, unless (i) the FCC determines that such "video programmer" status does not make PTG or its affiliate a "cable operator" for purposes of the wireless-cable cross-ownership prohibition or (ii) the current statutory wireless-cable cross-ownership prohibition is eliminated.

  9.09 Settlement Agreement. Each of TTI, the TTI Shareholder and the Acquired Companies hereby agrees that this Agreement shall be deemed to have been executed effective as of October 31, 1995 for purposes of Section 4.2 of that certain Settlement Agreement dated as of March 31, 1995 between such parties and this Agreement and the transactions contemplated hereby shall be deemed to be a Transaction for purposes of Sections 5.1 and 5.2 thereof.

  9.10 Tax Returns of TTI. TTI agrees to provide PTG with such cooperation, access to TTI Tax Returns, relevant TTI books and records, supporting documentation and information as PTG reasonably may request in connection with the preparation of any Tax Return of PTG, Newco I or any of their subsidiaries.

                                   ARTICLE X

 CONDITIONS TO OBLIGATIONS OF PTG TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED
                                    HEREBY

  The obligations of PTG to consummate the purchase of the Transferred Shares under this Agreement shall, unless waived in writing by PTG, be subject to the satisfaction on or before the Closing Date of each of the following conditions, and the Acquired Companies, the Sellers and the Principal Shareholders shall use their respective Best Efforts to cause each such condition to be so satisfied:

  10.01 Representations and Warranties True. Each of the representations and warranties of the Acquired Companies, the Sellers and the Principal Shareholders contained herein shall be true and correct in all material respects as of the date made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except
(i) for changes specifically permitted by this Agreement (including to the extent permitted under Section 7.12 hereof), (ii) resulting from any transaction expressly consented to in writing by PTG, (iii) to the extent that the representations and warranties set forth in Sections 3.05, 3.06, 3.10, 3.13(b), 3.13(c), 3.13(n), 3.14(a), 3.17(c), 4.05, 4.06, 4.10, 4.11(a) and
4.13(a) expressly refer to a specific date or dates, or (iv) to the extent that the representations and warranties set forth in Sections 3.09, 3.12, 4.09 or 4.12 relate to compliance with the Communications Act or the satisfaction of the FCC Conditions as to the Channels.

  10.02 Performance. The Acquired Companies, the Sellers and the Principal Shareholders shall have performed and complied in all material respects with each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

  10.03 Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken; and each of the Sellers shall have full power and right to transfer their respective Transferred Shares all in accordance with the terms and conditions set forth in this Agreement.

  10.04 No Change in Business. Between the Balance Sheet Date and the Closing Date, there shall have been (a) no material adverse change in the Financial Status of the Acquired Companies (provided, however, that a change or deterioration in the Financial Status of the Acquired Companies as a result of continuing net operating losses incurred in the Ordinary Course of Business shall not be deemed to be a material adverse change) or in the System, other than such changes which are expressly permitted hereunder; (b) no material adverse change in any of the following: the Tampa System, the Northern Bay Area System or the Southern Bay Area System, (whether resulting from the loss of Channels, FCC Licenses, System Agreements or any other Contracts or otherwise if any such loss results in such a material adverse change); (c) no loss of Subscribers in each of the Tampa System and the Spokane System in excess of 25% of the number of Subscribers in each such System as of September 1, 1995; and (d) no lawsuits, claims or proceedings filed against or affecting any of the Acquired Companies or any of their respective properties or businesses which may result in a material adverse change in the Financial Status of the Acquired Companies, in the System, or in any of the Tampa System, the Southern Bay Area System or the Northern Bay Area System, other than in each case actions, proceedings and objections filed by American Telecasting Inc., its Affiliates or Gavilon relating to the Channels.

  10.05 Opinion of Counsel for the Sellers and the Principal Shareholders. PTG shall have received from (i) Cooley Godward Castro Huddleson & Tatum, as Sellers' counsel for the transaction, (ii) from Kronish, Lieb, Weiner & Hellman LLP as counsel for the Principal Shareholders, (iii) from Parsons Behle & Latimer, as counsel to TTI, and/or (iv) such other staff counsel or other firms as may be appropriate, an opinion or opinions, dated the Closing Date, in form and substance reasonably satisfactory to PTG and its counsel, to the effect set forth in Exhibit D hereto. PTG shall have received from Rini, Coran and Lancellota, as FCC counsel for Sellers and the Principal Shareholders, an opinion, dated the Closing Date, in form and substance reasonably satisfactory to PTG and its counsel, to the effect set forth in Exhibit E hereto.

  10.06 No Restraint or Litigation. No order, decree or ruling of any Governmental Authority shall have been entered, and no action, suit or proceeding before any Governmental Authority shall have been instituted (or threatened if PTG reasonably believes that such threat will result in institution of an action, suit or proceeding) by any Governmental Authority, to restrain, prohibit, challenge or invalidate any of the transactions contemplated by this Agreement or the right of the Acquired Companies to carry out their respective businesses or operate the System after the Closing Date, other than litigation filed by American Telecasting Inc., its Affiliates or Gavilon relating to the Channels.

  10.07 Necessary Governmental Approvals. The waiting periods under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals and actions from Governmental Authorities necessary to consummate the transactions contemplated hereby, including all necessary approvals and actions under the MFJ and the Communications Act, which are either required to be obtained prior to the Closing by applicable law or regulation or are specified to be obtained in the Disclosure Schedule.

  10.08 Necessary Consents. The parties shall have received consents, in substantially the form attached hereto as Exhibit F, to the transactions contemplated hereby by all third parties to the Channel Leases, System Agreements and other Contracts listed on Schedule D hereto.

  10.09 Resignations. There shall have been delivered to PTG duly signed resignations, effective as of the Closing Date, of all of the officers and directors of the Acquired Companies.

  10.10 Liens. PTG shall have received reports, satisfactory to PTG, from the Secretary of State of California, the Secretary of State of Washington, the Secretary of the State of South Carolina, the Secretary of State of Florida, the Secretary of State of Oregon and the Secretary of State of any other jurisdiction in which any assets of the Acquired Companies are located indicating that there are no Liens of record as of a date no more than five days before the Closing Date with respect to any asset (other than any of the Spin-Off Assets) of any of the Acquired Companies, other than Permitted Liens, those which will be discharged at the Closing as set forth in the Disclosure Schedule, or those which are approved or accepted in writing by PTG. PTG shall have received UCC Termination Statements from any secured creditors releasing all Liens other than Permitted Liens on the assets and properties (other than any of the Spin-Off Assets) at the Closing.

  10.11 Spin-Off. The Spin-Off shall have been completed at least one day prior to the Closing.

  10.12 Other Documents. This Agreement, the Escrow Agreement, the Spectrum Lease and all other instruments and documents required to be executed and delivered hereunder to PTG by any of the Acquired Companies, the Sellers or the Principal Shareholders on or prior to the Closing Date, shall have been executed and delivered by or on behalf of such Persons.

  10.13 Transfer of Interexchange Facilities. Immediately prior to the Closing, unless PTG has received a waiver of the MFJ from the appropriate Governmental Authority, the Acquired Companies shall have transferred to a third party any Interexchange Facilities which any of the Acquired Companies owns.

  10.14 Pre-Closing Balance Sheet and Audited Financials. (a) The Sellers shall have delivered the Pre-Closing Financial Statements of WHI, VBAI and their Subsidiaries on the Pre-Closing Balance Sheet Delivery Date, dated as of the Pre-Closing Balance Sheet Date and Videoway and Videotron Canada have shall delivered the Pre-Closing Financial Statements of Videotron USA on the Pre-Closing Balance Sheet Delivery Date, dated as of the Pre-Closing Balance Sheet Date.

    (b) The Sellers shall have delivered audited financial statements of VBAI as of and for the fiscal year ended August 31, 1995 and audited consolidated financial statements of WHI and its Subsidiaries as of and for the fiscal year ended August 31, 1995, in each case together with the opinions of Deloitte & Touche or KPMG Peat Marwick LLP thereon, and such financial statements shall be in substantially the same form (with no substantive changes) as the unaudited financial statements relating to such companies as of and for such period delivered to PTG pursuant to Section
  3.05 on the date of this Agreement.

  10.15 FCC Approvals. The FCC shall have approved the Transfer Applications, by issuance of FCC Orders, to assign or transfer control of the FCC Licenses (other than the San Francisco H-2 Channel and the San Jose H-2 Channel for which Sellers shall use Best Efforts to seek assignment or transfer to a PTG designated entity) to the entity designated by PTG pursuant to Section 7.10 hereof.

  10.16 Minimum Channel Deliveries. WHI, VBAI or their Subsidiaries shall have the legal right and authority, including without limitation all necessary authority from the FCC to transmit through FCC Licenses or Channel Leases on at least 21 Channels in San Francisco and 21 Channels in San Jose, and (b) the FCC Licenses, Channel Licenses, Related Facility Licenses and Channel Leases through which such transmission is to be effected satisfy the FCC Conditions. WHI, VBAI or their Subsidiaries shall have the legal right and authority, including without limitation, all necessary authority from the FCC to transmit through FCC Licenses or Channel Leases on the other Channels and the FCC Licenses, Channel Licenses, Related Facility Licenses and Channel Leases through which such transmission is effected shall meet the requirements of subsections (f) and (g) of the FCC Conditions.

  10.17 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding with respect to the Proxy Statement shall have been initiated or threatened by the SEC.

  10.18 Tax-Free Reorganization. TTI shall have received an opinion from its counsel, Parsons Behle & Latimer, in form and substance reasonably satisfactory to PTG and the Sellers to the effect that the TTI Exchange will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall have been filed as an exhibit to the Registration Statement.

  10.19 Withdrawal of Arbitration Proceedings. Videotron USA and TTI shall have each withdrawn the actions filed with the American Arbitration Association in Chicago, Illinois entitled "Videotron USA, Inc. and Transworld Telecommunications Inc. and F. Lorenzo Crutchfield."

  10.20 Repayment of Affiliate Indebtedness. All indebtedness due to the Acquired Companies from their respective Affiliates and related parties (other than the Acquired Companies) shall be paid to the Acquired Companies as of Closing.

  10.21 Other Closing Date Deliveries. In addition to the other deliveries referenced in this Article X, on the Closing Date, the Sellers shall deliver to PTG:

    (a) Stock Certificates. Stock certificates representing in the aggregate all (or 100%) of the outstanding shares of WHI, VBAI and Videotron USA, together with duly executed and witnessed stock powers (in blank) attached thereto;

    (b) Certificates. Such certificates of the Principal Shareholders, the Sellers and the Acquired Companies' officers and others to evidence compliance with the conditions specified in Sections 10.01, 10.02, 10.03, 10.04, 10.11, and 10.16 hereof;

    (c) Stock Basis. A certificate of each Seller stating such Seller's federal income tax basis in the stock certificates delivered by such Seller to PTG;

    (d) Books. The books, records, customer lists, files, reports, surveys, studies, projections, budgets and strategic plans of the Acquired Companies and their Subsidiaries;

    (e) Stock Certificates of Subsidiaries. Stock Certificates representing in the aggregate all (or 100%) of the outstanding shares of all of the Subsidiaries of the Acquired Companies, including the 6% interest in BAC formerly owned by the Minority Shareholders; and

    (f) Licensing Company. At the election of PTG, either (i) Videotron USA shall have acquired 100% of the Licensing Company prior to Closing, or (ii) the Licensing Company shall be spun off in the Spin-off.

  10.22 Proceedings, Instruments, etc. All proceedings and actions taken on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and all instruments incident thereto shall be in form and substance reasonably satisfactory to PTG and its counsel (provided that such documents shall not expand the representations, warranties or obligations of the Sellers, the Principal Shareholders or the TTI Shareholder hereunder), and PTG and its counsel shall have received copies of all documents that PTG and its counsel may reasonably request in connection with such proceedings, actions and transactions.

                                  ARTICLE XI

    CONDITIONS TO OBLIGATIONS OF THE SELLERS TO CONSUMMATE THE TRANSACTIONS
                              CONTEMPLATED HEREBY

  The respective obligations of the Sellers to consummate the sale of the Transferred Shares under this Agreement shall, unless waived in writing by each of the Sellers, be subject to the satisfaction on or before the Closing Date of each of the following conditions, and PTG shall use its Best Efforts to cause each such condition to be so satisfied:

  11.01 Representations and Warranties True. The representations and warranties of PTG and Newco contained herein shall be true and correct in all material respects as of the date made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) resulting from any transaction expressly consented to in writing by the Sellers, or (iii) to the extent that the representations and warranties set forth in Sections 6.02, 6.03, 6.04 and 6.08 expressly refer to a specific date or dates.

  11.02 Performance. PTG and Newco shall have performed and complied in all respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

  11.03 Authorization. All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken.

  11.04 No Restraint or Litigation. No order, decree or ruling of any Governmental Authority shall have been entered, and no action, suit or proceeding before any Governmental Authority shall have been instituted (or threatened if the Sellers reasonably believe that such threat will result in institution of an action, suit or proceeding) by any Governmental Authority, to restrain, prohibit, challenge or invalidate any of the transactions contemplated by this Agreement.

  11.05 Necessary Governmental Approvals. The waiting periods under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals of Governmental Authorities and actions necessary to consummate the transactions contemplated hereby, including all necessary approvals and actions under the MFJ and the Communications Act, which are either required to be obtained prior to the Closing by applicable law or regulation or are specified to be obtained in the Disclosure Schedule.

  11.06 Opinions of Counsel of PTG. PTG shall have delivered to the Sellers an opinion of Richard W. Odgers, Executive Vice President, General Counsel, External Affairs and Secretary of PTG, and an opinion of Orrick, Herrington & Sutcliffe, counsel to PTG, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers and their counsel to the effect set forth in Exhibit F and Exhibit G, respectively, hereto.

  11.07 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding with respect to the Proxy Statement shall have been initiated or threatened by the SEC.

  11.08 New York Stock Exchange Listing. The shares of PTG Common Stock to be issued to the Sellers shall have been approved for listing on the New York Stock Exchange, upon official notice of issuance.

  11.09 Tax-Free Reorganization. TTI shall have received an opinion from its counsel, Parsons Behle & Latimer, in form and substance reasonably satisfactory to PTG and the Sellers to the effect that the Exchange will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall have been filed as an exhibit to the Registration Statement.

  11.10 Payment of Outstanding Indebtedness and Videotron Cash
Amount. Concurrently with the consummation of the Exchange, PTG shall pay all Outstanding Indebtedness (as of the Closing Date) owed to Videotron International and the Videotron Cash Amount to Videoway, in each case by wire transfer in immediately available funds.

  11.11 Payment for Non-Compete. Concurrently with the consummation of the Exchange, PTG shall pay to Lance V. D'Ambrosio the amount of $100,000 in cash in the form of a cashiers or certified check as consideration for the covenants by Lance V. D'Ambrosio in Section 14.01 hereof.

  11.12 Other Documents. This Agreement, the Escrow Agreement, the Spectrum Lease and all documents reasonably required to be delivered to the Sellers by PTG or Newco on or prior to the Closing Date shall have been so delivered.

  11.13 Certificates. PTG, Newco I and Newco II shall have delivered to the Sellers a certificate to evidence compliance with the conditions set forth in Sections 11.01, 11.02, 11.03, 11.05 (as to compliance with the MFJ only),
11.07 and 11.08 hereof.

  11.14 Proceedings, Instruments, etc. All proceedings and actions taken on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and all instruments incident thereto shall be in form and substance reasonably satisfactory to the Sellers and their counsel (provided that such documents shall not expand the representations, warranties or obligations of PTG hereunder), and the Sellers and their counsel shall have received copies of all documents that the Sellers and their counsel may reasonably request in connection with such proceedings, actions and transactions.

                                  ARTICLE XII

                                    CLOSING

  12.01 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article XIII hereof, a closing (the "Closing") will be held at the offices of Orrick, Herrington & Sutcliffe in San Francisco, California (unless the parties hereto otherwise agree in writing) at which the documents referred to in Articles X and XI hereof will be exchanged by the parties, and the consideration to which the parties are entitled pursuant to Article II hereof shall be paid. The parties agree to use their Best Efforts to cause the Closing to be held not later than 90 days after the date of this Agreement, subject to any approvals required by any Governmental Authority. The date on which the Closing actually takes place is referred to herein as the "Closing Date."

                                 ARTICLE XIII

                          TERMINATION AND ABANDONMENT

  13.01 Grounds for Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned prior to the Closing:

  (a) at any time, by mutual consent of PTG and the Sellers; or

    (b) by TTI or PTG, if, at the meeting of TTI shareholders (including any adjournment or postponement thereof) called pursuant to Section 9.05 hereof, the requisite vote of the shareholders of TTI shall not have been obtained;

    (c) by the Board of Directors of PTG if there is a material adverse change (which has not been cured by Sellers within 30 days of notice to the Sellers by PTG thereof) in the Financial Status of the Acquired Companies, in the System or in any of the following: the Tampa System, the Northern Bay Area System or the Southern Bay Area System; or

    (d) by any party hereto in the event the Closing has not occurred by November 9, 1996, provided that such party has complied in all material respects with all of its obligations hereunder.

  13.02 Procedure Upon Termination. In the event of termination and abandonment pursuant to this Article XIII, written notice thereof shall forthwith be given to all parties and this Agreement (other than the provisions of Sections 16.01, 16.02 and 16.03) shall terminate and be abandoned without further action by PTG, any of the Acquired Companies or any of the Sellers or Principal Shareholders; and there shall be no liability on the part of any party or their respective officers or directors, except for the liability of any party then in breach of its obligations under this Agreement and for any breach of a party's obligations under those surviving provisions set forth in Sections 16.01, 16.02 and 16.03 hereof.

                                  ARTICLE XIV

                             POST-CLOSING MATTERS

  14.01 Covenants Regarding Employees and Covenant Not to Interfere, Compete or Solicit Business.

    (a) PTG may employ certain employees of the Acquired Companies following the Closing Date. Each of the Sellers, the Principal Shareholders, F. Lorenzo Crutchfield and Lance V. D'Ambrosio hereby agrees that commencing on the date hereof and continuing for a period of six months from the Closing Date, it or he shall not induce or encourage, directly or indirectly, any current employee (other than FranHois Labonte) or consultant of any of the Acquired Companies to decline an employment or consulting arrangement with PTG, and each of the Sellers, Principal Shareholders, F. Lorenzo Crutchfield and Lance V. D'Ambrosio hereby agrees that for a period of three years from the Closing Date, it shall not induce or encourage, directly or indirectly, any current employee or consultant if such Person is hired by PTG, to leave PTG's employ, whether to accept a position with him or an entity related to him or otherwise; provided, however, that PTG acknowledges that Videotron Canada or one of its Affiliates may hire Harry Perlow after the Closing and Videotron Canada acknowledges and agrees that in such event it shall use its Best Efforts to make Mr. Perlow available to PTG as a consultant for a six-month period in at least a 50% capacity for the first two months after the Closing, decreasing over the next four months. Each of the Sellers, the Principal Shareholders, F. Lorenzo Crutchfield and Lance V. D'Ambrosio hereby further agrees that for a period of three years from the Closing Date, it or he shall not take any action which would materially adversely affect PTG's effort to obtain necessary licenses, approvals or Permits to operate the System, or to develop any of the properties of any of the Acquired Companies. The provisions of this Section 14.01 shall survive the Closing for a period of three years.

    (b) In furtherance of the sale of the Transferred Shares to PTG and more effectively to protect the business and good will of the Acquired Companies and in the case of Lance V. D'Ambrosio for consideration of $100,000, upon the consummation of the transactions contemplated hereby, each of the Sellers, the Principal Shareholders, and Lance V. D'Ambrosio agrees that, for a period commencing on the Closing Date and ending on the third annual anniversary of the Closing Date, it and its Affiliates will not: (i) directly or indirectly (whether as an employer, employee, partner, stockholder, director, representative or otherwise) anywhere within the States of California or Nevada and anywhere within a radius of 100 miles of the Colocation Sites (or with respect to Seattle, KCTS Television Tower, 18th and East Madison Street) inclusive of any BTA's in their entireties included in such 100 mile radius with respect to states other than

  California and Nevada (it being understood and agreed by the parties hereto that the prohibited activities are not limited to any particular region within such area because such activities may be engaged in effectively in competition with the Acquired Companies from any location therein) organize, invest in, sponsor or promote, participate or become interested, affiliated or connected with or provide management, employment or consulting services to, any Person which is engaging or intending to engage in the ownership or operation of any ITFS, MDS, LMDS or MMDS system, or other wireless cable system or other activities using the same frequencies.

    (c) Without limiting the right of PTG to pursue all other legal and equitable rights available to them for violation of this Section 14.01 by any of the Sellers or the Principal Shareholders, it is agreed that other remedies cannot fully compensate PTG for such a violation and that PTG shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any Governmental Authority legally empowered to enforce this Section 14.01, any term, restriction, covenant or promise in this Section 14.01 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

  14.02 Use of Trademarks and Names. From the Closing Date, none of the Sellers or Principal Shareholders shall have the right to use any of the trademarks, service marks, trade names, designs, patents, inventions and applications therefor, or computer programs therefor and other technical know-how heretofore or currently used or owned by any of the Acquired Companies, except that Videotron Canada shall retain all rights in and to the trademarks, tradenames, service marks and names "Videotron," "Videoway," "Videowave," and "V*TV" and derivatives thereof. PTG shall promptly after the Closing Date take all action reasonably necessary to change the corporate names of VBAI and Videotron USA and following the Closing, neither PTG nor any of the Acquired Companies shall use the trademarks, tradenames, servicemarks or names "Videotron," "Videoway," "Videowave," or "V*TV" or any derivative thereof or the Videotron logo set forth on Schedule 4.18 hereto; provided that PTG shall have up to 90 days after Closing to replace signage and to effect all actions necessary to comply with this provision. From the Closing Date, none of the Sellers or the Principal Shareholders shall have the right personally to use or to disclose to any person, firm or corporation, other than PTG and their employees, agents and representatives, information concerning any inventions, secret processes, know-how, formulae, trade or business secrets or other confidential information of any of the Acquired Companies.

  14.03 Post Closing Adjustments.

    (a) Within 30 days after the Closing Date, the Sellers shall cause to be prepared and delivered to PTG unaudited consolidated financial statements of the Acquired Companies as of the Closing Date and covering the period from the Balance Sheet Date to the Closing Date (the "Post-Closing Financial Statements"), together with a statement certified by the Sellers setting forth in reasonable detail, the Post-Closing Adjustment, the aggregate number of shares of PTG Common Stock to be adjusted pursuant to this Section and a revised Schedule A to reflect such adjustments, using the PTG Common Stock Closing Price. PTG shall cooperate with the Sellers and their auditors in connection with the preparation of such Post-Closing Financial Statements.

    (b) PTG shall have 90 days after the receipt of the Post-Closing Financial Statements to review or conduct a full audit on all Financial Statements, Pre-Closing Financial Statements and Post-Closing Financial Statements of the Acquired Companies to confirm that all such Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of the Acquired Companies as of such dates and the results of their operations and cash flows for such periods. The Sellers shall cooperate and instruct their auditors to cooperate with PTG and its auditors in completing the review or audits referred to above. Within such 90 day period, PTG shall deliver to the Sellers audited Post-Closing Financial Statements of the Acquired Companies as of the Balance Sheet Date and as of the Closing Date and for the period from the Balance Sheet Date to the Closing Date, together with a statement setting forth in reasonable detail, the Post-Closing Adjustment, the aggregate number of shares of PTG Common Stock to be adjusted pursuant to this Section and a revised Schedule A to reflect such adjustments, using the PTG Common Stock Closing Price. If no such audited Post-Closing Financial Statements are sent within the 90 day period, then the Sellers' unaudited Post-Closing Financial Statements shall constitute the "Final Starting Balance Sheet," and the "Final Closing Balance Sheet."

    (c) Unless the Sellers object in writing within 15 days after receipt of the audited Post-Closing Financial Statements referred to above to the completeness or accuracy of such Post-Closing Financial Statements, such audited Post-Closing Financial Statements shall constitute the "Final Starting Balance Sheet" and "Final Closing Balance Sheet." In the event the Sellers make such objection within such 15 day period, the Sellers and PTG each agree to use their Best Efforts to resolve the dispute. In the event such dispute is not resolved within 20 days, PTG or the Sellers may elect to have the dispute resolved by Price Waterhouse, or any other Big Six accounting firm independent of PTG, the Acquired Companies and the Sellers. The Sellers and PTG each hereby agrees that the results of such independent accounting firm shall be conclusive and binding on each of them and the financial statements as approved by such firm shall constitute the "Final Starting Balance Sheet" and "Final Closing Balance Sheet." TTI, Videoway and PTG each agree to pay one-third of the fees and disbursements of such accounting firm.

    (d) The number of shares of PTG Common Stock issued to the Sellers will be adjusted upward or downward in the aggregate by a number equal to the quotient of (x) the Post-Closing Adjustment (as defined below) divided by
  (y) the PTG Common Stock Closing Price. The "Post-Closing Adjustment" shall equal (i) the negative or positive amount necessary to correct any inaccuracies in the amounts set forth in Section 2.01, (ii) the positive amount of any FCC Adjustment with respect to a Channel that has been cured prior to the expiration of the Cure Period in accordance with Section 7.10 offset by the negative amount of any PTG Expenses incurred between the Closing Date and the expiration of the Cure Period with respect to such Channel, (iii) the negative amount of any Subscriber Deterioration Post-Closing Adjustment, and (iv) the positive amount of 25% of the Subscriber Adjustment. In calculating the Post-Closing Adjustment, the parties hereto agree to use the Final Starting Balance Sheet and the Final Closing Balance Sheet and to make any adjustments necessary to reflect any inaccuracies in any of the amounts set forth on the Officer's Certificate.

    (e) If the result of such quotient in paragraph (d) above is positive, PTG shall be obligated to issue an aggregate number of additional shares of PTG Common Stock equal to such number. PTG, within 20 days after the determination of the Final Closing Balance Sheet, shall deliver to the Sellers such aggregate number of shares of PTG Common Stock.

    (f) If the result of such quotient in paragraph (d) is negative, PTG and the Sellers shall notify the Escrow Agent to promptly return to PTG the aggregate number of shares of PTG Common Stock equal to such absolute number from the Collateral (as defined in the Escrow Agreement, the "Collateral") allocated in accordance with Schedule A hereto.

  14.04 Payment of Certain Liabilities and Delivery of Stock
Certificates. Promptly following the Closing but in no event later than five Business Days thereafter, PTG shall (i) after making capital contributions to the Acquired Companies that incurred the Outstanding Liabilities, cause the repayment of all Outstanding Liabilities that have been deducted at the Closing from the One Hundred Seventy Million Dollar purchase price in accordance with Section 2.01 hereof and (ii) deliver to the Sellers the stock certificates representing the shares of PTG Common Stock set forth on Schedule A.

                                  ARTICLE XV

                                INDEMNIFICATION

  15.01 Indemnification by the Sellers and the Principal Shareholders.

    (a) Each of the Sellers, the Principal Shareholders and the TTI Shareholder (in the proportion set forth below) agree to indemnify and hold harmless PTG and the Acquired Companies and their respective Affiliates, agents, officers, employees, successors and assigns from and against any and all liabilities, obligations, losses, costs, damages or diminution of value ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any of PTG or the Acquired Companies or their respective Affiliates, agents, officers, employees, successors and assigns in connection with or arising from or attributable to (i) any breach by any of the Sellers, the Principal Shareholders or any of the Acquired Companies (as constituted prior to the Closing) of any of their respective covenants or agreements contained in this Agreement or in any agreement or instrument contemplated hereby, except to the extent covered by Section 15.01 (b) or
  (c) below; (ii) any failure of any of the Sellers, the Principal Shareholders or any of the Acquired Companies (as constituted prior to the Closing) to perform any of their respective obligations in this Agreement or in any agreement or instrument contemplated hereby, except to the extent covered by Section 15.01 (b) or (c) below; (iii) any breach of any warranty or the inaccuracy of any representation of any of the Sellers, the Principal Shareholders or any of the Acquired Companies contained or referred to in this Agreement (including in the Disclosure Schedule or in the Disclosure Schedule Supplement but only to the extent permitted by
  Section 7.12 hereof) or in any certificate delivered by or on behalf of any of the Sellers, the Principal Shareholders or any of the Acquired Companies pursuant hereto, except to the extent covered by Section 15.01 (b) or (c) below; (iv) those matters set forth in Sections 9.02, 9.04 and 16.01 hereof; and (v) third party claims (other than any relating to ATI, Gavilon, or ATI Affiliates) relating to the operations of the businesses of WHI and VBAI and their respective Subsidiaries or the ownership, use or operation of the assets of WHI and VBAI and their respective Subsidiaries prior to the Closing Date (except to the extent such claim or obligation is specifically and expressly identified in this Agreement, in the Disclosure Schedule, in the Disclosure Schedule Supplement (but only to the extent permitted by Section 7.12 hereof), on the Final Starting Balance Sheet or on the Final Closing Balance Sheet). Subject to the limitations set forth herein, Videotron Canada and Videoway shall be, jointly and severally, responsible for 100% of any Loss and Expense relating to VBAI, its Subsidiaries and Videotron USA. Subject to the limitations set forth herein, Videotron Canada and Videoway shall be, jointly and severally, responsible for 50% of any Loss and Expense relating to WHI and its Subsidiaries and TTI and the TTI Shareholder as hereinafter provided shall be responsible for the remaining 50% of such Loss and Expense.

    (b) In addition, Videotron Canada and Videoway, jointly and severally, agree to indemnify and hold harmless PTG and the Acquired Companies and their respective affiliates, agents, officers, employees, successors and assigns from and against any and all Loss and Expense incurred by PTG or the Acquired Companies or their respective affiliates, agents, officers, employees, successors and assigns in connection with or arising from or attributable to (i) any breach of any warranty or the inaccuracy of any representation of Videotron Canada, Videoway or Videotron USA (as constituted prior to the Closing Date) contained or referred to in Article IV of this Agreement (including in the Disclosure Schedule and the Disclosure Schedule Supplement but only to the extent permitted by Section
  7.12 hereof) or any certificate delivered by or on behalf of any of them;
  (ii) those matters set forth in Section 9.03 hereof; (iii) third party claims relating to the operations of the business of Videotron USA or the ownership, use or operation of the assets of Videotron USA prior to the Closing Date (except to the extent specifically identified in this Agreement, in the Disclosure Schedule, in the Disclosure Schedule Supplement (but only to the extent permitted by Section 7.12 hereof), on the Final Starting Balance Sheet or the Final Closing Balance Sheet); (iv) an untrue statement or alleged untrue statement of a material fact concerning or relating to any of the Acquired Companies or the Principal Shareholders contained in the Registration Statement (including the Proxy Statement), or any amendment or supplement thereto or the omission or alleged omission to state therein, in light of the circumstances under which they were made, a material fact concerning or relating to any of the

  Acquired Companies or the Principal Shareholders required to be stated therein or necessary to make the statements therein not misleading, (v) any action brought by a shareholder of TTI in connection with the Registration Statement; provided, however, that in no event shall there be any obligation of indemnification under this subsection (v), unless and until the indemnification obligation of TTI and the TTI Shareholder set forth in Section (c) below shall have been satisfied to the extent of any remaining amounts in the escrow attributed to TTI and the remaining amounts of the indemnification obligation of the TTI Shareholder; provided further, that in no event shall the amount of indemnification pursuant to this subsection
  (v) exceed one-half of the amount paid by PTG, on a dollar-for-dollar basis in respect of such matter up to a maximum indemnification of $2.5 million; and (vi) those matters set forth in Schedule 4.13 of the Disclosure Schedule relating to Vanguard Communications L.P.

    (c) In addition, each of TTI and the TTI Shareholder as hereinafter provided, agree to indemnify and hold harmless PTG and the Acquired Companies and their respective affiliates, agents, officers, employees, successors and assigns from and against any and all Loss and Expense incurred by PTG or the Acquired Companies or their respective affiliates, agents, officers, employees, successors and assigns in connection with or arising from or attributable to (i) any breach of any warranty or the inaccuracy of any representation of TTI, the TTI Shareholder or Lance V. D'Ambrosio contained or referred to in Article V or VA of this Agreement (including in the Disclosure Schedule) or any certificate delivered by or on behalf of any of them; (ii) those matters set forth in Sections 7.13,
  9.05 and 9.06 hereof; and (iii) an untrue statement or alleged untrue statement of a material fact concerning or relating to WHI or its Subsidiaries, TTI (including information concerning the tax-free reorganization and the fairness of the Exchange and the related opinions) or the TTI Shareholder contained in the Registration Statement (including the Proxy Statement), or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact concerning or relating to WHI or its Subsidiaries, TTI (including information concerning the tax-free reorganization and the fairness of the Exchange and the related opinions) or the TTI Shareholder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (d) Notwithstanding the foregoing, PTG acknowledges that (i) there shall be no claim for indemnification made hereunder (except with respect to Section 15.01(b)(vi) for which the following basket shall not apply) until the Loss and Expense incurred by PTG shall exceed $1 million (at which point only amounts in excess of $1 million shall be paid except with respect to any Loss and Expense individually exceeding $500,000 in which case such individual item of Loss and Expense exceeding $500,000 shall be paid in full) and (ii) the total amount of payments for indemnification made under the terms of this Section 15.01 shall not exceed $36 million in the aggregate from Videotron Canada and Videoway (except with respect to Section 15.01(b)(vi) for which such cap shall not apply), and shall not exceed $6 million in the aggregate from TTI until the release of the PTG Common Stock escrowed on account of TTI pursuant to the Escrow Agreement, and thereafter, from the TTI Shareholder to 50% of the number of shares of PTG Common Stock distributed from the escrow; provided, however, that there shall be no limitation for any claims for indemnification made hereunder with respect to any Loss or Expense attributable to the Sections 15.01(b)(iv) or 15.01(c)(iii); provided, however that the foregoing shall not result in any limitation with respect to an action for fraud, intentional misrepresentation or active concealment.

    (e) If there has been an FCC Adjustment which has not subsequently been credited to the Sellers in the Post-Closing Adjustment with respect to a Channel, PTG shall not be entitled to seek indemnification hereunder for failure of such Channel to satisfy the FCC Conditions other than for failure to satisfy subsections (f) and (g) thereof, for which PTG shall be entitled to seek indemnification hereunder, subject to the limitations set forth herein and applying as an offset to any Loss and Expense in connection therewith any FCC Adjustment (which has not been so credited) relating to such Channel.

  15.02 Indemnification by PTG. PTG agrees to indemnify and hold harmless the Sellers and the Principal Shareholders and their respective Affiliates, agents, officers, employees, successors and assigns from and against any and all Loss and Expense incurred by any of the Sellers or the Principal Shareholders or their respective Affiliates, agents, officers, employees, successors and assigns in connection with or arising from or attributable to an untrue statement or alleged untrue statement concerning or relating to PTG and its Subsidiaries contained in the Registration Statement (including the Proxy Statement) or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact concerning PTG or its Subsidiaries required to be stated therein or necessary to make the statements therein not misleading.

  15.03 Notice of Claims. If an indemnified person believes that it has suffered or incurred any Loss or Expense pursuant to Sections 15.01 hereof, it shall so notify the indemnifying person promptly in writing (i) describing such Loss or Expense, (ii) the amount thereof, if known, (iii) any complaints, subpoenas or other documents served against the indemnified person in connection with such Loss or Expense, (iv) in reasonable specificity, whether in the judgment of the indemnified party the claim is only for money damages and does not have a continuing effect on the business of the indemnified party, and (v) the method of computation of such Loss or Expense. Promptly after receipt by an indemnified party of notice of the commencement of any action by any third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under Section 15.01, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Article
XV).

  15.04 Escrow. Videotron Canada, Videoway, TTI and PTG shall at the Closing enter into the Escrow Agreement. PTG agrees to satisfy any amount owing to it under this Article XV first out of the Collateral pursuant to the terms of the Escrow Agreement, except to the extent provided in Section 15.01(b)(v) hereof, provided, that resort to the Collateral shall not constitute an election of remedies or waive or impair any rights or remedies with respect to the deficiency remaining after resort to the Collateral, for which the Sellers, the Principal Shareholders and the TTI Shareholder shall in any case remain fully liable to the extent and subject to the limitations set forth in this
Article XV.

  15.05 Third Party Claims.

    (a) Subject to paragraph (b) of this Section 15.05, Section 9.02(d) and
  Section 9.03(d), the persons indemnified under this Article XV shall have the right, at the expense of the indemnifying party, to conduct and control, through counsel of their choosing, any third party claim, action or suit, and the persons indemnified may compromise or settle the same, provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnifying party shall promptly pay to such indemnified persons the amount of any Loss resulting from its liability to the third party claimant and all related Expense. The indemnified persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall also be borne by the indemnifying party. Subject to paragraph
  (b) of this Section 15.05 and to Sections 9.02(d) and 9.03(d), any compromise or settlement with respect to a claim for money damages effected after the indemnifying party, by notice to the indemnified party, shall have reasonably disapproved such compromise or settlement shall discharge the indemnifying party from liability with respect to such compromise or settlement, and no amount in respect of such compromise or settlement shall be claimed as Loss or Expense under this Article XV.

    (b) If the remedy sought in any action or suit referred to in paragraph
  (a) of this Section 15.05 is solely money damages and will have no continuing effect on the business of any indemnified person, the indemnifying party shall have 15 Business Days after receipt of the notice referred to in Section 15.03 to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of the indemnified persons, promptly pay to such indemnified persons the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (x) the indemnifying party shall not thereby permit to exist any Lien or other adverse charge upon any asset of any indemnified person; (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through counsel chosen by the indemnified persons, but the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article XV the indemnified persons for the full amount of any Loss subject to the limitations set forth herein resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive any right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article XV.

  15.06 TTI Shareholder Acknowledgment. The TTI Shareholder acknowledges and agrees that he has undertaken the indemnification obligations set forth herein subject to the limitations and conditions set forth herein, notwithstanding that he is not individually making the representations, warranties and other agreements that may be the basis for actions hereunder.

                                  ARTICLE XVI

                           MISCELLANEOUS PROVISIONS

  16.01 Brokers.

    (a) Each party represents and warrants to the other that it has dealt with no brokers with respect to the transactions contemplated hereby except the Sellers have retained at their sole expense Goldman, Sachs & Co., PTG has retained at its sole expense, Gerard, Klauer and Mattison ("GKM") and TTI has retained at its sole expense Wasserstein, Perella & Co. No party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any fee, charge, commission or other compensation to any party with respect to the transactions contemplated hereby other than as provided above.

    (b) The Sellers, the Principal Shareholders and PTG agree to forever indemnify, defend and save harmless each other of, from and against any and all claims or suits for compensation, commission or otherwise which may be asserted or made by any broker, person or entity as a result of any dealing by the indemnifying party or its representatives with such other broker, person or entity, including, without limitation, all costs, losses, liabilities, damages and expenses (including, without limitation, attorneys' fees and disbursements) related thereto except with respect to the Sellers' obligation to pay all fees and expenses of Goldman Sachs & Co., TTI's obligation to pay all fees and expenses of Wasserstein, Perella & Co. and PTG's obligation to pay all fees and expenses of GKM. This
  Section 16.01 shall survive the Closing or any sooner expiration or termination of this Agreement.

  16.02 Confidentiality.

    (a) Subject to the provisions contained in this Section 16.02, all information furnished as confidential to a party by any other party hereunder shall be treated confidentially. Each of the parties hereby agrees for the benefit of each other that, except as required by law, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the fact that negotiations have taken place, or the terms and conditions or substance of the transactions contemplated herein without first obtaining the express written consent of the other party. Notwithstanding anything to the contrary set forth in this Section 16.02, a party shall be permitted to provide confidentially all materials and information furnished by another party to its attorneys, legal counsel and professional advisers.

    (b) Each party shall (i) use Best Efforts to keep confidential all such information furnished to it hereunder, and (ii) return to the disclosing party, or at the option of the disclosing party, destroy, all documents and other written materials furnished by the disclosing party, containing such information. The obligation to keep such information confidential shall survive the termination of this Agreement for three years.

    (c) The confidentiality agreement in this Section 16.02 shall not preclude the Sellers, the Principal Shareholders or PTG from discussing the substance of the transaction with their attorneys, accountants, professional consultants, counsel and other representatives. Further, the confidentiality agreement in this Section 16.02 shall not apply to any information which (w) a party can demonstrate was already in its possession prior to the disclosure thereof by another party; (x) is known to the public; (y) becomes known to the public through no fault of the other party; or (z) is disclosed to the other party by a third party without any duty or obligation of confidentiality.

  16.03 Payment of Expenses. Each of the parties hereto will pay its own expenses, including without limitation legal, finders, brokerage, investment banking and accounting fees.

  16.04 Waiver of Compliance. Any failure of a Seller or Principal Shareholder, on the one hand, or PTG, on the other, to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by PTG on the one hand or the Principal Shareholders on the other, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  16.05 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or express mail delivery:

  (a) If to TTI to:

  Transworld Telecommunications, Inc.
  102 West 500 South, Suite 320
  Salt Lake City, UT 84101
  Attn: President
  Tel: (801) 328-5619
  Fax: (801) 532-6060

  with a copy to:

  Cooley Godward Castro Huddleson & Tatum
  Five Palo Alto Square
  Palo Alto, CA 94306
  Attn: James C. Kitch, Esq.
  Tel: (415) 843-5000
  Fax: (415) 857-0663

  with a copy to:

  Parsons Behle & Latimer
  201 South Main Street, Suite 1800
  Salt Lake City, UT 84111
  Attn: J. Gordon Hansen, Esq.
  Tel: (801) 532-1234
  Fax: (801) 536-6111

  or

  (b) If to Videoway to:

  Videoway Technologies Ltd.
  Courts Plaza, 2nd Floor
  St. Georges Street/P.O. Box 1354
  Bridgetown, Barbados, W.T.
  Attn: David Lowry
  Tel: (809) 431-0272
  Fax: (809) 431-0278

  with a copy to:

  Kronish, Lieb, Weiner & Hellman LLP
  1114 Avenue of the Americas
  New York, NY 10036-7798
  Attn: Russell S. Berman, Esq.

  (c) If to Videotron USA to:

  Le Groupe Videotron Ltee
  300 Viger Avenue East
  Montreal, Quebec H2X3W4
  Canada
  Attn: Secretary
  Tel: (514) 985-8822
  Fax: (514) 985-8834

  with a copy to:

  Kronish, Lieb, Weiner & Hellman LLP
  1114 Avenue of the Americas
  New York, NY 10036-7798
  Attn: Russell S. Berman, Esq.
  Tel: (212) 479-6121
  Fax: (212) 997-3525

  (d) If to PTG, to:

  Pacific Telesis Group
  130 Kearny Street
  San Francisco, CA 94108
  Attn: Richard W. Odgers, Esq.
  Tel: (415) 394-3355
  Fax: (415) 986-8780

    with a copy to:

  Orrick, Herrington & Sutcliffe
  400 Sansome Street
  San Francisco, CA 94111
  Attn: Therese A. Mrozek, Esq.
  Tel: (415) 773-5495
  Fax: (415) 773-5759

  (e) If to WHI, to:

  Wireless Holdings, Inc.
  45 East Plumeria Drive
  San Jose, CA 95134
  Attn: Francois Labonte
  Tel: (408) 894-9977
  Fax: (408) 232-4894

  with a copy to:

  Transworld Telecommunications, Inc.
  102 West 500 South, Suite 320
  Salt Lake City, UT 84101
  Attn: President
  Tel: (801) 328-5619
  Fax: (801) 532-6060

  with a copy to:

  Cooley Godward Castro Huddleson & Tatum
  Five Palo Alto Square
  Palo Alto, CA 94306
  Attn: James C. Kitch, Esq.
  Tel: (415) 843-5000
  Fax: (415) 857-0663

  with a copy to:

  Le Groupe Videotron Ltee
  300 Viger Avenue East
  Montreal, Quebec H2X3W4
  Canada
  Attn: Secretary
  Tel: (514) 985-8822
  Fax: (514) 985-8834

  (f) If to VBAI, to:

  Videotron (Bay Area), Inc.
  18940 U.S.--19 North
  Clearwater, FL 34524
  Attn: President
  Tel: (813) 530-1812
  Fax: (813) 530-9775

  with a copy to:

  Transworld Telecommunications, Inc.
  102 West 500 South, Suite 320
  Salt Lake City, UT 84101
  Attn: President
  Tel: (801) 328-5619
  Fax: (801) 532-6060
  with a copy to:

  Le Groupe Videotron Ltee
  300 Viger Avenue East
  Montreal, Quebec H2X3W4
  Canada
  Attn: Secretary
  Tel: (514) 985-8822
  Fax: (514) 985-8834

  with a copy to:

  Cooley Godward Castro Huddleson & Tatum
  Five Palo Alto Square
  Palo Alto, CA 94306
  Attn: James C. Kitch, Esq.
  Tel: (415) 843-5000
  Fax: (415) 857-0663

  (g) If to the TTI Shareholder, to:

  F. Lorenzo Crutchfield, Jr.
  3 Crossfield Court
  Greensboro, NC 27408
  Fax: (910) 854-1119

  with a copy to:

  Nelson, Mullins, Riley & Scarborough
  400 Colony Square
  1201 Peachtree Street, Suite 2200
  Atlanta, GA 30361
  Attn: Philip H. Moise, Esq.
  Tel: (404) 817-6141
  Fax: (404) 817-6050

  (h) If to Lance V. D'Ambrosio, to:

  Lance V. D'Ambrosio
  6385 Shenandoah Park Ave.
  Salt Lake City, UT 84121
  Tel: (801) 277-1774
  Fax: (801) 532-6060

  (i) If to Videotron Canada, to:

  Le Groupe Videotron Ltee
  300 Viger Avenue East
  Montreal, Quebec H2X3W4
  Canada
  Attn: Secretary
  Tel: (514) 985-8822
  Fax: (514) 985-8834

or, in each case, to such other Person or address as may be specified in writing in accordance with this Section 16.05 to the other parties.

  16.06 Certain Limitations. All representations and warranties contained herein respecting the enforceability of any agreement shall be deemed to be made subject to any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and to general principles of equity.

  16.07 Survival of Representations, Warranties, Indemnities and Other Agreements. All representations and warranties, indemnities and other agreements made by each party in this Agreement, in any Schedule hereto or in any list, certificate, document or written statement furnished or delivered by any such party pursuant hereto shall expire on the third anniversary of the Closing Date and all liabilities of the parties hereto with respect to such representations, warranties, indemnities and other agreements (except as expressly otherwise provided) shall thereupon be extinguished, except for any claim or action against any party relating thereto brought prior to the expiration of such three-year period or in the event of the fraud, intentional misrepresentation or active concealment of such party and except that the representations and indemnities set forth in Sections 3.15, 4.14, 7.13, 9.02 and 9.03 shall terminate upon termination of the applicable statute of limitations under the applicable Legal Requirements.

  16.08 Binding Nature; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities.

  16.09 Governing Law; Construction. This Agreement, and the legal relations among the parties hereto arising from this Agreement, shall be governed by and construed in accordance with the laws of the State of California. The fact that one representation and warranty in this Agreement or the Disclosure Schedule may be duplicative of or may overlap, in whole or in part, or may be more general or specific than, another representation and warranty in this Agreement or the Disclosure Schedule shall not negate, diminish or modify either representation and warranty, as each shall be construed and interpreted independently.

  16.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  16.11 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits and Schedules hereto, the Disclosure Schedule and the other instruments referred to herein) embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, including any term sheets prepared in anticipation of this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby.

  16.12 Severability. If any terms or provisions of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application thereof shall not be affected thereby.

  16.13 Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  16.14 Remedies. A party hereto may pursue any right or remedy available to it at law or in equity for any claim relating to the transactions contemplated hereunder, and the use of any one right or other remedy by any party hereto shall not preclude or constitute a waiver of its rights to use any or all other remedies; provided, however, that if the Closing occurs, the indemnification provided in Article XV and Sections 9.02, 9.03 and 9.04 shall be the exclusive remedy for any action for monetary damages. In any proceeding by any of the Acquired Companies or PTG to assert or prosecute any claim under, or to otherwise enforce, this Agreement, the Sellers and the Principal Shareholders agree that they shall not assert as a defense or bar to recovery by any of the Acquired Companies or PTG, and hereby waive any right to so assert such defense or bar such recovery, that: (a) prior to the Closing, any of the Acquired Companies shall have had knowledge of the circumstances giving rise to the claim being pursued by it or PTG; (b) prior to the Closing, any of the Acquired Companies engaged in conduct or took action that caused or brought about the circumstances giving rise to such claim, or otherwise contributed thereto; (c) any of the Acquired Companies or PTG is estopped from asserting or recovering upon such claim by reason of any of the Acquired Companies having joined in any of the representations, warranties and covenants made by the Sellers and the Principal Shareholders in this Agreement; or (d) the Sellers and Principal Shareholders have a right of contribution from any of the Acquired Companies to the extent that there is any recovery against them.

  16.15 Arbitration. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY MATTER WHICH IS THE SUBJECT OF ARBITRATION PURSUANT TO THIS SECTION
16.15 DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE GIVING UP JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION PROVISION, OR ARE OTHERWISE PROVIDED BY CODE OF CIVIL PROCEDURE SECTION 1280 ET SEQ; IF ANY OF THE PARTIES REFUSES TO SUBMIT TO ARBITRATION IT MAY BE COMPELLED TO ARBITRATE UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. A PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE FOREGOING AND HAS AGREED TO SUBMIT DISPUTES ARISING OUT OF MATTERS INCLUDED IN THIS SECTION 16.15 TO NEUTRAL ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration, before a retired judge affiliated with JAMS/Endispute. The place of arbitration shall be the offices of JAMS/Endispute in San Francisco, California. A party seeking arbitration shall promptly send its Demand for Arbitration, including a general description of the nature of the claim and the nature and amount of damages and/or other relief sought, to the other party and to JAMS/Endispute. The parties shall cooperate in seeking to agree on the arbitrator; if they are unable to agree within 10 days of notice of arbitration, JAMS/Endispute shall promptly select an arbitrator.

  Within 10 days after the appointment of the arbitrator, any party may serve demands for documents on another party to the extent permitted by California Code of Civil Procedure ("CCP") (S) 2031, and the other party shall respond as provided in Section 2031. Within 20 days of the production of documents, the parties shall exchange a list of: (i) any fact witnesses they intend to call at the arbitration hearing, and (ii) any other persons who may have material information about the dispute. The witness list also shall include a brief description of each identified person's knowledge. Within 80 days after the appointment of the arbitrator, any party may notice depositions, however the total time for all of each party's depositions of fact witnesses shall not exceed fifteen eight-hour days, including breaks, and said depositions shall be completed within 90 days of the notice of deposition. Any other depositions or discovery shall be as provided by CCP Title 9 Chapter 3.

  The parties shall each exchange lists of up to three expert witnesses, along with a statement of the witnesses' backgrounds and opinions, 45 days prior to the commencement of the arbitration hearing. Between the 30th and 15th day preceding the arbitration hearing, each party shall have the right to depose the other party's experts, however, the total time for all of each party's depositions of expert witnesses shall not exceed two eight-hour days, including breaks. At least five business days prior to any expert's scheduled deposition, the party designating the expert shall provide the other party with copies of any reports or other documents the expert intends to offer at the arbitration hearing and all documents on which the expert has relied in forming his or her opinions.

  The arbitration hearing shall be commenced within 240 days of the notice of arbitration and conducted as expeditiously as possible in the manner provided by CCP Title 9 Chapter 3. Parties may submit a post-hearing brief to the arbitrator within 15 days after the conclusion of the arbitration hearing; replies may be submitted within 10 days thereafter. Within 45 days after the conclusion of the arbitration hearing, the arbitrator shall render an award and issue a written statement of reasons for the award. The arbitration award shall dispose of all of the issues that are the subject of the arbitration. Except as otherwise limited by the Agreement, the arbitrator shall be empowered to award compensatory or actual damages or enter an equitable award or remedy as established by the preponderance of the evidence, but shall NOT have the authority (i) to award punitive damages, or (ii) to reform, modify or materially change this Agreement. Judgment upon the award may be entered in any court of competent jurisdiction.

  Costs of the arbitration initially shall be borne one-third each by each of the Sellers and PTG. However, in the discretion of the arbitrator, the prevailing party(ies) in the arbitration may be entitled to recover costs and reasonable attorney's fees. The arbitrator's award shall determine the prevailing party(ies), if any, in accordance with CCP '1032. Within 15 days after receipt of the award, the prevailing party(ies) shall submit to the arbitrator a bill of costs and itemization of claimed attorney's fees. Opposing parties may have 15 days to respond. Costs and attorney's fees shall be determined as provided by CCP (S) 1033.5. Within 45 days after the award, the arbitrator shall complete the award by adding costs and attorney's fees as appropriate. For purposes of petitions to confirm, correct or vacate the award pursuant to CCP Title 9 Chapter 4, the time of service of any award to which costs or attorney's fees have been added as provided above shall be deemed to be the date of service of a signed copy of the award, including costs and/or attorney's fees, on the petitioner. The following periods set forth in the CCP shall be shortened as follows: Section 1288--from four years to 180 days to file and serve a petition to confirm an award; and from 100 days to 30 days to file and serve a petition to vacate or correct an award; Section 1288.2--from 100 days to 30 days to file and serve a response to a petition to vacate or correct an award. The provisions of CCP (S) 998 (relating to offers of compromise) and of Civil Code (S) 3287 (relating to prejudgment interest) shall be applicable to any arbitration proceeding commenced hereunder.

  16.16 Escrow Agreement. The Sellers, the Principal Shareholders and PTG hereby each ratify, confirm and approve the Escrow Agreement and the terms thereof are hereby made applicable to this Agreement.

  IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND MADE AND ENTERED INTO AS OF THE DATE FIRST SET FORTH ABOVE.

                                          PACIFIC TELESIS GROUP


                                          By: _________________________________
                                            Name:
                                            Title:

                                          PACIFIC TELESIS ACQUISITIONS


                                          By: _________________________________
                                            Name:
                                            Title:

                                          PACIFIC TELESIS PURCHASING


                                          By: _________________________________
                                            Name:
                                            Title:

                                          LE GROUPE VIDEOTRON LTEE


                                          By: _________________________________
                                            Name:
                                            Title:


                                          By: _________________________________
                                            Name:
                                            Title:

                                          VIDEOWAY TECHNOLOGIES LTD.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          VIDEOTRON USA, INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          TRANSWORLD COMMUNICATIONS, INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          WIRELESS HOLDINGS, INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          VIDEOTRON (BAY AREA), INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          WITH RESPECT TO SECTIONS 9.06 AND
                                           14.01 AND ARTICLE VA ONLY


                                          _____________________________________
                                                    Lance V. D'Ambrosio

                                          WITH RESPECT TO SECTIONS 7.13, 9.06,
                                           9.09 AND 14.01 AND ARTICLES VA AND
                                           XV


                                          _____________________________________
                                                F. Lorenzo Crutchfield, Jr.

                                  SCHEDULE A

                                                         NUMBER OF    NUMBER OF PTG
                                                       PTG SHARES TO   SHARES TO BE
                   NUMBER OF                    CASH   BE DISTRIBUTED DEPOSITED INTO TOTAL NUMBER OF
SELLER        TRANSFERRED SHARES  INDEBTEDNESS PAYMENT   AT CLOSING       ESCROW       PTG SHARES
------        ------------------- ------------ ------- -------------- -------------- ---------------
Videoway      3,000 Shares of         $          $                                         ***
Technologies  Videotron USA
Ltd.          Common Stock*
TTI           4,642 Shares of WHI     $          $ 0                                       ***
              Common Stock and
              200 Shares of the
              Common Stock of
              VBAI

--------
  * Videotron USA holds 4,642 shares of the Common Stock of WHI. Videotron USA holds 800 shares of the Common Stock of VBAI.
 ** Which shares include repayment of all Outstanding Indebtedness owed to
    TTI.
*** Videotron guarantees TTI a minimum of $47 million of the equity portion.
    Videotron Technologies and TTI then split any remaining equity 56% and 44%, respectively.

                                   SCHEDULE B

                         PERMITTED MONTHLY SUBSCRIBERS

                         SEP-95 OCT-95 NOV-95 DEC-95 JAN-96 FEB-96 MAR-96 APR-96 MAY-96 JUN-96 JUL-96 AUG-96 TOTAL
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -----
PERMITTED MONTHLY
 SUBSCRIBERS
Spokane System..........   410    440    430   220    210    210    210    210    210    210    210    210   3,180
Tampa System............   850    970    830   460    440    440    440    440    440    440    440    440   6,630
                         -----  -----  -----   ---    ---    ---    ---    ---    ---    ---    ---    ---   -----
Total Permitted Monthly
 Subscribers............ 1,260  1,410  1,260   680    650    650    650    650    650    650    650    650   9,810

                                                                     SCHEDULE C

                          ASSUMED EMPLOYEE AGREEMENTS

  Letter Agreement, dated September 2, 1994, between Wireless Holdings, Inc. and Ron Hren, as amended by letter dated October 26, 1995, except for the payment of $56,250 to be paid within 10 days of an acquisition of Wireless Holdings, Inc.

                                  SCHEDULE D

                      REQUIRED CONSENTS/ESTOPPEL LETTERS

             CONSENTS IN THE FORM OF EXHIBIT E SHALL BE DELIVERED
                   WITH RESPECT TO THE FOLLOWING AGREEMENTS:

 Channel Leases

  Northern Bay Area System: channel Leases for a minimum of 32 Channels, including for any Channels used to satisfy the Minimum Channel Delivery Condition.

  Southern Bay Area System: channel Leases for a minimum of 22 Channels, including any Channels used to satisfy the Minimum Channel Delivery Condition.

  San Diego System: channel Leases for a minimum of 6 Channels

  Tampa System: channel Leases for a minimum of 26 Channels

  Seattle System: channel Leases for a minimum of 16 Channels

  Spokane System: channel Leases for a minimum of 30 Channels

  Greenville System: channel Leases for a minimum of 24 Channels

  Victorville System: channel Leases for a minimum of 20 Channels

 Programming and Retransmission Agreements

TAMPA

ABC: Retransmission Consent Agreement, dated as of August 23, 1993, between Great American Television and Radio Company and Transworld Wireless TV

American
Movie Classics:
            Need Contract.

CBS: Retransmission Consent Agreement, dated as of August 23, 1993, between GCI Broadcast Services, Inc. and Transworld Wireless Television

Channel 9:
(WROR)
            Customer Service Order, dated May 21, 1990, between WCTV/Tampa Bay, Inc. and Eastern Microwave, Inc.

Channel 13:
(WTVT)
            Retransmission Consent Agreement, dated as of July 1, 1995, between New World Communications of Tampa, Inc. and Videotron (Bay
            Area) Inc.

Channel 44:
(WTOG)
            Retransmission Consent Agreement, dated as of August 20, 1993, between WTOG-Channel 44 and Transworld Wireless TV

Cinemax:    Need Contract.

CNBC:       Need Contract.

CNN:        National Cable Television Cooperative ("NCTC")

The Discovery
Channel:
            NCTC

ESPN: Multipoint Distribution Service License Agreement, dated as of September 14, 1993, between ESPN, Inc. and Transworld Wireless TV dba WCTV

HBO:        Need Contract.

The Lifetime
Network:
            Affiliation Agreement, dated as of April 27, 1995 between Lifetime Entertainment Services and Wireless Holdings, Inc.

NBC: Retransmission Consent Agreement, dated as of September 20, 1993, between Tampa Television Inc. and Transworld Wireless TV

TBS: Ten Year--MMDS Service Agreement, dated June 1, 1995, between Southern Satellite Systems, Inc. and Wireless Holdings Inc.

TNT:        NCTC

USA Network:Affiliation Agreement for MMDS Exhibition, dated May 7, 1995, between USA Networks and Wireless Holdings, Inc.

The Weather
Channel:
            MMDS Affiliation Agreement, dated July 10, 1992, between The Weather Channel, Inc. and WCTV/Tampa Bay, Inc.

(WFLA):          , dated as of September 20, 1993, between WFTS-28 and    .

SPOKANE

A&E: MMDS Affiliate Agreement, dated as of July 30, 1992, between Hearst/ABC/NBC and Skyline Entertainment Network, L.P.--assigned to Wireless Holdings Inc.

American
Movie Classics:
            Need Contract.

Cinemax:    Need Contract.

CNN:        NCTC

The Discovery
Channel:
            NCTC

The Disney
Channel:
            MMDS Affiliation Agreement, dated November 12, 1992, between The Disney Channel and Wireless Holdings, Inc.

ESPN: Multipoint Distribution Service License Agreement, dated as of March 16, 1994, between ESPN, Inc. and Wireless Holdings, Inc.

The Family
Channel:
            Affiliation Agreement for Wireless Cable Distribution, dated January 20, 1995, between The Family Channel and Skyline Entertainment Network

HBO:        Need Contract.

Headline News:
            NCTC

The Lifetime
Network:
            Affiliation Agreement, dated as of April 27, 1995, between Lifetime Entertainment Services and Wireless Holdings, Inc.

MTV: MMDS License, dated as of October 30, 1990, between MTV Networks, a division of Viacom International, Inc. and Skyline Entertainment Network.

Nickelodeon:MMDS License, dated as of October 30, 1990, between MTV Networks, a division of Viacom International, Inc. and Skyline Entertainment Network.

Prime Sports
Network:
            Prime Sports Northwest Network, dated March 31, 1991, between Prime Sports Northwest Network and Suncrest Cablevision Inc.

Showtime:   MMDS The Movie Channel Service Agreement, dated as of October 4,
            1993, between Showtime Networks Inc. and Skyline Entertainment
            Network.

TBS: Ten Year--MMDS Service Agreement, dated June 1, 1995, between Southern Satellite Systems, Inc. and Wireless Holdings, Inc.

TNT:        NCTC

USA Network:Affiliation Agreement for MMDS Exhibition, dated May 7, 1995, between USA Networks and Wireless Holdings, Inc.

 Site Leases

  Site Leases listed on Schedule 3.13(b)(ii).

 Other Agreements

  BSI Customer Agreement, dated December 29, 1992, between Business Systems, Inc. and Skyline Entertainment Network.

                                   SCHEDULE E

                               SUBLEASED CHANNELS

Northern Bay Area

1. San Francisco: KFF81, Channel MDS-1
2. San Francisco: KHU89, Channel F-2, University of California, San Francisco
3. San Francisco: KTB97, Channel F-4, University of California, San Francisco

Southern Bay Area

4. San Jose: WHG338, Channels B1 through B4, Santa Clara Board of Education
5. San Jose: WHR467, Channels C1 through C4, ACE

                                                                      EXHIBIT A

                               ESCROW AGREEMENT

  ESCROW AGREEMENT (this "Agreement"), made and entered into as of the     day
of    , 1995, by and among Transworld Telecommunications Inc., a Pennsylvania corporation ("TTI"), Videoway Technologies Ltd., a Barbados corporation ("Videoway" and together with TTI, the "Holders"), Le Groupe Videotron Ltee, a Canadian corporation ("Videotron Canada"), Pacific Telesis Group, a Nevada corporation ("PTG"), and The Chase Manhattan Bank, N.A. (the "Escrow Agent").

                                  WITNESSETH:

  Whereas, pursuant to the provisions of the Stock Purchase Agreement dated as of November 9, 1995 (the "Stock Purchase Agreement"; capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement), by and among PTG, Pacific Telesis Acquisitions, a California corporation, TTI, Videotron U.S.A., a Delaware corporation, Videoway, Wireless Holdings, Inc., a Delaware corporation, Videotron (Bay
Area), Inc., a Florida corporation, F. Lorenzo Crutchfield, Lance D'Ambrosio and Videotron Canada, the Holders are concurrently herewith transferring and conveying to PTG or one of its Subsidiaries in the aggregate 100% of the outstanding shares of Common Stock of the Acquired Companies;

  Whereas, pursuant to the Stock Purchase Agreement, and as a condition precedent to the consummation by PTG of the transactions contemplated by the Stock Purchase Agreement, the Holders have agreed to deposit in escrow certain shares of PTG Common Stock as described herein;

  Whereas, the Stock Purchase Agreement provides that the Escrow Agent shall hold and disburse the shares of PTG Common Stock so deposited pursuant to the terms of this Agreement;

  Whereas, a copy of the Stock Purchase Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as escrow agent hereunder.

  Now Therefore, in consideration of the premises and the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

  1. Appointment of Escrow Agent. The parties hereto designate The Chase Manhattan Bank, N.A. to act as Escrow Agent hereunder, and The Chase Manhattan Bank, N.A. hereby accepts such appointment and agrees to act as Escrow Agent hereunder, upon the terms and subject to the conditions hereinafter set forth.

  2. Delivery of Shares. (a) On the Closing, PTG hereby agrees to deliver to
the Escrow Agent on behalf of the Holders an aggregate of     shares of PTG
Common Stock [$11 million for Videoway's account and $6 million for TTI's account] and the Escrow Agent hereby acknowledges receipt of such shares. Of
such shares,     shares [$11 million value] constitute the "Videotron
Collateral" and     shares constitute the "TTI Collateral" [$6 million value].
The Videotron Collateral and the TTI Collateral shall in the aggregate be referred to as the "Collateral".

    (b) In consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to provide security for any liability of the respective parties to the Stock Purchase Agreement to PTG, its Subsidiaries, the Acquired Companies, or their respective Affiliates, agents, officers, employees, successors and assigns, arising under or by virtue of Article XV of the Stock Purchase Agreement and the post-closing purchase price adjustment pursuant to Section 14.03 of the Stock Purchase Agreement, the Holders (and to the extent of its rights, Videotron Canada) each hereby grants to PTG a security interest in and hereby transfers, assigns and delivers to the Escrow Agent, as agent for PTG with respect to such security interest, the Collateral.

  3. Duties of the Escrow Agent. The Escrow Agent is hereby authorized and directed to hold the Collateral as agent for PTG and the Holders and to deliver the same in accordance with the provisions of this Agreement.

  4. Disbursement of Shares out of the Collateral. (a) The Collateral is intended to provide PTG security for (i) the obligations of the Holders and Videotron Canada under Article XV of the Stock Purchase Agreement and (ii) the potential requirement that a number of shares of PTG Common Stock may be required to be returned to PTG pursuant to a purchase price adjustment set forth in Section 14.03 of the Stock Purchase Agreement. Shares shall be delivered out of the Collateral only as set forth in this Section 4.

    (b) With respect to the Videotron Collateral, promptly upon receipt from time to time of proper instructions (the "Collateral Instructions") from PTG, as hereinafter provided, the Escrow Agent shall notify Videotron Canada if the Collateral Instructions relate to the Videotron Collateral by certified mail (or by a nationally recognized overnight courier service) with a copy of the Collateral Instructions from PTG. With respect to any Collateral Instructions relating to the Videotron Collateral, if the Escrow Agent receives Contrary Collateral Instructions as defined below from Videotron Canada within fifteen (15) calendar days after the mailing of the notice referred to above by the Escrow Agent, the Escrow Agent shall promptly deliver a copy of such Contrary Collateral Instructions to PTG and shall take no action with respect to the Videotron Collateral, but shall continue to hold the Videotron Collateral, either (i) until jointly directed in writing by PTG and Videotron Canada or (ii) until PTG or Videotron Canada delivers to the Escrow Agent a copy of a final arbitration order certified by an arbitration panel or a final order of a court of competent jurisdiction, which such order in either case expressly provides for the resolution of the dispute with respect to the Videotron Collateral. With respect to any Collateral Instructions relating to the Videotron Collateral, if the Escrow Agent does not receive Contrary Collateral Instructions from Videotron Canada within such fifteen (15) day period, the Escrow Agent shall deliver the Videotron Collateral, or any portion thereof, to PTG as such Collateral Instructions shall direct.

    (c) With respect to the TTI Collateral, promptly upon receipt from time to time of proper instructions (the "Collateral Instructions") from PTG, as hereinafter provided, the Escrow Agent shall notify TTI by certified mail (or by a nationally recognized overnight courier service) with a copy of the Collateral Instructions from PTG. With respect to any Collateral Instructions relating to the TTI Collateral, if the Escrow Agent receives Contrary Collateral Instructions as defined below from TTI within fifteen
  (15) calendar days after the mailing of the notice referred to above by the Escrow Agent, the Escrow Agent shall promptly deliver a copy of such Contrary Collateral Instructions to PTG and shall take no action with respect to the TTI Collateral, but shall continue to hold the TTI Collateral either (i) until jointly directed in writing by PTG and TTI or
  (ii) until PTG or TTI delivers to the Escrow Agent a copy of a final arbitration order certified by an arbitration panel or a final order of a court of competent jurisdiction, which such order in either case expressly provides for the resolution of the dispute relating to the TTI Collateral. With respect to any Collateral Instructions relating to the TTI Collateral, if the Escrow Agent does not receive Contrary Collateral Instructions from TTI within such fifteen (15) day period, the Escrow Agent shall deliver the TTI Collateral, or any portion thereof, as such Collateral Instructions shall direct.

    (d) Collateral Instructions (i) shall be in writing, addressed to the Escrow Agent as such under this Agreement, dated currently, and signed on behalf of PTG by one or more officers thereof authorized by or in accordance with a corporate resolution delivered to the Escrow Agent or described as authorized in a certificate delivered to the Escrow Agent by the appropriate Secretary or an Assistant Secretary or similar officer of PTG; (ii) shall refer to this Agreement; (iii) shall identify in reasonable detail either (A) the matter and section of the Stock Purchase Agreement for which recourse is sought pursuant to the Stock Purchase Agreement and the amount, if known, of the Loss or Expense or (B) the adjustment to the purchase price as set forth in Section 14.03 of the Stock Purchase Agreement; (iv) shall specify which Collateral (i.e., either the TTI Collateral or the Videotron Collateral or a combination thereof) the Escrow Agent should use to cover the amount or adjustment; and (v) shall direct the Escrow Agent to deliver the Collateral, or any portion thereof, to PTG as stated in such Collateral Instructions. Collateral Instructions shall be made in good faith by PTG.

    (e) "Contrary Collateral Instructions" shall mean the filing of a certificate with the Escrow Agent by Videotron Canada with respect to the Videotron Collateral or TTI with respect to the TTI Collateral, stating that the Collateral Instructions delivered by PTG are inaccurate (with a reasonably detailed description setting forth the basis of such inaccuracy) and that the Collateral, or such portion thereof specified in the Collateral Instructions, should not be disbursed until resolution of such dispute directly between the parties or pursuant to the arbitration provision set forth in Section 6 below or Section 16.15 of the Stock Purchase Agreement. Any Contrary Collateral Instructions shall be made in good faith by Videotron Canada and TTI.

    (f) With respect to the Videotron Collateral, the Escrow Agent shall distribute to the registered holder of the shares of PTG Common Stock (i) on the second anniversary of the date of this Escrow Agreement, the number of shares of PTG Common Stock having a value (as determined in accordance with paragraph (h) below) of $5,000,000 of the Videotron Collateral delivered by PTG hereunder on behalf of Videoway and (ii) on the third anniversary of the date of this Escrow Agreement, the remaining shares of PTG Common Stock of the Videotron Collateral delivered by PTG hereunder on behalf of Videoway Notwithstanding the above, if PTG has delivered a Collateral Instruction requesting disbursement out of the Videotron Collateral (or any portion thereof) which disbursement has not been so made, then the Escrow Agent shall distribute on any date provided above the lesser of (A) such amount to be distributed on such date as provided above and (B) the excess, if any, of the number of shares of PTG Common Stock constituting the remaining Videotron Collateral over the number of shares of PTG Common Stock requested to be released from the Videotron Collateral by such Collateral Instructions.

    (g) With respect to the TTI Collateral, the Escrow Agent shall distribute to TTI on the later of (i) the 11 month anniversary of the date of this Agreement or (ii) five Business Days after the Escrow Agent receives certified notice of the dissolution of TTI, all of the shares of PTG Stock constituting the TTI Collateral delivered by PTG hereunder on behalf of TTI. Notwithstanding the above, if PTG has delivered a Collateral Instruction requesting disbursement out of the TTI Collateral (or any portion thereof) which disbursement has not been so made, then the Escrow Agent shall distribute on any date provided above the lesser of (i) such amount to be distributed on such date as provided above and (ii) the excess, if any, of the number of shares of PTG Common Stock constituting the TTI Collateral over the number of shares of PTG Common Stock requested to be released from the TTI Collateral by such Collateral Instructions.

    (h) For purposes of this Agreement, the value of the shares of PTG Common Stock for any distribution out of this escrow shall be based upon the average of the closing sales price on the New York Stock Exchange Composite Tape (as reported in the Wall Street Journal) for a share of PTG Common Stock during the twenty Business Days preceding the date of distribution.

  5. Termination of this Agreement. Forthwith upon the later of (a) three years after the date hereof or (b) the final disposition of any claims by PTG for which PTG shall have given notice pursuant thereof prior to the expiration of such three year period, the Escrow Agent shall deliver any remaining portion of the Videotron Collateral then held by the Escrow Agent to Videoway, and any remaining portion of the TTI Collateral to TTI.

  6. Arbitration. Any dispute between the Videotron Canada or Videoway, on the one hand, and PTG, on the other hand, or TTI, on the one hand, and PTG, on the other hand as to whether the Collateral, or any portion thereof, shall be disbursed by the Escrow Agent, as to the amount of such disbursement or as to the identity of the party hereto to which such disbursement shall be made shall be finally settled by arbitration in accordance with the provisions of
Section 16.15 of the Stock Purchase Agreement.

  7. Provision Regarding Escrow Agent.

    (a) Liability of Escrow Agent. In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Without limiting the generality of the foregoing, the Escrow Agent shall have no liability relating to any loss or damage incurred by PTG, any Holder or Videotron Canada arising in connection with or from the failure to perform or delay in the performance of any duties of the Escrow Agent hereunder caused solely by the failure or delay in the Escrow Agent receiving any related notice (to the extent such notice is required to be delivered hereunder) instructing the Escrow Agent to perform such duty pursuant to the terms hereof. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Escrow Agent need not maintain any insurance with respect to the Collateral.

    The Escrow Agent does not make any representation or warranty with regard to the creation or perfection, hereunder or otherwise, of a security interest in the Collateral (or any portion thereof) or regarding the negotiability or transferability of, or existence of other interest in the Collateral (or any portion thereof). The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Collateral or any part thereof or to file any financing statement under the Uniform Commercial Code of any state with respect to the Collateral or any part thereof.

    Except as otherwise expressly provided herein, the Escrow Agent is authorized to execute instructions and take other actions pursuant to this Agreement in accordance with its customary processing practices for similar customers and, in accordance with such practices the Escrow Agent may retain agents, including its own subsidiaries or affiliates, to perform certain of such functions. In the event of any loss to the other parties hereto by reason of the gross negligence or willful misconduct of the Escrow Agent, the Escrow Agent shall be liable to the other parties only to the extent of the other party's direct damages without reference to any special conditions or circumstances. All collection and receipt of funds or securities and all payment and delivery of funds or securities under this Agreement shall be made by the Escrow Agent as agent, at the risk of the other parties hereto with respect to their actions or omissions and those of any person other than the Escrow Agent. In no event shall the Escrow Agent be responsible or liable for any loss due to acts of God, flood, nuclear fusion, fission or radiation, war (declared or undeclared), terrorism, insurrection, revolution, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement. In the event that the Escrow Agent is unable substantially to perform for any of the reasons described in the immediately preceding sentence, it shall so notify the other parties hereto as soon as reasonably practicable.

    (b) Fees and Expenses. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. PTG and the Holders each promise to pay one-third of these sums upon demand. Unless otherwise provided, PTG and the Holders each will pay one-third of the Escrow Agent's charges.

    (c) Controversies. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final arbitration as provided in the Agreement. In such event, the Escrow Agent will not be liable for interest or damage resulting from any delay or loss which may occur as a result of such arbitration. Furthermore, the Escrow Agent may, at its option, file an action requiring the parties to arbitrate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the arbiters all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by the Escrow Agent due to the arbitration action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement relating to such amounts and documents deposited with the arbiters referred to above and any subsequent actions taken by such arbiters.

    (d) Indemnification of Escrow Agent. PTG, Videotron Canada, Videoway and TTI and their respective successors and assigns agree, jointly and severally, to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except for such claims, issues, damages, liabilities and expenses arising from the gross negligence or willful misconduct of the Escrow Agent.

    (e) Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. At such time, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

  8. Notices. All notices hereunder shall be in writing and may be delivered in person, mailed by first class mail or certified mail, by overnight courier or by facsimile transmission (receipt confirmed) to PTG, Videotron Canada, Videoway, TTI or to the Escrow Agent at their respective address set forth below or such other address that may be provided from time to time to the parties in accordance with this Section 8. All such notices which are mailed shall be deemed delivered upon receipt or, with respect to the Escrow Agent only, if delivered by a nationally recognized overnight courier service (such as Federal Express) two business days after depositing such notice in the mail:

  (a) If to TTI, to:

    Transworld Telecommunications, Inc.
    102 West 500 South, Suite 320
    Salt Lake City, UT 84101
    Attn: President
    Tel: (801) 328-5619
    Fax: (801) 532-6060

  (b) If to Videoway, to:

      Videoway Technologies Ltd.
      Courts Plaza, 2nd Floor
      St. Georges Street/P.O. Box 1354
      Bridgetown, Barbados, W.I.
      Tel: (809) 431-0272
      Fax: (809) 431-0278

  (c) If to Videotron Canada, to:

      Le Groupe Videotron Ltee
      300 Viger Avenue East
      Montreal, Quebec H2X 3W4
      Canada
      Attn: Secretary
      Tel: (514) 985-8822
      Fax: (514) 985-8834

  (d) If to PTG, to:

      Pacific Telesis Group
      130 Kearny Street
      San Francisco, CA 94108
      Attn: Richard W. Odgers, Esq.
      Tel: (415) 394-3355
      Fax: (415) 986-8780

  (e) If to the Escrow Agent:

      The Chase Manhattan Bank, N.A.

      4 MetroTech Center
      3rd Floor
      Brooklyn, NY 11245
      Attn: Escrow Division
      Telephone: (212) 552-0933
      Facsimile: (212) 552-1388

  9. Rights as Shareholder. Until any shares of PTG Common Stock escrowed hereunder are delivered to PTG in accordance with the terms hereof, the Holders shall have all rights of ownership of their shares of PTG Common Stock, except as otherwise specifically provided herein and subject to the lien created hereby, including the right to receive dividends thereon and the right to vote such shares. The Escrow Agent shall have no responsibility for either the payment of dividends with respect to the PTG Common Stock or the voting of such shares.

  10. Amendments. This Agreement with respect to the Videotron Collateral may be amended in writing executed by PTG, Videoway, Videotron Canada and the Escrow Agent, but not otherwise. This Agreement with respect to the TTI Collateral may be amended in writing executed by TTI, PTG and the Escrow Agent. No such amendments shall be effective to alter or enlarge the Escrow Agent's duties, discretion and obligations hereunder without its prior consent.

  11. Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws, and not the law of conflicts, of the State of New York, as applied to agreements entered into and to be performed entirely within the State of New York.

  12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Escrow Agent, Videoway, Videotron Canada, TTI and PTG and each of their respective heirs, personal representatives, successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and the respective heirs, personal representatives, successors and assigns as aforesaid, any rights or remedies under or by reason of this Agreement. Videoway may transfer the beneficial ownership of shares of PTG Common Stock attributed to it hereunder provided that such transferee agrees in writing to assume Videoway's obligations hereunder.

  13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed as of the day and year first above written.

                                          TRANSWORLD TELECOMMUNICATIONS INC.:


                                          By___________________________________:
                                            Name:
                                            Title:

                                          VIDEOWAY TECHNOLOGIES LTD.:


                                          By___________________________________:
                                            Name:
                                            Title:

                                          LE GROUPE VIDEOTRON LTEE


                                          By___________________________________:
                                            Name:
                                            Title:


                                          By___________________________________:
                                            Name:
                                            Title:

                                          PACIFIC TELESIS GROUP:


                                          By___________________________________:
                                            Name:
                                            Title:

                                          CHASE MANHATTAN BANK, N.A., as
                                           Escrow Agent:


                                          By___________________________________:
                                            Name:
                                            Title:

                                                                      EXHIBIT B

                               IRREVOCABLE PROXY
                                    TO VOTE
                   TRANSWORLD TELECOMMUNICATIONS, INC. STOCK

  The undersigned shareholder of Transworld Telecommunications, Inc., a Pennsylvania corporation ("TTI"), hereby irrevocably appoints the directors on the Board of Directors of Pacific Telesis Group, a Nevada corporation ("PTG"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of TTI that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of TTI issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of TTI as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

  This proxy is irrevocable and is granted pursuant to, and in consideration of PTG's entering into, that certain Stock Purchase Agreement dated as of November 9, 1995, between PTG, the undersigned shareholder and certain other parties listed therein (the "Stock Purchase Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Stock Purchase Agreement. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Closing Date or (ii) the termination of the Stock Purchase Agreement in accordance with its terms.

  The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares at every annual, special or adjourned meeting of the shareholders of TTI and in every written consent in lieu of such meeting:
(a) in favor of approval of the Exchange and the Stock Purchase Agreement and in favor of any matter that could reasonably be expected to facilitate the Exchange, and (b) against approval of any proposal made in opposition to or in competition with the consummation of the Exchange and the Stock Purchase Agreement, including against any merger, consolidation, sale of assets, reorganization or recapitalization of TTI with any party other than PTG. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided in clauses (a) and (b) above. The undersigned shareholder may vote the Shares on all other matters.

  Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

  This proxy is irrevocable.

Dated:    , 1995               Signature of Shareholder:_______________________

                               Print Name of Shareholder:______________________

                               Shares beneficially owned:

                               ________ shares of Transworld Telecommunications, Inc.

                                                                       EXHIBIT C

                             INTENTIONALLY DELETED

AGREEMENT CONCERNING CERTAIN MULTIPOINT DISTRIBUTION SERVICE BASIC TRADING AREA
                                 AUTHORIZATIONS

                                                                      EXHIBIT D

                          [FORM OF OPINION OF COUNSEL
                            PURSUANT TO SECTION   ]

                               [DATE OF CLOSING]

Pacific Telesis Group
130 Kearny Street
San Francisco, CA 94108
Attention: Richard Odgers, Esq.

  Re: Stock Purchase Agreement,
      dated as of November    , 1995

Ladies and Gentlemen:

DESCRIPTION OF REPRESENTATION

  [Describe Representation]

MATERIALS EXAMINED

  In this regard, we have examined executed originals or copies of the following, copies of which have been delivered to you or your counsel:

  [List Documents Reviewed]

  Transaction Agreements shall mean the Escrow Agreement.

OPINIONS

  Based upon such examination, having regard for legal considerations which we deem relevant, and subject to the assumptions, limitations, and qualifications below, we are of the following opinions:

    (i) Each of the Acquired Companies, Sellers, Videotron Canada and TTI (collectively, the "Selling Corporate Entities") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and assets and to conduct its business as presently conducted. Each of the Selling Corporate Entities is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a material adverse effect upon its Financial Status.

    (ii) The authorized capital stock of WHI consists of 50,000 shares of Common Stock, $.001 par value. As of the date hereof, there are 9,284 shares of Common Stock held of record by the Persons listed on Schedule A to the Stock Purchase Agreement in the respective amounts indicated therein. All of the outstanding shares of WHI's Common Stock have been duly authorized and validly issued and are fully-paid, non-assessable and free of preemptive or, to our knowledge, similar rights of any Person.

    (iii) The authorized capital stock of VBAI consists of 1,000 shares of Common Stock, $.01 par value. As of the date hereof, there are 1000 shares of Common Stock held of record by the Persons listed on Schedule A to the Stock Purchase Agreement in the respective amounts indicated therein. All of the outstanding shares of VBAI's Common Stock have been duly authorized and validly issued and are fully-paid, non-assessable and free of preemptive and, to our knowledge, similar rights of any Person.

    (iv) The authorized capital stock of Videotron U.S.A. consists of 5,000 shares of Common Stock, $.01 par value, and 5,000 shares of Class A Common Stock, $.01 par value. As of the date hereof, there are

  3,000 shares of Class A Common Stock held of record by Videoway and no shares of Common Stock outstanding. All of the outstanding shares of Videotron U.S.A. have been duly authorized and validly issued and are fully-paid, non-assessable and free of preemptive or, to our knowledge, similar rights of any Person.

    (v) To our knowledge, WHI, VBAI and Videotron USA have no Subsidiaries except as set forth in the Stock Purchase Agreement. The authorized capital stock of BAC, TWTV-Spokane, TTI Acquisition, WHI-San Diego and Desert Winds
  Comm, Inc. is    ,    ,   ,     and    , respectively. As of the date
  hereof, BAC, TWTV-Spokane, TTI Acquisition, WHI-San Diego and Desert Winds
  Comm, Inc, have issued and outstanding    ,   ,    ,    , and    shares of
  Common Stock, respectively, all held of record by WHI or its Subsidiaries and have no shares of Preferred Stock issued and outstanding. All of the outstanding shares of Common Stock of such Subsidiaries have been duly authorized and validly issued and are fully-paid, non-assessable and, to our knowledge, free of preemptive or similar rights of any Person.

    (vi) To our knowledge after review of the charter documents and corporate minutes of the Selling Corporate Entities and their respective material agreements, other than as referred to in paragraphs (ii), (iii), (iv) and
  (v) above, each of the Acquired Companies and their Subsidiaries has no calls, subscriptions or other rights, agreements, or commitments obligating any of the Acquired Companies or their Subsidiaries to issue, transfer, or sell any shares of its capital stock or has any outstanding options, warrants, debentures or other securities convertible into or exchangeable or exercisable for shares of its capital stock.

    (vii) To our knowledge, after review of the charter documents and corporate minutes of the Selling Corporate Entities and their respective material agreements, there are no outstanding contracts, commitments or arrangements by which any of the Acquired Companies or their Subsidiaries is or may become bound to issue, repurchase, retire or otherwise acquire any shares of its capital stock or any security convertible into or exchangeable for any of its capital stock. To our knowledge, none of the Acquired Companies is a party to any voting trust or other agreement or understanding with respect to the voting of its capital stock.

    (viii) Each of the Selling Corporate Entities has the requisite corporate power and authority to enter into, perform, and consummate the transactions contemplated by the Stock Purchase Agreement and the other Transaction Agreements to which it is a party. The Stock Purchase Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action on the part of each of the Selling Corporate Entities which is a party thereto, have been duly executed and delivered if a party thereto by the Selling Corporate Entities, and are legal, valid, and binding obligations of the Selling Corporate Entities if a party thereto and, enforceable against them in accordance with their respective terms. [Add typical carveouts for bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law.)]

    (ix) The Stock Purchase Agreement is a legal, valid, and binding obligation of each of the TTI Shareholder and Lance D'Ambrosio, enforceable against them in accordance with their respective terms. [Add typical carveouts for bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law.)]

    (x) The execution, delivery, and performance of the Stock Purchase Agreement and the other Transaction Agreements by the Selling Corporate Entities and the consummation by them of the transactions contemplated thereby will not result in a breach, violation or default of (a) any of the terms or conditions of the charter documents of any of the Selling Corporate Entities or their Subsidiaries, (b) to our knowledge, any Legal Requirements applicable to the Selling Corporate Entities, their Subsidiaries, the TTI Shareholder or Lance D'Ambrosio, or (c) except as described in the Disclosure Schedule, any provision of any Contract or System Agreement (excluding any FCC Licenses or Permits or any agreements covered by the FCC Opinion), or any judgment, decree or order of which we have knowledge to which any of the Selling Corporate Entities or their Subsidiaries, the TTI Shareholder or Lance D'Ambrosio is a party or by which it is bound which would materially adversely affect the Financial Status of the Selling Corporate Entities, their

  Subsidiaries and the System. To our knowledge, the execution, delivery, performance and compliance by the Selling Corporate Entities with the Stock Purchase Agreement and the other Transaction Agreements will not result in the creation of any Lien under the Contracts and System Agreements upon any of the properties or assets of the Acquired Companies or their Subsidiaries, or, to our knowledge, result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Contract or System Agreement (other than FCC Licenses or Permits or any agreements covered by the FCC opinion).

    (xi) Except for the filing by    and     under the HSR and the consent of
  the FCC, no authorization, consent, or approval of, notice to, or filing with any Governmental Authority is required in connection with the execution, delivery, and performance of the Stock Purchase Agreement and the other Transaction Agreements or the consummation by the Selling Corporate Entities, the TTI Shareholder and Lance D'Ambrosio of the transactions contemplated thereby, other than such as shall have been made or obtained by the date hereof and as described in the Disclosure Schedules to the Stock Purchase Agreement or the other Transaction Agreements and any which individually or in the aggregate would not have a material adverse effect on the Financial Status of the Acquired Companies, on the System or on the Tampa, San Jose or San Francisco Systems.

    (xii) Immediately prior to the date hereof, each of the Sellers had record title to the WHI Stock, VBAI Stock and the Videotron Stock to be sold by such Seller under the Stock Purchase Agreement.

    (xiii) Upon payment in accordance with the Stock Purchase Agreement, record title to the WHI Stock, VBAI Stock and the Videotron Stock to be sold by each Seller, free and clear of all security interests or other adverse claim within the meaning of the Uniform Commercial Code, has been transferred to Newco I and Newco II assuming that both of them purchased such WHI Stock, VBAI Stock and the Videotron Stock in good faith and without notice of any such lien, encumbrance, equity or claim or any other adverse claim within the meaning of the Uniform Commercial Code and except for any restrictions set forth in the Stock Purchase Agreement.

    (xiv) To our knowledge, there is no action, suit, proceeding or investigation pending against any of the Selling Corporate Entities, any of their Subsidiaries, the TTI Shareholder or Lance D'Ambrosio or any of their respective properties which, either in any case or in the aggregate, questions the validity of the Stock Purchase Agreement or any of the other Transaction Agreements or the right of the Selling Corporate Entities, the TTI Shareholder or Lance D'Ambrosio to enter into them, or to consummate the transactions contemplated thereby, or which might result, either individually or in the aggregate, in any material adverse change in the Financial Status of the Acquired Companies, the System or any of the Tampa System, the Northern Bay Area System or the Southern Bay Area System. To our knowledge, none of the Acquired Companies or any of their Subsidiaries is a party or subject to, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, except as set forth in the Disclosure Schedule to the Stock Purchase Agreement. To our knowledge, there is no action, suit, proceeding or investigation before any court or governmental agency by any Acquired Company or any of their Subsidiaries currently pending other than as set forth in the Disclosure Schedule to the Stock Purchase Agreement.

    (xv) The execution and delivery of the Stock Purchase Agreement to which TTI is a party has been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of TTI's common stock at a meeting of shareholders duly called and held.

    (xvi) The Proxy Statement (it being understood that we have not been requested to and do not give any opinion or make any comment with respect to the financial statements, schedules and other financial and statistical information contained therein) as of its issue date complied as to form in all material respects with the Securities Act and Exchange Act with respect to the Selling Corporate Entities and the Acquired Companies.

  In addition, we have participated in conferences with representatives of the Selling Corporate Entities and their accountants concerning the Registration Statement and the Proxy Statement and have considered the matters relating to the Selling Corporate Entities required to be stated therein and the statements contained therein, although we have not independently verified the accuracy, completeness, or fairness of such statements. Based upon and subject to the foregoing, nothing has come to our attention to cause us to believe that the Registration

Statement, as of the effective date of the Registration Statement, contained an untrue statement of a material fact relating to the Selling Corporate Entities or omitted to state a material fact relating to the Selling Corporate Entities required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement, at its issue date, at the time that it was first filed with the SEC pursuant to Rule 14a-6(c) promulgated under the Exchange Act, as of the date that it was mailed to the holders of record of TTI's outstanding shares of common stock, as of the date of the meeting of the shareholders of TTI, or as of the date hereof, as it relates to any of the Selling Corporate Entities, contained an untrue statement of a material fact relating to the Selling Corporate Entities or omitted to state a material fact relating to the Selling Corporate Entities required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that we have not been requested to and do not make any comment in this paragraph with respect to the financial statements, schedules, and other financial and statistical information contained in the Registration Statement and the Proxy Statement).

[ADD TYPICAL LIMITATIONS AND ASSUMPTIONS]

[OPINIONS ARE SUBJECT TO REVISIONS BASED ON THE STATE OF FACTS AT THE TIME THE OPINIONS ARE GIVEN BY TAKING SPECIFIC EXCEPTION TO ANY SUCH OPINION FOR SUCH FACTS]

                                                                      EXHIBIT E

                                    CONSENT

                                                                         , 1995

Pacific Telesis Group
130 Kearny Street
San Francisco, CA 94108
Attention: Elizabeth Roemer

Ladies and Gentlemen:

  The undersigned is the (Licensor/Lessor) under the Lease (the "Lease") described in the attached Schedule I, covering ________________________________

-------------------------------------------------------------------------------

  Licensor acknowledges that Wireless Holdings, Inc. or Videotron (Bay Area) Inc. ("V*TV") is the Lessee under the Lease.

  V*TV has informed Licensor that (i) Pacific Telesis Group ("PTG") desires to purchase V*TV; and (ii) in connection with such purchase, V*TV will assign to PTG or one of its subsidiaries all of V*TV's interest as Lessee under the Lease and PTG or one of its subsidiaries will assume all of V*TV's obligations under the Lease.

  With the knowledge that PTG will be relying on the certifications contained herein in making such purchase, Licensor hereby confirms and certifies to PTG as follows:

    (a) Licensor acknowledges its consent to the transactions described in clauses (i) and (ii) above and its agreement that such transactions shall not constitute a default under the Lease or otherwise give Licensor a right to terminate the Lease or otherwise deprive Lessee of the use of the leased property as provided for in the Lease.

    (b) The Lease, together with any amendments, supplements and other documents in the attached Schedule I, (i) set forth the entire agreement between Licensor and Lessee with respect to the property demised thereby;
  (ii) are in full force and effect; and (iii) have not been modified or amended except as set forth in said Schedule I. If there are any additional amendments, modifications, supplements or other documents relating to the Lease, they should be set forth here:

    (c) As of the date hereof, (i) there are no defaults by Lessee under the Lease, or any of the amendments, supplements or other documents listed on the attached Schedule I, with respect to the payment of any fixed, percentage or additional rent or any other charge or sum due thereunder and
  (ii) to the best knowledge of Licensor, there are no other defaults of Licensor or Lessee thereunder or events which could result in a right of Licensor to terminate the Lease or otherwise deprive Lessee of the use of the leased property as provided for in the Lease. There are any non-monetary defaults or events which could result in a right to terminate the Lease or otherwise deprive lessee of the use of the leased property, except as set forth here:

                                          Very truly yours,

                                          Licensor

                                          By: _________________________________

                                          Title: ______________________________

                                                                      EXHIBIT F

                   [FORM OF OPINION OF PTG IN-HOUSE COUNSEL]

                               [Date of Closing]

To Transworld Telecommunications Inc. and Videoway Technologies Ltd.

    Re: Stock Purchase Agreement,
        dated as of October 27, 1995

Ladies and Gentlemen:

DESCRIPTION OF REPRESENTATION

  This opinion is furnished to you pursuant to Section 11.06 of the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 27, 1995, by and among Pacific Telesis Group, a Nevada corporation ("PTG"), Pacific Telesis Acquisitions, a California corporation and a wholly-owned subsidiary of PTG ("Newco I"), Pacific Telesis Purchasing, a California corporation and wholly-owned subsidiary of Pacific Telesis Enterprises ("Newco II"), Transworld Telecommunications Inc., a Pennsylvania corporation ("TTI"), Videotron U.S.A., a Delaware corporation ("Videotron USA"), Videoway Technologies Ltd., a Netherlands corporation ("Videoway"), Wireless Holdings, Inc., a Delaware corporation ("WHI"), Videotron (Bay Area), Inc., a Florida corporation ("VBAI"), F. Lorenzo Crutchfield, Jr. (the "TTI Shareholder"), Le Groupe Videotron Ltee, a Canadian corporation ("Videotron Canada"), and Lance D'Ambrosio. Capitalized terms used in this opinion, unless specifically defined in this opinion, have the meanings given to them in the Stock Purchase Agreement.

  I am general counsel to PTG, Newco I and Newco II (the "PTG Entities") and as such I am familiar with the Stock Purchase Agreement, the Escrow Agreement, [the Spectrum Lease], [and the Channel Leases between a PTG entity and the Holding Corporation (collectively, the "Transaction Agreements") and the transactions contemplated thereby.

MATERIALS EXAMINED

  In this regard, my staff has examined executed originals or copies of the following, copies of which have been delivered to you or your counsel:

                           [LIST DOCUMENTS REVIEWED]

  ( ) Such other instruments, corporate records, certificates, and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

OPINIONS

  Based upon such examination, having regard for legal considerations which I deem relevant, and subject to the assumptions, limitations, and qualifications below, I am of the following opinions:

    (i) Each of the PTG Entities is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and corporate authority to own its properties and to conduct its business as presently conducted. Each of the PTG Entities is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a material adverse effect upon the Financial Status of PTG.

    (ii) All issued and outstanding shares of capital stock of PTG have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights. The shares of PTG Common Stock to be issued pursuant to the terms of the Stock Purchase Agreement have been duly authorized by all necessary corporate action on the part of the PTG Entities and will be, when issued in accordance with the terms of the Stock Purchase Agreement, validly issued, fully paid, nonassessable, free of preemptive rights and, will be free and clear of any Liens except as set forth in the Stock Purchase Agreement. All of the shares of PTG Common Stock issuable to the Sellers pursuant to the Stock Purchase Agreement will be, when issued, voting stock.

    (iii) Each of the PTG Entities has full corporate power and corporate authority to enter into, perform, and consummate the transactions contemplated by the Stock Purchase Agreement and the other Transaction Agreements to which it is a party. Each Transaction Agreement which a PTG Entity is a party to has been duly authorized by all necessary corporate action on the part of such PTG Entity and has been duly executed and delivered by it.

    (iv) The execution, delivery, and performance of the Stock Purchase Agreement and the other Transaction Agreements by the PTG Entities and the consummation by the PTG Entities of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Agreements do not conflict with and will not result in a breach or violation or default of
  (a) any of the terms or conditions of the charter or Bylaws of the PTG Entities, (b) to my knowledge, any Legal Requirements applicable to the PTG Entities, or (c) any contract, agreement or instrument of indebtedness or any judgment, decree or order of which I have knowledge to which PTG, the other PTG Entities or any of PTG's other Subsidiaries is a party or by which any of the PTG Entities is bound, which would materially adversely affect the Financial Status of PTG.

    (v) Except for the filings under the HSR, no authorization, consent, or approval of, notice to, or filing with any Governmental Authority is required in connection with the execution, delivery, and performance of the Stock Purchase Agreement or the other Transaction Agreements or the consummation by the PTG Entities of the transactions contemplated thereby, other than such as shall have been made or obtained by the date hereof and as contemplated by the Stock Purchase Agreement and any which individually or in the aggregate would not result in a material adverse change to the Financial Status of PTG.

    (vi) To my knowledge, there is no action, suit, proceeding or investigation pending against the PTG Entities or any of PTG's other Subsidiaries or any of their properties which, either in any case or in the aggregate, questions the validity of the Stock Purchase Agreement or the other Transaction Agreements or the right of the PTG Entities to enter into them, or to consummate the transactions contemplated thereby, or which might result, either individually or in the aggregate, in any material adverse change in the Financial Status of any of the PTG Entities.

    (vii) The Registration Statement has become effective under the Securities Act and, to my knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act.

    (viii) The Registration Statement and the Proxy Statement (it being understood that we have not been requested to and do not give any opinion or make any comment with respect to the financial statements, schedules and other financial and statistical information contained therein) as of its issue date complied as to form in all material respects with the Securities Act and Exchange Act.

  In addition, my staff has participated in conferences with representatives of the PTG Entities and their accountants concerning the Registration Statement and have considered the matters relating to the PTG Entities required to be stated therein and the statements contained therein, although we have not independently verified the accuracy, completeness, or fairness of such statements. Based upon and subject to the foregoing, nothing has come to our attention to cause us to believe that the Registration Statement, as of the effective date of the Registration Statement, contained an untrue statement of a material fact relating to the PTG Entities or omitted to state a material fact relating to the PTG Entities required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement, at its issue date, at the time that it was first filed with the SEC pursuant to Rule 14a-6(c) promulgated under the Exchange Act, or as of the date hereof, as it relates to any of the PTG Entities, contained an untrue statement of a material fact relating to the PTG Entities or omitted to state a material fact relating to the PTG Entities required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they made, not misleading (it being understood that we have not been requested to and do not make any comment in this paragraph with respect to the financial statements, schedules, and other financial and statistical information contained in the Registration Statement and the Proxy Statement.

                   [ADD TYPICAL ASSUMPTIONS AND LIMITATIONS]

                                                                      EXHIBIT H

                     [FORM OF PTG SPECIAL COUNSEL OPINION]

                               [Date of Closing]

To Transworld Telecommunications Inc. and Videoway Technologies Ltd.

    Re: Stock Purchase Agreement, dated as of October 27, 1995

Ladies and Gentlemen:

DESCRIPTION OF REPRESENTATION

  This opinion is furnished to you pursuant to Section 11.06 of the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of October 27, 1995, by and among Pacific Telesis Group, a Nevada corporation ("PTG"), Pacific Telesis Acquisitions, a California corporation and a wholly-owned subsidiary of PTG ("Newco I"), Pacific Telesis Purchasing, a California corporation and wholly-owned subsidiary of Pacific Telesis Enterprises ("Newco II"), Transworld Telecommunications Inc., a Pennsylvania corporation ("TTI"), Videotron U.S.A., a Delaware corporation ("Videotron USA"), Videoway Technologies Ltd., a Netherlands corporation ("Videoway"), Wireless Holdings, Inc., a Delaware corporation ("WHI"), Videotron (Bay Area), Inc., a Florida corporation ("VBAI"), F. Lorenzo Crutchfield, Jr. (the "TTI Shareholder"), Le Groupe Videotron Ltee, a Canadian corporation ("Videotron Canada"), and Lance D'Ambrosio. Capitalized terms used in this opinion, unless specifically defined in this opinion, have the meanings given to them in the Stock Purchase Agreement.

  We are special counsel to PTG, Newco I and Newco II (the "PTG Entities") and as such we are familiar with the Stock Purchase Agreement, the Escrow Agreement, [the Spectrum Lease], [and the Channel Leases between a PTG entity and the Holding Corporation (collectively, the "Transaction Agreements") and the transactions contemplated thereby.

MATERIALS EXAMINED

  In this regard, we have examined executed originals or copies of the following, copies of which have been delivered to you or your counsel:

                           [LIST DOCUMENTS REVIEWED]

  ( ) Such other instruments, corporate records, certificates, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

OPINIONS

  Based upon such examination, having regard for legal considerations which we deem relevant, and subject to the assumptions, limitations, and qualifications below, we are of the following opinion:

  Assuming each of the PTG Entities has full corporate power and corporate authority to enter into, perform, and consummate the transactions contemplated by the Stock Purchase Agreement and the other Transaction

Agreements, the Stock Purchase Agreement and the other Transaction Agreements each has been duly authorized by all necessary corporate action on the part of each PTG Entity and has been duly executed and delivered by the PTG Entities a party thereto, the Stock Purchase Agreement and the other Transaction Agreements are legal, valid, and binding obligations of the respective PTG Entity or Entities a party thereto, enforceable against such Entity or Entities in accordance with their respective terms. [Add typical carveouts for bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).]

                   [ADD TYPICAL ASSUMPTIONS AND LIMITATIONS]

[OPINIONS ARE SUBJECT TO REVISIONS BASED ON THE STATE OF FACTS AT THE TIME THE
 OPINIONS ARE GIVEN BY TAKING SPECIFIC EXCEPTION TO ANY SUCH OPINION FOR SUCH
                                    FACTS]

                                                                     APPENDIX B
                     TRANSWORLD TELECOMMUNICATIONS, INC.
                         PLAN OF COMPLETE LIQUIDATION

  THIS PLAN OF COMPLETE LIQUIDATION ("Plan") dated       , 1996, provides for
the terms and conditions of the voluntary dissolution and complete liquidation of TRANSWORLD TELECOMMUNICATIONS, INC., a Pennsylvania corporation (the "Corporation"), in accordance with the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania, as codified at Title 15, Sections 101, et seq., of the Pennsylvania Consolidated Statutes (the "Act"), and with reference to the following facts:

  A. The Corporation's board of directors has approved, and intends to propose to the shareholders of the Corporation, that the Corporation enter into a transaction (the "Exchange") with Pacific Telesis Group, Videotron U.S.A., Inc., Wireless Holdings, Inc., Videotron (Bay Area), Inc. and other parties pursuant to which the Corporation will exchange substantially all of its assets (comprised of its interests in Wireless Holdings, Inc. and Videotron (Bay Area), Inc.) for common shares of Pacific Telesis Group in a transaction qualifying under the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

  B. Pursuant to the terms of the Exchange, and in accordance with the provisions of Section 368(a)(2)(G) of the Code, the board of directors of the Corporation has approved, and intends to propose to the shareholders of the Corporation, that the Corporation be voluntarily liquidated for federal income tax purposes and dissolved in accordance with the terms of the Act, and that, in connection therewith, the Corporation's assets be distributed to the Corporation's shareholders.

  NOW, THEREFORE, in an effort to facilitate more effectively the Corporation's liquidation and dissolution, and with the intent of maximizing the value to be distributed to the Corporation's shareholders, the Corporation hereby adopts and approves the following courses of action:

                                  SECTION 1
                 APPROVAL OF CORPORATION'S BOARD OF DIRECTORS

  The board of directors of the Corporation, through action of its Executive Committee, unanimously approved the voluntary liquidation and dissolution of the Corporation at a meeting of such Executive Committee on November 9, 1995. The Executive Committee's action was subsequently ratified and affirmed by unanimous vote of the Corporation's board of directors on February 23, 1996.

                                  SECTION 2
                       CONDITIONAL EFFECTIVENESS OF PLAN

  In accordance with the requirements in Section 1974 of the Act, the effectiveness of this Plan shall be conditioned upon and shall be subject to its approval by shareholders of the Corporation ("Shareholders") holding a majority of the shares voted at a regular or special meeting of the Shareholders to be held as expeditiously as possible and in no event later than December 31, 1996 (the "Meeting"). The officers and directors of the Corporation shall take all actions necessary or appropriate to call and convene the Meeting for the purpose of voting upon, and approving, the terms and conditions of this Plan, and shall take all actions necessary or appropriate for the Corporation to comply with all business, financial and securities law disclosure requirements in soliciting the Shareholders' approval of the Plan.

                                  SECTION 3
                SETTLING AND CLOSING OF CORPORATION'S BUSINESS

  If the Plan is approved by the Shareholders at the Meeting, as promptly as possible thereafter, the officers and directors of the Corporation shall take all actions necessary or appropriate to settle all of the Corporation's existing contractual relationships and to resolve any claims of, or encumbering, the Corporation or its assets and which may not have matured as of the date of the final liquidation and dissolution of the Corporation under the terms of the Plan. Such officers and directors shall also be authorized and directed to modify any contracts which will require the Corporation to make payments, or allow it to receive amounts, after the date of its liquidation and dissolution in accordance with the terms of this Plan, to provide for the termination of such contracts (or the payments required thereunder) as of or before such date. The officers and directors of the Corporation shall further be authorized and directed to value any claims against the Corporation or its assets which may be unmatured as of the date of the Corporation's anticipated liquidation, as contemplated by the Plan, in order to determine what type of security, if any, the Corporation will offer to the claimants thereof, and the compensation for such claims, and to determine the respective interests of the Shareholders in the assets of the Corporation. Without limiting the generality of the foregoing, the Corporation's officers and directors shall take the following actions in futherance of settling and closing the Corporation's business:

  3.1 Operating Loan. To facilitate (i) the operation of the Corporation during the period through the consummation of the Exchange, (ii) the completion of the Corporation's liquidation, and (iii) the satisfaction by the Corporation of its obligations to Wireless Cable & Communications, Inc. ("WCCI") under the terms of that certain Commitment Agreement dated August 1, 1995, between the Corporation and WCCI, the Corporation shall enter, through the actions of its officers and directors, into a commercial loan agreement with Pacific Mezzanine Fund ("PMF"), pursuant to which the Corporation shall borrow the principal amount of $2,500,000. Under the terms of the loan, the Corporation shall be required to repay such principal amounts, together with interest thereon at the rate of 14% per annum, grant PMF a warrant to acquire 150,000 shares of the Corporation's common stock at $.75 per share, pledge the Corporation's interest in and to a promissory note delivered to the Corporation by Wireless Holdings, Inc., in the original principal amount of $2,375,415, and pledge its 20% interest in Videotron (Bay Area), Inc. as security for the repayment of the loan.

  3.2 Distribution of Carolina Communications, Inc. Subject to the satisfaction of certain conditions, including the receipt of a favorable opinion of qualified tax counsel, the Corporation shall transfer to F. Lorenzo Crutchfield, Jr., effective July 1, 1996 and in a transaction qualifying under
(S)355 of the Code, all of its right, title and interest in and to its wholly-owned subsidiary, Carolina Communications, Inc. ("CCI"), in exchange for, and retirement of, 2,000,000 shares of the Corporation's common stock held by Mr. Crutchfield. In connection therewith, the Corporation shall enter into a management agreement with CCI pursuant to which the Corporation shall provide to CCI certain management and consulting services, facilities, furniture and equipment during the four-month period from July through October, 1996, and pursuant to which the Corporation shall receive $100,000 in cash during each of those months. If the conditions to the transfer of the interest of the Corporation in CCI are not satisfied, the Corporation shall distribute its interest in CCI to the Shareholders together with the other assets of the Corporation, or shall sell such interest in CCI and distribute the proceeds to the Shareholders.

                                  SECTION 4
                            ARTICLES OF DISSOLUTION

  If the Plan is approved by the Shareholders at the Meeting, as promptly as possible thereafter and in any event not later than the close of business on the day preceding the first anniversary of the consummation of the Exchange, the Corporation's officers and directors shall take all actions necessary or appropriate to effect the complete liquidation and dissolution of the Corporation, including, without limitation, filing Articles of Dissolution in accordance with the provisions of Section 1977 of the Act with the Pennsylvania Department of Corporations (the "Department") and the distribution of all of the Corporation's assets to the Shareholders. Concurrently with the filing of such Articles of Dissolution, the Corporation's officers shall take all actions required by the provisions of
Section 1992, et. seq., of the Act (including publishing notices of its intent to dissolve in local and national publications), to give proper and timely notice to potential claimants against the Corporation of the Corporation's liquidation and dissolution.

                                  SECTION 5
                   LIMITED CONTINUATION OF CORPORATE STATUS

  Upon the Department's issuance of a Certificate of Dissolution in accordance with the provisions of Section 1977 of the Act (the date of such issuance being hereafter referred to as the "Dissolution Date"), the Corporation shall be deemed dissolved and its legal existence shall cease except as provided in this Section 5 and as permitted by the Act. On and after the Dissolution Date, the Corporation shall continue as a body corporate for the sole purposes of
(i) prosecuting and defending suits, actions, proceedings and claims of any kind or character by or against it, as provided in Sections 1993, 1994 and 1995 of the Act, (ii) settling and closing its business, (iii) collecting and discharging its obligations, (iv) disposing of and conveying its property, (v) distributing its assets, and (vi) engaging in activities ancillary to the foregoing. Notwithstanding the generality of the foregoing, the Corporation's existence shall not continue for the purpose of continuing in or conducting the business for which the Corporation was incorporated or in which it was engaged prior to the filing of its Articles of Dissolution.

                                  SECTION 6
                               LIQUIDATING AGENT

  On the Dissolution Date, the Corporation, by and through the actions of its officers and directors, shall transfer, assign and otherwise convey to such person or entity as shall be determined by the Executive Committee of the Corporation's board of directors, as liquidating agent for the Corporation (the "Agent"), all of the Corporation's remaining assets, subject to its liabilities.

  6.1 Agent Purposes. The Agent shall be engaged by the Corporation for the purposes of prosecuting and defending actions, by or against the Corporation, settling and closing the Corporation's business, disposing of or conveying the property of the Corporation, discharging the liabilities of the Corporation and, in accordance with the provisions of Sections 7 and 8 below, distributing to the Shareholders any remaining assets of the Corporation. The Agent shall not continue the business for which the Corporation was incorporated or in which it was engaged prior to the Dissolution Date, or take any other actions inconsistent with marshalling, liquidating and distributing the Corporation's assets.

  6.2 Agent Powers. The Agent shall have all powers and authorities necessary to consummate the Plan, including, specifically, the following powers and authorities;

    6.2.1 To employ, terminate the employment of and fix the compensation and other terms of employment, of such employees, agents, attorneys, accountants and others (including, without limitation, officers, directors, employees, agents, attorneys and accounting personnel of the Corporation) as, in the discretion of the Agent, are necessary, desirable or appropriate to effect the purposes of the Plan;

    6.2.2 To act as liaison between the Corporation (to the limited extent its body corporate continues after the Dissolution Date, as described in
  Section 5), and the Escrow Agent appointed to hold certain of the Pacific Telesis Group common shares under the terms of the Exchange, with respect to any disputes, questions or matters affecting the Pacific Telesis Group common shares so held;

    6.2.3 To purchase, lease or otherwise provide such offices and other facilities, as in the discretion of the Agent, are necessary or appropriate to effect the purposes of the Plan;

    6.2.4 To settle and close the business of the Corporation, to collect and discharge its obligations, to dispose of and convey the Corporation's properties and business (on such ongoing concern or other bases as shall be determined by the Agent to be in the best interests of the Shareholders) at such time, in such manner and upon such terms and conditions as are determined by the Agent to be in the ultimate best interests of the Shareholders;

    6.2.5 To file all papers, documents and instruments (including tax returns and reports to governmental agencies and authorities), and to receive and receipt for cash or other property as, in the discretion of the Agent, are necessary or appropriate to effect the purposes of the Plan;

    6.2.6 To take and effect all other actions deemed by the Agent to be necessary or appropriate to effect the purposes of the Plan; and

    6.2.7 To exercise all powers, rights and preferences of a liquidating receiver or successor entity under the Act.

  6.3 Agent Liability: Except as otherwise specifically provided by the laws of the Commonwealth of Pennsylvania, the Agent shall not be personally liable in respect of any action taken on behalf of the Corporation, except upon a showing of gross negligence or intentional misconduct by the Agent.

                                   SECTION 7
                           LIQUIDATING DISTRIBUTIONS

  As soon as practicable after the Dissolution Date and upon a determination by the Agent that adequate provision has been made for the payment of all creditors of the Corporation and for the payment of all costs and expenses of the liquidation, the Agent shall distribute to the Shareholders of the Corporation (and to the creditors of the Corporation, if deemed appropriate by the Agent) all (or such portion or portions thereof as the Agent shall determine may be lawfully distributed to such Shareholders after adequate provision for payment of other creditors and the costs and expenses of liquidation) of the shares of Pacific Telesis Group received by the Corporation pursuant to the terms of the Exchange then held by the Corporation. Such distribution shall be made in accordance with the respective interests of the Shareholders and the creditors as determined by the Agent. Anything to the contrary herein notwithstanding, all assets of the Corporation shall be transferred to the Shareholders or to the creditors of the Corporation (or to a liquidating trust for their benefit) within one year after the Exchange, and the Corporation shall retain no assets after that date.

  7.1 Fractional Shares. No fractional shares or scrip or certificate for fractional shares of common stock of Pacific Telesis Group shall be issued in connection with such distributions to the Shareholders. Fractional share interests shall be settled by aggregating all fractions, selling the number of full Pacific Telesis Group shares representing such aggregated fraction in the open market and, after payment out of the proceeds of such sale or sales of all expenses (including brokerage commissions) incidental to such sale or sales, by distributing the net proceeds from such sale or sales to the respective Shareholders entitled thereto in accordance with their fractional entitlements.

  7.2 Subsequent Distributions. The Agent shall be entitled, from time to time, to determine and pay, or make adequate provision for the payment of, all liabilities, known, contingent, or potential, of the Corporation (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of the Corporation) and, subject to the requirement that all of the Corporation's assets be disposed of (either by distribution payment of creditors or delivery to a liquidating trust) within one year after the exchange, shall be entitled at all times to retain such cash or other assets as the Agent shall determine to be adequate to provide for the payment of all such liabilities. Subject to the foregoing, the Agent from time to time shall make distributions in such amounts or in such property (including any undistributed portions of the Pacific Telesis Group common stock), pro rata to Shareholders of record on such date or dates, as is determined by the Agent. All such determinations shall be made in the exercise of the absolute discretion of the Agent and the Agent shall not be required to make, or be in any matter liable for not making, any liquidation distribution to Shareholders except to the extent cash or other property in excess of the amount so determined by the Agent is found by the Agent to be available for such distribution.

  7.3 Record Date. In connection with such liquidation distribution (and all subsequent liquidation distributions), except the final liquidation distribution pursuant to the provisions of Section 8 below, the stock transfer books of the Corporation need not be closed out but, in lieu of such closing, the Agent may fix a record and a payment day for the purpose of determining the identity of Shareholders entitled to receive such liquidation distribution or distributions, and all rights of persons with respect to such liquidation distribution or distributions shall be determined in accordance with the date so fixed by the Agent.

                                  SECTION 8
                        FINAL LIQUIDATION DISTRIBUTION

  At such time as the Agent shall determine in the exercise of his or its absolute discretion that all debts and liabilities, known, contingent, and potential, including costs and expenses of concluding the complete liquidation, of the Corporation have been paid or otherwise provided for within one year after the Exchange, the Agent shall (i) distribute any funds or other property then held by or for the account of the Corporation pro rata to the Shareholders of record on a date to be determined by the Agent, (ii) close the transfer books and records of the Corporation, and (iii) promptly report to the Shareholders the completion of the liquidation of the Corporation (such report to summarize the amounts so distributed to the Shareholders in liquidation, the amounts paid toward the satisfaction or settlement of the Corporation's liabilities and other significant matters relating to the liquidation distributions and the actions of the Agent in his or its capacity as such). As provided above, if appropriate, such distribution may be made to a liquidating trust if necessary to complete the disposition of assets or the payment of creditors. Thereupon, the Corporation shall be deemed completely liquidated and dissolved, and the Agent shall be discharged of and released from all further powers, authorities, duties, responsibilities and liabilities as Agent.

                                  SECTION 9
                            UNLOCATED SHAREHOLDERS

  Any Pacific Telesis Group stock, cash or other property held by or for the account of the Agent for distribution to the Shareholders who have not at the time been located shall, at the time of the final distribution contemplated by
Section 8 above be transferred by the Agent to a custodian, state official, trustee or other person authorized by law to receive distributions for the benefit of such unlocated Shareholders, in such manner as may be determined by the Agent. Such cash or other property shall thereafter be held by such person solely for the purpose of making an ultimate distribution (but without any interest thereon) to such former Shareholder or Shareholders entitled to receive such assets (who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property), and thereupon all responsibilities and liabilities of the Agent with respect thereto shall be deemed satisfied and extinguished.

                                  SECTION 10
                              SHARE CERTIFICATES

  At the time of the final liquidation distribution, the Agent shall call upon the Shareholders to surrender to the Corporation the certificates that theretofore represented their shares of the Corporation's common stock and, upon such surrender, all such certificates shall be cancelled. Any certificates not so surrendered to the Corporation shall be deemed cancelled for all purposes.

                                  SECTION 11
                       ABANDONMENT OR AMENDMENT OF PLAN

  Notwithstanding the approval by the Shareholders of the Plan, the Board of Directors of the Corporation, by resolution duly adopted in accordance with the provision of Section 1974 of the Act, may abandon or amend the terms and conditions of this Plan at any time prior to the time when Articles of Dissolution are filed with the Department provided, that no abandonment of the Plan shall occur after the Exchange and the Corporation shall liquidate and dispose of all of its assets within one year after the Exchange.

                          SECTION 12 FURTHER ACTIONS

  The directors and officers of the Corporation (or the Agent, as appropriate) shall cause to be executed and filed with appropriate offices of the Internal Revenue Service and state taxing authorities all final income tax returns of the Corporation and all other certificates, documents and information forms necessary or appropriate to complete the dissolution and liquidation of the Corporation.

                          SECTION 13 EXPRESSED INTENT

  The Corporation intends that its liquidation and dissolution be effectuated in accordance with the requirements of Section 368(a)(2)(G) of the Code and in a manner which will facilitate the treatment of the Exchange as a transaction qualifying under the provisions of Section 368(a)(1)(C) of the Code. The Corporation's officers, directors and Agent shall take no actions inconsistent with that expressed intent, and the liquidation and dissolution shall in all events be completed within one year of the Exchange.

  IN WITNESS WHEREOF, and pursuant to the authority granted by virtue of resolutions of its Board of Directors, the Corporation has caused this Plan of Liquidation to be executed by its duly authorized representative as of the day and date first above written.

                                       TRANSWORLD TELECOMMUNICATIONS, INC.

                                       By:
                                           ------------------------------------

                                       Its:
                                           ------------------------------------

                                                                     APPENDIX C

                   [LETTERHEAD OF WASSERSTEIN PERELLA & CO]

                                                                  June 25, 1996

Board of Directors
Transworld Telecommunications, Inc.
102 West 500 South, Suite 320
Salt Lake City, Utah 84101

Gentlemen:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Transworld Telecommunications, Inc. a Pennsylvania corporation ("TTI"), of the consideration to be received by TTI for its ownership interests in Wireless Holdings, Inc., a Delaware corporation ("WHI"), and Videotron (Bay Area), Inc., a Florida corporation ("VBAI"), pursuant to the terms of the Stock Purchase Agreement dated as of November 9, 1995 (the "Acquisition Agreement") among TTI, Pacific Telesis Group, a Nevada corporation ("PTG"), Pacific Telesis Acquisitions, a California corporation and a wholly-owned subsidiary of PTG, Pacific Telesis Purchasing, a California corporation and a wholly-owned subsidiary of Pacific Telesis Enterprises Services Inc., Videotron USA, Inc., a Delaware corporation ("VUSA"), Videoway Technologies Ltd., a Barbados corporation, Le Groupe Videotron Ltee, a Canadian corporation, F. Lorenzo Crutchfield, Jr. ("FLC"), Lance V. D'Ambrosio, WHI and VBAI. The terms and conditions of the transaction regarding the sale of TTI's ownership interests in WHI and VBAI are set forth in the Acquisition Agreement.

  In connection with rendering our opinion, we have reviewed the Acquisition Agreement and the Settlement Agreement dated March 31, 1995 among TTI, VUSA, FLC, WHI and VBAI. We have also reviewed and analyzed certain publicly available business and financial information relating to WHI and VBAI for recent years and interim periods to date, as well as certain internal financial and operating information, including financial budgets and analyses prepared by or on behalf of TTI and provided to us for purposes of our analysis, and we have met with management of TTI, WHI and VBAI to review and discuss such information, and among other matters, TTI's, WHI's and VBAI's respective businesses, operations, assets, financial conditions and future prospects.

  We have also reviewed and considered certain financial data relating to WHI and VBAI, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to WHI and VBAI, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the wireless cable industry, specifically, those which we believe to be reasonably comparable to the transaction contemplated by the Acquisition Agreement or otherwise relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we have considered appropriate.

  In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial budgets and analyses provided to us and we have assumed, with your consent, that the financial budgets and analyses provided to us were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of TTI's

June 25, 1996
Page 2
management, and we express no opinion with respect to such budgets and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of TTI or assumed any responsibility for conducting a physical inspection of the properties or facilities of TTI, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of TTI. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

  The management of TTI has informed us that it does not believe PTG will have any claims covered by the $6,000,000 in value of PTG Common Stock to be held in escrow under the Acquisition Agreement which will be resolved in PTG's favor and that on the expiration of the escrow that all of the PTG Common Stock will be released for the benefit of TTI. For purposes of our opinion we have assumed that all PTG Common Stock held in escrow will be released for the benefit of TTI on the expiration of the escrow. The management of TTI has also informed us that the FCC Adjustment contemplated by the Acquisition Agreement is likely to be deminimus and in its opinion will be less than $6,250,000. For purposes of our opinion we have assumed the FCC Adjustment is less than or equal to $6,250,000. We do not express any opinion as to TTI's proposed liquidation in accordance with TTI's separate Liquidation Plan, the transfer of Carolina Communications, Inc. to FLC pursuant to a separate agreement, the spin-off of certain assets and liabilities pursuant to a Supplemental Agreement entered into as of November 9, 1995, or the price at which PTG's Common Stock will actually trade at any time.

  Additionally, we have not been authorized to and have not solicited alternative offers for TTI or its assets, or investigated any other alternative transactions which may be available to TTI.

  It is understood that this letter was prepared for the benefit and use of the Board of Directors of TTI and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, provided, however that this letter may be reproduced in full in the PTG prospectus/TTI proxy statement related to the Acquisition Agreement and the issuance of PTG Common Stock in the transaction contemplated in the Acquisition Agreement. This opinion does not constitute a recommendation to any shareholder with respect to how such holder should vote with respect to any matter being submitted to such shareholders for their consideration, and should not be relied upon by any shareholder as such.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the consideration to be received by TTI pursuant to the Acquisition Agreement is fair to TTI from a financial point of view.

                                          Very truly yours,

                                          /s/ Wasserstein Perella & Co., Inc.
                                          -------------------------------
                                          WASSERSTEIN PERELLA & CO., INC.

                                                                     APPENDIX D

                    [LETTERHEAD OF PARSONS BEHLE & LATIMER]

                               October 24, 1996

Transworld Telecommunications, Inc.
102 West 500 South
Salt Lake City, UT 84101

    RE: STOCK PURCHASE AGREEMENT,
        DATED AS OF NOVEMBER 9, 1995

Ladies and Gentlemen:

  You have requested our opinion concerning certain Federal income tax matters relating to the "TTI Exchange," as that term is defined in the Stock Purchase Agreement ("Stock Purchase Agreement") dated as of November 9, 1995 by and among Pacific Telesis Group, a Nevada corporation ("PTG"), Pacific Telesis Acquisitions, a California corporation and wholly owned subsidiary of PTG, Pacific Telesis Purchasing, a California corporation and wholly owned subsidiary of Pacific Telesis Enterprises Services Inc., Transworld Telecommunications, Inc., a Pennsylvania corporation ("TTI"), Videotron USA, Inc., a Delaware corporation ("Videotron USA"), Videoway Technologies Ltd., a Barbados corporation ("Videoway"), Wireless Holdings, Inc., a Delaware corporation ("WHI"), Videotron (Bay Area), Inc., a Florida corporation ("VBAI"), Le Groupe Videotron Ltee, a Canadian corporation ("Videotron Canada"), and, solely with respect to Sections 7.13, 9.06, 9.09, and 14.01 and Articles VA and XV thereof, F. Lorenzo Crutchfield, Jr. (the "TTI Shareholder"), and solely with respect to Sections 9.06 and 14.01 and Article VA thereof, Lance V. D'Ambrosio. All capitalized terms not defined herein have the meanings ascribed in the Stock Purchase Agreement. Specifically, pursuant to Sections 10.18 and 11.09 of the Stock Purchase Agreement, you have asked us to opine that the TTI Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  In formulating our opinion, we have examined such documents as we have deemed appropriate, including:

    (1) The Stock Purchase Agreement and all Attachments and Exhibits incorporated therein;

    (2) The Plan of Complete Liquidation of TTI dated February 23, 1996, as amended;

    (3) The Settlement Agreement dated as of March 31, 1995, by and among TTI, the TTI Shareholder, Videotron USA, WHI, Videotron (Bay Area) Inc., Videotron Canada, and Videoway, as amended;

    (4) The Agreement and Plan of Reorganization dated as of July 1, 1996, whereby TTI agreed to distribute all of the outstanding stock of Carolina Communications, Inc. ("CCI") to the TTI Stockholder in redemption of two million shares of TTI common stock; and

    (5) The Registration Statement.

  We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and directors of TTI, and have relied on certain certificates of officers of TTI.

  We have assumed, with your consent, that:

    (1) All documents submitted to us are originals or photocopies that faithfully reproduce the originals thereof;

    (2) All such documents have been or will be duly executed to the extent required;

Transworld Telecommunications, Inc.
October 24, 1996
Page 2

    (3) All representations and statements set forth in such documents are true and correct;

    (4) All obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

    (5) As of August 1, 1995, when TTI distributed the stock of Wireless Cable & Communications, Inc. ("WCCI") to Fidelity Transfer Company for the benefit of the shareholders of TTI, the net and gross values of WCCI were both equal to $700,000;

    (6) As of July 1, 1996, when TTI distributed all the stock of CCI to the TTI Shareholder, the net and gross values of CCI were $2,000,000 and $2,400,000, respectively; and

    (7) As a result of the TTI Exchange, TTI will transfer to Pacific Telesis Acquisitions at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of TTI held by TTI immediately prior to the TTI Exchange. For purposes of this computation, the WCCI stock distributed by TTI to Fidelity Transfer Company and the CCI stock distributed by TTI to the TTI Shareholder are deemed to be assets held by TTI immediately prior to the TTI Exchange.

    (8) The Fair market value of the PTG Shares to be received by TTI in the TTI Exchange under the Stock Purchase Agreement will be approximately equal to the fair market value of TTI's assets held by TTI immediately prior to the TTI Exchange.

Further, our opinion, as set forth below, is based on current provisions of the Federal income tax laws and regulations and on current authoritative interpretations thereof, any of which may be changed at any time with retroactive effect. Such changes could affect the continuing validity of this opinion.

  Based on and subject to the assumptions, conditions, and limitations stated herein, it is our opinion that the TTI Exchange will qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code.

  We have acted as counsel to TTI with respect to the transactions contemplated by the Stock Purchase Agreement or referred to herein. This letter and the opinion expressed herein are limited in their use to the addressee hereof and no other person or entity may rely on them for any purpose; provided, however, that we hereby consent to your filing this letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. Except as expressly set forth herein, we express no opinion concerning any Federal, state, or local tax matter relating to the Stock Purchase Agreement or otherwise. This opinion is rendered as of the date hereof. It is not effective with respect to, and we do not undertake to advise you concerning, matters that may occur or come to our attention after the date hereof which may affect the opinion expressed herein.

  The opinion expressed herein is based on our professional judgment and is not a guarantee of results.

                                      ***

  If we have omitted or misstated any material facts, please let us know, as our opinion could be affected by reason thereof.

                                          Very truly yours,

                                          /s/ Parsons Behle & Latimer

                                          Parsons Behle & Latimer

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 78.037 of the Nevada Revised Statutes ("N.R.S.") provides that a Nevada corporation's articles may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty but may not eliminate or limit liability for acts or omissions involving intentional misconduct, fraud, a knowing violation of the law or illegal payment of dividends. Pacific Telesis' Articles of Incorporation ("Articles") contain such a provision and therefore any lawsuits involving monetary damages would be subject to this limitation. There is no such limitation in actions for equitable relief.

  With respect to lawsuits not thus limited by Pacific Telesis' Articles, N.R.S. Section 78.751 specifies the circumstances under which a Nevada corporation may indemnify a director, officer, employee or agent. Generally, such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In any proceeding by or in the right of the corporation where there is a judgment against such person, indemnification may be made if such person acted in good faith, in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and was not found liable for negligence or misconduct in the performance of his or her duties if the court in which the action or suit was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Where the director, officer, employee or agent successfully defends any such civil or criminal proceeding, indemnification is required.

  Pacific Telesis' Articles provide that Pacific Telesis shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Pacific Telesis, or is or was serving at the request of Pacific Telesis as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a fiduciary of an employee benefit plan of Pacific Telesis or of a wholly owned subsidiary corporation, against expenses incurred in connection with such action, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement, to the extent not prohibited by law, state or federal. Expenses incurred in defending any such proceeding may be advanced by Pacific Telesis prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such amount unless it shall be determined ultimately that the person is entitled to be indemnified thereunder. The Articles further provide that these provisions may not be repealed or amended without the affirmative vote of at least 66 2/3% of the voting power of the shares entitled to vote thereon.

  Pacific Telesis' Articles also contain a provision authorizing Pacific Telesis to enter into indemnity agreements (the "Indemnity Agreements") with each of Pacific Telesis' directors and officers. The Articles state that such agreements shall provide that Pacific Telesis shall indemnify (and advance expenses to) the indemnitee to the fullest extent permitted by applicable law, no later than 30 days after a written request has been made therefor, against all expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement for claims with respect to events relating to such person's service with or for Pacific Telesis, and that in any proceeding to enforce the obligation to indemnify such person, Pacific Telesis shall have the burden to establish that such indemnification is prohibited; provided, however, that such agreements shall exclude indemnification if a judgment or other final adjudication adverse to the indemnitee established (a) that his or her acts were committed in bad faith or were the result of deliberate dishonesty, or
(b) that he or she in fact gained a financial advantage to which he or she was not legally entitled, in which event the amount of the indemnification shall be reduced by the amount of such financial advantage gained. Pacific Telesis has entered into Indemnity Agreements with each of its directors and executive officers as described in this Item 20.

  The directors and officers of Pacific Telesis are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by Pacific Telesis. Subject to certain exceptions, the Indemnity Agreements obligate Pacific Telesis to use its best efforts to purchase and maintain in effect such insurance with coverage no less favorable than that currently provided.

  The Indemnity Agreements also provide that if Pacific Telesis shall discontinue any of its existing policies of directors' and officers' liability insurance or limit the scope or the amount of the coverages thereunder, or if such policies or coverages shall become unavailable in whole or in part for any reason, then Pacific Telesis will hold harmless and indemnify the indemnitee to the full extent of the coverage which would have been provided if such insurance had been maintained.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pacific Telesis pursuant to the provision referred to in Item 20 (other than the insurance policies referred to therein), or otherwise, Pacific Telesis has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pacific Telesis of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), Pacific Telesis will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Exhibits identified in parentheses below are on file with the SEC (File No. 1-8609) and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

      2.1 Stock Purchase Agreement dated as of November 9, 1995 among the
           Registrant and the other parties listed therein (included as
           Appendix A to the Prospectus/Proxy Statement included in Part I of this Registration Statement)
      4.1 Specimen Certificate of Registrant's Common Stock (incorporated by reference to Exhibit 4b to Form SE filed September 25, 1989 as part of the Registrant's Current Report on Form 8-K dated September 22,
           1989)
      4.2 Rights Agreement, dated as of September 22, 1989 between the
           Registrant and Bank of Boston (c/o Boston Equiserve) as successor
           Rights Agent, which includes as Exhibit B thereto the form of
           Rights Certificate (incorporated by reference to Exhibits 1 and 2 to the Registrant's Form 8-A filed September 25, 1989)
      5.1 Opinion of Richard W. Odgers, counsel to the Registrant, as to the validity of the securities being registered
      8.1 Opinion of Parsons Behle & Latimer, counsel to TTI, as to certain federal income tax consequences (included as Appendix D to the
           Prospectus/Proxy Statement included in Part I of this Registration
           Statement)
     15   Letter on Unaudited Interim Financial Information of Coopers &
           Lybrand L.L.P.
     23.1 Consent of Richard W. Odgers (included in Exhibit 5.1)
     23.2 Consent of Parsons Behle & Latimer (included in Exhibit 8.1)
     23.3 Consent of Coopers & Lybrand L.L.P.
     23.4 Consent of TTI accountant, KPMG Peat Marwick, LLP

     23.5  Consent of WHI, VBAI, and Videotron USA accountants, Deloitte & Touche LLP
     23.6  Consent of Wasserstein, Perella & Co., Inc
     24.1  Power of Attorney
     99.1  Opinion of Wasserstein, Perella & Co., Inc (included as Appendix C to the Prospectus/Proxy
            Statement included in Part I of this Registration Statement)
     99.2  Form of proxy for Special Meeting of Stockholders of TTI

--------

ITEM 22. UNDERTAKINGS.

  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Pacific Telesis' Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of post-effective amendment all information concerning the Acquisition, and the Acquired Companies, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON OCTOBER 23, 1996.

                                          Pacific Telesis Group

                                                  /s/ William E. Downing*
                                          By: _________________________________
                                              (WILLIAM E. DOWNING)
                                              EXECUTIVE VICE PRESIDENT, CHIEF
                                              FINANCIAL OFFICER AND TREASURER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE/NAME                   TITLE                    DATE
           --------------                   -----                    ----

      /s/ Philip J. Quigley*        Chairman of the Board,          October 23,
----------------------------------  President & Chief                      1996
       (PHILIP J. QUIGLEY)          Executive Officer and
                                    Director (principal
                                    executive officer)

     /s/ William E. Downing*        Executive Vice President,       October 23,
----------------------------------  Chief Financial Officer                1996
       (WILLIAM E. DOWNING)         and Treasurer (principal
                                    financial officer and
                                    principal accounting
                                    officer)

      /s/ Gilbert F. Amelio*        Director                        October 23,
----------------------------------                                         1996
       (GILBERT F. AMELIO)

      /s/ William P. Clark*         Director                        October 23,
----------------------------------                                         1996
        (WILLIAM P. CLARK)

     /s/ Herman E. Gallegos*        Director                        October 23,
----------------------------------                                         1996
       (HERMAN E. GALLEGOS)

         SIGNATURE/NAME                   TITLE                     DATE

     /s/ Frank C. Herringer*       Director                       October 23,
---------------------------------                                        1996
      (FRANK C. HERRINGER)

        /s/ Mary S. Metz*          Director                       October 23,
---------------------------------                                        1996
         (MARY S. METZ)

       /s/ Lewis E. Platt          Director                       October 23,
---------------------------------                                        1996
          (LEWIS E. PLATT)

         /s/ Toni Rembe*           Director                       October 23,
---------------------------------                                        1996
          (TONI REMBE)

     /s/ S. Donley Ritchey*        Director                       October 23,
---------------------------------                                        1996
       (S. DONLEY RITCHEY)

---------------------------------  Director                       October 23,
     (RICHARD M. ROSENBERG)                                              1996

     /s/ Richard W. Odgers*        Executive Vice                 October 23,
---------------------------------  President-- External                  1996
       *RICHARD W. ODGERS          Affairs and General
       AS ATTORNEY-IN-FACT         Counsel

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1    Stock Purchase Agreement dated as of November 9, 1995 among the
          Registrant and the other parties listed therein (included as Appendix
          A to the Prospectus/Proxy Statement included in Part I of this
          Registration Statement)
  4.1    Specimen Certificate of Registrant's Common Stock (incorporated by reference to Exhibit 4b to Form SE filed September 25, 1989 as part of the Registrant's Current Report on Form 8-K dated September 22,
          1989)
  4.2    Rights Agreement, dated as of September 22, 1989 between the
          Registrant and Bank of Boston (c/o Boston Equiserve) as successor
          Rights Agent, which includes as Exhibit B thereto the form of Rights
          Certificate (incorporated by reference to Exhibits 1 and 2 to the
          Registrant's Form 8-A filed September 25, 1989)
  5.1    Opinion of Richard W. Odgers, counsel to the Registrant, as to the validity of the securities being registered
  8.1    Opinion of Parsons Behle & Latimer, counsel to TTI, as to certain federal income tax consequences (included as Appendix D to the
          Prospectus/Proxy Statement included in Part I of this Registration
          Statement)
 15      Letter on Unaudited Interim Financial Information of Coopers & Lybrand
          L.L.P.
 23.1    Consent of Richard W. Odgers (included in Exhibit 5.1)
 23.2    Consent of Parsons Behle & Latimer (included in Exhibit 8.1)
 23.3    Consent of Coopers & Lybrand L.L.P.
 23.4    Consent of TTI accountant, KPMG Peat Marwick, LLP
 23.5    Consent of WHI, VBAI, and Videotron USA accountants, Deloitte & Touche
          LLP
 23.6    Consent of Wasserstein, Perella & Co., Inc
 24.1    Power of Attorney
 99.1    Opinion of Wasserstein, Perella & Co., Inc (included as Appendix C to the Prospectus/Proxy Statement included in Part I of this
          Registration Statement)
 99.2    Form of proxy for Special Meeting of Stockholders of TTI